As filed with the Securities and Exchange Commission on June 24, 2003

                                                           File No. 333-102202

 ______________________________________________________________________________
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                              AMENDMENT NO. 2 TO

                       UNDER THE SECURITIES ACT OF 1933
                                   FORM S-4
                            REGISTRATION STATEMENT


                   Chukchansi Economic Development Authority
            (Exact Name of Registrant as Specified in Its Charter)


 Not Applicable                      7990                      16-1615196
(State or Other               (Primary Standard             (I.R.S. Employer
 Jurisdiction of                 Industrial                Identification No.)
Incorporation or               Classification
 Organization)                  Code Number)


                                46575 Road 417
                         Coarsegold, California 93614
                           (559) 683-6633 (Address,
                   including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Dixie Jackson
                                  Chairperson
                   Chukchansi Economic Development Authority
                                46575 Road 417
                         Coarsegold, California 93614
                                (559) 683-6633
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                              __________________

                                  Copies to:

 John Peebles                            Nicholas P. Saggese
 Monteau Peebles L.L.P.                  Skadden Arps Slate Meagher & Flom LLP
 1001 Second Street                      300 South Grand Ave,  Suite 3400
 Sacramento, California 95814-3201       Los Angeles, CA 90071
 (916) 441-2700                          (213) 687-5000
 (916) 441-2067 (facsimile)              (213) 687-5600 (facsimile)


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to the said Section 8(a), may determine.

==============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to completion, dated June 24, 2003.


PROSPECTUS

                    [Chukchansi Gold Resort & Casino logo]

                   CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY

 OFFER TO EXCHANGE $153,000,000 AGGREGATE PRINCIPAL AMOUNT OF 14 1/2% SERIES A SENIOR NOTES DUE 2009 FOR $153,000,000 AGGREGATE PRINCIPAL AMOUNT OF 14 1/2%
     SERIES B SENIOR NOTES DUE 2009 WHICH HAVE BEEN REGISTERED UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      , 2003
(THE 21ST BUSINESS DAY FOLLOWING THE DATE OF THIS PROSPECTUS), UNLESS WE
EXTEND THE EXCHANGE OFFER IN OUR SOLE AND ABSOLUTE DISCRETION.

The principal terms of the exchange offer are as follows:

      o We will exchange the new notes for all outstanding old notes that are validly tendered and not withdrawn pursuant to the exchange offer.
      o You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.
      o The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old note will not apply to the new notes.
      o The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading "Material United States Federal Income Tax Considerations" for more information.
      o     We will not receive any cash proceeds from the exchange offer.
      o We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, transfer of the old notes is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

There is no established trading market for the new notes or the old notes.

See Risk Factors beginning on page 16 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

None of the Securities and Exchange Commission, the National Indian Gaming Commission or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is      , 2003.


                                        TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----


Forward Looking Statements............................................................................i
Summary...............................................................................................1
Risk Factors.........................................................................................16
Use Of Proceeds......................................................................................37
Capitalization.......................................................................................38
Selected Historical Financial Data...................................................................39
Management's Discussion And Analysis Of Financial Condition And Results Of Operations................43
Business.............................................................................................52
Picayune Rancheria Of Chukchansi Indians.............................................................58
Regulation Of Indian Gaming..........................................................................68
Material Agreements..................................................................................73
Related Party Transactions...........................................................................93
Description Of Other Indebtedness....................................................................94
Description Of The New Notes.........................................................................97
Material United States Federal Income Tax Considerations............................................148
Plan Of Distribution................................................................................149
Legal Matters.......................................................................................150
Experts.............................................................................................150
Where You Can Find More Information.................................................................150
Index To Financial Statements.......................................................................F-1



         References in this prospectus to the "Authority," "we," "our" or "us" refer to the Chukchansi Economic Development Authority. References to "Cascade Entertainment" and "Manager" refer to Cascade Entertainment Group, LLC, a California limited liability company and the developer and manager of the Chukchansi Gold Resort & Casino. References to the "Tribe" refer to the Picayune Rancheria of Chukchansi Indians, a federally recognized tribe. Statements made in this prospectus relating to the progress and status of construction of the Chukchansi Gold Resort & Casino, have been made by the Authority based on discussions and updates regarding construction with Cascade Entertainment, the development manager of the project. See "Material Agreements--Development Agreement."


         The "old notes" consisting of the 14 1/2% Series A Senior Notes due 2009 which were issued on October 8, 2002 and the "new notes" consisting of the 14 1/2% Series B Senior Notes due 2009 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the "notes."

         You should rely only on the information contained in this prospectus. The Authority has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Authority is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                          FORWARD LOOKING STATEMENTS

         Although statements made in this prospectus are not subject to the protections of the United States Private Securities Act of 1995, this prospectus does contain statements that are "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We based these forward-looking statements on our current expectations and our projections about future events. These forward-looking statements may be identified by the use of words such as "may," "will," "believes," "estimates," "expects," "intends," "should," "anticipates" or similar words, or by discussion of the strategy or risks and uncertainties about the development plans for the Chukchansi Gold Resort & Casino. All of these forward-looking statements are based on our estimate of future results or trends, which may not be correct. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about the development and anticipated results of operations of the Chukchansi Gold

Resort & Casino including those listed in the section entitled "Risk factors."





         All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. We undertake no obligation to publicly update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                    SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes and the information described under the heading "Risk Factors," and the other documents to which we refer you.


                      The Chukchansi Gold Resort & Casino

         We will be the owner of the Chukchansi Gold Resort & Casino, a gaming facility and hotel to be built on approximately 120 acres near Coarsegold, California, approximately 35 miles north of Fresno. The Chukchansi Gold Resort & Casino, which will be developed and managed by Cascade Entertainment, is being designed to be an approximately 296,000 square-foot facility, including approximately 52,000 square feet of gaming space, and is expected to feature:

      o 1,800 slot machines, approximately 40 table games and a poker room;

      o a 192-room rustic, contemporary-style hotel, which will feature room service, full bell service and valet service;

      o five restaurants, including a 450-seat action-station buffet, a 150-seat casual dining restaurant, a 125-seat signature, wine-country restaurant with an exhibition kitchen and wine cellar, a 75-seat quick-serve Asian restaurant and a 75-seat 1950's-themed diner;

      o four bars, including a rustic, lobby lounge with views of the majestic Sierra Nevada Mountains and a 200-seat sports and entertainment slot bar and lounge that will also offer limited food service;

      o approximately 16,500 square feet of meeting and convention space, which will include an approximately 13,000 square foot Events Center designed to seat up to 1,000 people;

      o     approximately 1,900 surface parking spaces with free valet;

      o an approximately 40-space RV park with full electrical and water hook-ups and complimentary shuttle service to the casino;

      o     a retail shop; and

      o     VIP and guest services facilities.

We expect that the construction of the casino portion of the Chukchansi Gold Resort & Casino will be completed, and the operation of the casino will begin, in June 2003. We expect that the construction of the hotel portion of the Chukchansi Gold Resort & Casino will be completed, and the operation of the hotel will begin, in August 2003.

         The Chukchansi Gold Resort & Casino will be strategically located off Highway 41, 35 miles north of Fresno on tribal lands near Coarsegold, California. Highway 41 is a major highway serving the Fresno area and is the main road from the south into Yosemite National Park. The Chukchansi Gold Resort & Casino site is approximately 25 miles from the south entrance of Yosemite. According to Yosemite National Park Media Relations, the south entrance, the most popular of Yosemite's five entrances, accounted for 1.0 million, or over 30%, of Yosemite's visitors in 2001.

The Fresno Market

         According to the 2000 U.S. Census, the Fresno metropolitan statistical area (MSA) had a population of 922,516. From 1990 to 2000, the Fresno MSA grew 22.1%, ranking it among the top 20% of all U.S. MSAs in terms of population growth rate. As of 2000, approximately 1.0 million and 2.3 million people lived within a 50- and 100-mile radius, respectively, of the Chukchansi Gold Resort & Casino site. The 2000 U.S. Census and the State of California project that the four counties principally located within 50 miles of the Chukchansi site and the eleven counties principally located within 100 miles of the Chukchansi site will experience aggregate population growth of 22.3% and 25.1%, respectively, between 2000 and 2010, as compared to 16.8% for California and 6.6% nationally.

The Tribe and Authority


         The Picayune Rancheria of Chukchansi Indians is a federally recognized tribe with over 1,100 enrolled members and is governed by a tribal council. In June 2001, the tribal council created the Chukchansi Economic Development Authority to own the Chukchansi Gold Resort & Casino. The Authority is a wholly-owned enterprise of the Tribe, governed by a board of directors and regulated by a tribal gaming commission that is appointed by the Tribe. In the Authority's December 31, 2001 and December 31, 2002 financial statements, the Authority's auditors expressed substantial doubt about the Authority's ability to continue as a going concern. This doubt was based, in part, on the Authority not having secured the necessary financing for the Chukchansi Gold Resort & Casino as of the date of the report. Subsequent to those financial statements, the Authority completed the bond offering to finance the development of the Chukchansi Gold Resort & Casino. However, the Authority still needs to obtain approximately $20 million of capital leases and approximately $20 million of operating leases. The Authority's ability to continue as a going concern is dependent upon the completion of the Chukchansi Gold Resort & Casino and generating profitable operations once the Chukchansi Gold Resort & Casino is complete. As of March 31, 2003 and December 31, 2002, the Authority had an accumulated deficit of $17,441,508 and $11,436,994, respectively.


The Developer and Manager

         The Authority has entered into a development agreement and a management agreement with Cascade Entertainment. The management agreement extends for seven years from the date the Chukchansi Gold Resort & Casino opens. Members of Cascade Entertainment's management team have substantial experience developing and/or operating large-scale Indian gaming and hospitality facilities.


         Cascade Entertainment is responsible for managing the design, development, construction, staffing, equipping, opening and ongoing operation of the Chukchansi Gold Resort & Casino, subject, in certain cases, to the approval of the Authority, as well as assisting in the regulatory approval process for the facility. Cascade Entertainment has agreed not to conduct any business operations other than those in connection with the development and management of the Chukchansi Gold Resort & Casino and, if it so chooses, one other Indian gaming facility, until the Chukchansi Gold Resort & Casino has opened and certain financial tests have been satisfied. Cascade Entertainment is not a guarantor of the notes, and, other than its pledge of a portion of its management fees until we meet certain financial tests, Cascade Entertainment's assets will not be available to holders of the notes in the event of a default on the notes. Cascade Entertainment's auditors have expressed doubt about Cascade Entertainment's ability to continue as a going concern. As discussed in note 1 to the financial statements beginning on page F-23, Cascade Entertainment has suffered recurring net losses from operations, and has a net members' deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans with regards to these matters are also described in note 1. As of March 31, 2003 and December 31, 2002, Cascade Entertainment had an accumulated deficit of $16,332,039 and $16,446,795, respectively.


Business Strategy

         We and Cascade Entertainment, the developer and manager of the Chukchansi Gold Resort & Casino, intend to implement the following development and operating strategies:

      o Design and Construct the First Fully Integrated Gaming Facility in the Fresno Market. The Chukchansi Gold Resort & Casino will be the first fully integrated gaming facility in the Fresno market that will be completely designed and constructed after the legalization of gaming in California, rather than developed through a series of expansions and renovations.

            The Chukchansi Gold Resort & Casino will be the product of a thorough development process undertaken with the assistance of experienced gaming architects, engineers and contractors.

      o Benefit from a Team of Experienced Development Professionals. Cascade Entertainment has assembled a team of skilled design, development and construction professionals: Morris & Brown Architects, Ltd., the architect; Walton Construction, the construction manager; and Rider Hunt Levett & Bailey, the construction consultant.

      o     Capitalize on the Indian Gaming Experience of Cascade
            Entertainment's Management. Members of Cascade Entertainment's management team have substantial experience developing and operating Indian gaming facilities and within the gaming industry generally.

      o Offer Customers a Distinctive Experience. The Chukchansi Gold Resort & Casino will offer its customers Las Vegas-style gaming in conjunction with exciting entertainment and high quality dining. The facility will offer multiple dining options, such as three themed specialty restaurants and an action-station buffet. There will also be entertainment in our lounge and the Events Center, which is expected to feature headline entertainers.

      o Attract Overnight Customers. When the Chukchansi Gold Resort & Casino opens, we expect it to be one of the only gaming facilities in the Fresno market that can accommodate overnight guests. We intend to use our hotel as a key element of our casino marketing plan. This will give us the opportunity to draw casino customers from a large geographic radius while also serving the rapidly growing local market.

      o Provide Exceptional Customer Service. The Chukchansi Gold Resort & Casino will strive to provide patrons with exceptional personal service intended to foster customer loyalty and generate repeat business.

      o Develop Brand Awareness and Customer Loyalty. We will seek to build brand awareness and name recognition for the Chukchansi Gold Resort & Casino through a wide variety of marketing and promotional tools, including broadcast and print media, billboards and area visitor's guides. We will encourage customer loyalty and repeat business through a player's club program, which should allow us to build our customer database and target our promotions to frequent patrons.

         Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred substantial losses to date. Our ability to continue as a going concern is dependent upon completion of the Chukchansi Gold Resort & Casino and generating profitable operations once construction has been completed. Please see the going concern opinion in the financial statements on page F-2.


                              The Exchange Offer


Old Notes...........................  14 1/2% Series A Senior Notes due 2009, which we issued
                                      October 8, 2002.

New Notes...........................  141/2% Series B Senior Notes due 2009, the issuance of which has been registered under the Securities Act.  The form and the terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer......................  We are offering to issue up to $153,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the
                                      registration rights agreement that we entered into when the old notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A under the Securities
                                      Act.

Expiration Date; Tenders............  The exchange offer will expire at 5:00 p.m., New York City time,
                                      on                            , 2003, the 21st business day
                                      following the date of this prospectus, unless extended in our sole and absolute discretion.  By tendering your old notes, you represent to us that:

                                          o    you are not our affiliate, as defined in Rule 405
                                               under the Securities Act;
                                          o    any new notes you receive in the exchange offer are
                                               being acquired by you in the ordinary course of your
                                               business;
                                          o    at the time of the commencement of the exchange
                                               offer, neither you nor, to your knowledge, anyone
                                               receiving new notes from you, has any arrangement or
                                               understanding with any person to participate in the
                                               distribution, as defined in the Securities Act, of
                                               the new notes in violation of the Securities Act;
                                          o    if you are a broker-dealer, you will receive the new
                                               notes for your own account in exchange for old notes
                                               that were acquired by you as a result of your market
                                               making or other trading activities and that you will
                                               deliver a prospectus in connection with any resale of
                                               the new notes you receive. For further information
                                               regarding resales of the new notes by participating
                                               broker-dealers, see the discussion under the caption
                                               "Plan of Distribution"; and
                                          o    if you are not a broker-dealer, you are not engaged
                                               in, and do not intend to engage in, the distribution
                                               of the new notes, as defined in the Securities Act.


                                      4

Withdrawal; Non-Acceptance..........  You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on

                                                       , 2003. To be effective, a written notice of
                                      withdrawal must be received by the exchange agent at one of the addresses set forth on page 31. The notice must specify:

                                          o    the name of the person having tendered the old notes
                                               to be withdrawn,
                                          o    the old notes to be withdrawn, including the
                                               principal amount of such old notes, and
                                          o    where certificates for old notes have been
                                               transmitted, the name in which such old notes are
                                               registered, if different from that of the withdrawing
                                               holder.

                                      If we decide for any reason not to accept any old notes
                                      tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange
                                      agent's account at The Depository Trust Company, which we
                                      sometimes refer to in this prospectus as DTC, any withdrawn or unaccepted old notes will be credited to the tendering
                                      holders' account at DTC. For further information regarding the withdrawal of the tendered old notes, see "The Exchange Offer
                                      - Withdrawal Rights."

Conditions to the
    Exchange Offer..................  We are not required to accept for exchange or to issue new notes in exchange for any old notes and we may terminate or amend the exchange offer if any of the following events occur prior to our acceptance of the old notes:

                                          o    the exchange offer violates any applicable law or
                                               applicable interpretation of the staff of the
                                               Securities and Exchange Commission;
                                          o    an action or proceeding shall have been instituted or
                                               threatened in any court or by any governmental agency
                                               that might materially impair our ability to proceed
                                               with the exchange offer;
                                          o    we do not receive all the governmental approvals that
                                               we believe are necessary to consummate the exchange
                                               offer; or
                                          o    there has been proposed, adopted, or enacted any law,
                                               statute, rule or regulation that, in our reasonable
                                               judgment, would materially impair our ability to
                                               consummate the exchange offer.

                                      We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption "The
                                      Exchange Offer - Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering
   Old Notes........................  Unless you comply with the procedure described below under the caption "The Exchange Offer - Guaranteed Delivery Procedures,"
                                      you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

                                          o    tender your old notes by sending the certificates for
                                               your


                                      5

                                               old notes, in proper form for transfer, a properly
                                               completed and duly executed letter of transmittal,
                                               with any required signature guarantees, and all
                                               other documents required by the letter of
                                               transmittal, to U.S. Bank, N.A., as exchange agent,
                                               at one of the addresses listed below under the
                                               caption "The Exchange Offer - Exchange Agent"; or
                                          o    tender your old notes by using the book-entry
                                               transfer procedures described below and transmitting
                                               a properly completed and duly executed letter of
                                               transmittal, with any required signature guarantees,
                                               or an agent's message instead of the letter of
                                               transmittal, to the exchange agent. In order for a
                                               book-entry transfer to constitute a valid tender of
                                               your old notes in the exchange offer, U.S. Bank,
                                               N.A., as exchange agent, must receive a confirmation
                                               of book-entry transfer of your old notes into the
                                               exchange agent's account at DTC prior to the
                                               expiration or termination of the exchange offer. For
                                               more information regarding the use of book-entry
                                               transfer procedures, including a description of the
                                               required agent's message, see the discussion below
                                               under the caption "The Exchange Offer - Book-Entry
                                               Transfers."

Guaranteed Delivery Procedures......  If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but

                                          o    the old notes are not immediately available;
                                          o    time will not permit your old notes or other required
                                               documents to reach the exchange agent before the
                                               expiration or termination of the exchange offer; or
                                          o    the procedure for book-entry transfer cannot be
                                               completed prior to the expiration or termination of
                                               the exchange offer;
                                          o    then you may tender old notes by following the
                                               procedures described below under the caption "The
                                               Exchange Offer - Guaranteed Delivery Procedures."

Special Procedures for
   Beneficial Owners................  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf.  If you wish to tender in the
                                      exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.
Material United States Federal
   Income Tax Considerations........  The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States
                                      federal income tax purposes. See the discussion below under the caption "Material United States Federal Income Tax
                                      Considerations," for more information regarding the United
                                      States federal income tax consequences to you of the exchange offer.


                                      6



Use of Proceeds.....................  We will not receive any cash proceeds from the exchange offer.

Exchange Agent......................  U.S. Bank, N.A. is the exchange agent for the exchange offer.
                                      You can find the address and telephone number of the exchange agent below under the caption, "The Exchange Offer - Exchange
                                      Agent."

Resales.............................  Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without
                                      compliance with the registration and prospectus delivery
                                      requirements of the Securities Act as long as:

                                          o    you are acquiring the new notes in the ordinary course
                                               of your business;
                                          o    you are not participating, do not intend to
                                               participate and have no arrangement or understanding
                                               with any person to participate, in a distribution of
                                               the new notes; and
                                          o    you are not an affiliate of ours.

                                      If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

                                          o    you cannot rely on the applicable interpretations of
                                               the staff of the SEC; and
                                          o    you must comply with the registration requirements of
                                               the Securities Act in connection with any resale
                                               transaction.

                                      Each broker or dealer that receives new notes for its own
                                      account in exchange for old notes that were acquired as a
                                      result of market-making or other trading activities must
                                      acknowledge that it will comply with the registration and
                                      prospectus delivery requirements of the Securities Act in
                                      connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities
                                      Act in connection with any resale of the new notes.

                                      Furthermore, any broker-dealer that acquired any of its old notes directly from us:

                                          o    may not rely on the applicable interpretation of the
                                               staff of the SEC's position contained in Exxon
                                               Capital Holdings Corp., SEC no-action letter (April
                                               13, 1988), Morgan, Stanley Co. Inc., SEC no-action
                                               letter (June 5, 1991) and Shearman Sterling, SEC
                                               no-action letter (July 2, 1993); and
                                          o    must also be named as a selling noteholder in
                                               connection with the registration and prospectus
                                               delivery requirements of the Securities Act relating
                                               to any resale transaction.

Broker-Dealers......................  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so
                                      acknowledging


                                      7

                                      and delivering a prospectus, a broker-dealer will not be
                                      deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a
                                      broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the
                                      broker-dealer as a result of market making or other trading activities. We have agreed that for a period of up to one year after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in
                                      connection with any such resale. See "Plan of Distribution"
                                      for more information.

Registration Rights Agreement.......  When we issued the old notes in October 2002, we and the Tribe entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the
                                      registration rights agreement, we and the Tribe agreed to:

                                          o    use our reasonable best efforts to have the exchange offer registration statement declared effective on or prior to
                                               210 days after the closing date of the offering;
                                          o    use our reasonable best efforts to consummate the
                                               exchange offer within 30 business days after the date
                                               on which the exchange offer registration statement is
                                               declared effective;
                                          o    use our reasonable best efforts to file a shelf
                                               registration statement for the resale of the notes if
                                               we cannot effect an exchange offer within the time
                                               periods listed above and in certain other
                                               circumstances; and
                                          o    if we fail to meet our registration obligations, we
                                               will pay liquidated damages at a rate of $.05 per
                                               week per $1,000 in principal amount of old notes held
                                               by a Holder, increasing by an additional $.05 per
                                               week per $1,000 in principal amount of old notes for
                                               each subsequent 90-day period our registration
                                               obligations are not met, up to a maximum of
                                               liquidated damages of $.50 per week.


                                      We did not comply with our obligation to have the registration statement declared effective as set forth in the first bullet point above and are currently paying holders of the notes
                                      liquidated damages pursuant to the registration rights
                                      agreement. The rate is currently $7650 per week in the
                                      aggregate.


Consequences of not exchanging your old notes

         If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

         o if they are registered under the Securities Act and applicable state securities laws;

         o if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

         o if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

         We do not intend to register the old notes under the Securities Act. Under some circumstances set forth in the registration rights agreement, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see "The Exchange Offer - Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of New Notes - Registration Rights".


                     Summary Description of the New Notes

Issuer..............................  Chukchansi Economic Development Authority.

Securities..........................  Up to $153,000,000 aggregate principal amount of 14 1/2% Series B Senior Notes
                                      due 2009.

Maturity............................  June 15, 2009.

Interest Payment Dates..............  April 1 and October 1 of each year, commencing on April 1, 2003.

Ranking.............................  The new notes will be our senior obligations.  The new notes will:

                                          o    rank equally with all of our
                                               existing and future senior
                                               indebtedness; and

                                          o    rank senior to all of our
                                               existing and future
                                               subordinated indebtedness.

                                      As of the date of this prospectus, we
                                      will have $[ ] million of indebtedness
                                      outstanding in addition to the notes,
                                      none of which will rank senior to the
                                      notes. However, we anticipate incurring
                                      approximately $20.0 million of senior
                                      secured indebtedness to acquire
                                      furniture, fixtures and equipment,
                                      including gaming devices, prior to the
                                      opening of the Chukchansi Gold Resort &
                                      Casino. This indebtedness will rank
                                      equally with the notes and will be
                                      effectively senior to the notes with
                                      respect to the furniture, fixtures and
                                      equipment securing such indebtedness.

Optional Redemption.................  On or after October 1, 2006, we may redeem some or all of the notes at the
                                      following redemption prices:

                                      October 1, 2006 to
                                          September 30, 2007............113.000%
                                      October 1, 2007 to
                                      September 30, 2008................108.667%
                                      October 1, 2008 to
                                          June 14, 2009.................104.333%

                                      See "Description of the New Notes--
                                      Optional Redemption."

Gaming Redemption...................  The new notes will be subject to mandatory disposition or redemption in
                                      the event of certain determinations by
                                      gaming authorities pursuant to
                                      applicable gaming laws. See "Description of the New Notes--Mandatory Disposition Pursuant to Gaming Laws."

Security............................  The notes will be secured by a letter of credit, certain cash collateral accounts and a pledge by Cascade Entertainment of a portion of its management fees received from us until we meet certain financial tests.

Cash Accumulation Account...........  We have established a cash accumulation account and have granted a first
                                      priority lien on, and security interest
                                      in, that account to the trustee to
                                      secure our payment obligations under the notes. We are required to deposit $3.0 million per quarter (beginning with the end of the first full fiscal quarter commencing after the Chukchansi Gold Resort & Casino opens) into the cash accumulation account. Funds from this account may be used under certain circumstances on a pro rata basis to repurchase notes.

Manager Security Account............  Until:

                                      o      the Chukchansi Gold Resort &
                                             Casino is operating,

                                      o      our fixed charge coverage ratio
                                             has been at least 2.5 to 1.0 for
                                             the immediately preceding four
                                             fiscal quarters, and, if the
                                             Chukchansi Gold Resort & Casino
                                             was closed for more than five
                                             days during such period, our
                                             fixed charge coverage ratio for
                                             the most recent fiscal quarter
                                             was also at least 2.5 to 1.0,


                                      o      the cash accumulation account
                                             securing the notes contains at
                                             least the minimum required amount
                                             (which is $3.0 million multiplied
                                             by the number of fiscal quarters
                                             since the end of the first full
                                             fiscal quarter commencing after
                                             the Chukchansi Gold Resort &
                                             Casino opens, less any amounts
                                             disbursed to make prepayments on
                                             the notes),


                                      o      no event of default has occurred
                                             and is continuing, and

                                      o      the Chukchansi Gold Resort &
                                             Casino has not ceased operating
                                             for more than five days since the
                                             end of the last fiscal quarter,

                                      Cascade Entertainment will be required
                                      to deposit the management fees it
                                      receives from us under its management
                                      agreement, after payment of certain of
                                      its taxes and expenses with respect to
                                      these fees, into a manager security
                                      account which has been pledged to the
                                      trustee to secure our payment
                                      obligations under the notes. After we
                                      meet those financial tests, funds from
                                      this account (as well as any funds in
                                      the shortfall account described below)
                                      will be disbursed to Cascade
                                      Entertainment and will no longer serve
                                      as security for the notes.

Letter of Credit
  Drawdown Agreement..............    Pursuant to a letter of credit drawdown
                                      agreement, Credit Provider Group has
                                      agreed to lend us up to $15.0 million
                                      under an irrevocable letter of credit,
                                      which may be drawn on from time to time, in order to facilitate the opening of the Chukchansi Gold Resort & Casino on or prior to 21 months from the issue date of the notes. Following the opening of the Chukchansi Gold Resort

                                      & Casino, the amount of the letter of
                                      credit will be reduced to the lesser of
                                      (1) the amount available on the letter of credit on the opening date and (2) $10.0 million. We will borrow up to the aggregate amount available under the letter of credit if:

                                      o      the completion of the Chukchansi
                                             Gold Resort & Casino is delayed
                                             beyond 18 months from the issue
                                             date of the notes and the
                                             construction expenses incurred by
                                             us as of such date exceed a
                                             specified limit;

                                      o      the completion of the Chukchansi
                                             Gold Resort & Casino is delayed
                                             beyond 21 months from the issue
                                             date;

                                      o      we do not have sufficient funds
                                             available to make scheduled
                                             payments on the notes;

                                      o      the notes are accelerated; or

                                      o      the letter of credit is due to
                                             expire within 30 days and has
                                             not been renewed for its then
                                             outstanding amount.

                                      Our obligation to repay amounts funded
                                      through the letter of credit will be
                                      subordinated to the notes. Credit
                                      Provider Group shall provide us with a
                                      letter of credit until:

                                      o      the Chukchansi Gold Resort &
                                             Casino is operating,
                                      o      our fixed charge coverage ratio
                                             has been at least 2.5 to 1.0 for
                                             the immediately preceding four
                                             fiscal quarters, and, if the
                                             Chukchansi Gold Resort & Casino
                                             was closed for more than five
                                             days during such period, our
                                             fixed charge coverage ratio for
                                             the most recent fiscal quarter
                                             was also at least 2.5 to 1.0,
                                      o      the cash accumulation account
                                             securing the notes contains at
                                             least the minimum required
                                             amount,
                                      o      no event of default has occurred
                                             and is continuing, and
                                      o      the Chukchansi Gold Resort &
                                             Casino has not ceased operating
                                             for more than five days since the
                                             end of the last fiscal quarter.

                                       The letter of credit drawdown agreement
                                       will remain in effect until we meet the
                                       financial test described above. See
                                       "Material Agreements--Letter of Credit
                                       Drawdown Agreement."
Cash Accumulation Account
   Contribution Agreement...........  Pursuant to a cash accumulation account contribution agreement, if, at the end
                                      of any quarter, we have not made all of
                                      the deposits required to be made into
                                      the cash accumulation account with
                                      respect to such fiscal quarter, Cascade
                                      Entertainment must transfer from the
                                      Manager security account an amount equal to the shortfall into a shortfall account in which the trustee has a first priority perfected security interest. However, Cascade Entertainment will not be required to cover any shortfalls that exceed the amount of the net management fees contained in the Manager security account on the date of such shortfall. Funds in the shortfall account will be deemed to have been loaned to us by Cascade Entertainment under a Manager repayment note at an interest rate equal to the interest rate earned on the cash accumulation account. See "Material Agreements--Cash Accumulation Account
                                      Contribution Agreement."

Intercreditor Agreement.............  Pursuant to an intercreditor agreement, the rights of the holders of the senior
                                      subordinated pay-in-kind notes (referred to as the senior subordinated PIK notes), the subordinated pay-in-kind notes (referred to as the subordinated PIK notes), the Manager repayment note and the L/C note, to receive payments under their respective notes are subordinate to the old notes and the new notes offered hereby and are subject to certain other conditions to repayment. See "Material Agreements--Intercreditor
                                      Agreement."

Excess Cash Offers..................  Prior to October 1, 2006, under the circumstances described in "Description
                                      of the New Notes--Repurchase at the
                                      Option of Holders--Excess Cash Offers,"
                                      we may offer to repurchase notes, in
                                      whole or in part, with our excess cash
                                      flow at a price that includes a
                                      "make-whole premium" as set forth under
                                      the heading "Description of the New
                                      Notes--Repurchase at the Option of
                                      Holders--Excess Cash Offers." Excess
                                      cash flow is defined as cash held by the Authority in excess of $25.0 million. To the extent that any such offer is not accepted, we may distribute our excess cash to the Tribe. If we choose not to make an Excess Cash Offer, under certain circumstances we will be required to make an offer to purchase notes with our excess cash flow at a price equal to principal and accrued interest and liquidated damages, if any.

Change of Control Offer.............  If we or Cascade Entertainment
                                      experience specific changes of control,
                                      we must offer to repurchase notes at a
                                      price equal to 101% of the principal
                                      amount of the notes, plus accrued and
                                      unpaid interest and liquidated damages,
                                      if any, to the date of such repurchase.
                                      See "Description of the New
                                      Notes--Repurchase at the Option of
                                      Holders-- Change of Control."

Certain Covenants...................  The indenture governing the new notes will contain covenants limiting our
                                      ability to, among other things:

                                      o   incur or refinance debt;

                                      o   distribute funds to the Tribe;

                                      o   make investments, loans or advances;

                                      o   engage in other businesses;

                                      o   create liens on our assets;

                                      o   merge, consolidate or sell
                                          substantially all of our assets;

                                      o   enter into sale-leaseback
                                          transactions; and

                                      o   enter into transactions with our
                                          affiliates.

                                      These covenants are subject to important limitations and exceptions. See "Description of the New Notes--Certain Covenants."

Use of Proceeds.....................  We will not receive any cash proceeds from the exchange offer. However,
                                      proceeds received in the old notes
                                      offering were used to finance the
                                      design, development, construction,
                                      equipping and opening costs of the
                                      Chukchansi Gold Resort & Casino. See
                                      "Use of Proceeds."

         For more detailed information regarding the terms of the new notes, see "Description of the New Notes."



                                 Recent Events

    Dispute with Walton Construction

         Pursuant to the terms of the Development Agreement, Cascade Entertainment is responsible for managing the design, development, construction, staffing, equipping, opening and ongoing operation of the Chukchansi Gold Resort & Casino, subject, in certain cases, to the approval of the Authority, as well as assisting in the regulatory approval process for the facility. Further, Cascade Entertainment is responsible for construction administration during the construction phase of the project. In this capacity, Cascade Entertainment, on behalf of the Authority, and Walton negotiated a "guaranteed maximum price" contract of $71 million, which is subject to the terms and conditions of that agreement. See "Material Agreements--Construction Manager Agreement" for a description of that Agreement.

         Walton Construction has recently advised Cascade Entertainment that construction expenses payable in connection with the construction manager agreement have increased by approximately $13 million over the guaranteed maximum price and the Authority Budget. The construction manager agreement contained a "guaranteed maximum price," but Walton Construction has asserted that the Authority is responsible for a portion, if not all, of the construction cost overruns. Walton Construction has requested a change order, which would eliminate or modify the guaranteed maximum price under the construction manager agreement in exchange for a reduction in the fees payable to Walton Construction and other concessions.

         Cascade Entertainment, on behalf of the Authority, is currently in discussions with Walton Construction to evaluate the claims made by Walton Construction and to determine an appropriate course of action to resolve this problem. Cascade Entertainment has advised us, however, that in order to ensure that the gaming operations are open by June 25, 2003, we will probably need to reduce costs in other aspects of development and to draw upon funds set aside for contingencies and the Letter of Credit to cover these costs overruns, rather than rely on Walton Construction to cover these costs. Currently there is $5 million remaining available from funds set aside for contingencies and $15 million available under the Letter of Credit. See "Material Agreements--Letter of Credit Drawdown Agreement and "Use of Proceeds." Cost reductions will be accomplished, in part, by leasing certain equipment under operating leases, Cascade is currently negotiating approximately $20 million in operating leases, rather than purchasing such equipment. Cascade Entertainment, in its capacity as development manager, has advised us that it believes that there are sufficient funds available to complete construction of the Chukchansi Gold Resort & Casino and that the casino will be open to the public by June 25, 2003. To the extent these changes result in an increase in the construction budget for the Chukchansi Gold Resort & Casino, an increase in operating costs of the casino and/or a delay in construction it could have a material adverse effect on our ability to fulfill our payment obligations under the notes.

    Dispute with Cascade Entertainment

         A dispute has arisen between the Authority and Cascade Entertainment with respect to a proposed operating budget and annual plan which is required to be prepared by Cascade Entertainment and approved by us. We and our board or directors expect to incur expenses related to the performance of our oversight duties in connection with our ownership of the Chukchansi Gold Resort & Casino. These duties include due diligence responsibilities in connection with SEC filings, investor reporting, review and execution of all documentation and all management and oversight duties normally reserved to a board of directors. We submitted a proposed budget for the costs which our board of directors expects to incur on an ongoing basis. Cascade Entertainment has maintained that, although funds are available to pay for all of these expenses pursuant to the indenture, these expenses would not be properly characterized as "operating expenses" under the management agreement, and as such would not reduce the amount of management fees payable to Cascade Entertainment. This characterization would result in the need to create a separate calculation of "net income" for purposes of the indenture. The Authority intends to vigorously pursue its claim to have these items included as operating expenses. It is possible that the Tribal Gaming Commission will independently review this matter. If the Tribal Gaming

Commission imposes any fine on or withholds any license from Cascade Entertainment, such action may adversely affect Cascade Entertainment's ability or willingness to continue to manage the project, which in turn would have a materially adverse effect on the operation of the Chukchansi Gold Resort & Casino. This dispute and the actions taken may, in some cases result in a default under the senior notes and litigation between the Authority and Cascade Entertainment.


                         Address and Telephone Number

         Our principal executive offices are located at 46575 Road 417, Coarsegold, California 93614. Our telephone number is (559) 683-6633.

                                 Risk Factors

         The following are brief descriptions of certain important factors that you should consider before deciding whether to invest in the new notes:

         o    our substantial amount of indebtedness;

         o changes in the scope, cost or timing of the development plans, construction or capital improvements of the Chukchansi Gold Resort & Casino;

         o our ability to complete the construction of the Chukchansi Gold Resort & Casino on time and within budget, or, if necessary, a temporary facility for our gaming devices, the failure of which could result in, among other things, the loss of all of our gaming device licenses issued on June 26, 2002 if those gaming devices are not in commercial operation by June 25, 2003;

         o the failure to obtain or renew, or the loss of, any license or permit or limitations placed on any such licenses or permits;

         o a successful legal challenge to the validity of the Tribe's compact or tribal-state gaming compacts in general;


         o a contract dispute with our construction manager may cause an increase in the construction budget for the Chukchansi
              Gold Resort & Casino;

         o a contract dispute with our Manager which may result in litigation between us and the Manager;


         o the fact that the Chukchansi Gold Resort & Casino is in the early development stage with no operating history and that Cascade Entertainment is a new company with no experience developing or operating gaming facilities;

         o our dependence on, and the uncertainty regarding the availability and adequacy of, the cash flow from the Chukchansi Gold Resort & Casino to pay our substantial amount of debt and our ability to service our obligations under the notes;

         o the impact of a prolonged economic downturn on domestic travel and spending on leisure activities;


         o our auditors have expressed substantial doubt as to our ability to continue as a going concern;


         o changes or developments in, or adverse interpretations of, laws, rules or regulations, including taxes, applicable to us or the Tribe, especially in light of the fact that Indian gaming in California has been, and is currently, the subject of legal disputes;

         o uncertainty regarding the ability of holders of notes to enforce their legal rights against us or the Tribe;

         o the ability of the Chukchansi Gold Resort & Casino to compete with established or future gaming operators, particularly in the central California gaming market;

         o the dependence of the Chukchansi Gold Resort & Casino on a single gaming market;

         o the ability to secure financing to purchase furniture, fixtures and equipment;

         o our ability to recruit, train and retain qualified employees for the Chukchansi Gold Resort & Casino;

         o    our ability to comply with environmental laws and regulations;

         o restrictive covenants in the indenture governing the new notes and other agreements may limit our ability and that of Cascade Entertainment to capitalize on business opportunities;

         o the collateral securing the new notes is worth less than the amount due on the new notes; and

         o the ability of creditors of the Tribe or the Authority to assert liens against the site on which the Chukchansi Gold Resort & Casino will be built.

         For more detailed information on these risks factor and other important risk factors, see "Risk Factors" beginning on page 16.

                                 RISK FACTORS

         You should carefully consider the following risk factors in addition to all the other information provided to you in this prospectus before tendering your old notes in the exchange offer.

                        Risks Relating to Our Business

We have a substantial amount of indebtedness which could adversely affect our financial condition and prevent us from servicing our obligations under the new notes.


         We have a significant amount of indebtedness. As of March 31, 2003 and December 31, 2002, we had outstanding $169.5 million and $168.1 million, respectively, of indebtedness. In addition, the indenture governing the new notes permits us to incur, and we anticipate incurring, additional debt in certain circumstances, including up to $25.0 million to finance the purchase of furniture, fixtures and equipment, including gaming devices, up to $2.0 million in letters of credit (in addition to the $15.0 million we can draw on pursuant to the letter of credit agreement entered into at the closing of the old notes) and completion bonds. The terms of the indenture also permits us to incur additional debt if required debt coverage tests are satisfied. If new debt were to be incurred in the future, the related risks could increase.


         Our substantial indebtedness could have important consequences to you and significant effects on our business and future operations. For example, it could:

         o make it more difficult for us to satisfy our obligations with respect to the new notes;

         o increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

         o result in an event of default if we fail to comply with the financial and other restrictive covenants contained in the indenture governing the new notes or in such other indebtedness;

         o limit our ability to obtain financing to fund future working capital, capital expenditures and other general operating requirements;

         o require us to dedicate a substantial portion of our cash flow from operations to repay our outstanding indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects and other general operating requirements; and

         o place us at a competitive disadvantage compared to our competitors that have less debt.

         The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the new notes.

We could encounter problems during development and construction that could substantially increase the construction costs of the Chukchansi Gold Resort & Casino or delay opening.

         Construction projects such as the construction of the Chukchansi Gold Resort & Casino are subject to significant development and construction risks. These include the following:

         o    shortages of energy, material and skilled labor;

         o delays in obtaining or inability to obtain necessary permits, licenses and approvals;

         o    changes in law applicable to gaming projects;

         o    changes to the plans or specifications;

         o    weather interferences or delays;

         o    engineering problems;

         o    labor disputes and work stoppages;

         o    disputes with contractors;

         o    environmental issues;

         o    fire, earthquake and other natural disasters; and

         o geological, construction, excavation, regulatory and equipment problems.


         Any of the above-mentioned construction risks could cause, and has caused, unanticipated cost increases and delays, which could have a material adverse effect on our results of operations and financial condition and thus on our ability to make payments on the new notes. See "--Failure to complete the Chukchansi Gold Resort & Casino on schedule could result in the loss of our gaming device licenses" and "Recent Events."



          We currently expect the construction of the Chukchansi Gold Resort & Casino to cost approximately $83.0 million, excluding capitalized interest. The Chukchansi Gold Resort & Casino, excluding the hotel, is scheduled to be completed and opened in June 2003. We are scheduled to complete construction of the hotel in August 2003. However, opening the project by these dates and the costs necessary to complete construction assume that there are no unforeseen difficulties or delays. There can be no assurance that we will complete the Chukchansi Gold Resort & Casino on time or within budget. We commenced construction before all design documents are finalized, which could result in inefficiencies or modifications that cause actual construction costs to exceed budgeted amounts. For example, certain items may need to be modified or replaced after they have been purchased, constructed or installed in order to conform with the final design documents or building code requirements. There can be no assurance that changes in the scope of the project will not be required, even though they are not part of the construction manager's guaranteed maximum price.


Failure to complete the Chukchansi Gold Resort & Casino on schedule could result in the loss of our gaming device licenses.

         Failure to complete the casino on schedule could cause us to have our gaming device licenses cancelled because our tribal-state gaming compact requires that licensed gaming devices be in commercial operation within one year from the date of the grant of such licenses. See "Material Agreements--Tribal-State Gaming Compact." The California Gambling Control Commission has informed us that 1,250 of the Tribe's gaming device licenses became effective on June 26, 2002 for this purpose and therefore those gaming devices must be in commercial operation by June 25, 2003. An additional 200 gaming devices must be in commercial operation by September 4, 2003. Due to the timing of the financing of the construction and the conditions on the gaming device licenses established by the tribal-state gaming compact, we will likely be required to place 1,250 gaming devices in commercial operation prior to the date construction of the facility as a whole is completed. In addition, we will have the ability to prioritize the construction of the Events Center, which will be designed to house those gaming devices if it becomes necessary to place them in commercial operation prior to opening the facility. However, we cannot assure you that such use of the Events Center will satisfy the commercial operation condition of the tribal-state gaming compact. See "--Risks Relating to the Indian Gaming Industry--Our gaming device licenses may not be valid or, if valid and we do not commence gaming operations by June 25, 2003, a significant number of our licenses may be cancelled and we may not be able to obtain replacement licenses." Under certain circumstances, we have agreed to delay certain non-gaming elements of the project and to accelerate construction of the casino. Although we allocated $2.5 million of the proceeds of the old notes to cover the cost of accelerating the construction of the casino or constructing a temporary facility, we may incur additional construction and other unbudgeted costs. Failure to complete the Chukchansi Gold Resort & Casino on time or on budget or, if required, the failure to complete a temporary facility by June 25, 2003, could have a material adverse effect on our results of operations and financial condition and thus on our ability to make payments on the new notes.


A contract dispute with our construction manager may not be resolved in our favor and may cause an increase in the construction budget for the Chukchansi Gold Resort & Casino.

         Pursuant to the terms of the Development Agreement, Cascade Entertainment is responsible for managing the design, development, construction, staffing, equipping, opening and ongoing operation of the Chukchansi Gold Resort & Casino, subject, in certain cases, to the approval of the Authority, as well as assisting in the regulatory approval process for the facility. Further, Cascade Entertainment is responsible for construction administration during the construction phase of the project. In this capacity, Cascade Entertainment, on behalf of the Authority, and Walton negotiated a "guaranteed maximum price" contract of $71.0 million, which is subject to the terms and conditions of that agreement. See "Material Agreements--Construction Manager Agreement" for a description of that Agreement.

         Walton Construction has recently advised Cascade Entertainment that construction expenses payable in connection with the construction manager agreement have increased by approximately $13.0 million over the guaranteed maximum price and the Authority Budget. The construction manager agreement contained a "guaranteed maximum price," but Walton Construction has asserted that the Authority is responsible for a portion, if not all, of the construction cost overruns. Walton Construction has requested a change order, which would eliminate or modify the guaranteed maximum price under the construction manager agreement in exchange for a reduction in the fees payable to Walton Construction and other concessions.

         Cascade Entertainment, on behalf of the Authority, is currently in discussions with Walton Construction to evaluate the claims made by Walton Construction and to determine an appropriate course of action to resolve this problem. Cascade Entertainment has advised us, however, that in order to ensure that the gaming operations are open by June 25, 2003, we will probably need to reduce costs in other aspects of development and to draw upon funds set aside for contingencies and the Letter of Credit to cover these costs overruns, rather than rely on Walton Construction to cover these costs. Currently there is $5.0 million remaining available from funds set aside for contingencies and $15.0 million available under the Letter of Credit. See "Material Agreements--Letter of Credit Drawdown Agreement and "Use of Proceeds." Cost reductions will be accomplished, in part, by leasing certain equipment under operating leases, Cascade is currently negotiating approximately $20.0 million in operating leases, rather than purchasing such equipment. Cascade Entertainment, in its capacity as development manager, has advised us that it believes that there are sufficient funds available to complete construction of the Chukchansi Gold Resort & Casino and that the casino will be open to the public by June 25, 2003. To the extent these changes result in an increase in the construction budget for the Chukchansi Gold Resort & Casino, an increase in operating costs of the casino and/or a delay in construction it could have a material adverse effect on our ability to fulfill our payment obligations under the notes.

A contract dispute with our Manager may not be resolved in our favor and this dispute and any possible actions taken may, in some cases result in a default under the senior notes and litigation between us and our Manager.

         A dispute has arisen between the Authority and Cascade Entertainment with respect to a proposed operating budget and annual plan which is required to be prepared by Cascade Entertainment and approved by us. We and our board or directors expect to incur expenses related to the performance of our oversight duties in connection with our ownership of the Chukchansi Gold Resort & Casino. These duties include due diligence responsibilities in connection with SEC filings, investor reporting, review and execution of all documentation and all management and oversight duties normally reserved to a board of directors. We submitted a proposed budget for the costs which our board of directors expects to incur on an ongoing basis. Cascade Entertainment has maintained that, although funds are available to pay for all of these expenses pursuant to the indenture, these expenses would not be properly characterized as "operating expenses" under the management agreement, and as such would not reduce the amount of management fees payable to Cascade Entertainment. This characterization would result in the need to create a separate calculation of "net income for purposes of the management agreement, and another calculation of "net income" for purposes of the indenture. The Authority intends to vigorously pursue its claim to have these items included as operating expenses. It is possible that the Tribal Gaming Commission will independently review this matter. If the Tribal Gaming Commission imposes any fine on or withholds any license from Cascade Entertainment, such action may adversely affect Cascade Entertainment's ability or willingness to continue to manage the project, which in turn would have a materially adverse affect on the operation of the Chukchansi Gold Resort & Casino. This dispute and the actions taken may, in some cases result in a default under the senior notes and litigation between the Authority and Cascade Entertainment.


Failure to secure financing to purchase furniture, fixtures and equipment could delay or prevent the opening of the Chukchansi Gold Resort & Casino.


         We will need to obtain up to approximately $20.0 million in additional financing to purchase furniture, fixtures and equipment, including gaming devices, prior to the opening of the Chukchansi Gold Resort & Casino. Although we are in the process of negotiating the terms of such financing with potential lenders, we may be unable to obtain such financing on acceptable terms or at all. If we fail to obtain financing on terms consistent with our budget, the opening of the Chukchansi Gold Resort & Casino could be delayed or prevented which could have a material adverse effect on our operating results.


The Chukchansi Gold Resort & Casino will face significant competition from other California Indian casinos, casinos located in Nevada and other forms of gaming.

         The gaming industry is very competitive. If the Chukchansi Gold Resort & Casino is unable to compete successfully, we will not be able to generate sufficient revenues and cash flow to make payments on the new notes.

         When the Chukchansi Gold Resort & Casino opens it will principally compete with other existing and proposed Indian gaming facilities in the surrounding area and, to a lesser extent, with casinos in Nevada. The Chukchansi Gold Resort & Casino's principal competitors are expected to be the Table Mountain Casino & Bingo, the Palace Indian Gaming Center and the Mono Wind Casino. It will also compete with card rooms located in the surrounding area, other forms of gaming, including on- and off-track wagering, the California State Lottery and Internet gaming, as well as with non-gaming leisure activities. Many of our competitors have substantially greater resources and name recognition than the Chukchansi Gold Resort & Casino will have. In addition, there are other tribes that are currently seeking to execute tribal-state gaming compacts with the State of California. Thus, we may also face competition from gaming facilities that may be built in the future.

We do not have any operating history or history of earnings.


         We do not have any operating history or history of earnings and have an accumulated deficit of $17,441,508 as of March 31, 2003 and $11,436,994, as of December 31, 2002. In addition, our earnings were insufficient to cover fixed charges by $6,004,514 for the three months ended March 31, 2003 and $11,436,994 for the period from June 15, 2001 (commencement of operations) to December 31, 2002.


         Neither we nor the Tribe has operated a business comparable to the Chukchansi Gold Resort & Casino. There can be no assurance that the Chukchansi Gold Resort & Casino will generate sufficient revenues and cash flow to allow us to service our debt obligations, including our obligations under the new notes, as they become due.

We will depend solely on the Chukchansi Gold Resort & Casino to generate cash sufficient to make payments on the new notes.

         Our ability to generate cash flow will depend on the future operating performance of the Chukchansi Gold Resort & Casino, which is subject to many financial, economic, competitive, regulatory, business and other factors, including casualty losses or forces of nature that we are not able to predict or control. The impact of these factors could be more significant to us than it would be to a diversified gaming company since we will rely solely on the revenues generated by the Chukchansi Gold Resort & Casino. Until construction of the Chukchansi Gold Resort & Casino is completed, we will rely exclusively on funds from an interest reserve account, which was funded with a portion of the proceeds of the sale of the old notes and the senior subordinated PIK notes (we refer to these sales as the Financing Transactions) to service our obligations under the notes. Once funds in the interest reserve account have been depleted, we will rely exclusively on cash flow generated by the Chukchansi Gold Resort & Casino and funds which may be drawn on the letter of credit to service our debt obligations, including the new notes. Our operations and assets are accounted for separately from the other operations and assets of the Tribe, and holders of the new notes will not have recourse to any of those other operations or assets of the Tribe, including funds generated from our operations which are distributed to the Tribe in accordance with the indenture.

We will be subject to greater risks than a geographically diverse company.

         Our revenues and cash flow will be heavily dependent upon the patronage of persons living in and visiting the Fresno market. Therefore, we will be subject to greater risks than a geographically diversified gaming company, including:

         o    a downturn in local or regional economic conditions;

         o    an increase in competition in the surrounding area;

         o inaccessibility to the casino due to road construction or closures of primary access routes; and

         o natural and other disasters in the surrounding area, including earthquakes and fire.

         If we are unable to generate sufficient cash flow, we may need to refinance or restructure our debt, reduce or delay capital investments or seek to raise additional capital in order to service our obligations under the new notes. These measures may not be available to us or, if available, they may not be sufficient to enable us to satisfy our obligations under the new notes. Moreover, we cannot assure you that any of these alternatives could be effected on satisfactory terms, if at all.

Cascade Entertainment is a new company and does not have any experience developing or operating a gaming facility and has limited experience in managing a public company.


         Under the development agreement and the management agreement entered into among us, Cascade Entertainment and the Tribe, Cascade Entertainment has exclusive responsibility for developing, marketing and operating the Chukchansi Gold Resort & Casino. Although members of Cascade Entertainment's management have experience in the gaming industry, Cascade Entertainment is a new company and, as an entity, does not have any experience developing, marketing or operating a gaming facility. In addition, most of the executive officers of Cascade Entertainment do not have prior experience in managing a public casino company. No assurance can be given that Cascade Entertainment will be able to attract a sufficient number of guests, gaming customers and other visitors to the Chukchansi Gold Resort & Casino in order to make its operations profitable and thus enable us to make the payments required on the new notes. Furthermore, Cascade Entertainment has the right to enter into similar development and management agreements with another Indian tribe, and simultaneously developing and managing two gaming facilities may compound these difficulties.


The failure to obtain necessary licenses, permits and approvals could delay the completion of the Chukchansi Gold Resort & Casino which could have a material adverse effect on our operating results.

         We believe that we will be able to obtain all regulatory licenses, permits and approvals necessary in order to construct and operate the Chukchansi Gold Resort & Casino. We cannot assure you, however, that the required licenses, permits and other approvals will be issued. Even if issued, these licenses, permits and other approvals could have conditions and restrictions that could adversely affect the completion of the Chukchansi Gold Resort & Casino. The failure to obtain any of these licenses, permits and other approvals in a timely manner may delay, restrict or prevent the Chukchansi Gold Resort & Casino from being completed or opened as currently contemplated, thereby causing a material adverse effect on our ability to satisfy our obligations under the new notes. See "--We will depend solely on the Chukchansi Gold Resort & Casino to generate cash sufficient to make payments on the new notes."

We may face difficulties in recruiting, training and retaining qualified employees for the Chukchansi Gold Resort & Casino.

         The operation of the Chukchansi Gold Resort & Casino will require us and Cascade Entertainment to recruit a substantial number of qualified employees with gaming industry experience and qualifications to obtain the requisite gaming licenses. There can be no assurances that we or Cascade Entertainment will be able to recruit, train and retain a sufficient number of qualified employees, particularly given the very small number of workers skilled in the gaming industry that reside in the immediate vicinity of the Chukchansi Gold Resort & Casino. Such difficulties may intensify as additional gaming facilities open in the surrounding area.

Restrictive covenants in the indenture governing the new notes and the other agreements executed in connection with the Financing Transactions may limit our ability to expand our operations and the ability of us and Cascade Entertainment to pursue our respective business strategies.

         The indenture governing the new notes includes covenants which, among other things, limits our ability to borrow money, make investments, create liens, sell assets, engage in transactions with affiliates, engage in other businesses, open other gaming facilities and engage in mergers or consolidations. These restrictive covenants may limit our ability to expand our operations and the ability of Cascade Entertainment to pursue its business strategies. In addition, other agreements executed in connection with these Financing Transactions limit our access to the proceeds of the Financing Transactions and restrict our access to a portion of the cash flow from our operations. If we or Cascade Entertainment are unable to capitalize on business opportunities, we may be unable to make payments on the new notes.

Our failure to comply with environmental laws and regulations could have a material adverse effect on us.

          We are, and upon completion of the Chukchansi Gold Resort & Casino will be, subject to various federal, state and local laws, ordinances and regulations which (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal of hazardous material or solid or hazardous wastes, or
(2) may impose joint and several liability on current and former property owners or operators for the costs of investigation, removal and remediation of hazardous substances or wastes related to the environment without regard to fault. We have not identified any such issues associated with our properties that could reasonably be expected to have an adverse effect on us or the results of our operations. However, it is possible that historical or neighboring activities have affected one or more of our properties and, as a result, we can give no assurance that material obligations or liabilities under environmental laws will not arise in the future which may have a material adverse effect on us.

If the current economic downturn continues, our business could be materially adversely affected.

         We depend on consumers voluntarily spending discretionary funds on gambling and other leisure activities. The gaming industry may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending, including the current economic downturn. If any downturn reduces consumer confidence or disposable income, the demand for leisure activities such as gambling may be adversely affected, which could adversely affect our operations.


Our auditors have expressed substantial doubt as to our ability to continue as a going concern.

          The audit reports on our December 31, 2002 and December 31, 2001 financial statements include an explanatory paragraph about our ability to continue as a going concern based on the fact that, as of that date, we had incurred substantial losses and an accumulated deficit. Our ability to continue as a going concern is dependent upon the completion of the Chukchansi Gold Resort & Casino and generating profitable operations once the Chukchansi Gold Resort & Casino is complete.

                 Risks Relating to the Indian Gaming Industry

Tribal gaming is extensively regulated by the Tribe's compact, the Tribe's gaming ordinance and federal laws and regulations, and non-compliance with such laws or the compact by us or the Tribe, as well as changes in such laws or future interpretations of the laws or the compact, could have a material adverse effect on our ability to conduct gaming.

          Gaming on the Tribe's reservation is extensively regulated by federal, state and tribal regulatory bodies, including the National Indian Gaming Commission, the California Gambling Control Commission, the California Department of Justice and the Tribal Gaming Commission. The Tribe's tribal-state gaming compact imposes ongoing compliance obligations on us. Our failure to observe any of these obligations could result in a breach of the compact and the loss of our right to conduct gaming.

          Changes in applicable laws or regulations or future interpretations of such laws, regulations or the Tribe's compact could limit or materially affect the types of gaming that we may offer, which would, in turn, affect gaming revenues. Congress has regulatory authority over Indian affairs and can establish and change the terms upon which Indian tribes may conduct gaming. Currently, the operation of all gaming on the Tribe's rancheria is subject to the Indian Gaming Regulatory Act. For the past several years, Congress has introduced legislation designed to address a myriad of perceived problems with this Act, including proposed legislation repealing many of the provisions of the Indian Gaming Regulatory Act and prohibiting the operation of certain types of gaming on Indian reservations in states where gaming is not otherwise allowed on a commercial basis. While none of the substantive proposed amendments to the Indian Gaming Regulatory Act have proceeded out of committee hearings to a vote by either house of the U.S. Congress, we cannot predict the ramifications of future legislative acts. It is possible that the retroactive application of legislation could result in the closure of certain Indian gaming operations.

There is pending litigation challenging the validity of the tribal-state gaming compacts.


         In a lawsuit recently decided in federal court, which challenged the validity of all of the compacts entered into by the State of California, the court held that the tribal-state gaming compacts were valid; however, this decision has been appealed. A federal court in Arizona, and the Supreme Court of the State of Kansas, have held that tribal-state compacts executed by the governors of those states were void, on the grounds that the constitutions of those states did not give the governors the authority to authorize class III gaming. If an appeals court were to ultimately decide that the California compacts are invalid, (notwithstanding the fact that the Constitution of the State of California expressly authorizes the California Governor to execute compacts) and the Tribe consequently is no longer able to conduct class III gaming activities, we would be unable to operate slot machines, including electronic, electrotechnical, electrical, or video devices, banking or percentage card games, or any devices or games that are authorized under California state law to be operated by the California lottery, and our ability to satisfy our obligations under the new notes would be materially adversely affected.


Our gaming device licenses may not be valid or, if valid and we do not commence gaming operations by June 25, 2003, a significant number of our licenses may be cancelled and we may not be able to obtain replacement licenses.

         Under the Tribe's tribal-state gaming compact, we must have a gaming license from the California Gambling Control Commission for all gaming devices (defined under the tribal-state gaming compact as slot machines) we operate, which constitutes substantially all of our gaming operations, other than the first 350. In June 2002, the California Gambling Control Commission ratified all gaming device licenses issued in a May 2000 drawing, and directed that a notice of such action be sent to the tribes stating that the twelve month time limit for putting the gaming device licenses into commercial operation commences upon the date of the notice.

         The California Gambling Control Commission has notified the Tribe that its twelve month time period began on June 26, 2002. The Tribe believes, consistent with the California Gambling Control Commission's position, the 1,250 gaming devices that will be operated pursuant to those gaming device licenses must be commercially operational by June 25, 2003. On September 5, 2002, the Tribe was awarded an additional 200 gaming device licenses in this draw. We are required to have these 200 gaming devices in commercial operation by September 4, 2003. However, certain officials of other California tribes have questioned the validity of licenses drawn in May 2000 for gaming devices that were not put into commercial operation by May 2001. In addition, on October 28, 2002, two California tribes filed suit against the State of California and the California Gambling Control Commission, contending that the State of California had incorrectly claimed to be the proper entity to issue gaming device licenses under the compacts. If the 1,250 licenses issued by the California Gambling Control Commission are held invalid or if the date of issuance of such licenses is deemed to be earlier than the date of the June 26, 2002 notice to the Tribe, we could be prevented from operating those gaming devices and if the 200 licenses issued in September 2002 are held invalid or if the date of issuance of the 200 licenses is deemed to be other than September 5, 2002, we could be prevented from operating those licenses. See "Material Agreements--Tribal-State Gaming Compact."

         If we are required to place certain of our gaming devices in commercial operation prior to the date construction of the facility as a whole is completed, we have agreed, under certain circumstances, to delay certain non-gaming elements of the project and to accelerate construction of the casino. In addition, we will have the ability to prioritize the construction of the Events Center, which will be designed to house our gaming devices prior to the opening of the facility. See "Risks Relating to Our Business -- We could encounter problems during development and construction that could substantially increase the construction costs of the Chukchansi Gold Resort & Casino or delay opening." However, we cannot assure you that such use of the Events Center will satisfy the commercial operation condition of the tribal-state gaming compact. In any case, if we fail to open our gaming facility or a temporary facility on or prior to June 25, 2003, or if the use of the Events Center does not satisfy the commercial operation condition of the tribal-state gaming compact, we likely will be prevented from operating more than 350 gaming devices because no assurance can be given that replacement licenses will be obtainable. Our failure to operate more than 350 gaming devices would likely cause us to fail to meet our obligations under the new notes.

The tribal-state gaming compacts permit the parties to renegotiate matters related to the numbers of gaming devices that may be licensed and the effects of these renegotiations may negatively impact our competitive position.


         The tribal-state gaming compacts permit each party to request that the other party commence negotiations in good faith concerning matters related to the numbers of gaming devices that may be licensed under the compacts, including license allocation mechanics and license fees. See "Material Agreements--Tribal-State Gaming Compacts." The Tribe and some of the other tribes that are parties to tribal-state gaming compacts have notified the Governor of the State of California of our intent to pursue renegotiations with the State of California. These renegotiations may have negative effects on our competitive position. If the gaming device license allocation procedures are amended in ways that benefit our competitors, our competitive position could be harmed and our results of operations could be materially adversely affected. Even if the Tribe's renegotiations with the State of California are successful, the renegotiation process as a whole could have a negative effect on Indian gaming throughout California, including our operations. The effects of these renegotiations are unknown. Nonetheless, irrespective of the renegotiations, the Tribe may opt out at any time and keep its existing compact.


A change in our current non-taxable status could have a material adverse effect on our cash flow and our ability to satisfy our obligations under the new notes.

          Based on current interpretations of United States tax laws, neither we nor the Tribe is a taxable entity for United States federal income tax purposes. There can be no assurance that these interpretations will not be reversed or modified, or that federal tax law will not change. In addition, our non-taxable status does not preclude revenue-sharing with states. For example, the State of Connecticut receives 20% of the slot machine revenue from that state's Indian casinos. California governor Gray Davis has indicated that he may pursue a similar revenue-sharing system during the renegotiations of the tribal-state gaming compacts, which would bring in about $1.5 billion of revenue annually to California.

         Efforts have been made in Congress over the past several years to tax the income of tribal business entities. These have included a House of Representatives bill that would have taxed gaming income earned by Indian tribes as business income subject to corporate tax rates. Although no such legislation has been enacted, similar legislation could be passed in the future. Future legislation in this area or approval of a revenue-sharing system could materially and adversely affect our cash flow and ability to make payments on the new notes.

                   Risks Relating to the Land and Collateral

The collateral securing the new notes is of limited value and is worth less than the amount due on the new notes.

         The total value of the collateral is less than the amount due on the new notes and the balance of the funds in the restricted disbursement accounts will continue to decline until they are substantially depleted upon completion of the project, which is expected to be approximately June 2003. Since the new notes will not be secured by the land, building or fixtures of the Chukchansi Gold Resort & Casino, once those funds are spent, that portion of the collateral will cease to be available to holders of the new notes. Realizing any value from the collateral that secures the new notes will be subject to a number of limitations. Under the Indian Gaming Regulatory Act and the rules and regulations of the National Indian Gaming Commission, only the Tribe or its subdivisions or instrumentalities thereof may operate its gaming devices in California. Therefore, it may be in the best interest of holders of new notes not to foreclose on the gaming devices in the event of a default under the new notes and thereby enable us to continue to operate.

While the site of the Chukchansi Gold Resort & Casino is not held by the United States in trust, the site may be subject to taxation and the claims of judgment creditors.


         The site on which the Chukchansi Gold Resort & Casino will be developed will initially be owned by the Tribe in its own name. In order to clarify the tax status of this property, the Tribe intends to transfer all of the land comprising the site of the Chukchansi Gold Resort & Casino to the United States to be held in trust for the Tribe. Once in trust, the site will not be subject to taxation by the State of California or other state and local governments and will not be subject to the claims of any creditors of the Tribe or us. While we believe the site is not subject to property taxation, Madera County is disputing this claim and there can be no assurance that we will be successful on the merits of this claim. Further, although the tribal law under which we were created purports to separate the Tribe's liabilities from ours, and our liabilities from the Tribe's, we are not a separate corporation. Therefore, there is a risk that creditors of the Tribe or us might assert liens against the site while it is held in the name of the Tribe to the extent the site is not protected by our, or the Tribe's, sovereign immunity.


Enforcement of liens against collateral located on the Tribe's rancheria will depend on the interpretation and enforcement of tribal law.

          We have pledged the collateral to secure our obligations under the new notes. Although we have agreed that the law of the State of New York generally governs the new notes and their security, with respect to the collateral located on the Tribe's rancheria, any rights of the trustee to foreclose may be subject to recently adopted tribal uniform commercial code provisions. The tribe's uniform commercial code contains certain provisions of the California Uniform Commercial Code, including the article governing secured transactions. As a matter of tribal law, these provisions are untested and if not effective, other creditors may have a right to foreclose against the collateral with a priority ahead of the liens securing the new notes and enforcement of the liens may be limited.

        Risks Relating to the Exchange Offer and Holding the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

         If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease will reduce the liquidity of the trading market for the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "Material United States Federal Tax Considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

         Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

         o certificates for old notes or a book-entry conformation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

         o a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

         o    any other documents required by the letter of transmittal.

         Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See "The Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes".

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

         If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

There is no established trading market for the notes and you may find it difficult to sell your notes.

         There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities. Any disruptions may have an adverse effect on holders of the new notes.

A holder's violation of the compact's licensing and suitability requirements may cause an early termination of the holder's investment in the notes, forfeiture of unpaid interest and other adverse consequences.

         Except for federally or state regulated banks or savings and loan associations or other federally or state regulated lending institutions and persons exempted from licensing because they hold less than 10% of the notes, anyone holding notes must be licensed by the Tribal Gaming Commission and must receive a determination of suitability by the California Gambling Control Commission. Anyone holding less than 10% of the notes who is not a federally or state regulated bank or savings and loan association or other federally or state regulated lending institution and who is not so licensed may violate the compact if that holder becomes an owner of 10% or more of the outstanding notes at any time as a result of additional note purchases or redemptions or our repurchase of notes. There are no court cases or precedents that clearly define all of the consequences of a person voluntarily or involuntarily violating these licensing requirements. Ramifications could include the holder being required to sell its notes or having notes repurchased by us and not being able to collect any payments on the notes, other than payments of principal; if we are required to immediately repurchase the notes of an unlicensed holder who has not been exempted from licensing by the Tribal Gaming Commission, our business could be adversely affected.

          The compact is unclear as to whether the subsequent licensing of a holder who violates these licensing requirements, or the divestiture by such person and its affiliates of all or a portion of their notes, would cure the violation of the compact. Therefore, there can be no assurance that we will have any ability to cure such a violation of the compact, which could cause us to lose the ability to conduct gaming under the compact or have other adverse effects on our ability to make payments on the notes.

Holders of notes may not have enforcement rights against us or the Tribe or any right to receive payments on their notes because of enforcement efforts or after an acceleration if the holder is not licensed or exempted from licensing by the Tribal Gaming Commission.

         In compliance with the State regulation described in the following risk factor, the indenture provides that any holder who is not licensed by the Tribal Gaming Commission or exempted from licensing will have no right to enforce any remedies against us or our assets, which would limit such holder's rights to vote on any matter affecting noteholders generally if the exercise of such right would constitute an attempt to enforce such holder's rights under the indenture. In addition, we and the trustee will be prohibited from making any payment of principal or interest on the notes because of any enforcement action or because payment of the notes has been accelerated due to an indenture default, except to a holder who is licensed or exempted from licensing. An unlicensed holder may be unable to later become licensed.

We have structured the notes and the indenture in reliance on a new State regulation adopted to facilitate this type of note offering, but the regulation's validity and application are untested.

         On July 17, 2002, the California Gambling Control Commission adopted a regulation providing for simplified licensing and state certification of suitability for certain federally or state regulated institutions owning more than $100.0 million in securities that applies to this offering and the secondary market for the notes. If the state regulation is invalid, the compact will be violated if any unlicensed person that owns more than 10% of the notes is not otherwise exempted from licensing. Any violation of the compact could have a material adverse effect on our operations if we lose the ability to conduct gaming or are forced to repurchase notes. See "--A note purchaser's violation of the compact's licensing and suitability requirements may cause an early termination of the purchaser's investment in the notes, forfeiture of unpaid interest and other adverse consequences" and "Regulation of Indian Gaming--Licensing and Registration Requirements of the Compact and State Regulation."

         To our knowledge, we are among the first to issue debt in reliance on the newly-adopted state regulation, and, as such, there are limited or no examples of how well this regulation works to permit trading in the secondary market or to permit the simplified registration and licensing of holders. One California tribe has received an opinion from the California Attorney General's Office that the compacts do not permit additional exceptions to the licensing requirements and further asserts that the regulation is an unpermitted exception to the compact licensing requirements.

Your contract rights relating to the notes may be subject to impairment by referendum or otherwise.

         We and the Tribe have covenanted in the indenture not to take certain actions which would impair the rights of, or the liens securing, the notes. If the members of the Tribe adopt any proposal adverse to the interests of the holders of notes, your rights under the new notes and/or the collateral securing the new notes could be impaired. The Tribe, however, is not subject to any prohibition in its constitution against the impairment of contracts that is similar to the protection against state impairment of contracts found in the U.S. Constitution.

         Further, the Tribe's constitution contains a provision requiring the Tribal Council to adopt, or submit to a vote of the members of the Tribe, any proposal contained in a petition signed by at least 30% of qualified voters of the Tribe. This provision of the Tribe's constitution could be interpreted to permit a vote of tribal members at any time that could impair our obligations under, or liens securing, the notes. The Tribal Council has interpreted this provision of its constitution not to permit such actions, and our legal counsel has concurred in this interpretation. We cannot assure you, however, that any future Tribal Council will not take a contrary position, and the opinion of our legal counsel is not binding on any court. The Tribe currently has approximately 800 qualified voting members.

          Any action taken to impair our contractual obligations to you, whether taken by the Tribal Council or through a vote of the Tribe's membership, would be subject to restrictions in the Tribe's constitution and the federal Indian Civil Rights Act that prohibits the Tribe from taking any property for a public use without just compensation. There is no clear precedent as to whether these prohibitions would restrict a material impairment of your rights under the new notes and related agreements without just compensation.

Cascade Entertainment's pledge of its management fees and the letter of credit provided by Credit Provider Group will terminate if we achieve specified operating results.

         Cascade Entertainment's pledge of a portion of its management fees and the letter of credit provided by Credit Provider Group which will, under certain circumstances, be available for construction costs overruns and to make payments on the new notes will terminate if: (1) the Chukchansi Gold Resort & Casino is operating; (2) our fixed charge coverage ratio has been at least 2.5 to 1.0 for the immediately preceding four fiscal quarters, and, if the Chukchansi Gold Resort & Casino was closed for more than five days during such period, our fixed charge coverage ratio for the most recent fiscal quarter was also at least 2.5 to 1.0; (3) the cash accumulation account securing the notes contains at least the minimum required amount; (4) no event of default has occurred and is continuing; and (5) the Chukchansi Gold Resort & Casino has not ceased operating for more than five days since the end of the last fiscal quarter. Following the time the conditions listed in the immediately preceding sentence are satisfied, holders of notes will have to rely solely on our cash flow from operations as a source for funds for payments on the notes.

You may be required to dispose of your notes, or your notes may be redeemed, if your ownership of the notes jeopardizes our right to conduct gaming operations or violates the tribal-state gaming compact.

         We will have the right to cause you to dispose of your notes, or to redeem your notes, if you are determined to be unsuitable by the Tribal Gaming Commission and the California Gambling Control Commission, or the California Gambling Control Commission acting alone, or if your ownership of the notes is found to violate the tribal-state gaming compact, because, among other things, you are found to be unlicensed and not exempt from licensing. The redemption price will be the lowest of:

         o    the amount you paid for the notes;

         o    the principal amount of the notes; and

         o    the then current fair market value for the notes.

         See "Description of the New Notes--Mandatory Disposition Pursuant to Gaming Laws."

We and the Tribe are waiving our sovereign immunity from unconsented legal proceedings only for certain claims and for certain remedies.

         Under federal law, we and the Tribe have sovereign immunity and may not be sued or subjected to legal proceedings without our consent. The waivers of sovereign immunity by us and the Tribe do not extend to all possible claims that a holder of notes might ever allege against the Tribe or us. We and the Tribe have granted waivers of sovereign immunity for any claim related or incidental to the indenture, the notes or the agreements relating to the notes described under "Material Agreements." These waivers will generally be limited to permitting interpretation, enforcement and legal or equitable relief through arbitration, as well as judicial actions to compel, enter judgment upon, enforce, modify or vacate any award or interim injunctive relief related to the arbitration. The waivers will permit enforcement only against our assets, which will include all of the Tribe's and our interest in revenues and personal property of any business or activity related to either class II and class III gaming (as defined in IGRA) or any hotel, lodging, event center, convention center, restaurant, dining, recreational, entertainment, recreational vehicle or other facilities, improvements or equipment financed through the financing. Such waiver will not be effective to permit enforcement against any revenues or other property transferred by us to the Tribe in compliance with the indenture and related agreements. The waivers will only remain in effect until one year after the notes have been paid in full.

         Neither we nor the Tribe have waived our sovereign immunity from private civil suits by holders, including violations of federal or state securities laws. For this reason, an investor may not have any remedy against us or the Tribe for violations of federal or state securities laws. No judgment against us will be enforceable against any of the Tribe's or our real property.

Uncertainty exists as to which court, federal or state, would have jurisdiction in an action related to the notes.

         Uncertainty exists as to which court, federal or state, would have jurisdiction in an action related to the notes. The effect of this uncertainty cannot be predicted; at a minimum, delays in enforcement would occur, and in the extreme, neither federal nor state courts would resolve the matter. See "Regulation of Indian Gaming--Tribal Law and Legal Systems--Waiver of Sovereign Immunity; Jurisdiction; Exhaustion of Tribal Remedies."

         In matters involving Indian gaming, however, the relationship between the jurisdiction of state courts and federal courts is not completely clear. In a relatively recent case, a California appellate court upheld dismissal of a state court action involving an Indian gaming management contract on the grounds that federal courts have exclusive preemptive jurisdiction concerning Indian gaming. This preemption rule has been applied by other courts, but usually in a context directly related to regulated Indian gaming matters, and, to our knowledge, not in the context of enforcing or aiding arbitration.

Disputes with us or the Tribe relating to the notes or the indenture may be required to be resolved in a tribal forum.

         Under certain legal doctrines, a federal or state court otherwise having jurisdiction may decline to hear a matter involving an Indian tribe, instead deferring the matter for disposition in tribal court or other tribal proceedings. For matters subject to our waiver of sovereign immunity, the Tribe and we have waived our rights to have such matters resolved in any tribal court or other proceeding of the Tribe.

          There is some case law suggesting such rights may not be waived. The federal Court of Appeals for the Second Judicial Circuit (which has jurisdiction over the State of New York) and at least one lower New York state court have held that if no prior tribal court proceedings are pending, the federal or state court may adjudicate a dispute involving tribal matters without deferring to any tribal court. The notes and the related financing agreements will be executed in New York and will recite that they are governed by the laws of the State of New York. We presently have no tribal court, but we may in the future. We can offer no assurance that either a federal or state court would not defer to our tribal court or other tribal processes, if contrary to our waiver, we seek or allege our right to seek tribal proceedings for resolution of a dispute related to the notes.

         Any non-tribal court judgment requiring enforcement on the Tribe's reservation may require that an order for such enforcement be issued by the Tribe's tribal court if one is created in the future. By resolution, the Tribe's Tribal Council has required any such tribal court to give full faith and credit to the non-tribal court judgment.

The merits of any dispute relating to the notes must be resolved in an arbitration proceeding, rather than in a court of law, and your rights with respect to such proceedings are more limited than in a court.

         Disputes relating to the notes for which we and the Tribe have waived our sovereign immunity must, with limited exceptions, be resolved through an arbitration process, rather than through a court process. Such a dispute would not be decided by a judge, but by an arbitrator appointed in accordance with the rules of the American Arbitration Association who is an attorney experienced in advising clients in connection with commercial borrowings or the issuance of debt securities. The scope of a party's ability to conduct discovery with respect to such a dispute, and the time in which the party is permitted to do so are more limited than in a judicial proceeding. In the event any party does not prevail in a dispute before an arbitrator, such party's ability to appeal the arbitrator's decision will be limited. Federal and state courts typically are required to enforce a proper arbitration award without a re-examination of the merits of the decision. Although the Tribe currently has no tribal court, the Tribe has adopted an arbitration code, which requires any future tribal court to similarly enforce an arbitration award. Therefore, no party should expect to have a right to seek reversal of an arbitration award adverse to its interests.

We may not be subject to federal bankruptcy laws.

         It is uncertain whether we or the Tribe may be a debtor in a case under the U.S. Bankruptcy Code and thus the U.S. Bankruptcy Code may not be available to protect your rights as our creditors.

We may not be able to repurchase notes upon a change of control or in connection with any required regulatory redemption.

         Under certain circumstances, we will be required to offer to repurchase the notes upon the occurrence of specific change of control events with respect to us or Cascade Entertainment. We may also be required to repurchase the notes in connection with any required regulatory redemption. See "Description of the New Notes--Repurchase at the Option of Holders--Change of Control" and "--Mandatory Disposition Pursuant to Gaming Laws." We may not have sufficient funds to purchase the notes in such circumstances. Our failure to purchase the notes would be a default under the indenture and may also cause a default under the senior subordinated PIK notes, the subordinated PIK notes and under the agreements governing our financing to purchase furniture, fixture and equipment, if the notes are accelerated.

                              THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

         Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. When we refer to the
term expiration date, we mean 5:00 p.m., New York City time,      , 2003, the
21st business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. The term expiration date means the latest time and date to which the exchange offer is extended.

         As of the date of this prospectus, $153,000,000 principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes that we are aware of on the date hereof.

         We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

         Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

         We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

         Your tender to us of old notes as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal, to U.S. Bank, N.A., as exchange agent, at the address set forth below under "--Exchange Agent" on or prior to the expiration date. In addition, either:

         o certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

         o a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 29 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent's message in place of the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

         The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

         The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

         o by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

         o    for the account of an Eligible Institution (as defined below).

         In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an Eligible Institution in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

         We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

         If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

         If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

         By tendering old notes, you represent to us that, among other things:

         o the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

         o neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes.

         In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the new notes.

         If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

         o could not rely on the applicable interpretations of the staff of the SEC; and

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

         Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral, confirmed in writing, or written notice to the exchange agent.

         The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, registered holders of new notes on the record date for the first interest payment date following the consummation of the exchange offer will received interest accruing from the most recent date that interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

         In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

         o certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

         o a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

         o    all other required documents.

         If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

         For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

         If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

         o prior to the expiration date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

         o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

         You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "--Exchange Agent." This notice must specify:

         o the name of the person having tendered the old notes to be withdrawn,

         o the old notes to be withdrawn, including the principal amount of such old notes, and

         o where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

         If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

         We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

          Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

         o the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC, the National Indian Gaming Commission or the California Gambling Control Commission;

         o an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

         o we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

         o there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

         The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

         In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

         U.S. Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                        U.S. Bank, N.A., Exchange Agent

                    By Hand, Overnight Delivery or by Mail:
                              180 East 5th Street
                           St. Paul, Minnesota 55101

                     Attention: Corporate Trust Department

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                (651) 244-0711

                             Confirm by Telephone:
                                (651) 244-8677

         DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

         The principal solicitation is being made by mail by U.S. Bank, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We estimate these expenses in the aggregate to be approximately $50,000. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

         Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

         We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

         You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

         If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

         Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our "affiliates" as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

         o will not be able to rely on the interpretation of the SEC's staff;

         o    will not be able to tender its old notes in the exchange offer;
              and

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution".

         We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

         Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                USE OF PROCEEDS

         Approximately $111.4 million of the net proceeds from the issuance of the old notes and the senior subordinated notes were deposited into a construction disbursement account and are to be periodically drawn by us to finance the design, development, construction, equipping and opening costs of the Chukchansi Gold Resort & Casino. Approximately $32.6 million of the net proceeds from the issuance of the old notes and the senior subordinated notes were deposited into an interest reserve account and were used to purchase government securities representing funds sufficient to pay the first three interest payments on the senior notes.

          The estimated sources and uses of funds to design, develop, construct, equip and open the Chukchansi Gold Resort & Casino are as follows:



               Sources of Funds:                                       Uses of Funds:
               ----------------                                        -------------
                                              (In millions)
Senior Notes..............................$140.0  Development and Design.............................$ 7.1
Senior subordinated PIK notes...............14.8  Land.................................................2.2
Subordinated PIK note.......................12.0  Construction (3)....................................83.0
Furniture, fixtures and equipment                 Contingency and Certificate of Deposit
    financing (1)...........................21.0     for Operating Lease...............................4.0
Operating Lease Financing...................15.0  Furniture, fixtures and equipment...................24.2
Letter of Credit (2).........................0.0  Equipment leased....................................11.0
                                                  Development Manager Fee (4)..........................4.6
                                                  Pre-opening expenses.................................8.1
                                                  Gaming Device License Fee (5)........................4.8
                                                  Working capital......................................3.9
                                                  Interest reserve (6)................................32.6
                                                  Transaction fees and expenses.......................11.6
                                                  Other (7)............................................5.7
                                          ------                                                    ------
        Total Sources.....................$202.8          Total Uses................................$202.8
                                          ======                                                    ======

______________



(1) We anticipate incurring this indebtedness shortly before opening the Chukchansi Gold Resort & Casino. While we are in the process of negotiating this financing, this financing has not yet been closed.

(2) Credit Provider Group, LLC has agreed to provide a letter of credit which will, under certain circumstances, be available for construction cost overruns and to make payments on the notes. This letter of credit has not been drawn on and accordingly has a zero balance. See "Material Agreements--Letter of Credit Drawdown Agreement" and "Description of Other Indebtedness--Letter of Credit Note." We may be required to draw on the letter of credit as a result of the dispute with Walton Construction. See "Recent Events."

(3) Includes construction expenses which will be incurred pursuant to a $71.0 million guaranteed maximum price contract with Walton Construction and includes $12.0 million of the proposed budget increase. See "--Legal Proceedings." Also, a dispute has arisen under the construction management contract. See "--Legal Proceedings."


(4) Represents amounts payable to Cascade Entertainment pursuant to the development agreement. See "Material Agreements--Development Agreement."

(5) Represents $4.8 million in fees paid or payable to the State of California for gaming device licenses from May 2000 through June 2003.

(6) Includes pre-funding of the first three interest payments on the notes and is net of estimated interest income to be earned on those funds.

(7) Includes permit fees, mitigation fees, insurance, letter of credit commitment fees and interest on promissory notes issued by the Tribe in exchange for funds previously advanced by Cascade

      Entertainment and other parties, net of estimated interest income to be earned on cash deposits (other than amounts in the interest reserve account).


         We will not receive any cash proceeds from this exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.



                                CAPITALIZATION

         The following table sets forth the Authority's cash and cash equivalents and restricted cash and capitalization as of March 31, 2003.
You should read this table in conjunction with the financial statements, including the related notes, and other financial data contained elsewhere in this prospectus.

                                                                  As of
                                                             March 31, 2003
                                                             ---------------
                                                              (In millions)

Cash and cash equivalents..................................     $   2.1
Restricted cash - current..................................        37.0
Restricted cash - non-current..............................        64.9
                                                                --------
Total......................................................     $ 104.0
                                                                =======

Debt:
      Furniture, fixtures & equipment financing (1)........     $    --
      Senior Notes (2).....................................       140.5
      Senior subordinated PIK notes........................        14.8
      Subordinated PIK note................................        12.0
      Accrued PIK Interest.................................         2.2
Total debt.................................................       169.5
                                                                --------
Total accumulated deficit..................................       (17.4)
                                                                --------
Total capitalization.......................................     $ 152.1
                                                                ========


______________
(1) We anticipate incurring approximately $20.0 million in financing shortly before opening the Chukchansi Gold Resort & Casino. While we are in the process of negotiating this financing, this financing has not yet been closed.
(2) The Senior Notes were issued at 91.476% for net proceeds of $140.0 million.


                      RATIO OF EARNINGS TO FIXED CHARGES

         Chukchansi Economic Development Authority


         The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (i) net income, (ii) fixed charges and (iii) amortization of capitalized interest, less the amount of interest capitalized. The term "fixed charges" is the amount resulting from adding (i) interest expense, whether expensed or capitalized, (ii) the amortization of debt financing costs and (iii) one-half of rent expense under operating leases, which we believe is representative of the interest component of rent expense. In all periods presented, earnings were insufficient to cover fixed charges by $3,197,759 for the period from June 15, 2001 (commencement of operations) through December 31, 2001, by $8,239,235 for the fiscal year ended December 31, 2002 and by $6,004,514 for the three months ended March 31, 2003. Accordingly, these ratios have not been presented. (See Exhibit 12.1)


    Cascade Entertainment Group, LLC


         For the years 1998 through 2001, earnings were insufficient to cover fixed charges by $7,347,395 in 2001, $11,131,864 in 2000, $1,134,528 in 1999,
and $361,962 in 1998. Accordingly, these ratios have not been presented for these years. As of March 31, 2003 and December 31, 2002, the ratios of earnings to fixed charges were 1.58 and 7.37, respectively. (See Exhibit 12.2)

                      SELECTED HISTORICAL FINANCIAL DATA

         You should read the selected historical financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements, including the related notes, included elsewhere in this prospectus.

    Chukchansi Economic Development Authority


         The following table sets forth our selected historical financial data from inception on June 15, 2001 to December 31, 2001, and for the fiscal year ended December 31, 2002, which have been derived from our audited financial statements. The selected historical financial data for the Chukchansi Economic Development Authority for the three months ended March 31, 2003 and 2002 and from inception on June 15, 2001 to March 31, 2003 have been derived from its unaudited financial statements and, in the opinion of management, include all adjustments (consisting of normal recurring accruals and estimates) necessary for a fair presentation of its results of operations for such period and financial condition as of the date presented.



                                                               Period from                                      Cumulative Period
                                                Fiscal year     inception             Three Months Ended        from June 15, 2001
                                                   ended      June 15, 2001                March 31,            (commencement of
                                                December 31,    to December     ----------------------------    operations) through
                                                    2002         31, 2001            2003           2002          March 31, 2003
                                                ------------  -------------     --------------   -----------   ---------------------
Statements of Operations:
Revenues....................................    $         --      $        --    $        --      $        --      $         --

Operating expenses
      Gaming device license fees............       1,614,473         2,177,497        551,250         333,750         4,343,220
      General and administrative............         627,181           721,220        680,795          53,385         2,029,196
                                                  ----------         ----------     ----------      ---------       ------------

Total operating expenses....................       2,241,654         2,898,717      1,232,045         387,135         6,372,416
                                                  ----------         ----------     ----------      ---------       ------------

Loss from operations........................      (2,241,654)       (2,898,717)    (1,232,045)       (387,135)       (6,372,416)

Other income (expense)
      Interest income.......................         218,960               --         534,546              --           753,506
      Interest expense......................      (6,216,541)         (299,042)    (5,307,015)        (32,182)      (11,822,598)
                                                  ----------         ----------     ----------      ---------       ------------
Total other expense.........................      (5,997,581)         (299,042)    (4,772,469)        (32,182)      (11,069,092)
                                                  ----------         ----------     ----------      ---------

Net loss....................................    $ (8,239,235)      $(3,197,759)   $(6,004,514)      $(419,317)     $(17,441,508)
                                                ============       ===========    ===========       =========      =============

                                                     As of December 31,            As of March 31,
                                                  2002                2001               2003
                                                  ----                ----               ----
Total assets................................   $ 165,936,152        $  7,647,923   $ 180,670,072
Total liabilities...........................   $ 177,373,146        $ 10,845,682   $ 198,111,580
Total long term debt........................   $ 168,104,538        $  8,192,701   $ 169,511,148
Total accumulated deficit...................    $ 11,436,994        $  3,197,759   $  17,441,508


Quarterly Financial
Data:
                                  2001 (1)                          2002                      2003
                                   Q 3      Q 4 (2)     Q 1     Q 2     Q 3    Q 4 (3)        Q 1
                                   ---      ---         ---     ---     ---    -------        ---
                                                     (in millions)
Loss from Operations...........    $0.1     $2.8       $0.4    $0.4    $0.5     $0.9          $1.2
Net Loss.......................    $0.2     $3.0       $0.4    $0.4    $0.5     $6.9          $6.0

(1)    Operations were not reflected until the third quarter of 2001.
(2)    Includes $2.2 million in gaming device license fees.
(3)    Net loss includes $6.2 million in interest expense.

    Cascade Entertainment Group, LLC


         Cascade Entertainment initially commenced operations in October 1998. The selected financial data for Cascade Entertainment as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from its audited financial statements. The selected historical financial data for Cascade Entertainment for the three months ended March 31, 2003 and 2002 have been derived from its unaudited financial statements and, in the opinion of management, include all adjustments (consisting of normal recurring accruals and estimates) necessary for a fair presentation of its results of operations for such period and financial condition as of the date presented. Read the selected financial data set forth below in conjunction with "Management's Discussion And Analysis Of Financial Condition And Results Of Operations," the financial statements and the notes thereto, and the other financial information included or incorporated by reference herein.



                                                         Years ended                                         Three Months Ended
                                                         December 31,                                            March 31,
                           -------------------------------------------------------------------------   ----------------------------
                               2002           2001            2000           1999          1998            2003              2002
                               ----           ----            ----           ----          ----            ----              ----
Statements of Operations:

Revenues:
   Development fees......     $2,285,000     $       --      $      --      $      --    $      --       $ 1,113,079      $      --

Operating expenses
   Compensation and
     Benefits............      1,806,000      1,385,796       1,137,545        373,337       89,231          420,427        389,778
   Professional fees (1)         200,075        872,624          94,017        145,522       14,190           67,931         28,507
   Gaming licensing costs          7,203        106,088          60,493         17,521           --               --            --
   Promotion and
     marketing (2).......          5,557         47,090          55,090         55,898      169,264               --            --
   General and
    Administrative.......        452,808        459,806         342,708        135,932       34,556          132,701        108,836
   Depreciation and
    amortization.........         84,591         53,729          13,035          3,539          272           26,342         19,256
   Provision for
   uncollectible
   receivables (3).......      7,796,223      5,874,237      10,381,978        606,817       60,000           170,117      1,775,466

   Recovery of Bad Debts
   Expense (3)...........    (15,739,850)            --              --             --           --               --             --
                             -----------    -----------     -----------      ---------    ---------          -------       --------
Total ...................     (5,387,393)     8,799,370      12,084,866      1,338,566      367,513          817,518      2,321,843
                             -----------    -----------     -----------      ---------    ---------          -------       --------



Operating income (loss)       7,672,393     (8,799,370)    (12,084,866)    (1,338,566)    (367,513)          295,561     (2,321,843)

Other income (expense)
   Interest income from
     Tribal loans........     1,408,385             --              --             --           --               --             --
    Gain on  sale of
    fixed assets-net.....       414,941             --              --             --           --               --             --
   Interest and other
    income (other) ......         9,068         23,977          46,547            466           --            1,226            815
   Interest expense (4)..    (1,238,309)    (1,296,862)       (798,187)       (93,348)      (5,551)        (182,031)      (287,769)
                             -----------    -----------     -----------      ---------    ---------          -------       --------
   Total other income
     (expense)...........       594,085     (1,272,885)       (751,640)       (92,882)      (5,551)        (180,805)       (286,954)
                             -----------    -----------     -----------      ---------    ---------          -------       --------


                                                           40



Net income (loss)........    $8,266,478    $(10,072,255)  $(12,836,506)   $(1,431,448)   $(373,064)       $ 114,756    $(2,608,797)
                             ===========   =============  =============   ============   ==========       ==========   ============


                                                      As of December 31,                             As of March 31,
                                                      ------------------                             ---------------
                               2002           2001            2000           1999          1998            2003
                               ----           ----            ----           ----          ----            ----

Balance Sheet Data:
Cash and cash equivalents
(unrestricted)...........   $    427,385  $     480,798   $     865,025    $        --   $  145,030    $     168,922
Working capital (deficit)        725,711     (1,702,486)        773,359        713,995      140,145        1,037,539
Total assets.............      2,200,812      3,330,710       3,636,214      2,310,840      235,472        2,851,498
Long-term debt (excluding
  current portion).......     14,163,656     21,075,989      14,840,632      2,542,575      442,575       14,155,483
Total liabilities........     16,147,607     25,568,983      15,978,457      2,667,827      461,011       16,683,537

Members' deficit.........    (13,946,795)   (22,238,273)    (12,342,243)      (356,987)    (225,539)     (13,832,039)


Other Financial Data:
Ratio of earnings to
fixed charges (5)........           7.37             --             --              --           --              1.58

_______________
(1) In 2001, Cascade Entertainment contracted with Rider Hunt Levett & Bailey of Las Vegas for estimating services related to the construction costs portion of the budget for the two casino projects currently under contract. Payments began under this contract in May of 2001 and averaged $105,000 per month for the year. Due to the nature of the services provided in 2001, management believed that the estimating services were a supplement to the other development services provided under the respective development agreements. However, due to the more project-specific nature of the continuing services, as of January 2002, the costs of Rider Hunt's project management, budget control and estimating services have been split between the two projects and billed to each Tribe's loans receivable.
(2) Cascade Entertainment has entered into a development agreement and management agreement relating to a casino project for the Buena Vista Rancheria of Me-Wuk Indians. The Buena Vista project is still in the early development stage and at present there is no projected opening date for this project. The consulting agreement provides for the payment of a "facility opening bonus" to the consultant in the amount of $25,000 and a "facility operating bonus" in the amount of $750,000 (or $900,000 depending on the length of the contract), payable in quarterly installments over the term of the contract. Payments began under this consulting agreement in January 2000. These payments are expensed as a promotion and marketing cost and amounted to approximately $39,840 and $39,940 for the years ended December 31, 2001 and 2000, respectively. No services were provided in fiscal 1999 and 1998. Due to the uncertain status of the Buena Vista project, effective January 1, 2002, this payment ceased.

(3) The collectibility of tribal loans receivable is largely contingent upon the successful financing of the Chukchansi Gold Resort & Casino and the Buena Vista project. As a result, management has reserved 100% of both tribal loans receivable at December 31, 2001, 2000, 1999 and 1998 and 100% of the Buena Vista tribal loans receivable at March 31, 2003 and December 31, 2002. The completion of the old offering, in October 2002, resulted in a recovery of all amounts previously reserved for the Chukchansi project, which for the year ended December 31, 2002 was $15,739,850. Also, at December 31, 2001, 2000, 1999 and 1998, no interest income relating to tribal loans receivable has been recorded as the collectibility of such amounts is contingent on the ability of Cascade Entertainment to secure construction financing. Under the terms of the funding agreements, contractual interest due on the outstanding tribal loans receivable was $1,651,707 for the quarter ended March 31, 2003 and the total due as of March 31, 2003 was $8,999,937. Contractual interest due on the outstanding loans receivable was $590,748, $1,137,529, $684,891, $59,536 and $932 for the years ended December 31, 2002, 2001,
     2000, 1999 and 1998, respectively, and the total due as of December 31, 2002, 2001, 2000, 1999 and 1998 was $1,526,922, $1,882,888, $745,359,
     $60,468 and $932, respectively. The completion of the old offering, which was recorded in the year ended December 31,


                                      41

     2002, resulted in a realization of cumulative interest income of $1,408,385 previously not recorded for the Chukchansi project.
(4) Interest accrued and expensed under loans payable during the quarter ended March 31, 2003 and during the years ended December 31, 2002, 2001, 2000, 1999 and 1998 amounted to $182,031,
     $1,238,309, $1,296,862, $798,187, $93,348 and $5,551, respectively. The loans payable and accrued interest related to the Chukchansi project were paid in full at the close of the old offering. The loans payable and accrued interest related to the Buena Vista project are expected to be paid in full if and when its anticipated private placement offering is funded.
(5) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding
     (i) net income, (ii) fixed charges and (iii) amortization of capitalized interest, less the amount of interest capitalized. The term "fixed charges" is the amount resulting from adding (i) interest expense, whether expensed or capitalized, (ii) the amortization of debt financing costs and (iii) one-half of rent expense under operating leases, which we believe is representative of the interest component of rent expense. For the years 1998 through 2001 and for the quarter ended March 31, 2002, earnings were insufficient to cover fixed charges by $7,347,395 in 2001, $11,131,864 in 2000, $1,134,528 in 1999, $361,962 in 1998 and $2,003,911
     for the quarter ended March 31, 2002. Accordingly, these ratios have not been presented for those years. For the year 2002, the ratio of earnings to fixed charges was 7.37, for the quarter ending March 31, 2003, the ratio of earnings to fixed charges was 1.58. (See Exhibit 12.2.)


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion together with the financial statements, including the related notes, and other financial information in this prospectus and the risks involved in investing in the notes as described in "Risk Factors."

History and Development Activities


    Chukchansi Economic Development Authority


         We were formed in June 2001 as a wholly-owned enterprise of the Tribe. Although formed in 2001, development and expenditures relating to the Chukchansi Gold Resort & Casino began in late 1998. Since our formation, we have been in the development stage and our activities have been limited to contracting with Cascade Entertainment as developer and manager of the Chukchansi Gold Resort & Casino. Cascade Entertainment's activities have included applying for certain necessary permits, licenses and regulatory approvals to enable it to construct and manage the operations of the Chukchansi Gold Resort & Casino, and arranging for the planning, design, construction and financing of the Chukchansi Gold Resort & Casino. Prior to the private placement offering that closed on October 8, 2002, Cascade Entertainment and other parties had also funded, through loans to us, the costs of development to date and the cost of obtaining our gaming device licenses, including arranging for the acquisition and transfer of certain lands on which the Chukchansi Gold Resort & Casino will be developed. The amounts advanced under these loans were repaid through the issuance of the subordinated PIK notes on October 8, 2002.


         We anticipate that, upon completion, the Chukchansi Gold Resort & Casino will be an approximately 296,000 square foot facility with an approximately 192-room hotel, featuring 1,800 slot machines, approximately 40 table games, a poker room, five restaurants, on-site parking for approximately 1,900 vehicles, and various other amenities. We expect to open the Chukchansi Gold Resort & Casino in 2003.


         Through March 31, 2003 and December 31, 2002, we have expended approximately $68.6 million and $28.1 million, respectively, in connection with the development of the Chukchansi Gold Resort & Casino.


    Cascade Entertainment Group, LLC


         Cascade Entertainment initially commenced business in October 1998. Cascade Entertainment entered into pre-construction, development, credit and management agreements, which were amended by similar agreements subsequent to December 31, 2001 (collectively, the "Agreements"), with two federally recognized California Native American tribes, including the Buena Vista Rancheria of the Me-Wuk Indians ("Buena Vista") and the Tribe. Cascade Entertainment has been engaged by each of the Tribe and Buena Vista to develop and manage class II and class III (as defined) gaming facilities (the "Projects") on land that Cascade Entertainment believes qualifies for the conduct of gaming operations on Indian Lands (as defined). Each tribe has established an Economic Development Authority that have been given sole responsibility and authority to develop and operate the Projects on behalf of their respective tribe. Cascade Entertainment submitted its Agreements and licensing applications to the NIGC for approval. On July 25, 2002, the Tribe and Cascade Entertainment received management contract approval from the NIGC. The approvals of the management contract for the Buena Vista Tribe are still pending approval and await the outcome of certain legal issues (see Note 5 to Financial Statements of Cascade Entertainment). Additionally, in accordance with the Indian Gaming Regulatory Act ("IGRA") each of the Tribe and Buena Vista has executed tribal-state gaming compacts with the State of California that outlines the scope and nature of gaming operations that will be allowed. The BIA has approved these tribal-state gaming compacts.

         Under the Agreements, Cascade Entertainment is responsible for and manages on behalf of the Tribe and Buena Vista and their respective Economic Development Authority, the development process which includes: regulatory approval; funding; land acquisition; master planning; design and engineering; construction; interior and exterior decor; furniture, fixtures and equipment procurement; staffing and training; and all other pre-opening activities. Cascade Entertainment also prepares all necessary budgets, financial projections, schedules, design concepts, final plans, staffing and training strategies, and any other required components of the development process for the respective tribe's review and approval. Upon commencement of operations of the Projects, Cascade Entertainment will conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Projects.




Results of Operations

    Chukchansi Economic Development Authority


         We are in the development stage and do not have any historical operating results other than costs incurred in developing the Chukchansi Gold Resort & Casino. Through March 31, 2003 and December 31, 2002, we had incurred a total of $17.4 million and $11.4 million, respectively, of non-capitalized development and pre-opening expenses in connection with the Chukchansi Gold Resort & Casino all of which was funded through proceeds of the notes offered and closed in October of 2002. These costs primarily relate to gaming device license fees, tribal administrative expenses, legal fees, interest expense, and organizational costs to prepare us for a gaming enterprise. We did not have any revenue during these periods, however we recorded $218,960 and $534,546 respectively, in interest income on the restricted cash accounts held at the trustee. Our future operating results will depend strongly on the revenues generated by the Chukchansi Gold Resort & Casino. As we emerge from the development stage, and operations at the Chukchansi Gold Resort & Casino commence, it will have a material impact on our net revenues.

         As the Authority emerges from a development stage enterprise to an operating company, budgeted costs of that emergence shall include payroll and related expenses and other operating expenses that are consistent with that of other casino operations. Budgeted payroll and related expenses are expected to be approximately $42 million annually and other operating expenses, including costs of sales of food and beverage products is expected to be approximately $55 million annually. Additionally depreciation and amortization and interest expense are expected to be approximately $48 million annually. These amounts are estimates only, the impact to the casino operating expenses of approximately $20 million of operating leases that are currently under negotiations has not been included, and may not be indicative of the actual expenses incurred by the Authority following its emergence as an operating company.


    Cascade Entertainment Group, LLC


         Prior to January 2002, Cascade Entertainment engaged in development management activities related to developing two different tribal gaming enterprises in California. Due to the uncertainty in obtaining permanent financing for either, or both, tribal projects, Cascade Entertainment defers recording of any development fee revenues until construction of either project commences and permanent construction financing has been secured. As financing was secured for the Chukchansi project and construction commenced, Cascade Entertainment recorded $2.3 million in development fee revenues related to the Chukchansi project in 2002. For the three months ended March 31, 2003, Cascade Entertainment's net income was $114,756, which primarily consists of development fees of $1,113,079 net of operating expenses of $647,401, which consisted of salaries and employee benefits, legal and accounting fees, expenses relating to obtaining licenses, office rent and supplies, travel and other administrative expenses. Additionally, there was $170,117 of bad debt expense related to both of the tribal loans, $1,226 in interest income related to the Chukchansi loans, and $182,031 in interest expense on the pass-through loans from members and others. For the year ended December 31, 2002, Cascade Entertainment's net income was $8.3 million, which includes $15.8 million of recovery of bad debt expense relating to the repayment of the Chukchansi loans receivable, which were fully reserved, netted against $7.8 million of bad debt expense incurred in 2002 related to both of the tribal loans. Additionally, Cascade Entertainment recorded $1.4 million in interest income related to the Chukchansi loans, approximately $415,000 in gain on sale of the land to Chukchansi and $1.2 million in interest expense on the pass-through loans from members and others. The remaining operating expenses of approximately $2.6 million primarily consisted of salaries and employee benefits, legal and accounting fees, expenses relating to obtaining licenses, office rent and supplies, travel and other administrative expenses. Cascade Entertainment entered into interim credit and reimbursement agreements with Chukchansi in connection with the development activities relating to the Chukchansi Gold Resort & Casino. The amounts advanced under these loans were repaid through the issuance of the subordinated PIK notes on October 8, 2002. Cascade Entertainment also entered into interim credit and reimbursement agreements with Buena Vista in connection with the development activities relating to that project. Since Cascade Entertainment was used principally as a pass-through entity by its members and others for the funding of these loans, Cascade Entertainment's historical operating results will not be indicative of future operating results. For more information, please see Cascade Entertainment's Financial Statements. Cascade Entertainment is not a guarantor of the notes and its assets will not be available to holders of notes in the event of a default on the notes. However, Cascade Entertainment will pledge a portion of its management fees for the benefit of holders of the notes until we meet certain financial tests as described in "Material Agreements--Cash Accumulation
Account Contribution Agreement."

Liquidity and Capital Resources

    Chukchansi Economic Development Authority


         Construction of the casino portion of the Chukchansi Gold Resort & Casino is scheduled to be completed in June 2003. As of March 31, 2003 and December 31, 2002, the Authority has expended $68.6 million and $28.1 million, respectively, on construction and development of the Chukchansi Gold Resort & Casino. These funds were obtained through proceeds from the private placement offering and issuance of senior subordinated PIK notes and subordinated PIK notes. The senior subordinated PIK notes accrue fixed interest at the rate of 16.75% per annum, accrue contingent interest on up to $50 million of net revenues at a rate of 3.0% of net revenues per annum and will mature on September 15, 2009. The subordinated PIK notes accrue fixed interest at the rate of 17.0% per annum, accrue contingent interest on up to $50 million of net revenues at the rate of 11.0% of net revenues per annum in the same manner as the senior subordinated PIK notes and will mature on September 15, 2009. Interest on the senior subordinated PIK notes is payable in cash following the Authority meeting certain financial ratios, provided that tax amounts shall be payable on a quarterly basis.

         We plan to use the net proceeds received from the issuance of the senior notes, together with the net proceeds from the issuance of the senior subordinated PIK notes and approximately $20.0 million in financing to acquire furniture, fixtures and equipment, including gaming devices, to provide the remaining funds that we estimate is needed to design, develop, construct, equip and open the Chukchansi Gold Resort & Casino, including financing costs, the costs of constructing a temporary facility for gaming devices, if necessary, and certain legal and other advisory fees.

         On March 25, 2003, we executed an engagement letter with PDS Gaming Corporation in connection with obtaining the furniture, fixtures and equipment financing. We are presently negotiating the terms of the final financing agreement, but there can be no assurances that we can obtain the financing on terms favorable to us or at all. See "Risk Factors--Risks Relating to Our Business--Failure to secure financing to purchase furniture, fixtures and equipment could delay or prevent the opening of the Chukchansi Gold Resort & Casino."

         The funds provided by the sources described above are expected to be, but there can be no assurance that they will be, sufficient to design, develop, construct and commence operations of the Chukchansi Gold Resort & Casino, assuming there are no unexpected delay costs or construction cost overruns. If delay costs or construction overruns occur, they can be covered by the owner's contingency of approximately $5.0 million, operating leases of approximately $20.0 million and Credit Provider Group, pursuant to its liability under the collateralized Letter of Credit Drawdown Agreement of up to $15.0 million.

         Credit Provider Group has agreed to provide us with a letter of credit in an initial amount equal to $15.0 million. We may draw on the letter of credit under certain circumstances (including to fund shortfalls in the construction budget overruns and debt service requirements) pursuant to the Letter of Credit Drawdown Agreement. All amounts drawn on the letter of credit will be added to the balance of the L/C note. The L/C note accrues fixed interest at a rate of 17.0% per annum on the outstanding principal amount and accrues contingent interest on up to $50 million of net revenues at the rate of 11.0% of net revenues per annum. As of the date of this prospectus, there are no amounts outstanding under the L/C note. Credit Provider Group has pledged all of its rights under the Letter of Credit Drawdown Agreement, the letter of credit and the L/C note to the trustee for the benefit of the holders of the notes, as security for the obligations of Credit Proved Group under the Letter of Credit Drawdown Agreement and our obligations under the indenture. See "Material Agreements--Letter of Credit Drawdown Agreement" and "Description of Other Indebtedness--Letter of Credit Note."

         The owner's contingency of approximately $5.0 million is a reserve for budgetary overruns incurred in connection with the construction of the Chukchansi Gold Resort & Casino. Excess funding, which was built into the amount of old notes issued, provided the source for the reserve. The owner's contingency is not required to be used, but can be used for any purposes allowed under the indenture and the cash accumulation and disbursement agreement. In connection with the dispute with Walton Construction, it is likely that this contingency will be used to fund cost overruns.

         The guaranteed maximum price of $71.0 million under the construction manager agreement includes a contingency of $1.0 million. The projected cost for the construction of the Chukchansi Gold Resort & Casino at the time the construction manager agreement was first entered into was $70.0 million. As the costs were just estimates, the guaranteed maximum price included a $1.0 million contingency as a reserve for any possible budgetary overruns. See "Material Agreements--Construction Manager Agreement."

         Following the commencement of operations of the Chukchansi Gold Resort & Casino, the Authority expects to fund operations, capital requirements and required cash collateral reserve amounts from operating cash flows. Cascade Entertainment will manage the operation of the Chukchansi Gold Resort & Casino pursuant to a management agreement. Under the terms of the management agreement, the Authority will pay Cascade Entertainment a management fee pursuant to the Second Amended and Restated Management Agreement dated July 16, 2002. In addition, we will reimburse Cascade Entertainment for certain out-of-pocket expenses incurred in connection with services provided under the management agreement. With the recommendation of Cascade Entertainment, we intend to establish initial working capital reserves to provide for reasonably anticipated short-term liquidity needs. Additionally, in order to support our obligations under the notes, Cascade Entertainment has agreed to set aside its management fees (after deducting certain expenses and tax liabilities) in a separate collateral account until the Chukchansi Gold Resort & Casino meets certain financial tests and performance criteria. Other than with respect to these management fees, Cascade Entertainment has not agreed to support or be liable for the Authority's obligations under the notes.

         The audit report on our December 31, 2002 financial statements includes an explanatory paragraph about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon the completion of the Chukchansi Gold Resort & Casino and generating profitable operations once the Chukchansi Gold Resort & Casino is complete.

         Pursuant to the terms of the development agreement, Cascade Entertainment is responsible for managing the design, development, construction, staffing, equipping, opening and ongoing operation of the Chukchansi Gold Resort & Casino, subject, in certain cases, to the approval of the Authority, as well as assisting in the regulatory approval process for the facility. Further, Cascade Entertainment is responsible for construction administration during the construction phase of the project. In this capacity, Cascade Entertainment, on behalf of the Authority, and Walton Construction negotiated a "guaranteed maximum price" contract of $71 million, which is subject to the terms and conditions of that agreement.

         Walton Construction has recently advised Cascade Entertainment that construction expenses payable in connection with the construction manager agreement have increased by approximately $13 million over the guaranteed maximum price and the Authority budget. The construction manager agreement contained a "guaranteed maximum price," but Walton Construction has asserted that the Authority is responsible for a portion, if not all, of the construction cost overruns. Walton Construction has requested a change order, which would eliminate or modify the guaranteed maximum price under the construction manager agreement in exchange for a reduction in the fees payable to Walton Construction and other concessions.

         Cascade Entertainment, on behalf of the Authority, is currently in discussions with Walton Construction to evaluate the claims made by Walton Construction and to determine an appropriate course of action to resolve this problem. Cascade Entertainment has advised the Authority, however, that in order to ensure that the gaming operations are open by June 25, 2003, the Authority will probably need to reduce costs in other aspects of development and to draw upon funds set aside for contingencies and the Letter of Credit to cover these cost overruns, rather than rely on Walton Construction to cover these costs. Currently there is $5 million remaining available from funds set aside for contingencies and $15 million available under the Letter of Credit. Cost reductions will be accomplished, in part, by leasing certain equipment under operating leases rather than purchasing such equipment. Cascade Entertainment, in its capacity as development manager, has advised the Authority that it believes that there are sufficient funds available to complete construction of the Chukchansi Gold Resort & Casino and that the casino will be open to the public by June 25, 2003. To the extent these changes result in an increase in the construction budget for the Chukchansi Gold Resort & Casino, an increase in operating costs of the casino and/or a delay in construction could have a material adverse effect on the Authority's ability to fulfill its payment obligations under the notes.


     Cascade Entertainment Group, LLC


         Until October 8, 2002, Cascade Entertainment's operations and pre-development activities relating to the Projects have been funded solely from loans obtained from Cascade Entertainment's members, affiliates and third parties. On October 8, 2002, Cascade Entertainment assisted the Authority in closing on a $153 million private placement offering for the Chukchansi Gold Resort & Casino. As a result of the closing, Cascade Entertainment will earn approximately $3.3 million in development management fee revenue during the construction period of the Chukchansi Gold Resort & Casino, currently expected to be completed in June 2003. Cascade Entertainment has agreed to cause its management fees, less a maximum of $3.4 million annually for Cascade Entertainment's operating expenses, to be deposited, following the opening of the Chukchansi Gold Resort & Casino, in a secured account as further collateral for the notes. Following the attainment of certain financial ratios, such funds would be released to Cascade Entertainment and will cease to be subject to the claims of noteholders. Other than with respect to these management fees, Cascade Entertainment has not agreed to support or be liable for the Authority's obligations under the notes.

         The audit report on the December 31, 2002 financial statements for Cascade Entertainment includes an explanatory paragraph about its ability to continue as a going concern. Due to the closing of the Authority offering on October 8, 2002, Cascade Entertainment secured the necessary revenue sources to fund continuing development activities of the Chukchansi Gold Resort & Casino project, however, Cascade Entertainment will seek to raise an additional $130 million in a private placement offering for the Buena Vista project once the pending tribal leadership issues have been resolved.


         If Cascade Entertainment is unable to move forward on the Buena Vista project, the development costs related to the project would be unrecoverable and may adversely impact Cascade Entertainment's ability to continue as a going concern. In the event that Cascade Entertainment is unable to move forward with the Buena Vista project, management's plans include researching other viable Indian gaming projects within California and the western region of the United States to utilize their expertise at project development and gaming operations management.


Contractual Obligations and Material Commitments

Chukchansi Economic Development Authority


                                                                  Payments Due by Year
Description                                          2003     2004    2005     2006      2007          Thereafter
                                                 ----------------------------------------------------------------
14 1/2% Senior Notes                             $     -    $    -  $    -  $     -   $     -    $153,000,000 (a)

16.75% Senior Subordinated Pay-In-Kind Notes           -         -       -        -         -      14,827,605 (b)

17% Subordinated Pay-In-Kind Notes                     -         -       -        -         -      12,000,000 (b)
                                                 ----------------------------------------------------------------
TOTAL                                            $     -    $    -  $    -  $     -   $     -    $179,827,605
                                                 ================================================================

(a) Represents principal amount of the 14 1/2% Senior Notes issued October 8, 2002 with a maturity date of June 15, 2009.

(b) Represents subordinated Pay-In-Kind notes issues October 8, 2002 with a maturity date of September 15, 2009.

           We have entered into an Amended and Restated Development Agreement, dated June 19, 2001, as amended, with the Tribe and Cascade Entertainment providing for the management of the development, design, furnishing, equipping and construction of the Chukchansi Gold Resort & Casino by Cascade Entertainment on behalf of the Tribe and ourselves. In connection with services rendered under the development agreement, Cascade Entertainment shall receive a development fee in the amount of 4% of the total cost of developing the Chukchansi Gold Resort & Casino, not to exceed $4,500,000, which cost shall be defined in budgets approved by us pursuant to the terms of the development agreement. We have paid Cascade Entertainment $2,298,005 through March 31, 2003.

           Additionally, within 21 days after the end of each calendar month, Cascade Entertainment is required to calculate and report to us the gross revenues, operating expenses and net revenues of the Chukchansi Gold Resort & Casino for the previous month's operations and the year's operations to date. Payment is required to be made to the Tribe from net revenues of the Chukchansi Gold Resort & Casino, or, if insufficient, from Cascade Entertainment's own funds, a minimum guaranteed monthly payment of not less than $100,000 per month during the term of the management agreement, which minimum guaranteed monthly payment has priority over the management fee to be paid to Cascade Entertainment and payment due on the notes. In the event that net revenues for any given month are less than the minimum guaranteed monthly payment of $100,000, Cascade Entertainment will be required to fund any deficiency from its own funds. Minimum guaranteed monthly payments shall be made for any month during which any gaming is conducted, even if only for part of a month but will be reduced pro rata in proportion to the portion of the month in which gaming does not occur. No minimum guaranteed monthly payment will be required to be made for any month during which gaming at the Chukchansi Gold Resort & Casino is suspended or terminated for the full month.


Cascade Entertainment Group, LLC

                                                              Payments Due by Year

                                 2003         2004         2005        2006      2007    Thereafter      Total
                             ---------------------------------------------------------------------------------------
Capital Lease Obligations    $  16,129     $ 12,743     $    647    $     -   $     -   $      -    $    29,519  (a)

Operating Leases               123,200      127,200      131,200          -         -          -        381,600  (a)

Installment Loans               23,122       23,122       23,122     23,122    20,621          -        113,109  (b)

Member loans payable                -             -            -          -         -    5,433,773    5,433,773  (c)

Loans payable                       -             -            -          -         -    8,638,827    8,638,827  (c)
                             ---------------------------------------------------------------------------------------
Total                        $ 162,451     $163,065     $154,969    $23,122   $20,621  $14,072,600  $14,596,828
                             =======================================================================================

(a) Capital and Operating Leases with remaining non-cancelable terms of one year or more at December 31, 2002, including interest.
(b)  Installment loans for automobiles, including interest
(c) Loans Payable and Member loans payable, according to their agreements, do not have fixed repayment schedules. The repayment of these loans is contingent upon obtaining funding for the Buena Vista project.




Critical Accounting Policies and Estimates


    Chukchansi Economic Development Authority


         The Authority prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Certain of its accounting policies, including the determination of bad debt reserves, the estimated useful lives assigned to its assets, asset impairment, purchase price allocations made in connection with its acquisitions and the calculation of certain of its liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Authority's judgments are based on its historical experience, terms of existing contracts, observance of trends in the gaming industry and information available from other outside sources. There can be no assurance that actual results will not differ from its estimates. To provide an understanding of the methodology they apply, its significant accounting policies and basis of presentation are discussed where appropriate in this discussion and analysis and in the notes to its December 31, 2002 audited financial statements and its March 31, 2003 unaudited financial statements located elsewhere in this prospectus.


    Cascade Entertainment Group, LLC

         Cascade Entertainment prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. Certain of its accounting policies, including the determination of bad debt reserves, the estimated useful lives assigned to its assets, asset impairment, purchase price allocations made in connection with its acquisitions and the calculation of certain of its liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Cascade Entertainment's judgments are based on its historical experience, terms of existing contracts, observance of trends in the gaming industry and information available from other outside sources. There can be no assurance that actual results will not differ from its estimates. To provide an understanding of the methodology they apply, its significant accounting policies and basis of presentation are discussed where appropriate in this discussion and analysis and in the notes to its December 31, 2002 audited financial statements located elsewhere in this prospectus.


      Accounts receivable and tribal loans receivable are recorded at cost, less the related allowance for uncollectible accounts receivable or uncollectible loans receivable. Management, considering current information and events regarding the Tribes' ability to repay their obligations, considers a loan to be impaired when it is probable that Cascade will be unable to collect all amounts due according to the contractual terms of the loan agreement, or when circumstances surrounding the collectibility of the receivable are contingent on future uncertain events. Impairment losses are included in the allowance for doubtful accounts through a charge to the provision for uncollectible receivables. Cash receipts on impaired loans receivable will be applied to reduce the principal amount of such loans until the principal has been recovered and, thereafter, are recognized as interest income. Accounts receivable are handled in a similar way with regard to collectibility and impairment.

      Based on the above criteria for collectibility, management has reserved 100% of the current tribal loans receivable. Current accounts receivable have a high degree of collectibility and have been recorded unimpaired.

Recent Accounting Pronouncements


         In June 1999, the Governmental Accounting Standards Board ("GASB") issued Statement No. 34, Basic Financial Statements - and Management's Discussion and Analysis - for State and Local Governments, which becomes effective for fiscal year ending December 31, 2004. The statement modifies the reporting requirements for basic financial statements and the required supplementary information for general purpose governments. In June 2001, GASB also issued Statement No. 37, Basic Financial Statements - and Management's Discussion and Analysis - for State and Local Governments: Omnibus and Statement No. 38, Certain Financial Statement Note Disclosures. These also become effective for the fiscal year ending December 31, 2004. The impact of adoption of these statements on the financial statements of the Authority has not yet been determined.

         In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 is effective for transactions occurring after May 15, 2002. This Statement also amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 did not have a material effect on either the Authority's or Cascade Entertainment's financial statements.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on either the Authority's or Cascade Entertainment's financial statements.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, and interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Authority's financial statements. The impact on Cascade Entertainment's financial statements is not known at this time. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 31, 2002.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in these financial statements. The adoption of SFAS No. 148 did not have a material effect on either the Authority's or Cascade Entertainment's financial statements.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. The requirements of this standard are effective for financial statements of interim or annual periods beginning after June 15, 2003. The adoption of Interpretation No. 46 is not expected to have a material effect on either the Authority's or Cascade Entertainment's financial statements.

         In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 is not expected to have a material effect on either the Authority's or Cascade Entertainment's financial statements.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on either the Authority's or Cascade Entertainment's financial statements.



Quantitative and Qualitative Disclosures About Market Risk

    Chukchansi Economic Development Authority


         Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Since all of our borrowings are fixed-rate indebtedness, we have no market risk related to interest rate risk. Through March 31, 2003 and December 31, 2002, we had not invested in derivative or foreign currency-based financial instruments.

    Cascade Entertainment Group, LLC


         Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Cascade Entertainment's primary exposure to market risk is interest rate risk associated with its variable-rate long-term debt which as of March 31, 2003 and December 31, 2002 was $14.1 million. Cascade Entertainment's variable-rate indebtedness is affected by the general level of the prime rate. Therefore, the interest rate on its long-term debt will change as the prime rate changes. Based on Cascade Entertainment's $14.1 million of outstanding long-term debt at March 31, 2003 and December 31, 2002, a hypothetical 100 basis point (1%) increase in the prime rate would result in an annual interest expense of approximately $141,000. Through March 31, 2003 and December 31, 2002, Cascade Entertainment had not invested in derivative or foreign currency-based financial instruments.



 Ratio Of Earnings To Fixed Charges

    Chukchansi Economic Development Authority

         The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (i) net income, (ii) fixed charges and (iii) amortization of capitalized interest, less the amount of interest capitalized. The term "fixed charges" is the amount resulting from adding (i) interest expense, whether expensed or capitalized, (ii) the amortization of debt financing costs and (iii) one-half of rent expense under operating leases, which we believe is representative of the interest component of rent expense. In all periods presented, earnings were insufficient to cover fixed charges by $11,436,994 for the period from June 15, 2001 (commencement of operations) through December 31, 2002, by $8,239,235 for fiscal year ended December 31, 2002 and by $6,004,514 for the three months ended March 31, 2003. Accordingly, these ratios have not been presented. (See Exhibit 12.1)

    Cascade Entertainment Group, LLC

         For the years 1998 through 2001, earnings were insufficient to cover fixed charges by $7,347,395 in 2001, $11,131,864 in 2000, $1,134,528 in 1999,
and $361,962 in 1998. Accordingly, these ratios have not been presented for these years. For the quarter ending March 31, 2003 and year ending December 31, 2002, the ratio of earnings to fixed charges were 1.58 and 7.37, respectively. (See Exhibit 12.2)

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

    Chukchansi Economic Development Authority

         On March 26, 2003, the Authority elected not to reappoint the firm Burnett + Company ("Burnett") as its independent accountants, and in the place of Burnett, engaged the firm of Deloitte & Touche LLP ("D&T") effective on the same date. This change in independent accountants was recommended by the Board of Directors of the Authority and was not prompted by disagreements between the Authority and Burnett.

         Burnett's report on the Authority's financial statements for the fiscal year beginning on June 15, 2001 (date of the commencement of operations) and ending December 31, 2001 indicated that substantial doubt existed regarding our ability to continue as a going concern and contained the following paragraph: "The accompanying financial statements have been prepared assuming that the Chukchansi Economic Development Authority will continue as a going concern. As discussed in Note 1 to the financial statements, Chukchansi Economic Development Authority has incurred substantial losses and has not raised the necessary capital to complete its casino project. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

         In connection with the prior audits for the fiscal year beginning on June 15, 2001 (date of the commencement of operations) and ending December 31, 2001 and the subsequent interim periods preceding the decision to change independent accountants, there:

                  (a) were no disagreements with Burnett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Burnett's satisfaction, would have caused Burnett to make reference to the subject matter of the disagreements in connection with the audit reports of Burnett's financial statements for such years;

                  (b) were no reportable events that would have required disclosure under Item 304 (a)(1)(v) of Regulation S-K.

         The Authority has requested that Burnett review the disclosures contained above and furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with the above statements. A copy of the letter, dated June 20, 2003 is filed as Exhibit 16.1 to this Form S-4/A.



    Cascade Entertainment

         On January 7, 2003, KPMG LLP ("KPMG") resigned as independent accountants for Cascade Entertainment. On March 26, 2003, Cascade
Entertainment engaged the firm of Deloitte & Touche LLP ("D&T") as their independent accountants.

         In connection with the audits for the fiscal years ended December 31, 2001 and 2000 and the subsequent interim period through January 7, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in connection with the audit reports of KPMG for such years.

         The audit reports of KPMG on the financial statements of Cascade Entertainment as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows. KPMG's report on the Cascade Entertainment's financial statements as of and for the fiscal years ended December 31, 2001 and 2000 contained a separate paragraph stating that: "The accompanying financial statements have been prepared assuming that Cascade will continue as a going concern. As discussed in note 1 to the financial statements, Cascade has suffered recurring net losses from operations, and has a net members' deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans with regards to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

         A letter from KPMG, dated June 19, 2003 is filed as Exhibit 16.2 to this Form S-4/A.

                                   BUSINESS

The Chukchansi Gold Resort & Casino

         We were formed in June 2001 as a wholly-owned enterprise of the Tribe to own and manage the distributable revenues generated by the Chukchansi Gold Resort & Casino, a gaming facility and hotel to be built on approximately 120 acres near Coarsegold, California, approximately 35 miles north of Fresno. The Chukchansi Gold Resort & Casino, which will be developed and managed by Cascade Entertainment, is being designed to be an approximately 296,000 square-foot facility, including approximately 52,000 square feet of gaming space, and is expected to feature:

         o 1,800 slot machines, approximately 40 table games and a poker room;

         o a 192-room rustic, contemporary-style hotel, which will feature room service, full bell service and valet service;

         o five restaurants, including a 450-seat action-station buffet, a 150-seat casual dining restaurant, a 125-seat signature, wine-country restaurant with an exhibition kitchen and wine cellar, a 75-seat quick-serve Asian restaurant and a 75-seat 1950's-themed diner;

         o four bars, including a rustic, lobby lounge with views of the majestic Sierra Nevada Mountains and a 200-seat sports and entertainment slot bar and lounge that will also offer limited food service;

         o approximately 16,500 square feet of meeting and convention space, which will include an approximately 13,000 square foot Events Center intended to seat up to 1,000 people;

         o    approximately 1,900 surface parking spaces with free valet;

         o an approximately 40-space RV park with full electrical and water hook-ups and complimentary shuttle service to the casino;

         o    a retail shop; and

         o    VIP and guest services facilities.

We expect that the construction of the casino portion of the Chukchansi Gold Resort & Casino will be completed, and the operation of the casino will begin, in June 2003. We expect that the construction of the hotel portion of the Chukchansi Gold Resort & Casino will be completed, and the operation of the hotel will begin, in August 2003.

         The Chukchansi Gold Resort & Casino will be strategically located off Highway 41, 35 miles north of Fresno on tribal lands near Coarsegold, California. Highway 41 is a major highway serving the Fresno area and is the main road from the south into Yosemite National Park. The Chukchansi Gold Resort & Casino site is approximately 25 miles from the south entrance of Yosemite. According to Yosemite National Park Media Relations, the south entrance, the most popular of Yosemite's five entrances, accounted for 1.0 million, or over 30%, of Yosemite's visitors in 2001.

         Our auditors have expressed substantial doubt about our ability to continue as a going concern, which is dependent upon the completion and generation of profitable operations of the Chukchansi Gold Resort & Casino.

The Fresno Market

         According to the 2000 U.S. Census, the Fresno metropolitan statistical area (MSA) had a population of 922,516. From 1990 to 2000, the Fresno MSA grew at a rate of 22.1%, ranking it among the top 20% of all U.S. MSAs in terms of population growth rate. As of 2000, approximately 1.0 million and

2.3 million people lived within a 50- and 100-mile radius, respectively, of the Chukchansi Gold Resort & Casino site. The 2000 U.S. Census and the State of California project that the four counties principally located within 50 miles of the Chukchansi site and the eleven counties principally located within 100 miles of the Chukchansi site will experience aggregate population growth of 22.3% and 25.1%, respectively, between 2000 and 2010, as compared to 16.8% for California and 6.6% nationally.

         Because of Fresno's strong population growth and role as a gateway to Yosemite National Park, Fresno Yosemite International Airport is currently undergoing an expansion of its facilities. In addition, many carriers have expanded their service to Fresno and there are currently non-stop flights to and from nine destinations.

Competition


         The Chukchansi Gold Resort & Casino will compete primarily with other California Indian gaming facilities including three in the Fresno area: Table Mountain Casino & Bingo, the Palace Indian Gaming Center and the Mono Wind Casino. Table Mountain and the Palace Indian Gaming Center have recently expanded their facilities and now offer the maximum allowable number of gaming devices. Table Mountain expanded significantly in 2001, and now features 2,000 slots and approximately 41 table games (including poker), but it currently has only two 24-hour restaurants and no hotel rooms. The Palace Indian Gaming Center features 2,000 slot machines, approximately 26 table games, headliner entertainment and live boxing events in its showroom. It currently offers a specialty restaurant, a 24-hour buffet and two snack bars. The Mono Wind Casino is a smaller competitor that offers approximately 329 slot machines and approximately 10 table games. It has one restaurant and has no hotel at this time.


         The Chukchansi Gold Resort & Casino will also compete with casinos in the Lake Tahoe area, Reno, Las Vegas and elsewhere in Nevada. To a lesser extent, the facility will compete with local card rooms, on- and off-track wagering, bingo halls, the California State Lottery, Internet gaming and other forms of gaming and leisure activities.

Business Strategy

         We and Cascade Entertainment, the developer and manager of the Chukchansi Gold Resort & Casino, intend to implement the following development and operating strategies:

         o Design and Construct the First Fully Integrated Gaming Facility in the Fresno Market. The Chukchansi Gold Resort & Casino will be the first fully integrated gaming facility in the Fresno market that will be completely designed and constructed after the legalization of gaming in California, rather than developed through a series of expansions and renovations. The Chukchansi Gold Resort & Casino will be the product of a thorough development process undertaken with the assistance of experienced gaming architects, engineers and contractors.

         o Benefit from a Team of Experienced Development Professionals. Cascade Entertainment has assembled a team of skilled design, development and construction professionals: Morris & Brown, the architect; Walton Construction, the construction manager; and Rider Hunt Levett & Bailey, the construction consultant.

         o Capitalize on the Indian Gaming Experience of Cascade Entertainment's Management. Members of Cascade Entertainment's management team have substantial experience developing and operating Indian gaming facilities and within the gaming industry generally.

         o Offer Customers a Distinctive Experience. The Chukchansi Gold Resort & Casino will offer its customers Las Vegas-style gaming in conjunction with exciting entertainment and high quality dining. The facility will offer multiple dining options, such as three themed specialty restaurants and an action-station buffet. There will also be entertainment in our lounge and the Events Center, which is expected to feature headline entertainers.

         o Attract Overnight Customers. When the Chukchansi Gold Resort & Casino opens, we expect it to be one of the only gaming facilities in the Fresno market that can accommodate overnight guests. We intend to use our hotel as a key element of our casino marketing plan. This will give us the opportunity to draw casino customers from a large geographic radius while also serving the rapidly growing local market.

         o Provide Exceptional Customer Service. The Chukchansi Gold Resort & Casino will strive to provide patrons with exceptional personal service intended to foster customer loyalty and generate repeat business.

         o Develop Brand Awareness and Customer Loyalty. We will seek to build brand awareness and name recognition for the Chukchansi Gold Resort & Casino through a wide variety of marketing and promotional tools, including broadcast and print media, billboards and area visitor's guides. We will encourage customer loyalty and repeat business through a player's club program, which should allow us to build our customer database and target our promotions to frequent patrons.


         Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred substantial losses to date. We still need to obtain $20 million of capital leases and $20 million of operating leases. Our ability to continue as a going concern is dependent upon completion of the Chukchansi Gold Resort & Casino and generating profitable operations once construction has been completed. Please see the going concern opinion in the financial statements on page F-2.


    The Design and Construction Process

          Cascade Entertainment commenced the planning of the Chukchansi Gold Resort & Casino in 1999. Cascade Entertainment's management has worked closely with Morris & Brown, the architect, Walton Construction, the construction manager, and Rider Hunt Levett & Bailey, our construction consultant, to develop a detailed set of design plans for the Chukchansi Gold Resort & Casino. Detailed design plans are complete for every significant element of the facility.


         Construction of the Chukchansi Gold Resort & Casino commenced on September 25, 2002, with opening of the casino scheduled to occur in June 2003 and opening of the hotel scheduled to occur in August 2003. Cascade Entertainment will work closely with the architect, construction manager, disbursement agent, and Professional Associates Construction Services, Inc., the independent construction consultant, to ensure that the design concepts can be built in accordance with the construction budgets and schedules. We have entered into a guaranteed maximum price construction manager agreement with Walton Construction. See "Material Agreements--Construction Manager Agreement" and "Use of Proceeds." However, a dispute under the construction manager contract has arisen between the Authority and Walton Construction. See "--Legal Proceedings" and "Recent Events."


         Due to the timing of the commencement of construction and the conditions on the gaming device licenses established by the tribal-state gaming compact, we will likely be required to place certain of our gaming devices in commercial operation prior to the date construction of the facility as a whole is completed. Under certain circumstances, we have agreed to delay certain non-gaming elements of the project and to accelerate construction of the casino. In addition, we will have the ability to prioritize the construction of the Events Center, which will be designed to house our gaming devices prior to the opening of the facility. In either case, we estimate construction costs would increase by approximately $2.5 million, which would be funded with our contingency, if available. See "Risk Factors--Risks Relating to Our Business--We could encounter problems during development and construction that could substantially increase the construction costs of the Chukchansi Gold Resort & Casino or delay opening and result in the loss of our gaming device licenses."

         The design and construction team includes:

         o Architect and Designer. Morris & Brown Architects, Ltd. of Reno, Nevada and San Diego, California, a national architecture firm with significant gaming experience, has been retained as design manager for the project upon completion of definitive agreements. Morris & Brown has designed major gaming projects such as Station Casino Kansas City, Hollywood Casino Shreveport, Isle of Capri Bossier and Harrah's Reno. Under the direction of Cascade Entertainment, Morris & Brown coordinates a team of specialized engineers, consultants and specialty designers.

         o Construction Manager. Walton Construction of Kansas City, Missouri, has been retained as construction manager to provide construction services. Walton Construction has 17 years of construction experience and has worked on such projects as Harrah's Prairie Band Casino and Station Casino Kansas City. Walton Construction has previously collaborated with Morris & Brown on the Turtle Creek Casino in Traverse City, Michigan and the designs for other tribal gaming projects such as the San Pasqual Resort & Casino and the Santa Clara Pueblo Resort & Casino.

         o Construction Consultant. Rider Hunt Levett & Bailey of Las Vegas, Nevada has been retained by Cascade Entertainment to provide focused project management services, estimating services and ongoing budget management. Rider Hunt Levett & Bailey has been involved in the design and construction process for over 35 casino projects including Pechanga Entertainment Center, Excalibur Las Vegas Resort Hotel and Casino, Hard Rock Hotel and Casino, Aladdin Resort and Casino and Silver Legacy Resort Casino.

         o Independent Construct ion Consultant. Professional Associates Construction Services, Inc. of Orange, California has been retained as an independent construction consultant on behalf of the holders of the notes. The conditions under the cash collateral and disbursement agreement generally provide that funds will be disbursed only if Cascade Entertainment and the independent construction consultant certify to the disbursement agent that there are sufficient available funds to complete the Chukchansi Gold Resort & Casino in accordance with the budget. Professional Associates has acted as construction consultant in connection with the construction of Pechanga Entertainment Center, Barona Casino and Station Casino's Green Valley Ranch Resort.

Environmental Matters

         In February 2002, the National Indian Gaming Commission (the "NIGC") issued a Finding of No Significant Impact (FONSI) for the Chukchansi Gold Resort & Casino. The FONSI allowed us to start construction of the Chukchansi Gold Resort & Casino. Under the tribal-state gaming compact, the Tribe was required to adopt and comply with standards no less stringent than federal water quality and safe drinking water standards applicable in California. In order to comply with this provision of the tribal-state gaming compact, the Authority will spend approximately $3.6 million this fiscal year to build and maintain a waste water treatment plant.

Employees and Labor Relations

         Upon the opening of the Chukchansi Gold Resort & Casino, we expect to employ approximately 1,200 persons. The Tribe has entered into an agreement with the Hotel Employees Restaurant Employees Union for representation of employees. In exchange, subject to certain conditions set forth in the agreement, the Tribe has received no-strike and non-interference guarantees from the Hotel Employees Restaurant Employees Union.

Property

         The Chukchansi Gold Resort & Casino project will consist of approximately 120 acres. We are permitted to conduct gaming operations on lands included in the Tribe's rancheria regardless of whether we own the land or it is held in trust by the United States for our benefit. The Chukchansi Gold Resort &

Casino's gaming facility, hotel, main parking facilities, RV park and wastewater treatment plant will be built on 48.5 acres which lie within the boundaries of the Tribe's rancheria. The Tribe presently owns these lands, however, to clarify the status of this land as exempt from property taxes, the Tribe has applied to have the United States take title to these lands in trust for the benefit of the Tribe. In addition, access roads and additional parking facilities for the Chukchansi Gold Resort & Casino will be built on up to 80 acres that lie adjacent to but outside the rancheria's boundaries. The Tribe presently owns these lands, however, the Tribe has recently applied to have title to these lands taken by the United States into trust for the benefit of the Tribe. The Madera County Assessor plans on assessing the casino and hotel for property taxes and we intend to vigorously challenge this assessment.


Seasonality

         We have no operating history. We anticipate that activity at the Chukchansi Gold Resort & Casino may be modestly seasonal, with stronger results expected during the second and third quarters due in part to the relatively higher levels of tourism experienced by Yosemite National Park during this time of the year. In addition, our operations may be impacted by adverse weather conditions and fluctuations in the tourism business. Accordingly, our results of operations may fluctuate from quarter to quarter and the results for any one quarter may not be indicative of results for future quarters.

Trademarks


         The Authority has applied to trademark "Chukchansi Gold." The Authority expects the trademark to be registered following our filing of a statement of use with the Patent and Trademark Office. Should the trademark be granted it will have a duration of 10 years (which term is renewable). However, the Authority does not expect any material adverse consequences to arise in the event the trademark application is rejected.


Services

         The Tribe has entered into a memorandum of understanding with the County of Madera for law enforcement, fire protection, traffic management and road improvement services. In addition, the Tribe has entered into a non-binding memorandum of understanding with Sierra Ambulance Services for the provision of ambulance and emergency medical technician services. A total of three wells have been drilled as a water source for the Chukchansi Gold Resort & Casino and a tertiary wastewater treatment facility has been built to handle all of the facility's wastewater.

Legal Proceedings

         In a lawsuit recently decided in federal court, which challenged the validity of all of the tribal-state gaming compacts entered into by the State of California, the court held that the tribal-state gaming compacts were valid. The plaintiffs are California card clubs and charities that are prohibited under California laws from offering casino-type gaming. The plaintiffs allege that the Secretary of the Interior and the Governor of California, among others, violated the Fifth and Fourteenth Amendments to the United States Constitution and the Indian Gaming Regulatory Act of 1988 when the tribal-state compacts between the State of California and fifty-seven California tribes, including the Tribe, were approved. In July, 2002, the United States District Court for the Eastern District of California granted summary judgment to the defendants, holding that the compacts were valid, on the grounds that Article IV, section 19(e) of the California Constitution properly authorized the governor to execute the compacts, and that the exemption of Indian tribes from California's general ban on casino gaming did not violate the equal protection or due process rights of non-Indians. This decision has been appealed to the Court of Appeals for the 9th Circuit and there can be no assurance as to the outcome of this appeal. In addition, in Kansas and Arizona, courts have held that tribal-state compacts which had been executed by the state's governor were void. See "Risk Factors--Risks Relating to the Indian Gaming Industry--There is pending litigation challenging the validity of the tribal-state gaming compacts."

         On October 18, 2002, two federally recognized tribes filed a suit in federal court against, among other defendants, the State of California and the California Gambling Control Commission. The suit alleges that non-compacting tribes have not received regular quarterly trust payments, as required under the tribal-state gaming compacts and that the State of California has attempted to unilaterally impose a limitation on the available pool of licenses, and as such, the non-compacting tribes are being deprived of revenue under the tribal-state gaming compact. We do not believe that the outcome of this suit would have a material adverse affect on us.


         A contract dispute has arisen between the Authority and Walton Construction, the construction manager, in connection with the construction manager agreement. The construction manager has asserted that construction expenses payable by the Authority under the construction manager agreement have increased by approximately $13 million from the amount set forth in the construction budget, which assertion the Authority disputes. The construction manager has requested a change order which would eliminate or modify the guaranteed maximum price under the construction manager agreement in exchange for a reduction in the fees payable to Walton Construction and other concessions. Cascade Entertainment is currently in discussions with Walton Construction to determine how this dispute can be resolved. We do not believe that this dispute will materially impact the construction of the Chukchansi Gold Resort & Casino because even giving effect to the full amount of the requested budget increase, the Authority would still have sufficient available funds to complete construction of the Chukchansi Gold Resort & Casino and that the casino will be open to the public by June 25, 2003.


Governmental Approvals


         Under the Tribe's gaming ordinance, the Tribal Gaming Commission may grant temporary gaming business licenses and temporary financial source licenses for a period of up to ninety days, or standard gaming business licenses and standard financial source licenses for a period of up to two years. Once a temporary license has expired, the Tribal Gaming Commission may issue either additional temporary licenses or standard licenses. Cascade Entertainment Group received a standard gaming business license and a standard financial source license from the Tribal Gaming Commission both of which expire on October 29, 2004. The persons and entities to whom the senior subordinated PIK notes, the subordinates PIK note, the L/C note and the Manager repayment note were issued have received temporary financial source licenses from the Tribal Gaming Commission which expire on August 3, 2003.


         In accordance with the tribal-state gaming compact, applications have been made to the California Gambling Control Commission for a finding of suitability by Cascade Entertainment, its officers, key employees, and owners, and the persons and entities to whom the senior subordinated PIK notes, the subordinated PIK note, the L/C note and the Manager repayment note. Those applications are pending. The California Gambling Control Commission has not indicated when it will complete the processing of the applications, and there is no legally required date by which the California Gambling Control Commission must complete the processing of those applications. If the California Gambling Control Commission ultimately finds an applicant to be unsuitable, and if that finding is not successfully appealed, under the tribal-state gaming compact the Tribal Gaming Commission must terminate any gaming or financial source license it has issued to such applicant.

                   PICAYUNE RANCHERIA OF CHUKCHANSI INDIANS

General

         The Picayune Rancheria of Chukchansi Indians is a federally recognized Indian tribe with over 1,100 enrolled members. The Tribe operates under a constitution adopted by its members and is governed by a seven member Tribal Council elected by the Tribe. The Tribal Council has enacted tribal ordinances to establish the Chukchansi Economic Development Authority for the purpose of furthering the economic prosperity of the Tribe through the development and ownership of a gaming enterprise and related business and assets. The Tribal Council also created the Tribal Gaming Commission to exercise all regulatory powers of the Tribe over the operation, financing, management and licensing of gaming.

Governance of the Tribe

         The Tribe's constitution provides that the Tribe be governed by a seven member Tribal Council that is elected by the General Council. The General Council consists of all enrolled members of the Tribe, eighteen years of age or older. Tribal Council elections are held in November of each year, and are conducted in accordance with the Tribe's election ordinance. The Tribal Council terms are staggered, with an elected member serving a term of two years. The Tribal Council annually elects its officers - a Chairperson, a Vice-Chairperson, a Secretary and a Treasurer. Officers of the Tribal Council must be at least 25 years of age, reside within a 75-mile radius of the Tribe's rancheria land and must have demonstrated an active involvement in tribal affairs. Presently the officers and members of the Tribal Council are as follows:


Name                                               Age     Position
----                                               ---     --------
Dixie Jackson....................................   66     Chairperson
Mary Martinez....................................   71     Vice-Chairperson
Herbert Punkin...................................   72     Treasurer
Beverly Graham...................................   71     Secretary
Dustin Graham....................................   32     Member
Belinda Jones....................................   48     Member
Morris Reid......................................   62     Member


         The Tribal Council exercises the executive and legislative powers of government. Tribal Council meetings are held monthly in accordance with the Tribe's constitution, and special meetings may be called by the Chairperson or a minimum of three members of the Tribal Council. Regular General Council meetings, which consist of all adult members of the Tribe, are convened quarterly.

Chukchansi Economic Development Authority

         We were created pursuant to an ordinance of the Tribal Council to own the Chukchansi Gold Resort & Casino and to own and manage the distributable revenues generated by the Chukchansi Gold Resort & Casino. We are a wholly-owned enterprise of the Tribe, and an authorized agency of the Tribe within the terms of the tribal-state gaming compact. The term "wholly owned unincorporated enterprise of the Tribe" means that the Tribal Government retains, and will always retain, one hundred percent (100%) of the ownership interest in the Authority. This insures that the benefits of the Chukchansi Gold Resort & Casino will be controlled by the Tribe as a sovereign nation. The term "enterprise" means that the Authority was created primarily for economic and business purposes. The resolution and ordinance creating the Authority provide for its perpetual existence and the Tribe and the Authority have covenanted not to dissolve the Authority at any time while the notes remain outstanding. Should the Authority be dissolved, the holders of the notes are entitled to receive payment in full with respect to all principal, premium, interest and other amounts owing before any payment or distribution to the Tribe. Once all of the notes and other indebtedness have been paid in full, the Tribe will have the right to all assets of the Authority upon an event of dissolution.

         Our powers are derived by delegation from the Tribal Council of certain of its enumerated powers set forth in the Tribe's constitution. A seven-member Board of Directors serves as our governing body. The composition of the Board of Directors is identical to that of the Tribal Council, with all officers and members of the Tribal Council holding the same position on our Board of Directors as they hold on the Tribal Council. The Board of Directors is governed in its decision-making by the ordinance of the Tribal Council which created it, and its bylaws. The Authority bylaws are very similar to the bylaws of a corporation. Meetings are presided over by the Chairperson, following Roberts Rules of Order, and decisions are made by majority vote of a quorum.


         So long as any obligation under the notes remains outstanding, our activities are limited to the ownership of the Chukchansi Gold Resort & Casino and the ownership and management of our assets. Our assets may not be commingled with those of the Tribe generally or any tribal entity. The Authority has covenanted that its assets are restricted to use in connection with the operation of the Chukchansi Gold Resort & Casino. In addition, the Authority must make a minimum guaranteed monthly payment to the Tribe as required by the indenture governing the notes and the Indian Gaming Regulatory Act of 1988; if the Authority is unable to make these payments from its operating cash flow, the Manager has agreed pursuant to the Management Agreement to pay any shortfall in the minimum guaranteed monthly payment to the Tribe. The Authority may not make any other payments to the Tribe or the Manager except as permitted under the indenture.


         We are the sole obligor under the notes, and are a party to the development agreement and the management agreement with Cascade Entertainment. Although the management agreement gives Cascade Entertainment the exclusive right to conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Chukchansi Gold Resort & Casino, the Authority retains the sole proprietary interest in and ultimate responsibility for the conduct of all class II and III gaming conducted by the Chukchansi Gold Resort & Casino.

    Management of the Authority

         The composition of the Board of Directors is identical to that of the Tribal Council, with all officers and members of the Tribal Council holding the same position on our Board of Directors as they hold on the Tribal Council. The following table provides information as of March 31, 2003, with respect to each of the (i) executive officers of the Authority and (ii) members of the Authority's Board.


Name                           Age        Position           Expiration of Term
----                           ---     ---------------       ------------------
Dixie Jackson................   66     Chairperson              December 2004
Mary Martinez................   71     Vice-Chairperson         December 2003
Herbert Punkin...............   72     Treasurer                December 2004
Beverly Graham...............   71     Secretary                December 2003
Dustin Graham................   32     Member                   December 2004
Belinda Jones................   48     Member                   December 2003
Morris Reid..................   62     Member                   December 2004



         In addition, we have contracted with William Ross Jackson, a sole proprietorship, to provide interim Chief Financial Officer services to the Chukchansi Economic Development Authority through to March 31, 2004. Mr. Jackson is 53 years old.


         Dixie Jackson is the Chairperson of the Authority. Ms. Jackson also serves as the Chairperson of the Picayune Rancheria of Chukchansi Indians Tribal Council, and has served in that capacity since 2000, prior to that she was a member of the Tribal Council for one year. Ms. Jackson was employed by the Internal Revenue Service in Fresno, California, from 1974 to 2000, ending her employment there as a Senior Tax Examiner; she is currently retired. Ms. Jackson has served on the Central Valley Indian Health Board for over thirty years, and currently serves as the Chairperson of that Board. Ms. Jackson has served on the California Rural Indian Health Board for fifteen years, the Ladies Auxiliary of VFW for twenty years, and the California Nations Indian Gaming Association Board for three years. Ms. Jackson has worked as a Madera County Election Inspector for twenty years. Ms. Jackson has also been a cattle rancher for more than thirty-five years. Ms. Jackson has no family relationship to Mr. William R. Jackson.

         Mary Martinez is the Vice-Chairperson of the Authority. Ms. Martinez is also the Vice-Chairperson of the Picayune Rancheria of Chukchansi Indians Tribal Council. From 2001 to January 2003, Ms. Martinez served as Secretary of the Authority and of the Picayune Rancheria of Chukchansi Indians Tribal Council, and previously served as Secretary of the Tribal Council in 1992. Ms. Martinez also currently serves as a Commissioner for the Chukchansi Indian Housing Authority, which is an affiliate of the Authority. Ms. Martinez is a retired surgery technician from the Fresno Community Hospital and the Clovis Indian Health Clinic. Ms. Martinez is a 1981 graduate of San Joaquin Valley College in Fresno, California, where she earned her certification as an emergency room medical assistant. In 1998-1999, and in 1992-1993, Ms. Martinez served as the Interim Director of the Fresno Indian Health Clinic, and in 1994-1995 she served as the Interim Director of the California Indian Health Consortium, based in Sacramento. Ms. Martinez has served in a variety of volunteer positions: Fresno Equal Opportunity Commission Board, Associated Indian Health Board Chair and Vice-Chair, California Indian Legal Services Board, Fresno Indian Health Association Board, National Indian Health Council Executive Board, Western Region Indian Health Association Board, and Sierra Tribal Consortium Vice-Chair. Ms. Martinez comes from a long line of basketweavers.

         Herbert Punkin is the Treasurer of the Authority. Mr. Punkin is also the Treasurer of the Picayune Rancheria of Chukchansi Indians Tribal Council. Prior to his election as Treasurer, Mr. Punkin was a member of the Authority board of directors and of the Picayune Rancheria of Chukchansi Indians Tribal Council. Mr. Punkin has served on the Tribal Council for the past seven years. Mr. Punkin was the Vice-Chairperson of the Tribal Council from 2001 to 2002. Mr. Punkin has been retired for seven years, prior to which he was employed as a logger for over thirty years.

         Beverly Graham is the Secretary of the Authority. Ms. Graham is also the Secretary of the Picayune Rancheria of Chukchansi Indians Tribal Council. From 1995 to January 2003, Ms. Graham served has Treasurer of the Authority and of the Picayune Rancheria of Chukchansi Indians Tribal Council. Ms. Graham is currently retired. Ms. Graham worked as a medical receptionist for the Central Valley Indian Health Clinic, and the school liaison for the Fresno Unified School District. Ms. Graham has assisted the Tribe with its newsletter from 1994 to the present. Ms. Graham has also been a teacher of the Chukchansi Language since 1984. Ms. Graham is the aunt of Mr. Dustin Graham.

         Dustin Graham is a member of the Authority. Mr. Graham is also a member of the Picayune Rancheria of Chukchansi Indians Tribal Council since January 2003. Mr. Graham was the Vice-Chairman of the Authority and of the Picayune Rancheria of Chukchansi Indians Tribal Council from 2002 to 2003. Prior to that, Mr. Graham was a member of the Tribal Council from 2000 to 2001. Mr. Graham is currently employed as a Project Manager with the Chukchansi Indian Housing Authority, which is an affiliate of the Authority, a position he also held in 2000. Mr. Graham has been employed as: a climber, tree faller, and as an equipment operator for Graham Tree Service in 2001; the Interim Executive Director of the Chukchansi Indian Housing Authority in 2000; a maintenance specialist with the Picayune Rancheria of Chukchansi Indians in 1999; a top foreman with the Asplund Tree Company in 1998; and a top foreman, supervisor, and vegetation management specialist with Trees Incorporated from 1994 to 1997. Mr. Graham served as Vice-Chairperson of the Board of Directors of the Chukchansi Indian Housing Authority from 2000 to 2001, the Chairperson from 1998 to 2000, and as a Member-at-Large from 1997 to 1998. Mr. Graham has been the Vice-Chairperson for the First Native American Housing Authority of Fresno, California from 2001 to the present. Mr. Graham has also been the California State Representative for the Southwest Indian Housing Association from 1999 to the present. Mr. Graham attended Fresno City College from 1997 to 2000, and Kingsview-Oakhurst Community College in 2001. Mr. Graham is the nephew of Ms. Beverly Graham.

         Belinda Jones is a member of the Authority. Ms. Jones is also a member of the Picayune Rancheria of Chukchansi Indians Tribal Council, and has served on the Tribal Council for the past six years. Ms. Jones was Secretary of the Tribal Council from 1999 to 2002. Ms. Jones was employed as a truck driver for Armadillo Trucking from 1991 to 2001. Ms. Belinda Jones has no family relationship to Ms. Kenilyn Jones, the Vice President of Gaming for Cascade Entertainment.

         Morris Reid is a member of the Chukchansi Economic Development Authority. Mr. Reid is also a member of the Picayune Rancheria of Chukchansi Indians Tribal Council. Mr. Reid served on the Tribal Council from 1989 to 1991 as its Secretary, in 2000 as its Vice-Chairperson, and from 2001 to the present as a member. Mr. Reid has been employed as a journeyman electrician for the City of Fresno from 1984 to the present, and has worked as an electrician since 1965. Mr. Reid served as Chairperson of the Fresno Indian Health Association from 1990 to 1993, the Parent Committee of the Indian Education Program OSA from 1994 to 1996, the Chukchansi Housing Authority as liaison to the Board of Commissioners from 2000 to 2002, delegate to the California Nations Indian Gaming Association from 1999 to 2002, 2002 Member-at-Large to the Executive Committee of the California Nations Indian Gaming Association representing the California Eastern District, and Member of the Board of Directors of the California Indian Manpower Consortium from 1996 to 1999.


         William R. Jackson has been the interim Chief Financial Officer for the Chukchansi Economic Development Authority since January 10, 2003, and is the first person to serve in that position. Mr. Jackson has over fifteen years experience as a Chief Financial Officer for both public and privately held companies, with extensive experience in both gaming and Securities and Exchange Commission filings. Since 2000, Mr. Jackson has served as the Chief Financial Officer/Consultant for the San Pasqual Band of Indians, San Diego, California, and in that position has assisted with the financing, opening, and post-opening of the Valley View Casino. In 2000, Mr. Jackson also served as the Acting Chief Financial Officer/Consultant for Sonicport.com, Inc., Santa Monica, California, and assisted that company in securing its listing on the American Stock Exchange, obtaining equity funding, and establishing its annual audit and filing with the Securities and Exchange Commission. From 1998 to 2000, Mr. Jackson served as the Chief Financial Officer for the River Palms Resort & Casino, Laughlin, Nevada, where he secured extensive real property and equipment financing, and supervised a large renovation. From 1994 to 1998 Mr. Jackson served as the Chief Financial Officer for Full House Resorts, Inc., where he was responsible for public offerings, investor relations, and the development of investment opportunities. From 1986 to 1993, Mr. Jackson served as the Chief Financial Officer of Westinghouse Communities, Inc., a real property investment group. Mr. Jackson is a member of the American Institute of Certified Public Accountants. Mr. Jackson has no family relationship with Ms. Dixie Jackson.


    Executive Compensation

         The individual members of the Authority's Board of Directors do not receive any direct compensation from the Authority in their capacity as such. However, starting in October 2002, each member of the Board of Directors receives a stipend of $250 for each meeting attended. The Board of Directors averages two meetings per week.


         William R. Jackson, a sole proprietorship, and the Chukchansi Economic Development Authority entered into a Services Agreement effective January 10, 2003, pursuant to which Mr. Jackson will serve as the Chukchansi Economic Development Authority's interim Chief Financial Officer through March 31, 2004. Mr. Jackson is entitled to $90.00 per hour for his services plus expenses.


Tribal Gaming Commission

         The Tribe enacted a tribal gaming ordinance on October 5, 2001, which was approved by the NIGC on December 3, 2001. The Tribe adopted an amendment to that tribal gaming ordinance on December 27, 2001, which was approved by the NIGC on February 15, 2002. Under that tribal gaming ordinance, the Tribe has created and established the Tribal Gaming Commission as a governmental subdivision of the Tribe. Pursuant to the tribal-state gaming compact and the tribal gaming ordinance, the Tribal Gaming Commission, consisting of three members, is vested with the authority to regulate all gaming activity conducted by the Tribe on tribal lands. The initial terms of the members of the Tribal Gaming Commission are staggered. The members of the Tribal Gaming Commission were appointed by the Tribal Council on July 9, 2002. A tribal gaming commissioner is appointed by the Tribal Council annually. Upon the expiration of the initial term of each original tribal gaming commissioner, subsequent commissioners are appointed for a term of three years. The tribal gaming ordinance and tribal-state gaming compact require that each tribal gaming commissioner undergo a comprehensive background check prior to his or her assuming office. Pursuant to the tribal gaming ordinance, the Tribal Gaming Commission is responsible for, among other matters, inspection of all gaming operations within the Tribe's rancheria boundaries, enforcement of all provisions of the tribal gaming ordinance, investigation of all allegations of violations of the tribal gaming ordinance, conducting or arranging for background investigations of all applicants for tribal gaming licenses and issuing gaming licenses in accordance with the tribal gaming ordinance and the compact.

                                  THE MANAGER

         Under the development and management agreements, Cascade
Entertainment has the exclusive right to develop, conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Chukchansi Gold Resort & Casino.

    Selection of the Manager

         The Tribe reviewed informal expressions of interest regarding parties who were interested in assisting the Tribe with development of a casino. Prior to the selection of Cascade, the Tribe attempted to contract with several investment groups who later proved to be unable to meet their commitments. In 1998, the Tribe selected Cascade based upon (i) the prior experience of its principals, (ii) the financial holdings disclosed by the principals of Cascade, (iii) the financial commitments made by the principals of Cascade prior to obtaining financing, and (iv) Cascade's commitment to raising the capital necessary to complete the development and operation of the Chukchansi Gold Resort & Casino. The Tribe then contracted with Cascade as manager of the Chukchansi Gold Resort & Casino as part of the development agreements entered into between the Tribe and Cascade.

    Management of Cascade Entertainment

         The name, age and respective positions of each of the executive officers of Cascade Entertainment is as follows:

Name                                 Age  Position
----                                 ---  --------

Warren K. Novick....................  68  Manager of Cascade Entertainment
Russell S. Pratt....................  54  President and Chief Executive Officer

Peter M. Fordham....................  43  Senior Vice President of Operations
Kathy J. Reiner.....................  35  Chief Financial Officer
P. Douglas Shipley..................  43  Vice President of Project  Development
                                          and Hospitality Operations
Kenilyn Jones.......................  52  Vice President of Gaming
Susan R. Mayer......................  36  Vice President for Tribal Relations


         Warren K. Novick has been the Manager of Cascade Entertainment since its inception in October 1998. From January 1987 to September 1998, Mr. Novick was an independent investor, advising corporations in which he had investments on financial and administrative matters. During that period, and through the present, he has invested and/or given advice to private corporations and partnerships including Topspin Partners, LLP, an investment vehicle/hedge fund, Optim Corp., a manufacturer of fiber optic devices for the medical and security industries, Manchester Motor Cars, LLP, a car restoration and sales facility, Samoset Partners, LLC, a majority member of Cascade Entertainment and, indirectly through Samoset Partners, LLC, Cascade Entertainment. From September 1998 to the present, Mr. Novick has devoted his time and attention to Tribal Gaming Investors, LLC and Cascade Entertainment. Mr. Novick also currently owns 25% of a company which operates a series of artificial marble manufacturing plants across the U.S. and Mexico. Mr. Novick is an attorney and has been a member of the Connecticut Bar since 1963. Mr. Novick was the past Chairman of the Board of Dawn Special Systems, Inc. which filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code on September 18, 1998. From 1974 to 1981, Mr. Novick also served as Vice President, as President and as Chief Executive Officer for American Technical Industries, Inc., a manufacturer of artificial Christmas trees and a company that was traded on the American Stock Exchange. From 1982 to 1986, Mr. Novick served as Executive Vice President and Chairman of the Board for Heritage Savings & Loan, a company traded on NASDAQ.

          Russell S. Pratt has been the President and Chief Executive Officer of Cascade Entertainment since its inception in October 1998. Mr. Pratt has over 25 years of experience in large-scale project design, development and construction management, having devoted the past 12 years exclusively to the development, construction and operation of Indian gaming and resort facilities. From 1995 to 1998, Mr. Pratt worked as an independent consultant and as Vice President of Development with Excelsior Gaming, where he focused on the development of new Indian gaming markets, including developing and opening a casino for the Chehalis Tribe, one of the first Indian gaming facilities in the state of Washington, and leading the effort for the passage of the first Indian community referendum in favor of Indian gaming in Quebec, Canada including the approval of an Indian gaming facility in that province. From 1990 to 1994, Mr. Pratt worked as the General Coordinator of the development team for Foxwoods Casino and Resort in Ledyard, Connecticut and supervised approximately $400 million of development. Mr. Pratt is also an attorney, with a law degree from the University of Connecticut School of Law and is a member of the Connecticut Bar.

          Peter M. Fordham joined Cascade Entertainment in May 2001 as Senior Vice President of Operations. From 1997 to March 2001, Mr. Fordham served as Executive Vice President and General Manager at Grand Casino Coushatta in Kinder, Louisiana. From 1993 to 1997, Mr. Fordham served as Vice President of Guest Services at Grand Casino Hinckley in Hinckley, Minnesota. He was subsequently promoted to Senior Vice President at Grand Casino Coushatta. At both Grand properties, Mr. Fordham supervised substantial facility expansions and enhancements. From 1981 to 1993, Mr. Fordham held various management positions with Resorts International at the Paradise Island Resort and Casino in Nassau, Bahamas. From 1977 to 1981, Mr. Fordham served as Training Manager and Supervisor of Table Games and Cage for the Continental Casino in Leeds, England.

          Kathy J. Reiner has served as Chief Financial Officer of Cascade Entertainment since July 2000. From January to July 2000, Ms. Reiner served as Corporate Vice President of Financial Operations for the Mille Lacs Band Gaming Management Group, the operator of Grand Casino Mille Lacs and Grand Casino Hinckley. From October 1995 to December 1999, Ms. Reiner served as Vice President of Finance and Chief Financial Officer for Grand Casino Hinckley where she supervised the financial aspects of a series of expansions and redevelopments. From May 1994 until September 1995, Ms. Reiner served as Casino

Controller for Grand Casino Hinckley. Prior to that time, Ms. Reiner held various management positions at Grand Casino Mille Lacs.

         P. Douglas Shipley joined Cascade Entertainment in May 2001 as Vice President of Project Development and Hospitality Operations. From 1999 to May 2001, Mr. Shipley served as Corporate Vice President of Operations of Ameristar Casinos in Las Vegas, Nevada, a publicly traded company, where he was responsible for directing hospitality operations, strategic planning and development for the company, including the initial design of Ameristar's relocated facility in St. Charles, Missouri. From 1995 until 1999, Mr. Shipley served as Corporate Director of Food and Beverage for all Grand Casino properties after serving one year as Vice President of Food and Beverage at Grand Casino Hinckley. Grand Casino is a publicly traded company. Between 1991 and 1994, Mr. Shipley held the position of Assistant General Manager and Executive Vice President of Operations for the Gold River Resort and Casino in Laughlin, Nevada. At various times between 1987 and 1991, Mr. Shipley held the positions of Financial Controller and Director of Food and Beverage at Caesars Tahoe in South Lake Tahoe, Nevada. In 1979, Mr. Shipley served as Accounting Manager during the opening of Bally's Park Place in Atlantic City, New Jersey, a position he held until 1983. From 1983 until 1987, Mr. Shipley served as Food and Beverage Controller.

         Kenilyn Jones has been Cascade Entertainment's Vice President of Gaming since May 2000, and served as Vice President of Administration and Human Resources of Cascade Entertainment from May 2000 to present. From 1999 to 2000, she acted as a Gaming Consultant to the Mandalay Resort Group for the development of its Motor City Casino in Detroit. Ms. Jones served as Corporate Director for Casino Operations for Grand Casinos, Inc. from 1996 to 1999. From 1994 to 1996, Ms. Jones served as Grand Casinos' Corporate Director of Management Development for all properties, which included direct involvement in expansion and development projects at five Grand properties. At various times between 1992 and 1994, Ms. Jones held the positions of Vice President of Training and Development and Casino Shift Officer at Grand Casino Hinckley. From 1977 to 1989, Ms. Jones held various mid-level to senior management positions at Boomtown Casino near Reno, Nevada. Ms. Kenilyn Jones has no family relationship to Ms. Belinda Jones, a Member of the Tribal Council and the Board of Directors of the Authority.

         Susan R. Mayer has served as Cascade Entertainment's Vice President for Tribal Relations since January 2000, acting as liaison between Cascade Entertainment and tribal leadership on all business, regulatory, administrative and protocol matters. Prior to that time, Ms. Mayer served as Chief Financial Officer of Cascade Entertainment since January 1999. From 1997 to 1998, Ms. Mayer provided financial management services consisting of designing and implementing internal control systems and training financial management staff to Khronos Capital, a fund administration firm in Caracas, Venezuela.

    Employment Agreements

         Cascade Entertainment has entered into employment agreements with each of its executive officers, the material terms of which are summarized below. Each of these employment agreements provides for a fixed term of employment with customary benefits and an increase in base salary upon the completion of specified project targets. All of the compensation discussed below will be paid by Cascade Entertainment and not by us or the Tribe. With the exception of Mr. Pratt and Ms. Mayer (who each own a direct equity interest in Cascade Entertainment), the executive officers of Cascade Entertainment are entitled to equity participation in Cascade Entertainment in the form of stock profit participation rights. These stock profit participation rights are distributed pursuant to the terms of each executive's employment agreement and may be converted at the option of the holder, subject to the terms and conditions of such rights, into non-voting shares of stock of Cascade Entertainment at a predetermined conversion price. All ownership percentage data assumes that all stock profit participation rights are granted in accordance with each employment agreement and that no other stock profit participation rights or shares of Cascade Entertainment are issued.

          Cascade Entertainment has entered into a management agreement and a development agreement with Buena Vista Rancheria of Me-Wuk Indians to develop and construct a casino for the Buena Vista tribe. Each of the employment agreements described below was executed in contemplation of the construction of both the Chukchansi Gold Resort & Casino and an additional gaming facility to be owned by the Buena Vista tribe.

         Russell S. Pratt. Mr. Pratt and Cascade Entertainment entered into an employment agreement on June 1, 2001, and amended on July 1, 2002, pursuant to which Mr. Pratt will serve as Cascade Entertainment's President and Chief Executive Officer through May 31, 2008, unless his employment is earlier terminated pursuant to the terms of the agreement. Mr. Pratt is entitled to a base salary of $350,000 per year, which will increase to $380,000 per year on the earlier of the date that the Chukchansi Gold Resort & Casino or the Buena Vista casino first opens to the public. Mr. Pratt is entitled to receive an annual performance bonus equal to 125% of the combined performance bonus and profit participation payment paid to the highest ranking operations manager of Cascade Entertainment, currently Peter Fordham.

         If Mr. Pratt is terminated without cause, he will be entitled to receive his then current salary for 24 months or the remaining term of his agreement, whichever is longer. Mr. Pratt will not be entitled to any severance if he is terminated for cause.

         Peter M. Fordham. Mr. Fordham and Cascade Entertainment entered into an employment agreement on March 1, 2001, pursuant to which Mr. Fordham will serve as Cascade Entertainment's Senior Vice President--Operations through February 28, 2006, unless his employment is earlier terminated pursuant to the terms of the agreement. Mr. Fordham is entitled to a base salary of $240,000 per year, which will increase to $255,000 per year on the earlier of the date that the Chukchansi Gold Resort & Casino or the Buena Vista casino first opens to the public. Mr. Fordham is entitled to receive an annual performance bonus which will be determined at the end of each fiscal year and will be based on Cascade Entertainment's financial performance during the year. Mr. Fordham will be entitled to receive stock profit participation rights on each anniversary date of his agreement. Assuming Mr. Fordham receives all of the stock profit participation rights provided for under his agreement and converts each stock profit participation right to shares of Cascade Entertainment, he will have an approximate 0.971% ownership interest in Cascade Entertainment.

         If Mr. Fordham is terminated without cause, he will be entitled to receive his then current salary and benefits for one year following the date of termination. Mr. Fordham will not be entitled to any severance if he is terminated for cause.

         Kathy J. Reiner. Ms. Reiner and Cascade Entertainment entered into an employment agreement on June 1, 2001, and amended on July 1, 2002, pursuant to which Ms. Reiner will serve as Cascade Entertainment's Chief Financial Officer through May 31, 2006, unless her employment is earlier terminated pursuant to the terms of the agreement. Ms. Reiner is entitled to a base salary of $180,000 per year. Ms. Reiner's salary will increase to $200,000 per year upon the opening of either the Chukchansi Gold Resort & Casino or the Buena Vista casino. Ms. Reiner is also entitled to receive an annual performance bonus, which will be determined at the end of each fiscal year and will be based on Cascade Entertainment's financial performance during the year. Ms. Reiner will be entitled to receive stock profit participation rights upon the completion of this offering, on the date that either the Chukchansi Gold Resort & Casino or the Buena Vista casino are operating and on each anniversary date of her agreement. Assuming Ms. Reiner receives all of the stock profit participation rights provided for under her agreement and converts each stock profit participation right to shares of Cascade Entertainment, she will have an approximate 0.728% ownership interest in Cascade Entertainment.

         If Ms. Reiner is terminated without cause, she will be entitled to receive her then current salary and benefits for one year following the date of termination. Ms. Reiner will not be entitled to any severance if she is terminated for cause.

          P. Douglas Shipley. Mr. Shipley and Cascade Entertainment entered into an employment agreement on May 1, 2001, and amended on July 1, 2002, pursuant to which Mr. Shipley will serve as Cascade Entertainment's Vice President--Development and Hospitality through April 31, 2006, unless his employment is earlier terminated pursuant to the terms of the agreement. Mr. Shipley is entitled to a base salary of $195,000 per year, which will increase to $200,000 per year on the date that either the Chukchansi

Gold Resort & Casino or the Buena Vista casino is opened to the public. He will also receive a one time payment of $12,500 if the Chukchansi Gold Resort & Casino opens on-time and on-budget. Mr. Shipley is entitled to receive an annual performance bonus, which will be determined at the end of each fiscal year and will be based on Cascade Entertainment's financial performance during the year. Mr. Shipley will be entitled to receive stock profit participation rights on each anniversary date of his agreement and if the Chukchansi Gold Resort & Casino opens on-time and on-budget. Assuming Mr. Shipley receives all of the stock profit participation rights provided for under his agreement and converts each stock profit participation right to shares of Cascade Entertainment, he will have an approximate 0.801% ownership interest in Cascade Entertainment.

         If Mr. Shipley is terminated without cause, he will be entitled to receive his then current salary and benefits for one year following the date of termination. Mr. Shipley will not be entitled to any severance if he is terminated for cause.

         Kenilyn Jones. Ms. Jones and Cascade Entertainment entered into an employment agreement on October 1, 2001, and amended on July 1, 2002, pursuant to which Ms. Jones will serve as Cascade Entertainment's Vice President of Gaming through September 30, 2006, unless her employment is earlier terminated pursuant to the terms of the agreement. Ms. Jones is entitled to a base salary of $145,000 per year. Ms. Jones' salary will increase to $155,000 upon the opening of the Chukchansi Gold Resort & Casino. Ms. Jones is also entitled to receive an annual performance bonus, which will be determined at the end of each fiscal year and will be based on Cascade Entertainment's financial performance during the year. Ms. Jones will be entitled to receive stock profit participation rights upon the completion of this offering, on the date that either the Chukchansi Gold Resort & Casino or the Buena Vista casino are operating and on each anniversary date of her agreement. Assuming Ms. Jones receives all of the stock profit participation rights provided for under her agreement and converts each stock profit participation right to shares of Cascade Entertainment, she will have an approximate 0.485% ownership interest in Cascade Entertainment.

         If Ms. Jones is terminated without cause, she will be entitled to receive her then current salary and benefits for one year following the date of termination. Ms. Jones will not be entitled to any severance if she is terminated for cause.

         Susan R. Mayer. Ms. Mayer and Cascade Entertainment entered into an employment agreement on June 1, 2001, pursuant to which Ms. Mayer will serve as Cascade Entertainment's Vice President--Tribal Relations through May 31, 2008, unless her employment is earlier terminated pursuant to the terms of the agreement. Ms. Mayer is entitled to a base salary of $140,000 per year. Ms. Mayer's salary will increase to $175,000 per year upon the opening of either the Chukchansi Gold Resort & Casino or the Buena Vista casino. Ms. Mayer is also entitled to receive an annual performance bonus, which will be determined at the end of each fiscal year and will be based on Cascade Entertainment's financial performance during the year.

         Ms. Mayer received vested shares of Cascade Entertainment's stock on each of the execution of her employment agreement, the execution of the management and development contracts with the Tribe and the Buena Vista tribe and the execution of each tribe's compact. Ms. Mayer will receive additional vested shares of Cascade Entertainment upon the closing of this offering and on the date the Chukchansi Gold Resort & Casino opens to the public. Assuming receipt of all such vested shares, Ms. Mayer will have an approximate 2.422% ownership interest in Cascade Entertainment in addition to her ownership interests through Samoset Partners, LLC.

         If Ms. Mayer is terminated without cause, she will be entitled to receive her then current salary for 24 months or the remaining term of her agreement, whichever is longer. Ms. Mayer will not be entitled to any severance if she is terminated for cause.

    Executive Compensation

         The following table sets forth the compensation paid or accrued by Cascade Entertainment to the Chief Executive Officer and each of the four most highly compensated executive officers (collectively, the "named executive officers") for their services for the years ended December 31, 2002, 2001 and 2000.

--------------------------------------------------------------------------------------------------------------------
       Name and Principal Position            Year                         Annual Compensation
--------------------------------------------------------------------------------------------------------------------
                                                           Salary ($)            Bonus ($)          Other Annual
                                                                                                  Compensation ($)
                                                                                                        (1)
--------------------------------------------------------------------------------------------------------------------
Russell S. Pratt                              2000         380,000.00              --                   --
Chief Executive Officer and President
                                              2001         320,000.00              --                67,265.00

                                              2002         332,382.45           70,000.00            66,515.00
--------------------------------------------------------------------------------------------------------------------
Peter M. Fordham                              2000            --                   --                   --
Senior Vice President of Operations
                                              2001         160,000.00              --                   --

                                              2002         240,000.00            8,000.00               --
--------------------------------------------------------------------------------------------------------------------
P. Douglas Shipley                            2000            --                   --                   --
Vice President of Project Development and
Hospitality Operations
                                              2001         130,000.00              --                14,934.92

                                              2002         195,000.00           10,000.00               --
--------------------------------------------------------------------------------------------------------------------
Kathy J. Reiner                               2000         84,394.80               --                   --
Chief Financial Officer
                                              2001         165,833.32              --                   --

                                              2002         172,069.51           15,000.00               --
--------------------------------------------------------------------------------------------------------------------
Susan R. Mayer                                2000         125,045.00              --                33,141.00
Vice President for Tribal Relations
                                              2001         142,934.00              --                   --

                                              2002         142,936.00           15,000.00               --
--------------------------------------------------------------------------------------------------------------------
Patrick Minchey                               2000         133,103.66              --                   --
Vice President of Operations
                                              2001            --                   --                   --

                                              2002            --                   --                   --
--------------------------------------------------------------------------------------------------------------------

(1) Certain of Cascade Entertainment's named executive officers receive personal benefits in addition to salary and bonuses. The amounts for Mr. Pratt in 2001 and 2002 includes $54,000 in housing allowances. The amounts for Ms. Mayer in 2000 includes $26,900 in housing allowances. The amount for Mr. Shipley in 2001 includes $14,934.92 in relocation allowances. The amount of personal benefits has been omitted from the table for each named executive officer for whom the aggregate amount of any benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such named executive officer. Personal benefit amounts paid that do not exceed 25% of the total personal benefits received have been omitted from this footnote.

    Indemnification of  Cascade Entertainment

         Under the management agreement, all liabilities, costs and expenses, including reasonable attorneys' fees and disbursements incurred in defending and/or settling any claim or legal action brought against Cascade Entertainment in connection with the operation of the Chukchansi Gold Resort & Casino will be treated as an operating expense of the Chukchansi Gold Resort & Casino and will be paid out of the assets of the Chukchansi Gold Resort & Casino.

                      OWNERSHIP OF CASCADE ENTERTAINMENT


         The following table sets forth, as of March 31, 2003, certain information regarding the beneficial ownership of Cascade Entertainment's shares entitled to vote by each of its members and named executive officers and by all of its members and executive officers as a group.


                                                               Ownership of
                                                                Shares (1)
                                                               ------------
                                                           Number of  Percentage
  Name (2)                                                 Shares(3)  Ownership
  --------                                                 ---------  ----------

  Samoset Partners, LLC (4)...............................    75,000   75.0%
  Russell S. Pratt........................................    23,500   23.5
  Susan R. Mayer..........................................     2,000    2.0
  Warren K. Novick (5)....................................      --        *
  Kathy J. Reiner.........................................       258      *
  Peter M. Fordham .......................................       267      *
  P. Douglas Shipley......................................       146      *
  Kenilyn Jones...........................................       125      *
  Members and executive officers as a group (8 persons)...   100,000  100.0%

______________
* Indicates ownership of less than 1%.

(1) Not all persons owning shares have the right to vote. Holders of shares have the right to share in Cascade Entertainment's income gains, losses, deductions, credit, or similar items, and to receive distributions from Cascade Entertainment but do not have other rights of a member including the right to vote or to participate in management, or any right to information concerning the business and affairs of Cascade Entertainment, except as provided under applicable law relating to information and inspection rights. Cascade Entertainment's operating agreement provides that Russell S. Pratt and Samoset Partners, LLC must approve the admission or withdrawal of any member, transactions between Cascade Entertainment and a member, management contracts, mergers, sales or transfers of all or substantially all of the assets of Cascade Entertainment or any of its projects, dissolutions and bankruptcy petitions.
(2) The address for each person or entity listed above is c/o Cascade Entertainment Group, LLC, 7915 Folsom Blvd., Sacramento, California 95826.
(3) Unless otherwise indicated in this table and these footnotes and subject to community property laws where applicable, all the persons named in this table have voting and investment power with respect to all shares shown as owned by them.
(4) Pursuant to the Samoset Partners, LLC Operating Agreement, the following are those persons or entities who own more than 5% of voting membership interests in Samoset Partners, LLC: Susan R. Mayer--26.3%; Clarion
     Capital Partners, LLC--24.0%; S7 Associates, LLC--24.0%; and Warren K. Novick--11.4%. James H. Simons and members of his family directly or indirectly own all of the outstanding membership interests of S7 Associates, LLC.
(5) Mr. Novick is the sole manager of Cascade Entertainment and owns his interests in Cascade Entertainment via a membership interest in Samoset.

                          REGULATION OF INDIAN GAMING

General

      We and the Tribe are subject to federal, tribal and certain state laws applicable to commercial relationships with Indian tribes, Indian gaming and the management and financing of Indian casinos. In addition, our gaming operations are regulated by federal, tribal and certain state laws applicable to the gaming industry and to the distribution of gaming equipment. The following description of the regulatory environment is only a summary and not a complete recitation of all applicable law. Moreover, since this gaming regulatory environment is particularly susceptible to interpretation and change as the result of public policy considerations, it is impossible to predict how certain provisions of applicable laws will be interpreted in the future or whether and how they will be modified. Unexpected interpretations of, or changes in, applicable law could have a material adverse impact on our operations. See "Risk Factors--Risks Relating to the Indian Gaming Industry."

Tribal Law and Legal Systems

    Tribal Law; Applicability of State and Federal Law

         Federally recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers. As sovereign entities, Indian tribes enact their own laws and maintain their own governmental systems, often including their own judicial systems. Indian tribes have the right to tax persons and enterprises conducting business on Indian lands, and also have the right to require licenses and to impose other forms of regulation and regulatory fees on persons and businesses operating on their lands.

         Notwithstanding the foregoing, Indian tribes are subject to many federal laws and, under limited circumstances, to certain state laws. The U.S. Constitution entrusts the U.S. Congress with the power to promulgate laws regulating Indian affairs. While principles of federalism and sovereignty make state laws generally inapplicable to Indian tribes, Congress has the power to subject tribes to state and federal law, and to waive a tribe's sovereign immunity as it deems necessary.

    Waiver of Sovereign Immunity; Jurisdiction; Exhaustion of Tribal Remedies

         Indian tribes and their agencies and instrumentalities, enjoy sovereign immunity from non-consensual suits similar to that of the individual states and the United States. To sue an Indian tribe, either Congress or a tribe must have effectively waived the tribe's sovereign immunity with respect to the matter in dispute. The United States Supreme Court recently ruled that when an Indian tribe has contractually agreed to arbitrate disputes according to the law of a state, including the enforcement of arbitration awards in any court with jurisdiction over such matters, the tribe has waived its sovereign immunity and is amenable to suit in state court to enforce an arbitrator's award.

         In matters involving Indian gaming, the relationship between the jurisdiction of state courts and federal courts is not completely clear. In one recent case where a gaming management company sued an Indian tribe for claims arising from a gaming management agreement, the California appellate court upheld dismissal of the action on the grounds that federal courts have exclusive jurisdiction to review issues involving Indian gaming and Indian gaming contracts, because the federal Indian Gaming Regulatory Act of 1988, or IGRA, has completely preempted state court jurisdiction in this area of the law. However, federal courts in California have not conclusively ruled on the issue of whether IGRA completely preempts state law claims regarding contracts related to Indian gaming. Federal courts in other jurisdictions have held that IGRA only preempts state law with regard to those matters specifically governed by IGRA, such as gaming management contracts and gaming licensing. There are no reported rulings by a federal court that IGRA preempts state law with respect to agreements that relate solely to financing Indian gaming. In apparent conflict with the California case, a New York federal district court in July 2002 dismissed a case for lack of federal jurisdiction in an action claiming breach of an Indian gaming management contract. The New York court, by footnote, commented that the New York state court was a proper forum for the dispute. Nevertheless, if this California preemption rule were applied in a dispute related to the notes, a state court would not accept jurisdiction with respect to the arbitration. However, based on the recent New York case, it is possible that the federal court would conclude that a federal issue was not involved and would decline jurisdiction.

It is unclear how this question of jurisdiction would apply with respect to awards and proceedings related to arbitrable disputes.

         In most commercial disputes with Indian tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain unless the court determines that a question of federal law exists. Federal courts typically only have jurisdiction over cases in which either a question of federal or constitutional law is at issue (also known as "federal question jurisdiction") or in which citizens of different states are parties (also known as "diversity jurisdiction"). A non-gaming tribal dispute is unlikely to present a federal question, and some courts have ruled that Indian tribes are not citizens of any state for purposes of establishing diversity jurisdiction in the federal courts.

         Whether a federal court will exercise jurisdiction over a dispute involving an Indian tribe may also depend on a policy known as the "exhaustion doctrine," which generally requires that disputes involving tribes or disputes in which tribal jurisdiction is being challenged be first heard by a tribal forum. However, exhaustion of tribal remedies is not required where it is unmistakably clear that tribal forums have no jurisdiction, and in certain other very limited circumstances. When the exhaustion doctrine is applied, only after a litigant exhausts his or her remedies in a tribal forum can relief be sought in federal court, and then a federal court will review only the tribal forum's determination regarding the scope of tribal jurisdiction, and will not review the merits of the underlying dispute.

         State courts may also lack jurisdiction over suits brought by non-Indians against Indian tribes in California. State courts are courts of general jurisdiction, however, and such actions have previously been brought in state courts where tribes have consented to state court jurisdiction. The exhaustion doctrine may not apply in state courts; however, a few state courts have deferred cases involving tribes or challenges to tribal jurisdiction to tribal forums as a matter of comity, without a right to later review the matter.

         We and the Tribe have waived our rights to have disputes concerning the notes heard in a tribal forum. The Tribe does not presently have a tribal court, but a federal or state court could still defer to a tribal dispute resolution process, and the Tribe has the right to create such a court in the future. Further, there is at least one federal judicial decision suggesting a waiver for federal court purposes might not be valid, although the federal Court of Appeals for the Second Judicial Circuit (which has jurisdiction over the State of New York) and at least one lower New York state court have held that if no prior tribal court proceedings are pending, the federal or state court may adjudicate a dispute involving tribal matters without deferring to any tribal court.

Indian Gaming Regulatory Act of 1988

    Regulatory Authority

         Generally, the operation of casinos and other forms of gaming on Indian lands in California is subject to IGRA. IGRA is administered by the National Indian Gaming Commission, or the NIGC, an independent agency within the U.S. Department of Interior, exercising primary federal regulatory responsibility for Indian gaming. The NIGC has the exclusive federal authority to issue regulations governing tribal gaming activities, approve tribal ordinances regulating class II and class III gaming (as described below), and approve management agreements for tribal gaming facilities. The NIGC also has authority to conduct investigations and generally monitor tribal gaming. The NIGC is empowered to inspect and audit all Indian gaming facilities, conduct background checks on all persons associated with class II or class III Indian gaming, hold hearings, issue subpoenas, take depositions, adopt regulations and assess fees and impose civil penalties for IGRA violations. Certain responsibilities under IGRA (such as the approval of transfer of lands into trust status for gaming) are retained by the Bureau of Indian Affairs, or BIA. The BIA is also responsible for reviewing and approving certain agreements relating to Indian lands. Criminal enforcement of IGRA is the exclusive responsibility of the United States Department of Justice, except to the extent such enforcement responsibility is shared with the State of California under the compacts and, with respect to crimes committed by tribal members, retained by the Tribe.

         The NIGC has adopted rules implementing certain provisions of IGRA. These rules govern, among other things, the submission and approval of tribal gaming ordinances or resolutions, the adoption of tribal minimum internal control standards, and the requirement that an Indian tribe have the sole proprietary interest in and responsibility for the conduct of any gaming. Tribes are required to issue gaming licenses only under articulated standards, to conduct or commission financial audits of their gaming enterprises, and to perform or commission background investigations for primary management officials and key employees. These rules also set out review and reporting procedures for tribal licensing of gaming employees.

    Tribal Ordinances

         Under IGRA, except to the extent otherwise provided in a tribal-state gaming compact, Indian tribal governments have primary regulatory authority over class III gaming on land within a tribe's jurisdiction. Therefore, gaming operations, and all persons engaged in gaming activities at the gaming facilities, are guided by and subject to the provisions of the Tribe's ordinances and regulations regarding gaming. However, IGRA requires that the NIGC review tribal gaming ordinances and authorizes the NIGC to approve such ordinances only if they meet certain requirements relating to:

         o the ownership, security, personnel background, record-keeping and auditing of a tribe's gaming enterprises;

         o    the use of the revenues from such gaming operations; and

         o the protection of the environment and the public health and safety.

         The Tribe adopted its tribal gaming ordinance on October 5, 2001 and the NIGC approved the tribal gaming ordinance on December 3, 2001. The Tribe adopted an amendment to that ordinance on December 27, 2001, which was approved by the NIGC on February 15, 2002.

    Classes of Gaming

         IGRA classifies gaming activities that Indians may conduct on their tribal lands into three categories. Class I gaming includes social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. Class II gaming includes bingo, pulltabs, lotto, punch boards, tip jars, certain non-banked card games (if such games are played legally elsewhere in the state), instant bingo and certain other games similar to bingo, if those games are played at the same location in which bingo is played. Class III gaming includes all other forms of gaming, such as slot machines, video casino games (e.g., video slots, video black jack and video poker), so-called "table games" (e.g., blackjack, craps, roulette) and other commercial gaming (e.g., sports betting and pari-mutuel wagering).

         Only class II and class III gaming is subject to IGRA. Class I gaming is within the exclusive jurisdiction of Indian tribes. IGRA permits class II gaming on Indian lands if, among other things:

         o the state in which the Indian lands lie permits such gaming for any purpose by any person, organization or entity;

         o such gaming is not otherwise specifically prohibited on Indian lands by federal law;

         o such gaming is conducted in accordance with a tribal ordinance or resolution that has been approved by the NIGC;

         o an Indian tribe has sole proprietary interest and responsibility for the conduct of gaming; and

         o the primary management officials and key employees are tribally licensed.

         IGRA permits class III gaming if the conditions applicable to class II gaming are met and such gaming is conducted in conformity with the terms of a tribal-state gaming compact (a written agreement between the tribal government and the government of the state within whose boundaries the tribe's lands lie).

    Tribal-State Gaming Compacts


         IGRA requires states to negotiate in good faith with Indian tribes that seek to enter into tribal-state gaming compacts to conduct class III gaming. Such compacts may include provisions for the allocation of criminal and civil jurisdiction between the state and the Indian tribe necessary for the enforcement of applicable laws and regulations, taxation of the gaming activities by the tribe in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach of the compact, standards for the operation of gaming and maintenance of the gaming facility, including licensing, and any other subjects that are directly related to the operation of gaming activities. While the terms of these compacts vary from state-to-state, compacts within one state usually are substantially similar. Compacts usually specify the types of gaming permitted, establish technical standards for video gaming machines, set maximum and minimum machine payout percentages, entitle the state to inspect casinos, require background investigations and the licensing of casino employees and may require the tribe to pay a portion of the state's expense for establishing and maintaining regulatory agencies. Some compacts are for set terms, while others are for an indefinite duration. The Tribe's compact expires on December 31, 2020, but beginning 18 months prior to the expiration date, the Tribe may request to enter into negotiations to extend its respective compact or enter into a new compact. The Tribe's compact will automatically be extended until June 30, 2022 if the Tribe and the State have not agreed to extend the expiration date or have not entered into a new compact. The Tribe and some of the other tribes that are parties to tribal-state gaming compacts have notified the Governor of the State of California of each of our intentions to pursue renegotiations with the State of California; irrespective of the renegotiations, the Tribe may opt out at any time and keep its existing compact.


         As with the other tribal-state gaming compacts in California, the Tribe's compact with the State requires that the Tribe be subject to California's workers' compensation (unless the Tribe develops its own ordinances regarding workers' compensation), labor and unemployment and disability compensation laws, federal occupational health and safety and discrimination laws, and county building and safety codes and standards. The Tribe's compact also requires the Tribe to make reasonable provisions for adequate emergency, fire, medical and related relief and disaster services for its gaming patrons and employees, and to consider the off-reservation environmental impacts of its casino development.

          In addition, under the terms of its compact, the Tribe was required to adopt a labor relations ordinance which provides that eligible employees, have, among other things, the right to self-organization, to bargain collectively through representatives of their choosing, and the right to refrain from any such activities. The labor relations ordinance also prohibits the Tribe from interfering with these rights and requires, among other things, the Tribe to provide any unions access to the facility for the purpose of organizing employees as long as that access does not interfere with normal operations.

California Constitution

         On March 7, 2000, California voters approved Proposition 1A which amended the California Constitution to exempt Indian gaming in California from the constitutional provision prohibiting Nevada-style casino gaming in California. The Amendment also authorized the Governor to negotiate and execute tribal-state gaming compacts for the operation of slot machines and for the conduct of lottery games and banking and percentage card games by federally recognized Indian tribes on Indian land in California. Subsequently, the California legislature ratified each of the compacts entered into in September 1999 with each of the 57 tribes (including the Tribe) and the State of California.

Licensing and Registration Requirements of the Compact and State Regulation

         In California, licensing and registration requirements for tribal financing sources are governed by the compact and by regulations adopted by the California Gambling Control Commission and the Tribal Gaming Commission.

    Compact

         The Tribe's compact requires that any person who directly or indirectly extends financing to the Tribe's gaming facility or gaming operation must be licensed as a "financial source" by the Tribal Gaming

Commission. However, as permitted by the compact, the Tribal Gaming Commission may, pursuant to the Tribal Gaming Ordinance, exempt federally and state regulated banks, savings and loan associations and other federally and state regulated lending institutions, as well as persons who hold less than 10% of the notes. For an applicant who is a non-exempted business entity, these licensing provisions also apply to the entity's officers, directors, principal management employees, owners (if an unincorporated entity), partners and greater than 10% shareholders. Under the compact, a permanent license cannot be issued unless the Tribal Gaming Commission has conducted an investigation as to the suitability of the applicant. Any application for a gaming license may be denied, and any license issued may be revoked, if the Tribal Gaming Commission determines the applicant to be unsuitable or otherwise unqualified for a gaming license. Each license is subject to review for compliance at least every two years.

          Prior to receiving a license, an applicant must apply to the California Gambling Control Commission for a determination of suitability. If the Tribal Gaming Commission receives notice that the Commission has determined that a person is unsuitable, the compact requires that the Tribal Gaming Commission revoke any license it has issued to such person.

         The compact states that any agreement between the Tribe and a financial source terminates upon revocation or non-renewal of the financial source's license because of a determination of unsuitability by the California Gambling Control Commission. Upon such a termination, the Tribe's only liability is for repayment of all outstanding sums owed as of the termination date, exclusive of unpaid accrued interest.

         Further, the Tribe is not permitted to enter into, or continue to make payments under, any financing agreement with anyone whose application to the California Gambling Control Commission for a determination of suitability has been denied or has expired without renewal.

    State Regulation

         On July 17, 2002, a regulation proposed by the California Gambling Control Commission and approved by the association for state and tribal gaming regulators went into effect. This regulation simplifies the licensing and registration process for certain large institutional investors, both in the initial distribution of the notes and the secondary market. Under this regulation, certain regulated financial institutions with at least $100.0 million in securities of issuers not affiliated with such financial institutions have the advantage of a simplified licensing and certification of suitability process. Such qualifying institutions, once licensed by the Tribal Gaming Commission, may become certified by the California Gambling Control Commission by submitting an application and providing certain information.

         Further, the regulation does not require any licensing or registration for persons purchasing bonds in the secondary market. However, unless a holder of bonds is licensed or exempted from licensing, neither the holder nor the trustee on the holder's behalf will have any right to enforce any payment obligation relating to the bonds. In addition, the trustee, the Tribe and we may not make any payment of principal or interest on the bonds as a result of any enforcement action or default acceleration of bond payments, except to a person who is licensed or exempted from licensing.

Possible Changes in Federal Law

         Several bills have been introduced in Congress that would amend IGRA. While there have been a number of technical amendments to IGRA, to date there have been no material changes. Any amendment of IGRA could change the governmental structure and requirements within which the Tribe could conduct gaming.

                              MATERIAL AGREEMENTS

Tribal-State Gaming Compact

         The Tribe has entered into a gaming compact with the State of California on terms substantially as described below. On May 16, 2000, the Assistant Secretary of the Interior--Indian Affairs published a notice that the Tribe's compact had been approved in accordance with IGRA. The compact will be effective until December 31, 2020, unless it is earlier terminated in accordance with its terms or extended through negotiation of the parties.

         Gaming Activities Permitted. The compact permits the Tribe to offer certain types of class III gaming. Specifically, subject to licensing and other requirements described below, the Tribe may operate:

         o gaming devices, which the compact describes as slot machines, including electronic, electrotechnical, electrical, or video devices;

         o    banking or percentage card games; and

         o any devices or games that are authorized under California state law to be operated by the California lottery.

         Gaming Device Licenses. The tribal-state gaming compacts permit any California Indian tribe with a signed compact, including the Tribe, to operate up to 350 gaming devices. The compacts also provide a mechanism whereby tribes with a signed compact may have an opportunity to acquire licenses for additional gaming devices. The compacts specify that no tribe may operate more than 2,000 gaming devices. The compacts also establish a state-wide limit on the total number of gaming devices permitted in California, and sets forth a procedure for allocating gaming devices to tribes over the automatically-authorized 350 gaming devices. The aggregate limit on gaming devices, and the procedure for allocating gaming devices, have been the subject of some dispute, among the Office of the Legislative Analyst of the State of California, the Special Counsel for Tribal Affairs to the Governor of California, and the various tribes which signed tribal-state gaming compacts. Each compact establishes a window of time, between March 8, 2003 and March 31, 2003, in which either party to the compact may request the other party to commence negotiations in good faith concerning matters concerning the numbers of gaming devices that may be licensed under the compacts, the mechanisms by which licenses are allocated and the fees paid for licenses.

         The compact also places limitations on the Tribe's gaming operations. The Tribe may not:

         o provide complimentary or discount alcoholic beverages, food or lodging;

         o permit persons under 18 years of age to be present in any room where class III gaming is offered or persons under 21 years of age if alcohol is sold in such rooms; or

         o    extend credit to any of its gaming patrons.

         Sharing of Gaming Revenue With Other Tribes. The compacts created the Revenue Sharing Trust Fund, which requires that tribes that acquire licenses to operate more than 350 gaming devices after September 1, 1999 pay gaming device fees to the State of California. The State of California then deposits those fees into a revenue sharing trust fund and allocates the fees in an equal distribution among all California tribes operating fewer than 350 gaming devices. While the compacts expect this fund will provide for annual distributions to California tribes that operate fewer than 350 gaming devices, the revenue sharing funds are not guaranteed, and there is no requirement that any tribe or other party compensate for any shortfall in distributions.

         The tribal-state gaming compacts require tribes operating 350 or more gaming devices to pay two fees into the Revenue Sharing Trust Fund: (1) a one-time pre-payment license fee for each gaming device licensed over 350; and (2) a fee assessed each calendar quarter to maintain each gaming device license over 350. The Tribe has obtained licenses to operate a total of 1,800 gaming devices. Because the Tribe did not have any existing gaming devices when the compact was signed, it is permitted to operate 350 gaming devices, which are not subject to the licensing process. Therefore, in order to permit the Tribe to operate 1,600 gaming devices, the Tribe was required to make the one-time pre-payment fee for an additional 1,250 gaming device licenses. The one-time pre-payment fee of $1,250 per license ($1,562,500 in aggregate) was paid on May 8, 2000.

         On September 5, 2002, the Tribe was awarded an additional 200 gaming device licenses in a draw conducted by the California Gambling Control Commission. The Tribe paid a one-time pre-payment fee of $1,250 per license ($250,000 in aggregate) on September 5, 2002.

         The Tribe must also pay an annual fee (on a quarterly basis) into the Revenue Sharing Trust Fund to maintain its 1,450 gaming device licenses. The quarterly fee is based on a graduated scale and equals $2.2 million annually. The Tribe does not pay a fee on its first 700 gaming devices because 350 gaming devices are not subject to licensure and there is no fee on its first 350 licensed devices.

         The California Gambling Control Commission has adopted a policy that quarterly payments begin from the date the Tribe drew the gaming device licenses (which, solely for this purpose, is deemed to be May 15, 2000), and that the payment for the initial quarter is pro rated for the amount of time the gaming device license is in effect during that calendar quarter. As of June 30, 2002, the Tribe's total payment liability to the Revenue Sharing Trust Fund from May 16, 2000 was $2.8 million. The Commission has also adopted the policy that the "pre-payment" fee is deemed a pre-payment for the Revenue Sharing Trust Fund, and is therefore to be credited against quarterly payments owed by the Tribe. Accordingly, the Tribe's "pre-payment" fee in the amount of $1.6 million shall be deducted from the Tribe's quarterly payments, which means, as of September 30, 2002, the Tribe has a balance of approximately $1.3 million.

         Sharing of Gaming Revenue with the State. The compacts also require certain other California gaming tribes to make quarterly contributions to a Special Distribution Fund, which is a fund established for the State's purposes, beginning after the second anniversary of the effective date of the compact. The only tribes required to make payments into the Special Distribution Fund, however, are those tribes that operated gaming devices prior to September 1, 1999. Accordingly, because the Tribe did not operate any gaming devices prior to September 1, 1999, the Tribe will not be subject to make payments into the Special Distribution Fund.

         Gaming Licenses. Each compact requires the following persons to be licensed by the Tribal Gaming Commission:

         o    all persons required to be licensed under IGRA;

         o    all gaming employees;

         o any suppliers who have sold gaming related goods to or received payments from the Tribe in excess of $25,000;

         o persons or entities which provide financing, directly or indirectly, to the Tribe's gaming operations, provided that the Tribe in its discretion can exclude from such licensing federally or state regulated lending institutions, any agency of the federal, state or local government, or any investor who, alone or with others holds less than 10% of any outstanding indebtedness evidenced by bonds issued by the Tribe other than certain entities that fall under the exemption as described under "Regulation of Indian Gaming--Licensing and Registration Requirements of the Compact and State Regulation"; and

         o any other persons having a significant influence over the Tribe's gaming operations.

         In each of the above cases, the tribal-state gaming compacts require that such licenses be reviewed and renewed every two years. In addition, the Tribal Gaming Commission is required to forward each license application that it receives, along with its determination that it intends to issue the applicant a license, to the State Gaming Agency for review.

         The compacts require the State Gaming Agency to certify that a license applicant is suitable for licensing under the California Gambling Control Act. If the State Gaming Agency revokes or otherwise determines that a person is unsuitable, the Tribal Gaming Commission must revoke any license previously issued. However, the Tribe may refuse to revoke a license if:

         o    the person holds a valid tribal gaming license;

         o the unsuitability determination is based solely on activities that predate the filing of the person's application with the State Gaming Agency;

         o    the person is not employed by another gaming operation; and

         o the person was continuously employed by the Tribe for at least three years prior to the effective date of the compact.

         Other Regulations. The Tribe's gaming operations are generally subject to California's workers' compensation (unless the Tribe develops its own ordinances regarding workers' compensation), labor and unemployment and disability compensation laws, federal occupational health and safety and discrimination laws and county building and safety codes and standards. In addition, the Tribe must make reasonable provisions for adequate emergency, fire, medical and related relief and disaster services for its gaming patrons and employees. To ensure uniformity of class III gaming regulations, the State Gaming Agency will promulgate regulations to outline the Tribe's responsibilities with respect to licensing, its compliance efforts with respect to its compact and establishing rules and regulations for the operation and management of the Tribe's gaming operations. The Tribe can object to any such regulations on the grounds that such regulations are unnecessary, unduly burdensome, or unfairly discriminatory and may seek to have them repealed under the dispute resolution process of its compact.

         Off-reservation Environmental Impacts. The compact requires the Tribe to adopt an ordinance providing for the creation of environmental impact reports concerning potential off-reservation environmental impacts. At any time after January 1, 2003 and not later than March 1, 2003, the State may request negotiations for an amendment to the provisions of the compact relating to off-reservation environmental impacts, if the State believes the compact's provision concerning these matters have proved to be inadequate. The compact provides that if such a request is made, and if by January 1, 2005 either an agreement to amend the compact with respect to off-reservation environmental impacts has not been reached, or a federal court has not determined that the State's negotiations have not been in good faith, then the Tribe must cease construction and all other activities on all projects then in progress that have the potential to cause off-reservation environmental impacts.

         Dispute Resolution-Remedies for Breach. The tribal-state gaming compact contains several provisions relating to dispute resolution and breach. The compact requires that disputes first be subjected to a process of meeting and negotiation, preceded by a written notice that sets forth the issues to be resolved; however, parties are not prohibited from first seeking injunctive relief in appropriate circumstances. If that process does not yield a resolution within 30 days, then a binding arbitration process, under the Commercial Arbitration Rules of the American Arbitration Association, may be invoked by either party. However, that process is not exclusive of any other remedy that is otherwise available to either party, and the compact provides that either the State or the Tribe may bring an action in federal court, after having provided 60 days written notice and an opportunity to cure any alleged breach, for a declaration that the other party has materially breached the compact's terms. Material breach is not defined in the compact. However, the compact provides that upon issuance of such a declaration, the complaining party may unilaterally terminate the compact upon service of written notice on the other party. In the event that the federal courts lack jurisdiction over such an action, the parties have waived their sovereign immunity from suit to permit an action for such a declaration in the California Superior Court for the county in which the Tribe's gaming facility is located.

         Right of the Tribe to Terminate its Tribal-State Gaming Compact. If the California Constitution is subsequently amended to permit Nevada-style gaming (including slot machines and house banked card games) on property other than Indian reservations, the Tribe may terminate the tribal-state gaming compact at its discretion. However, upon termination, the Tribe will lose its right to operate video slot machines and other forms of class III gaming in California. If the Tribe elects not to terminate the compact, it can negotiate a reduction of the rates it is required to pay to the State of California under the compact.

Manager Agreement

         The Manager has entered into a Manager Agreement with the trustee. The agreement contains covenants that restrict the Manager's ability to incur indebtedness, incur liens on its property, merge, consolidate or sell assets, enter into sale and leaseback transactions or create subsidiaries. In addition, the agreement limits the Manager's ability to engage in businesses other than pursuant to the development agreement and management agreement, and the development and management of one additional gaming facility which is not materially larger in size and scope in terms of development costs than the Chukchansi Gold Resort & Casino until the Chukchansi Gold Resort & Casino has opened and certain financial tests have been satisfied.

         Pursuant to this agreement, the Manager has also agreed to, among other things:

         o furnish to us all quarterly and annual financial information that would be required to be filed with the SEC if the Manager were a reporting company, including a "Management's Discussion and Analysis of Financial Results and Operations" and an independent auditors' report by the Manager's certified independent accountants;

         o furnish us with all current reports that would be required to be filed with the SEC if the Manager were a reporting company;

         o certify on an annual basis to the trustee under the indenture that the Manager has observed all covenants and fulfilled all of its obligations under the Manager Agreement and the other security agreements to which the Manager is a party for the benefit of the holders of the notes;

         o provide a written statement from the Manager's certified public accountants to the effect that, in examining the annual financial statements of the Manager, nothing has come to their attention that would indicate that the Manager has violated any of the foregoing agreements; provided that the rules governing accountants permit them to deliver such a written statement; and

         o pay all material taxes prior to delinquency, unless such taxes are contested in good faith.

Cash Accumulation Account Contribution Agreement

         We have entered into a Cash Accumulation Account Contribution Agreement with the Manager, the Tribe, the disbursement agent and the trustee. Pursuant to this agreement, the Manager has agreed to deposit a portion of its management fees and development fees that are paid to it pursuant to the management agreement and the development agreement, respectively, into a Manager security account for the benefit of the holders of the notes. See "--Management Agreement" and "--Development Agreement." These funds, less any amounts utilized to pay the taxes and expenses of the Manager, will be available to fund any shortfalls in the $3.0 million per quarter that we are required to contribute to the cash accumulation account for the benefit of the holders of the notes following the opening of the Chukchansi Gold Resort & Casino. Additionally, if any offer to repurchase or redeem outstanding notes is made, the Authority is permitted to use a percentage of the funds deposited into the cash accumulation account for such repurchase or redemption in an amount equal to the percentage of notes being repurchased or redeemed. All amounts drawn on the Manager security account to fund shortfalls in our required cash accumulation amount will be added to the balance of the Manager repayment note described in "Description of Other Indebtedness--Manager Repayment Note," and we will be obligated to repay such amounts pursuant to the terms of the Manager repayment note. At such time as the cash accumulation account has been fully funded, we may repay amounts due under the Manager repayment note.

         All funds remaining in the Manager security account will be released to the Manager without any continuing interest in such funds by holders of the notes and the Manager will cease to be directly responsible for shortfalls in the required cash accumulation amount on the first date that the following conditions, referred to as the Release Conditions, are satisfied:

         o    the Chukchansi Gold Resort & Casino is operating;

         o our fixed charge coverage ratio (as defined in the indenture) has been at least 2.5 to 1.0 for the immediately preceding four fiscal quarters, and, if the Chukchansi Gold Resort & Casino was closed for more than five days during such period, our fixed charge coverage ratio for the most recent fiscal quarter was at least 2.5 to 1.0;

         o the cash accumulation account contains at least the minimum required cash accumulation amount;

         o    no event of default has occurred and is continuing; and

         o the Chukchansi Gold Resort & Casino has not ceased operating for more than five days since the end of the last fiscal quarter.

          Prior to the final release of funds described above, funds deposited into the Manager security account will be released to the Manager to:

         o under certain circumstances, fund the Manager's members' tax liability attributable to the management fees and development fees in an amount not to exceed, together with other tax amounts, $2.1 million per year; and

         o reimburse specified expenses incurred by the Manager in connection with its performance of its obligations under the management agreement and the development agreement in amounts of up to $3.4 million per year.

         The Cash Accumulation Account Contribution Agreement also provides for a pledge in favor of the trustee of the Manager security account, certain related assets and the Manager repayment note to secure performance of Cascade Entertainment's obligations under certain agreements and our obligations to make payments on the notes.

Letter of Credit Drawdown Agreement

         We have entered into a Letter of Credit Drawdown Agreement with the Tribe, Credit Provider Group and the trustee. Pursuant to this agreement, Credit Provider Group has agreed to provide us with a letter of credit in an initial amount equal to $15.0 million.

         We may draw on the letter of credit if we are unable to otherwise satisfy our obligations to:

         o fund shortfalls in the construction budget of the Chukchansi Gold Resort & Casino;

         o complete construction of the Chukchansi Gold Resort & Casino within 18 months of the closing of this offering (if the independent construction consultant does not certify that the construction budget for the Chukchansi Gold Resort & Casino has not been exceeded by more than $2.5 million);

         o in certain circumstances, make payments of principal and interest on the notes; or

         o in any case, complete construction of the Chukchansi Gold Resort & Casino within 21 months of the closing of this offering.

         We may also draw upon the letter of credit:

         o    upon the occurrence of specified bankruptcy events involving us;
              or

         o if the letter of credit is due to expire within 30 days and has not been replaced.

         If we do not draw on the letter of credit upon the occurrence of any of the above events, then the trustee must draw on the letter of credit without our participation. All amounts drawn on the letter of credit will be added to the balance of the L/C note described in "Description of Other Indebtedness--Letter of Credit Note" and we shall be obligated to repay such amounts pursuant to the terms of the L/C note.

         The amount of the letter of credit will be reduced to the lesser of $10.0 million and the undrawn amount under the letter of credit at such time as the following conditions have been satisfied:

         o the Chukchansi Gold Resort & Casino is operating and has been operating for at least 30 days;

         o all amounts required to be paid to contractors in connection with the construction and development of the Chukchansi Gold Resort & Casino have been paid; and

         o there are no liens against the Chukchansi Gold Resort & Casino by any contractor or any other party other than those permitted by the indenture governing the notes.

         The letter of credit will terminate upon the later of (1) the final repayment of the notes under the indenture or (2) the final repayment of our obligations under the L/C note, or at such time as we experience a fixed charge coverage ratio of at least 2.5 to 1.0 during the preceding four consecutive fiscal quarters beginning after the initial operating date of the Chukchansi Gold Resort & Casino.

         Credit Provider Group has pledged all of its rights under the Letter of Credit Drawdown Agreement, the letter of credit and the L/C note to the trustee for the benefit of the holders of the notes, as security for the obligations of Credit Provider Group under the Letter of Credit Drawdown Agreement and our obligations under the indenture.

         In consideration of the provision of the letter of credit, we will pay a commitment fee to Credit Provider Group from time to time equal to the commitment fee paid by Credit Provider Group to the bank that issues the letter of credit.

Cash Collateral and Disbursement Agreement

         Pursuant to the Cash Collateral and Disbursement Agreement entered into among the disbursement agent, the trustee, the independent construction consultant, us and the Tribe, the net proceeds of the Financing Transactions were placed into a construction disbursement account and an interest reserve account, to be disbursed by a disbursement agent pursuant to the Cash Collateral and Disbursement Agreement.

         Interest Reserve Account. Approximately $32.6 million of the net proceeds of the Financing Transactions were deposited into an interest reserve account. Funds in this account will be invested in securities by the disbursement agent as directed by the trustee from time to time. Funds and other assets held in the interest reserve account have been pledged to the trustee for the benefit of itself and the holders of notes. These funds will be used for payments of interest on the notes during the construction period in accordance with the indenture.

         Construction Disbursement Account. Approximately $111.4 million of the net proceeds of the Financing Transactions were deposited into a construction disbursement account and will be used to fund the development, construction and opening of the Chukchansi Gold Resort & Casino. All such funds are held in the construction disbursement account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed in accordance with the Cash Collateral and Disbursement Agreement.

         Subject to certain exceptions, the disbursement agent will disburse funds from the construction disbursement account only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement.

         The Cash Collateral and Disbursement Agreement will permit advance disbursements from the construction disbursement account up to $2.5 million in the aggregate outstanding at any time subject to certain conditions.

         Contingent Interest Account. On each interest payment date on which the Release Conditions are not met, the Authority will deposit contingent interest earned on the senior subordinated PIK notes, the subordinated PIK note and the L/C note into the contingent interest account. All funds in the contingent interest account have been pledged to the trustee for the benefit of the holders of the notes until released. These funds will be released (1) on any interest payment date on which the Release Conditions are met to pay deferred contingent interest on the senior subordinated PIK notes, the subordinated PIK note and the L/C note, (2) if and to the extent necessary to ensure that management fees (net of tax amounts), together with the amounts released, are at least $2 million per year, and (3) to pay tax amounts due under these instruments. Amounts released under clause (2) above will be deemed to have been loaned to the Manager by the Authority pursuant to a note. This note has been pledged to the trustee for the benefit of the holders of the notes.

         Construction Budget. The Cash Collateral and Disbursement Agreement provides that the construction budget may be amended only upon the satisfaction of certain conditions set forth in the Cash Collateral and Disbursement Agreement. In addition, construction line items in the construction budget may only be increased if the funds for such increase are made available in the construction budget from certain specified sources, provided, that the line item established for "finishes" in the construction budget may not be reduced by more than 35%. We have also agreed to fund any anticipated cost overrun during the construction of the Chukchansi Gold Resort & Casino using funds from certain specified sources and to provide certain certifications from time to time regarding project costs.

         Final Disbursement of Funds. Pursuant to the Cash Collateral and Disbursement Agreement, once the disbursement agent receives an officer's certificate from us, the Manager and the independent construction consultant confirming that (1) the Chukchansi Gold Resort & Casino has been operating uninterrupted for at least 30 days prior to the date of certification, (2) all amounts required to be paid to the contractors in connection with the Chukchansi Gold Resort & Casino have been paid and (3) that there are no mechanic's liens or other liens filed against the Chukchansi Gold Resort & Casino, then the disbursement agent will disburse all remaining funds in the interest reserve account and the construction disbursement account, if any, to the account specified by us.

         Investments; Pledge of Accounts. The disbursement agent shall invest any money held by it in the collateral accounts established pursuant to the Cash Collateral and Disbursement Agreement in cash equivalents as directed in writing by the trustee from time to time. Any income or gain realized as a result of any such investment shall be held as part of the applicable account and reinvested as provided in the Cash Collateral and Disbursement Agreement. All funds, securities and other assets in the securities accounts and the deposit accounts established pursuant to the Cash Collateral and Disbursement Agreement will be pledged to the trustee for the benefit of the holders of notes.

Intercreditor Agreement

         We and the Tribe have entered into an Intercreditor Agreement with the trustee, the trustee under the indenture governing the senior subordinated PIK notes (the "Senior Subordinated PIK Notes Trustee"), and the trustee under the indenture governing the subordinated PIK notes (the "Subordinated PIK Notes Trustee"), Credit Provider Group, as lender under the L/C note and Cascade Entertainment, as lender under the Manager repayment note. See "Description of Other Indebtedness" for a description of these notes. Under the Intercreditor Agreement, each of the Subordinated PIK Notes Trustee (on behalf of the holders of the subordinated PIK notes), Cascade Entertainment and Credit Provider Group, (the "Junior Lenders"), have agreed that the payment of any amounts payable under the subordinated PIK notes, the Manager repayment note or the L/C note, respectively, is subordinate and subject in right of payment to the prior payment in full of the notes and the senior subordinated PIK notes. In addition, the Senior Subordinated PIK Notes Trustee has agreed that the payment of any amounts owed pursuant to the senior subordinated PIK notes is subordinate and subject in right of payment to the prior payment in full of the notes.

         Payments on Subordinated Notes. Pursuant to the Intercreditor Agreement, while the notes are outstanding, cash payments may be made on the senior subordinated PIK notes only upon satisfaction of the Release Conditions (described under "--Cash Accumulation Account Contribution Agreement"), except with respect to certain tax amounts. While the notes and the senior subordinated PIK notes are outstanding, cash payments may be made on the Manager repayment note, the subordinated PIK notes and the L/C note only as follows:

         o except with respect to certain tax amounts, payments may be made on the Manager repayment note only if we have made all of the deposits required to be made into the cash accumulation account as of such date and such payment on the Manager repayment note would not cause the cash accumulation account to become funded at less than the required level; and

         o except with respect to certain tax amounts, payments may be made on the subordinated PIK notes and the L/C note only if the Release Conditions have been satisfied as of such date.

          Restrictions on Receipt of Payments by Subordinated Claimants. If all or any part of our assets are subject to any distribution, division or application to our creditors, then any payment or distribution in connection therewith that is payable or deliverable to any Junior Lender will be paid or delivered to the trustee until the notes are paid in full. Thereafter, any remaining amounts shall be paid to the holders of the senior subordinated PIK notes until the senior subordinated PIK notes are paid in full.

         Until such time as the notes have been paid in full, if the holders of the senior subordinated PIK notes or any Junior Lender receives any payment, distribution or other investment property with respect to any of their respective notes in violation of the indenture or the Intercreditor Agreement, the holders of the senior subordinated PIK notes or such Junior Lender, as applicable, must hold the same in trust for the benefit of the holders of the notes and must deliver the same to the trustee for the benefit of the holders of the notes. Any amounts delivered by any Junior Lender to the trustee in excess of the amounts required to pay the notes in full will be delivered to the holders of the senior subordinated PIK notes for application to the senior subordinated PIK notes. If any amounts remain after the payment in full of the senior subordinated PIK notes, such amounts will be returned to us for application to the subordinated PIK notes, the L/C note and the Manager repayment note in accordance with the terms of such notes.

         Following the payment in full of the notes, until such time as the senior subordinated PIK notes have been paid in full, if any Junior Lender receives any payment, distribution or other investment property with respect to their respective notes in violation of the terms of the senior subordinated PIK notes or the Intercreditor Agreement, such Junior Lender must hold the same in trust for the benefit of the holders of the senior subordinated PIK notes and shall deliver the same to the Senior Subordinated PIK Notes Trustee for the benefit of the holders of the senior subordinated PIK notes.

         The Intercreditor Agreement also provides that none of the Junior Lenders, or the holders of the senior subordinated PIK notes will have any lien, claim, right, title or interest in or to the collateral securing our obligations under the notes, except as expressly set forth in the Cash Accumulation Account Contribution Agreement or the Letter of Credit Drawdown Agreement. Should any of the Junior Lenders or the holders of the senior subordinated PIK notes obtain any right, title, interest or lien in such collateral, other than those permitted rights or interests described in the previous sentence, the Intercreditor Agreement requires such party to terminate and release its interest or assign it to the trustee. If the Junior Lenders or the holders of the senior subordinated PIK notes fail to terminate and release or to assign its interest to the trustee, the trustee may, at its option, deem our obligations under the subordinated PIK notes or the senior subordinated PIK notes to be deemed paid and satisfied in full.

         The Intercreditor Agreement prohibits the holders of the senior subordinated PIK notes or the Junior Lenders from assigning all or any portion of their respective notes unless the assignee executes and delivers to the trustee an agreement to be bound by the terms of the Intercreditor Agreement. Cascade Entertainment may only assign its obligations under the Manager repayment note to a "Permitted Replacement Manager" who agrees to be bound by the terms and conditions of the Intercreditor Agreement. See "Description of the New Notes--Certain Definitions" for the definition of Permitted Replacement Manager.

         The Intercreditor Agreement also provides for a pledge of the subordinated PIK notes in favor of the trustee to secure the performance by the Subordinated PIK Notes Trustee (on behalf of the holders of the subordinated PIK notes) of its obligations under the Intercreditor Agreement and our obligations under the notes.

         The Intercreditor Agreement will terminate automatically upon payment in full of the notes and the senior subordinated PIK notes.

Development Agreement

         General. We, the Tribe and Cascade Entertainment entered into an Amended and Restated Development Agreement, dated June 15, 2001, as amended, providing for the management of the development, design, furnishing, equipping and construction of the Chukchansi Gold Resort & Casino by Cascade Entertainment on behalf of us and the Tribe.

         Exclusive Rights of Cascade Entertainment; Restrictions on Collateral Development. Subject to certain design and budget approval rights retained by us under the development agreement, we have granted to Cascade Entertainment the exclusive right to develop the Chukchansi Gold Resort & Casino. During the term of the development agreement, Cascade Entertainment is restricted from developing, operating or managing any gaming facility within 75 miles of the Chukchansi Gold Resort & Casino exclusive of a possible gaming facility to be owned by the Buena Vista tribe.

         Development Plan. Under the development agreement, Cascade Entertainment is responsible for various development matters. We have approved a comprehensive development plan submitted to us and the Tribe, which development plan includes a schedule of critical dates, a budget and a prioritized list of development activities.

         Development Fees. In connection with services rendered by Cascade Entertainment under the development agreement, Cascade Entertainment will receive a development fee in the amount of 4% of the total cost of developing the Chukchansi Gold Resort & Casino, not to exceed $4.5 million which cost will be defined in budgets approved by us pursuant to the terms of the development agreement. Prior to the commencement of construction, Cascade Entertainment is entitled to a monthly fee of $25,000 as a portion of and not in addition to the development fee to be paid to Cascade Entertainment. Thereafter, the development fees will be payable in proportion to the disbursement of funds for payment of construction costs.

         Employment of Architects and Design Team. Cascade Entertainment has pre-qualified and we have approved a design team, including Morris & Brown, the architect, Walton Construction, the construction manager, and Rider Hunt Levett & Bailey, the construction consultant, which shall be employed to prepare design and engineering plans and specifications for the Chukchansi Gold Resort & Casino. The development agreement grants Cascade Entertainment the right and responsibility to directly supervise and administer the duties and activities of the design team.

          Design and Construction Budgets; Funding Requirements; Cost Overruns. Cascade Entertainment is responsible for the preparation of a development budget for the design, development, construction, furnishing, equipping and opening of the Chukchansi Gold Resort & Casino, which will be subject to our approval. The development budget is subject to revision from time to time by Cascade Entertainment (with prior notice to and approval by us) to reflect unpredicted changes, variables or events or to include additional modifications to the conceptual design of the Chukchansi Gold Resort & Casino. Cascade Entertainment is permitted, upon notice to us, to reallocate the amounts set forth in any line items of the development budget or make other modifications to the development budget, provided, that unless our approval has been obtained, such modifications do not result in an increase in the aggregate amount of the development budget as Cascade Entertainment deems necessary or appropriate or otherwise conflict with the terms of the development agreement. In addition to the development budget, during the pre-construction phase of the Chukchansi Gold Resort & Casino, Cascade Entertainment is required to submit to us a statement of legal compliance requirements and a preliminary evaluation of the proposed development of the Chukchansi Gold Resort & Casino. The development agreement provides that the design, construction and maintenance of the Chukchansi Gold Resort & Casino shall, except to the extent a particular requirement or requirements may be waived by us, meet or exceed all reasonable minimum standards pertaining to the Tribe and federal building codes, fire codes and safety and traffic requirements which would be imposed on us by existing Federal statutes and regulations. We and Cascade Entertainment will have approval rights with respect to the plans and specifications for the Chukchansi Gold Resort & Casino.

          Construction Phase--Contractor Selection; Employment Preference; Cascade Entertainment Oversight. Cascade Entertainment is required to pre-qualify a construction team consisting of all prospective contractors, sub-contractors and vendors and submit the list of the construction team to us for approval. Special consideration is to be given to qualified Native American owned companies or companies with a program of effective employment of Native Americans. In addition, in entering into contracts for the supply of goods and services, Cascade Entertainment shall give preference to Native Americans, their spouses and children, and business entities controlled by members of the Tribe, who or which, in Cascade Entertainment's opinion, possess sufficient skills and competence, and can meet reasonable bonding requirements. Cascade Entertainment selected and we approved Walton Construction as the construction manager and Rider, Hunt, Levett & Bailey as the construction consultant for the Chukchansi Gold Resort & Casino. Following Cascade Entertainment's review of proposals from other prospective contractors and our approval of the remainder of the construction team, we will enter into contracts with the construction team. The construction team will be paid solely out of the proceeds from the issuance of the notes.

          Cascade Entertainment is responsible for the administration and supervision of all contracts and agreements with the construction team and will act as our representative, with full power and authority to act on our behalf, in connection with any such contracts. Specifically, Cascade Entertainment will be responsible for all persons performing work on the site of the Chukchansi Gold Resort & Casino, inspecting the progress of construction, determining completion dates and reviewing contractor payment requests submitted to us. All contractors will be required to warrant that their construction is free of defects and constructed in a workmanlike manner for a period of at least one year from the date of completion and Cascade Entertainment will have the authority to reject any work that does not comply with the applicable contracts.

          Furnishings and Equipment. Furnishings and equipment for the Chukchansi Gold Resort & Casino will be purchased by us from vendors selected by Cascade Entertainment in conformance with specifications approved by Cascade Entertainment and us, or at our election, leased on terms arranged by Cascade Entertainment and approved by us.


          Engagement Fees; Tribal Advances. Cascade Entertainment has paid the Tribe $75,000 in initial engagement fees. Cascade Entertainment paid an additional $25,000 engagement fee on August 26, 2002 and another $50,000 engagement fee on October 25, 2002. The fees will be amortized over the life of the management contract as a reduction of Management fee revenue once operations commence. Upon commencement of construction of the Chukchansi Gold Resort & Casino, the amount of the monthly advance to the Tribe increased from the original amount of $10,000 to approximately $35,000.


          Termination, Default and Disputes. The development agreement may be terminated at any time by mutual agreement of the Tribe, us and Cascade Entertainment. We have the right to terminate the development agreement in the event that a material breach or failure to perform any material duty or obligation by Cascade Entertainment, and Cascade Entertainment has the right to terminate the development agreement in the event that a material breach or failure to perform any material duty or obligation by us or the Tribe remains uncured for at least 30 days, in each case following notice to the non-performing party of such breach or failure to perform. The development agreement may be involuntarily terminated upon a determination by either the appropriate body of the federal government or a court of competent jurisdiction that any material aspect of gaming at the Chukchansi Gold Resort & Casino is unlawful under federal law. Cascade Entertainment has the right to terminate the development agreement if:

         o any regulatory agency has notified Cascade Entertainment that the performance of its obligations under the development agreement will jeopardize the retention of any license;

         o Cascade Entertainment has reason to believe that the performance of any obligation under the development agreement may reasonably be expected to result in the breach of any future and present rulings, decisions, laws, regulations, permits, licenses and certificates; or

         o through its own actions we fail to make any payment to Cascade Entertainment pursuant to the development agreement when due.

         Disputes between the parties with respect to the development agreement may be submitted by any party to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, if necessary, orders to compel arbitration or aid arbitration, enforce an award of an arbitrator or provide any necessary remedies in aid of arbitration may be sought before the state or federal courts sitting in the State of California. Notwithstanding the foregoing, an arbiter shall not have the power to compel, negate, assume, usurp or in any manner affect any resolution, ordinance, statute, regulation, order or decision, regardless of how constituted, having the force of law or legal authorization of the Tribe, us or any instrumentality or agency of the Tribe, unless such action(s), or failure to take such action(s) constitutes a breach of the development agreement by us or the Tribe. In the event of a dispute between the parties or the termination of the development agreement, any of the Tribe, us and Cascade Entertainment may pursue any remedies at law or equity.

         Limited Waiver of Sovereign Immunity. Under the development agreement, we and the Tribe have waived any recourse to tribal court and any argument that exhaustion of tribal court remedies is required before dispute resolution can commence in another forum. We and the Tribe have agreed that arbitration of disputes under the Commercial Arbitration Rules of the American Arbitration Association will be the mechanism for dispute resolution, and that the law of the State of California will govern the development agreement. We and the Tribe have irrevocably waived our sovereign immunity from suit to permit such arbitration. We and the Tribe have also waived our sovereign immunity in state or federal courts to compel arbitration, aid arbitration, or enforce awards from arbitration. We and the Tribe have agreed that arbitrators can award injunctive relief, including temporary and emergency injunctive relief. The Tribe's and our waiver of immunity is limited to enforcement of money damages from net revenues not yet distributed to the Tribe. Funds earned and paid over to the Tribe prior to any judgment or award are not subject to the waiver and would not be available for levy pursuant to any judgment or award.

Management Agreement

         General. To provide for the management of the Chukchansi Gold Resort & Casino, we, the Tribe and Cascade Entertainment have entered into the Second Amended and Restated Management Agreement, dated July 16, 2002, pursuant to which we and the Tribe have retained and engaged Cascade Entertainment, and granted Cascade Entertainment the exclusive right and obligation, to develop, operate, manage and maintain the Chukchansi Gold Resort & Casino and to train members of the Tribe and others in the operation and maintenance of the Chukchansi Gold Resort & Casino. The term of the management agreement is seven years commencing upon the date that the Chukchansi Gold Resort & Casino opens to the public. The management agreement provides that there are a number of conditions precedent to its effectiveness, all of which have been met, including:

         o approval by the Chairperson of the NIGC of the management agreement (which was received on July 25, 2002);

         o the satisfactory completion of all necessary feasibility studies necessary for the development, construction and operation of the Chukchansi Gold Resort & Casino;

         o receipt of all applicable licenses for or related to the development, construction or management of the Chukchansi Gold Resort & Casino;

         o approval by the Tribe, the State of California and the NIGC with respect to the background investigations of Cascade
              Entertainment and its officers; and

         o receipt by Cascade Entertainment of our approval of all plans and specifications related to the Chukchansi Gold Resort & Casino.

         We, Cascade Entertainment and the Tribe have agreed to cooperate and use our best efforts to satisfy all the above-referenced conditions at the earliest possible date.

         Cascade Entertainment has agreed to use its best efforts to promote and manage the Chukchansi Gold Resort & Casino and the Tribe and we have agreed that, except as required by law, neither will adopt any amendments to the constitution, the tribal ordinances creating us, the tribal-state ordinance or any other law or ordinance that would materially adversely affect Cascade Entertainment's right to operate and maintain the Chukchansi Gold Resort & Casino or to affect our jurisdiction, power, composition, independence or compensation. The management agreement provides that neither the Tribe nor we nor any of our agents, affiliates or representatives, will impose any taxes, fees, assessments or other charges on payments of any debt service to Cascade Entertainment or any lender, on the Chukchansi Gold Resort & Casino or the revenues therefrom or on the management fee payable to Cascade Entertainment thereunder. The management agreement provides, however, that the Tribe shall have the right to assess license fees that reflect reasonable regulatory costs incurred by the Tribe.

          Management Duties and Related Obligations of Cascade Entertainment. The management agreement provides that Cascade Entertainment will be responsible for the day-to-day management, operation and maintenance of the Chukchansi Gold Resort & Casino, with the intention that the Chukchansi Gold Resort & Casino is to be open 24 hours per day, 7 days per week. The management agreement provides that we and Cascade Entertainment will consult and select a general manager to fulfill certain of Cascade Entertainment's responsibilities thereunder. Cascade Entertainment has agreed to operate the Chukchansi Gold Resort & Casino in compliance with all legal requirements of the Tribe and other applicable laws and that Cascade Entertainment and all of Cascade Entertainment's executive officers shall be licensed by the Tribe pursuant to its tribal gaming ordinance.

          Contracts; Funding; Marketing. The management agreement provides that the general manager will have the authority to enter into contracts for the operation of the Chukchansi Gold Resort & Casino on our behalf. Any contract that requires annual expenditures in excess of $50,000 or that is entered into with affiliates of Cascade Entertainment must be approved by us. In addition, Cascade Entertainment has agreed to assist us in obtaining funding necessary for the operation of the Chukchansi Gold Resort & Casino and will be responsible for the marketing, advertisement and promotion thereof. Cascade Entertainment will have the right to sell alcoholic beverages and tobacco products at the Chukchansi Gold Resort & Casino in accordance with the tribal-state gaming compact and legal requirements of the Tribe. The Tribe has agreed to enact the necessary tribal legislation to allow the sale of alcoholic beverages and tobacco at the Chukchansi Gold Resort & Casino to the full extent permitted by the compact.

         Pursuant to the management agreement and subject to the law enforcement authority of the Tribe, Cascade Entertainment will be responsible for all aspects of the security at the Chukchansi Gold Resort & Casino. The parties have agreed that we and Cascade Entertainment will have 24-hour access to the entire gaming facility, including all security and surveillance facilities and records. In addition, Cascade Entertainment will be responsible for maintaining, on our behalf, insurance coverage for the Chukchansi Gold Resort & Casino satisfactory to Cascade Entertainment and us and to the extent provided for in the management agreement, including "all risk," general commercial liability, workers' compensation and employer liability. All such policies will name Cascade Entertainment, Cascade Entertainment's affiliates and us as named insureds and/or loss payees to the extent provided in the management agreement.

          Casino Employees; Employment Preference. Cascade Entertainment will have the exclusive responsibility and authority to select, retain, train and discharge all employees hired to perform services for the Chukchansi Gold Resort & Casino. Cascade Entertainment has agreed to establish standardized personnel policies and procedures, including a job classification system with salary levels and scales, which will be subject to our approval and include a grievance procedure to promote fair and uniform standards for all persons employed at the Chukchansi Gold Resort & Casino. All employees will be our employees and not of Cascade Entertainment, and such employees will be subject to all labor, employment and unemployment insurance laws of California which would apply to employees not working on an Indian reservation. In order to maximize the benefits enjoyed by the Tribe, Native Americans, their spouses and children will be given preference in recruiting, employment and training with respect to all job categories in connection with the operation of the Chukchansi Gold Resort & Casino, including management positions. Cascade Entertainment has agreed to conduct applicable background investigations with respect to each applicant for employment at the Chukchansi Gold Resort & Casino. Cascade Entertainment will have the sole responsibility for determining whether a prospective employee possesses necessary skills for any position and the level of compensation to be paid to such individual. Cascade Entertainment has agreed that any discharge, demotion or discipline of employees will be conducted in accordance with such policies and procedures.

          Operating and Capital Budgets; Replacement Reserve Fund. Four months prior to the scheduled opening of the Chukchansi Gold Resort & Casino, Cascade Entertainment is required to commence a pre-opening program, which shall include all activities necessary to financially and operationally prepare the Chukchansi Gold Resort & Casino for opening. At least three months prior to the scheduled opening of the Chukchansi Gold Resort & Casino, Cascade Entertainment must prepare a comprehensive pre-opening budget to be submitted to us, which pre-opening budget shall set forth expenses which Cascade Entertainment anticipates to be necessary or desirable in order to prepare the Chukchansi Gold Resort & Casino for opening. Prior to the scheduled opening date of the Chukchansi Gold Resort & Casino, Cascade Entertainment is required to submit to us a proposed operating budget and annual plan for the then current fiscal year, and thereafter not less than 60 days prior to the commencement of each fiscal year, submit a proposed operating budget and annual plan for the next fiscal year. The operating budget and annual plan are subject to our approval, which approval shall not be unreasonably withheld or delayed.

          After approval of the operating budget and annual plan, Cascade Entertainment may, after notice to us, without our approval, reallocate any budgeted line items to another line item and make other modifications as Cascade Entertainment deems necessary, provided that the total adjustments to the operating budget and annual plan do not exceed 110% of the prior approved operating budget and annual plan. Similarly, Cascade Entertainment is required to submit to us not less than 60 days prior to the commencement of each fiscal year, a recommended capital budget describing the present value, useful life and estimated replacement costs for the physical plant, furnishings and equipment and ordinary capital replacement items of the Chukchansi Gold Resort & Casino, which budget shall be approved by us. We are responsible for spending the funds necessary to make capital replacements out of a capital replacement reserve fund, which shall be funded monthly by Cascade Entertainment making deposits in amount equal to 2% of the gross revenues from the Chukchansi Gold Resort & Casino during the first two years of operations and 3% of the gross revenues from the Chukchansi Gold Resort & Casino during the remaining term of the Chukchansi management agreement.

         Bank Accounts and Accounting Procedures; Inspection by Tribe. Under the management agreement, Cascade Entertainment is authorized to establish such bank accounts, for our benefit, as Cascade Entertainment shall deem necessary for the operation of the Chukchansi Gold Resort & Casino at such bank or banks selected by us. The management agreement provides for the establishment of depositary and disbursement accounts and authorizes Cascade Entertainment to pay from the disbursement accounts such funds as are necessary to cover the operating expenses of the Chukchansi Gold Resort & Casino, debt service payments on the notes, management fees payable to Cascade Entertainment and disbursements to the Tribe and us. In addition, Cascade Entertainment will be responsible for the installation of internal control systems for the monitoring of all funds, which systems will be subject to approval and review by the Tribal Gaming Commission and us. The Tribal Gaming Commission is entitled to appoint an inspector, who will have the right to inspect and oversee such internal control systems at all times.

         The management agreement requires Cascade Entertainment to maintain, in accordance with generally accepted accounting principles, books and records reflecting the operations of the Chukchansi Gold Resort & Casino and to prepare monthly, quarterly and annual statements for us. An annual audit of the Chukchansi Gold Resort & Casino will be conducted by an independent certified public accounting firm selected by us. In addition, the NIGC will have all rights to inspect such books and supporting business records as are afforded to it by law.

          Management Fee; Reimbursement and Disbursement. The management agreement provides that Cascade Entertainment is entitled to a management fee equal to 30% of the net revenues (as defined below) of the Chukchansi Gold Resort & Casino less 70% of all contingent interest payable under the senior subordinated PIK notes and the subordinated PIK note, provided, that the aggregate amount of all past and present management fees and the development fee to be paid to Cascade Entertainment may not exceed in total 30% of the aggregate net revenues (including interest on bank accounts) of the Chukchansi Gold Resort & Casino at any time. Any management fees withheld from payment as being in excess of such cap shall accrue until such time as the foregoing requirement is satisfied. Under this formula, management fees shall accrue until such time as the aggregate contingent interest paid under the senior subordinated PIK notes and the subordinated PIK notes exceed the Chukchansi development fee to be paid to Cascade Entertainment. As defined in the Chukchansi management agreement, "net revenues" of the Chukchansi Gold Resort & Casino means the amount of the gross revenues of the Chukchansi Gold Resort & Casino, less operating expenses (including interest expense, depreciation and amortization) and certain specified categories of revenue, such as income from any financing or refinancing, taxes or charges received from patrons on behalf of and remitted to a governmental entity, proceeds from the sale of capital assets, insurance proceeds and interest on bank accounts. Within 21 days after the end of each calendar month, Cascade Entertainment is required to calculate and report to us the gross revenues, operating expenses and net revenues of the Chukchansi Gold Resort & Casino for the previous month's operations and the year's operations to date. Cascade Entertainment is required to pay to the Tribe from net revenues of the Chukchansi Gold Resort & Casino, or, if insufficient, from its own funds, a minimum guaranteed monthly payment of not less than $100,000 per month during the term of the management agreement, which minimum guaranteed monthly payment has priority over the management fee to be paid to Cascade Entertainment and payment due on the notes.

          Under the management agreement, net revenues (less any amount reasonably required to maintain the house bank) are required to be disbursed, to the extent due and payable and earned, in the following order of priority:

         o the minimum guaranteed monthly payment. In the event that net revenues for any given month are less than the minimum guaranteed monthly payment, Cascade Entertainment will be required to fund any deficiency from its own funds. Minimum guaranteed monthly payments shall be made for any month during which any gaming is conducted, even if only for part of a month but will be reduced pro rata in proportion to the portion of the month in which gaming does not occur. No minimum guaranteed monthly payment will be required to be made for any month during which gaming at the Chukchansi Gold Resort & Casino is suspended or terminated for the full month;

         o payments due on the notes and other debt service payments (or a reserve for a proportionate amount of debt service payments which are not payable on a monthly basis);

         o    deposits to the capital reserve fund;

         o payments due on the interim promissory note to Cascade Entertainment and the reimbursement of amounts advanced by Cascade Entertainment; and

         o    payment of the management fee to Cascade Entertainment.

          All remaining net revenues, if any, and cash may be distributed to us subject to the restrictions contained in the indenture governing the notes. See "Description of the New Notes--Restricted Payments."

          Liens; Taxes. Under the management agreement, we, the Tribe and Cascade Entertainment have represented and warranted to the others that none of us will act directly or indirectly, to cause any party, other than Cascade Entertainment and the holders of the notes, to become a lienholder of any property of the Chukchansi Gold Resort & Casino, or to allow any party to obtain any such interest under the management agreement without the prior consent of Cascade Entertainment, the Tribe or us, as the case may be, and, if required, the United States. In addition, we and Cascade Entertainment have agreed to keep the Chukchansi Gold Resort & Casino free and clear of any liens, whether resulting from the construction of the Chukchansi Gold Resort & Casino or otherwise. We have retained the right to grant security interests in the Chukchansi Gold Resort & Casino revenues to the extent such interests are subordinated to all loans made by Cascade Entertainment to us and to the notes, and to grant security interests in any physical assets of the Chukchansi Gold Resort & Casino other than personal property purchased with proceeds from the issuance of the notes but only if such security interests are permissible under the notes granted to secure loans made to and for the benefit of the Chukchansi Gold Resort & Casino and Cascade Entertainment has been offered a prior opportunity to make such loans on similar terms.

          The parties have agreed that in the event that any governmental entity attempts to impose taxes upon any party to the management agreement or upon the property or operations of the Chukchansi Gold Resort & Casino, we may resist such attempt on behalf of such party or entity through appropriate legal proceedings. The costs of such proceedings and any tax or other payment required to be made will be treated as an operating expense of the Chukchansi Gold Resort & Casino. We and the Tribe have agreed not to impose any taxes, fees, assessments or other charges (1) on payments of any debt service to us or any other lender furnishing financing to the Chukchansi Gold Resort & Casino, (2) on the Chukchansi Gold Resort & Casino or any revenues paid or management fees owed thereunder and (3) on the salaries, benefits or dividends paid to any of Cascade Entertainment's stockholders, partners, officers, directors or any employees of the Chukchansi Gold Resort & Casino. The management agreement provides, however, that the Tribe shall have the right to assess license fees that reflect reasonable regulatory costs incurred the Tribe.

          Relationship among Tribe, Authority and Cascade Entertainment. We and the Tribe shall have joint and several liability under the management agreement. Under the management agreement, Cascade Entertainment has agreed not to interfere in or attempt to wrongfully influence the internal governmental affairs of the Tribe. Furthermore, Cascade Entertainment has agreed that it will not make any payments to any Tribe official, which includes any member of the tribal government or other official of the Tribe, us or our relatives, for the purpose of obtaining any special privilege, gain, advantage or consideration. Finally, no Tribe official may have any direct or indirect interest in the Chukchansi Gold Resort & Casino greater than the interest of any other member of the Tribe.

          Operating Capital. If gross revenues of the Chukchansi Gold Resort & Casino, after application of any reserves established pursuant to the management agreement or the collateral documents, are insufficient to pay operating expenses of the Chukchansi Gold Resort & Casino, Cascade Entertainment will be obligated to loan to us operating capital in the amount of the shortfall. Cascade Entertainment will only be obligated to contribute such sums as are necessary to continue the operation of the Chukchansi Gold Resort & Casino in conformance with the Chukchansi Gaming Code adopted by the Tribal Gaming Commission, the Chukchansi compact and any other legal requirements.

          Termination and Default. The management agreement may be terminated by mutual written consent of Cascade Entertainment, the Tribe and us. Each party has the right to terminate the management agreement for cause, which includes, without limitation, termination by us due to a default or failure by Cascade Entertainment, or by Cascade Entertainment due to a default or failure by the Tribe or us, to perform any material duty or obligation that remains uncured for at least 60 days following notice to such non-performing party of such breach or failure to perform and the intent of the performing party to terminate the management agreement as a result thereof. In addition, we and the Tribe may terminate the management agreement if Cascade Entertainment commits fraud or has its gaming license withdrawn as a result of the conviction of any director or officer of Cascade Entertainment for a criminal felony or misdemeanor offense directly related to the performance of Cascade Entertainment's duties under such agreement. The management agreement may also be terminated in the event that any change in law renders the operation of the Chukchansi Gold Resort & Casino unlawful. All disputes as to the occurrence of a default or breach or right of termination under the management agreement shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, if necessary, orders to compel arbitration or aid arbitration, enforce an award of an arbitrator or provide any necessary remedies in aid of arbitration may be sought before the state or federal courts sitting in the State of California. Notwithstanding the foregoing, an arbitrator shall not have the power to compel, negate, assume, usurp or in any manner affect any resolution, ordinance, statute, regulation, order or decision, regardless of how constituted, having the force of law or legal authorization of the Tribe, us or any instrumentality or agency of the Tribe, unless such action(s), or failure to take such action(s), constitutes a breach of the management agreement by the Tribe or us.

          Waiver of Tribal Sovereign Immunity. Under the management agreement, we and the Tribe have waived any recourse to tribal court and any argument that exhaustion of tribal court remedies is required before dispute resolution can commence in another forum. We and the Tribe have agreed that arbitration of disputes under the Commercial Arbitration Rules of the American Arbitration Association will be the mechanism for dispute resolution, and that the law of the State of California will govern the management agreement. We and the Tribe have waived our sovereign immunity from suit to permit such arbitration. We and the Tribe have also waived our sovereign immunity in state or federal courts to compel arbitration, aid arbitration, or enforce awards from arbitration. We and the Tribe have agreed that arbitrators can award injunctive relief, including temporary and emergency injunctive relief. The Tribe's and our waiver of sovereign immunity is limited to enforcement of money damages from net revenues not yet distributed to the Tribe. Funds earned and paid over to the Tribe prior to any judgment or award are not subject to the waiver and would not be available for levy pursuant to any judgment or award.

         Cap on Development Costs. We, Cascade Entertainment and the Tribe have agreed that the aggregate cost recoupable by the Manager to design, develop, construct and equip the Chukchansi Gold Resort & Casino will in no event exceed $170.0 million.

Construction Manager Agreement

         General. We entered into a construction management agreement with Walton Construction, dated July 26, 2002, providing for the construction of a portion of the Chukchansi Gold Resort & Casino by Walton Construction. We have given Walton Construction a notice to proceed with the construction of the project and groundbreaking occurred in early October.

         Responsibility of Construction Manager. Under the construction manager agreement, Walton Construction will act as the construction manager and be responsible for various pre-construction and construction requirements with respect to completion of the Chukchansi Gold Resort & Casino. All work other than the general conditions work (as defined below) will be performed under subcontracts or by other appropriate agreements with Walton Construction except to the extent Walton Construction submits a bid for such work and Cascade Entertainment approves such bid.

         Completion Date. Walton Construction has agreed to substantially complete construction of the Chukchansi Gold Resort & Casino (except for certain portions of the hotel as described below under "--Amendment to Construction Manager Agreement") on or before June 25, 2003, and to perform its work in accordance with an approved schedule, including various milestone dates set forth therein. If substantial completion of the casino is not achieved by June 25, 2003, Walton Construction will pay $17,500 to us as liquidated damages for each day substantial completion is delayed beyond such date. If substantial completion of the hotel is not achieved by August 22, 2003, Walton Construction will pay $5,000 for each day substantial completion is delayed beyond such date. In addition, we have the right to terminate the construction manager agreement with Walton Construction at that time. If substantial completion is achieved on or before June 25, 2003, we will pay $10,000 to Walton Construction for each day of early delivery as an early completion bonus. The date for achieving substantial completion will be extended by a reasonable time if Walton Construction's performance of its obligations is materially delayed by any act or neglect on our part, or the architect, or an employee of either us or the architect, or of a separate contractor employed by us, or by changes ordered in Walton Construction's obligations or by certain other events that are beyond the control of Walton Construction or any of its subcontractors.


         Walton Construction's Compensation. Subject to a "guaranteed maximum price" of $71.0 million, which includes a contingency of $1.0 million, Walton Construction has agreed to complete its portion of the work for the "contract sum" which equals the sum of (1) the reasonable and necessary costs of all material and labor properly incurred by Walton Construction, in good faith, in the proper performance of the work, collectively referred to as the "cost of the work," and (2) $5.2 million referred to as the "construction manager's fees" which compensates Walton Construction for its profit and overhead and for all costs of performing certain administrative and support services ("general condition work"). Upon final completion, if the contract sum is less than the guaranteed maximum price (excluding amounts reserved as a contingency), then 80% of such savings will be retained by us, with the remainder payable to Walton Construction concurrently with receipt of final payment.

         The guaranteed maximum price is subject to adjustment in the event changes approved by us and Cascade Entertainment are made to the construction plans or specifications. If a change order represents (1) a material increase in the scope of the project, (2) an increase in the construction budget that directly results in additional supervisory expense to Walton Construction in excess of 6% of the total budgeted amount or (3) an increase in the square footage of the project by more than 3%, then the guaranteed maximum price may also be adjusted in the manner provided for in the construction manager agreement to account for additional overhead and costs of Walton Construction in lieu of an increase in the construction manager's fees. In addition, if we, the architect or any of our separate contractors suspends, delays or interrupts work that is later recommenced, then the guaranteed maximum price will be adjusted for increases in the cost and time of performing such obligations that is caused by such circumstances.

         The projected cost for the construction of the Chukchansi Gold Resort & Casino at the time the construction manager agreement was first entered into was $70.0 million. As the costs were just estimates, the guaranteed maximum price included a $1.0 million contingency as a reserve for any possible budgetary overruns.


         Bonds. We may require Walton Construction to furnish bonds covering its faithful performance of the construction manager agreement, each subcontract and payment of obligations arising thereunder. Costs of such bonds will be included in the cost of the work.

         Payment Process. We are to make monthly progress payments to Walton Construction on account of the contract sum in proportion to Walton Construction's progress in completing the work. The amount of such progress payments will be reduced by an amount equal to 10% of the progress payment as retainage (which percentage will be reduced to 5% once the total progress payments exceeds 50% of the guaranteed maximum price). When the work is fully performed under the contract documents (other than nonconforming work that is to be corrected by Walton Construction), we will make the final payment to Walton Construction after approval by Cascade Entertainment and the architect.

         Responsibility of Separate Contractors. We may remove certain work, including, without limitation, the sewage treatment plant, from the scope of Walton Construction's work, and retain separate contractors to perform the excluded work. Walton Construction will continue to be responsible for supervising and coordinating all portions of the construction of the Chukchansi Gold Resort & Casino, including the work of the separate contractors, in the same manner as its supervision and coordination of its own subcontractors and suppliers.

         Correction of Work. Walton Construction will promptly correct any work rejected by either Cascade Entertainment, the architect or any governmental authority, or any work that does not conform to the requirements of the contract documents, whether discovered before or up to one year after substantial completion of the work. Such one year period for corrections will be extended for any work or any corrective work completed after substantial completion by the period of time between substantial completion and the actual performance of the work. We also may choose to accept the nonconforming work, in which case the contract sum will be reduced as is appropriate and equitable.

         Termination of construction manager agreement. We may terminate the construction manager agreement for cause if Walton Construction substantially breaches its obligations under the construction manager agreement or certain other events occur. Walton Construction may stop its work if certain events occur, including our failure to pay amounts owing to Walton Construction when due. Walton Construction may terminate the construction manager agreement if the work is stopped for a period of 60 consecutive days through no act or fault of its own or its subcontractors.

         Disputes. Any claim by a party under the construction manager agreement must be made by written notice within 21 days after occurrence of the event giving rise to such claim or within 21 days after the claimant first recognizes the condition giving rise to the claim, whichever is later. We have expressly and irrevocably waived our immunity from suit as to (1) all arbitration proceedings arising under the construction manager agreement and conducted in accordance with the terms of the construction manager agreement and (2) any action to enforce any award made pursuant to such arbitration that is brought in the United States District Court for the Eastern District of California (or, if that court finds it lacks jurisdiction after Walton Construction has made reasonable efforts to argue for the jurisdiction of the federal court, an action in the Superior Court for Madera County). The construction manager agreement is governed by California law.

         Binding Authority of Cascade Entertainment. Cascade Entertainment has express authority to bind us under the contract documents with respect to all matters requiring our approval or authorization (other than change orders and amendments or modifications to the construction manager agreement itself).

         Trustee's Interest In Work. Notwithstanding anything to the contrary contained in the construction manager agreement, the terms of the Cash Collateral and Disbursement Agreement prevail in all respects with respect to any matters dealing with the Chukchansi Gold Resort & Casino, including, without limitation, progress payments, retainage, change orders, inspections and changes to the contract documents.

         Amendment to Construction Manager Agreement. On September 23, 2002, Cascade Entertainment and Walton Construction entered into a letter agreement pursuant to which they agreed and we approved, among other things, to cause a change order to be executed in order to extend the completion date of the hotel portion of the Chukchansi Gold Resort & Casino only to August 22, 2003; provided, that the lobby and lower level of the hotel and all exteriors visible to the public must be completed no later than June 25, 2003 and at least one floor of the hotel must be delivered by July 21, 2003. In addition, Cascade Entertainment and Walton Construction agreed that if delays are the result of the failure of Cascade Entertainment or us to fulfill certain obligations under the letter agreement, Walton Construction shall be entitled to $10,000 for each day of such delay. Finally, Walton Construction shall be entitled to receive a bonus of $250,000 should all portions of the Chukchansi Gold Resort & Casino required to be substantially completed before June 25, 2003 are substantially completed on or before June 25, 2003.

Architect Agreement

         General. We entered into an architect agreement with Morris & Brown, dated as of January 17, 2000, providing for certain services relating to the Chukchansi Gold Resort & Casino.

         Designated Services for Architect. Under the architect agreement, Morris & Brown will provide various designated services (collectively, "designated services") which include project administration and management services, site development services, design services, assisting Cascade Entertainment with bidding or negotiation services and contract administration services such as the processing of submittals, claim dispute resolution and project closeout services. In addition, Morris & Brown has reviewed that certain Cash Collateral and Disbursement Agreement, dated as of October 8, 2002, and agrees to deliver the disbursement certificates attached thereto, as and when required by the Authority or Cascade Entertainment.

         Pursuant to the architect agreement, the Authority has agreed to pay Morris & Brown $3,521,573 for the performance of the designated services within 48 months of the date of the architect agreement. If an extension beyond such period is required through no fault of the Morris & Brown, then the Authority has agreed to provide additional compensation to the Morris & Brown based on an hourly fee or a quoted fee, as approved in advance by Cascade Entertainment. Progress payments for the designated services will be on a monthly basis. If any amount remains unpaid 45 days after the invoice date, such amount will bear interest at an interest rate equal to the then prime rate.

         Contingent Additional Services for Architect. Under the architect agreement, if necessary, Morris & Brown will provide certain contingent additional services (collectively, "contingent additional services") which are services that are not designated services but which may nevertheless be required due to circumstances beyond Morris & Brown's control (e.g., changes in the project scope, work damaged during construction, services necessitated by the default of the Authority's other consultants or Walton Construction). If such services are required, Morris & Brown must notify Cascade Entertainment prior to commencement and Cascade Entertainment will give prompt written notice to Morris & Brown as to whether it deems such services as not being required.

         If Cascade Entertainment agrees that the services are required, the contingent additional services will be billed at either an hourly rate or a quoted fee, as approved in advance by Cascade Entertainment.

         Architect's Reimbursable Expenses. In addition to the compensation paid for the designated services and the contingent additional services, the Authority has agreed to reimburse Morris & Brown and its employees and consultants for certain expenses actually incurred by such parties in connection with the Chukchansi Gold Resort & Casino.

         The Authority's Representative. The Authority has designated Cascade Entertainment as its sole representative with respect to Morris & Brown. Pursuant to the architect agreement, Cascade Entertainment has express authority to bind the Authority with respect to all matters requiring the Authority's approval or authorization under the architect agreement.

         The Responsibilities of the Authority and/or Cascade Entertainment. The Authority and/or Cascade Entertainment have certain responsibilities under the architect agreement, including (a) the preparation of a preliminary estimate of the total cost or estimated cost to the Authority of all elements of the Chukchansi Gold Resort & Casino to be included in the architect agreement, the agreements with the construction manager and other documents listed in the architect agreement (such documents referred to as the "contract documents") as provided by Cascade Entertainment (the "cost of the work"), (b) certain site development planning and (c) certain contract award services such as processing of insurance certificates, bonds and similar documents. The Authority must also furnish (i) various tests, inspections and reports not otherwise provided for by Morris & Brown, (ii) legal, accounting and insurance services, (iii) suitable space for the receipt, inspection and storage of materials and equipment, (iv) relocation or removal of existing facilities, materials and equipment and (v) payment for the drawings, specifications, services and reports required of the Authority under the architect agreement.

         The Cost of the Work. The architect agreement requires Morris & Brown to complete the graphic and pictorial portions of the contract documents showing the design, location and dimensions of the work, generally including plans, elevations, sections, details, schedules and diagrams consistent with the contract documents and the overall budget for the Chukchansi Gold Resort & Casino (including construction costs and the Authority's other costs and contingencies related to all such costs) such that the design intent can be accomplished for an amount less than or equal to what had been the guaranteed maximum price. Because neither Morris & Brown nor the Authority has control over market conditions, Morris & Brown does not warrant or represent that bids or negotiated prices will not vary from the Authority's overall budget for the Chukchansi Gold Resort & Casino or from any estimate of the cost of the work.


         Dispute Resolution. Upon the written notice given by either Morris & Brown or the Authority, the parties will have a good faith meeting to attempt resolution of an alleged breach within 15 days of the date of service of the written request. If, after such period, the complaining party remains unsatisfied, it can provide written notice to the other identifying and describing the alleged breaches and, if available, setting forth the required remedy. The recipient of the notice of disagreement must deliver a written response within 15 days, either denying or admitting the allegations. If resolution is still unavailable and/or the recipient of the notice of disagreement fails to respond, then either party has the right to submit the matter to the American Arbitration Association for arbitration. The arbitration will be binding. The arbitrator will be empowered to grant equitable and injunctive relief and specific performance, but it will not have the power to award punitive damages. The parties will equally split the cost of the arbitration.

         Waiver of Immunity. Pursuant to the architect agreement, the Authority expressly and irrevocably waives its immunity from suit and from any cross suits or third party suits by Morris & Brown against the Authority arising from any indemnification obligation to Morris & Brown by the Authority or any allegation by Morris & Brown of the Authority's breach under the architect agreement.

         Exclusivity. Morris & Brown and any parent, affiliate or subsidiary of Morris & Brown, whether directly or indirectly, are prohibited under the architect agreement from working on any casino or hotel project within a 50 mile radius emanating from the site of the Chukchansi Gold Resort & Casino. The prohibition expires upon the earlier of (a) the first anniversary of substantial completion of the Chukchansi Gold Resort & Casino and (ii) the hiring by the Authority of another architect for the Chukchansi Gold Resort & Casino after the termination of the architect agreement by the Authority without cause. If Morris & Brown violates the restriction, the Authority can seek injunctive relief in and/or treat such violation as a default under the architect agreement.

                          RELATED PARTY TRANSACTIONS

Pre-Construction and Development Loans

         Since August 1999, Cascade Entertainment has loaned funds to the Tribe for the design, development and pre-construction expenses of the Chukchansi Gold Resort & Casino as well as to purchase certain of the Tribe's the gaming device licenses. See "Material Agreements--Tribal-State Gaming Compact."


          As of October 8, 2002, the Tribe had outstanding the above mentioned loans of $18.0 million from Cascade Entertainment, pursuant to eight credit agreements entered into between Cascade Entertainment and the Tribe. The terms of each of the credit agreements were substantially similar with each providing an interest rate of the prime rate plus one percentage point, not to exceed 10%. The prime rate was defined as the rate of interest quoted on the last business day of the preceding calendar month in the "Money Rates" section of the west coast edition of the Wall Street Journal. The maturity date of the loans was the earliest of the date which funds became available to the Tribe under any project loan, the date on which the Tribe opened a revenue generating gaming operation or 6 years and eleven months from the date of the credit agreement.

         The Tribe satisfied its obligations under these loans by issuing, concurrently with the closing of the old notes offering, $6.0 million of senior subordinated PIK notes and $12.0 million of subordinated PIK notes to Cascade Holdings, LLC, an affiliate of Cascade Entertainment and canceling the outstanding loans and credit agreements. See "Description of Other Indebtedness--Senior Subordinated Pay-in-Kind Notes due 2009 with Contingent Interest" and "--Subordinated Pay-in-Kind Notes due 2009 with Contingent Interest."


Land Purchase


         Cascade Entertainment purchased seven parcels of land that are situated adjacent to, but outside the boundaries of the Tribe's rancheria. Pursuant to the development agreement, Cascade Entertainment caused the land to be transferred to the Tribe. On September 24, 2002, Cascade Entertainment transferred approximately 21 acres to the Tribe and concurrently with the closing of the Financing Transactions on October 8, 2002, Cascade Entertainment transferred approximately 59 acres of additional land to the Tribe. On October 8, 2002, the Tribe paid Cascade Entertainment $2,173,700 for the land acquisition, including the purchase price of the land plus interest at a rate equal to the prime rate plus two percent (the total not to exceed 10%) and any associated costs incurred while holding the land before it is transferred to the Tribe or to the United States to be held in trust for the Tribe. Cascade Entertainment initially purchased the land from third parties for approximately $1.6 million.


Letter of Credit Agreement

         The Authority and the Tribe entered into a letter of credit drawdown agreement with Credit Provider Group, LLC, an affiliate of Cascade Entertainment which provides for a letter of credit for up to $15.0 million issued by HSBC Bank USA to the Trustee to provide additional available capital for the construction of the Chukchansi Gold Resort & Casino for the payment of interest on the notes. In connection with the letter of credit, the Authority issued the L/C note to Credit Provider Group, with an initial principal balance of zero. This note contains the terms of the agreement to repay any amounts that may be loaned under the letter of credit. See "Material Agreements--Letter of Credit Drawdown Agreement" and "Description of Other Indebtedness--Letter of Credit Note."

                       DESCRIPTION OF OTHER INDEBTEDNESS

         Our debt consists of the notes and approximately $25.0 million of notes that are subordinated in right of payment to the notes. Each of the following debt obligations is subject to the terms of the Intercreditor Agreement. See "Material Agreements--Intercreditor Agreement."

Senior Subordinated Pay-In-Kind Notes due 2009 with Contingent Interest

         We issued $14.8 million aggregate principal amount of our senior subordinated PIK notes due 2009 pursuant to an indenture with U.S. Bank, N.A. as trustee. The senior subordinated PIK notes were issued in a private transaction pursuant to an exemption from the registration requirements provided by Section 4(2)of the Securities Act. The senior subordinated PIK notes are our general unsecured obligations, subordinated in right of payment to all of our existing and future senior debt, including the notes, and senior in right of payment to all of our existing and future subordinated debt including the subordinated PIK notes. We will not pay interest in cash on the senior subordinated PIK notes (except with respect to certain tax amounts) until such time as we have satisfied the Release Condition. Fixed interest, that is due on a date when the following conditions, known as the Release Condition, are met:

         o    the Chukchansi Gold Resort & Casino is operating;

         o our fixed charge coverage ratio (as defined in the indenture) has been at least 2.5 to 1.0 for the immediately preceding four fiscal quarters, and, if the Chukchansi Gold Resort & Casino was closed for more than five days during such period, our fixed charge coverage ratio for the most recent fiscal quarter was at least 2.5 to 1.0;

         o the cash accumulation account contains at least the minimum required cash accumulation amount; o no event of default has occurred and is continuing; and

         o the Chukchansi Gold Resort & Casino has not ceased operating for more than five days since the end of the last fiscal quarter,

will be paid in cash. Contingent interest payments, including all deferred contingent interest accrued before the Release Condition was met, that is due on a date when the Release Condition is met, will be paid in cash. Fixed interest and contingent interest are payable or shall accrue, as the case may be, semiannually in arrears each April 1 and October 1 of each year.

         The senior subordinated PIK notes will accrue fixed interest at the rate of 16.75% per annum, will accrue contingent interest on up to $50 million of net revenues at a rate of 3.0% of net revenues per annum and will mature on September 15, 2009. Contingent interest shall accrue following the opening of the Chukchansi Gold Resort & Casino and will be based upon our net revenues (as defined in "Material Agreements--Management Agreement"). The only condition to the accrual of contingent interest is that we have net revenues during the period the senior subordinated PIK notes are outstanding.

         The senior subordinated PIK notes are redeemable at our option, in whole or in part, at any time after October 1, 2006 at prices indicated below:

         Year                                                    Percentage
         ----                                                    ----------
         October 1, 2006.........................................108.375%
         October 1, 2007.........................................104.188%
         October 1, 2008 and thereafter..........................100.000%

In addition, upon the occurrence of a change of control of us or the Manager, we will be required to make an offer to purchase the senior subordinated PIK notes at 101% of principal amount, together with accrued and unpaid interest to the date of repurchase. The senior subordinated PIK notes indenture contains covenants which restrict our ability to, among other things, incur or refinance debt, make distributions to the Tribe, its members or related parties, make investments, loans or advances, engage in other businesses, create liens on our assets, merge, consolidate or sell substantially all of our assets, enter into sale-leaseback transactions and enter into transactions with our affiliates.

Subordinated Pay-In-Kind Notes due 2009 with Contingent Interest

         We issued $12.0 million aggregate principal amount subordinated PIK notes due 2009 pursuant to an indenture with U.S. Bank, N.A. as trustee. The subordinated PIK notes are our general unsecured obligations, subordinated in right of payment to all of our existing and future senior debt, including the notes and the senior subordinated PIK notes. We will not to pay interest in cash on the subordinated PIK notes (except with respect to certain tax amounts) until such time as we have satisfied the Release Condition. Fixed interest that accrues and is payable during any time that the Release Condition is met will be paid in cash. All fixed interest that is deferred during the time that the Release Condition is not met will be added to the balance of the subordinated PIK notes. All current and deferred contingent interest will be paid in cash at the time that the Release Condition is met, unless the total manager compensation cap (which is equal to 30% of the sum of net revenues and interest on any bank accounts) less any contingent interest payment is less than $2.0 million (on an annualized basis), in which case such excess amount shall be deferred until payable without causing such difference to fall below $2.0 million.

         The subordinated PIK notes will accrue fixed interest at the rate of 17.0% per annum, will accrue contingent interest on up to $50 million of net revenues at the rate of 11.0% of net revenues per annum in the same manner as the senior subordinated PIK notes. Fixed interest and contingent interest are payable or shall accrue, as the case may be, semiannually in arrears each April 1 and October 1 of each year and the subordinated PIK notes will mature on September 15, 2009. The only condition to the accrual of contingent interest is that we have net revenues during the period the subordinated PIK notes are outstanding. We may prepay the subordinated PIK notes at our option, in whole or in part, at any time after October 1, 2006 at prices indicated below:

         Year                                                     Percentage
         ----                                                     ----------
         October 1, 2006..........................................108.500%
         October 1, 2007..........................................104.250%
         October 1, 2008 and thereafter...........................100.000%

The subordinated PIK notes indenture contains covenants which restrict our ability to, among other things, incur or refinance debt, make distributions to the Tribe, its members or related parties, make investments, loans or advances, engage in other businesses, create liens on our assets, merge, consolidate or sell substantially all of our assets, enter into sale-leaseback transactions and enter into transactions with our affiliates.

Letter of Credit Note

         We issued a zero balance note, referred to as the "L/C note," to Credit Provider Group, LLC, an affiliate of the Manager, on October 8, 2002. The L/C note contains the terms of our agreement to repay any amounts that are loaned to us by Credit Provider Group under its letter of credit. See "Material Agreements--Letter of Credit Drawdown Agreement." All amounts outstanding under the L/C note, if any, will mature on September 15, 2009. The L/C note is our general unsecured obligation, subordinated in right of payment to all of our existing and future senior debt and senior subordinated debt, including the notes and the senior subordinated PIK notes. The L/C note will rank equally with the subordinated PIK notes. As of the date of this prospectus, there are no amounts outstanding under the L/C note.

          The L/C note accrues fixed interest at the rate of 17.0% per annum on the outstanding principal amount and accrues contingent interest at the same rate and in the same manner as the subordinated PIK notes. See "--Subordinated Pay-in-Kind Notes due 2009 with Contingent Interest." The only condition to the accrual of contingent interest is that we have net revenues during the period the L/C note is outstanding. We will not pay interest in cash on the L/C note (except with respect to certain tax amounts) until such time as we have satisfied the Release Condition. Fixed interest and contingent interest are payable or shall accrue, as the case may be, semiannually in arrears each April 1 and October 1 of each year.

          Amounts outstanding under the L/C note, if any, are redeemable at our option, in whole or in part, at any time after October 1, 2006 at prices indicated below:

         Year                                                      Percentage
         ----                                                      ----------
         October 1, 2006...........................................108.500%
         October 1, 2007...........................................104.250%
         October 1, 2008 and thereafter............................100.000%

Manager Repayment Note

         We issued a zero balance note, referred to as the "Manager repayment note," to Cascade Entertainment, which note will contain the terms of our agreement to repay any amounts that are loaned to us by Cascade Entertainment to make up specified shortfalls in our required quarterly contribution to the cash accumulation account for the benefit of the holders of the notes. All outstanding amounts outstanding under the Manager repayment note, if any, will mature on September 15, 2009. The Manager repayment note is our general unsecured obligation, subordinated in right of payment to all of our existing and future senior debt and senior subordinated debt, including the notes and the senior subordinated PIK notes. Though interest will continue to accrue, we will not pay interest in cash on the Manager repayment note (other than with respect to certain tax amounts) until such time as we have achieved a fixed charge coverage ratio of at least 2.5 to 1.0 for four consecutive fiscal quarters, and have met certain other performance criteria.

          The Manager repayment note will accrue interest at a rate equal to the weighted average interest rate accruing on the amount contributed by Cascade Entertainment to the shortfall account. Interest is payable or shall accrue, as the case may be, semiannually in arrears each April 1 and October 1 of each year. Amounts outstanding under the Manager repayment note, if any, may be prepaid at our option without penalty. As of the date of this prospectus, there are no amounts outstanding under the Manager repayment note.

                         DESCRIPTION OF THE NEW NOTES

         The form and the terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The new notes will be issued under an indenture, dated as of October 8, 2002, among us, the Tribe and U.S. Bank, N.A., a national banking association, as trustee. This is the same indenture under which the old notes were issued. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The new notes are secured obligations of the Authority. The Collateral Documents referred to under the caption "--Security" define the terms of the agreements that will secure the new notes.

          The following description is a summary of the material provisions of the indenture, the Registration Rights Agreement and the Collateral Documents. It does not restate any of those agreements in their entirety. We urge you to read the indenture, the Registration Rights Agreement and the Collateral Documents because they, and not this description, define your rights as holders of the new notes. Copies of the indenture, the Registration Rights Agreement and the Collateral Documents are available as set forth below under the caption "Additional Information." You can find the definitions of certain terms used in this description under the caption "Certain Definitions." Certain defined terms used in this description but not defined below under the caption "Certain Definitions" have the meanings assigned to them in the indenture.

          The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the New Notes

         The notes:

         o are secured by (1) a first priority security interest in the Collateral Accounts, (2) a first priority lien on all of the Authority's furniture, equipment, accounts receivable, inventory and other personal property, other than certain furniture and equipment financed with purchase money indebtedness or capital lease obligations and (3) a collateral assignment of the Authority's rights in certain agreements relating to the development, construction, operation and management of the Chukchansi Gold Resort & Casino;

         o rank equal in right of payment with all of the Authority's existing and future senior indebtedness; and

         o rank senior in right of payment to any of the Authority's existing and future subordinated indebtedness.

Principal, Maturity and Interest

         The Authority may issue notes with a maximum aggregate principal amount of $178.0 million, of which $153.0 million was issued on October 8, 2002. The Authority will issue up to a principal amount of $153.0 million of new notes. The Authority may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Authority will issue notes in denominations of $1,000 and integral multiples of $1,000. The new notes will mature on June 15, 2009.

          Interest on the new notes will accrue at the rate of 14 1/2% per annum and will be payable semiannually in arrears on each April 1 and October 1 (each, an "Interest Payment Date") beginning on April 1, 2003. The Authority will make each interest payment to the holders of record on the immediately preceding March 15 and September 15 (each, a "Record Date"). Interest on the notes will accrue from the date of the old notes' original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

         If a holder has given wire transfer instructions to the Authority, the Authority will pay all principal, interest, premium and Liquidated Damages, if any, on that holder's new notes in accordance with those instructions. See "Book Entry, Delivery and Form--Same Day Settlement and Payment." All other payments on new notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Authority elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the New Notes

          The trustee will initially act as paying agent and registrar. The Authority may change the paying agent or registrar without prior notice to the holders, and the Authority may act as paying agent or registrar.

Transfer and Exchange

         A holder may transfer or exchange new notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of new notes. Holders will be required to pay all taxes due on transfer. The Authority is not required to transfer or exchange any new note selected for redemption. Also, the Authority is not required to transfer or exchange any new note for a period of 15 days before a selection of new notes to be redeemed.

         The registered holder of a new note will be treated as the owner of it for all purposes.

Security

         Subject to the Liens permitted by the Collateral Documents and the limitations discussed under the caption "Special Provisions Regarding Unlicensed and Non-Exempt Holders" below, the new notes will be secured by:

         (1)  a first priority security interest in the Collateral Accounts;

         (2) a first priority lien on all of the Authority's furniture, equipment, accounts receivable, inventory and other personal property owned by the Authority, whether now owned or hereafter acquired, other than certain furniture and equipment financed with purchase money indebtedness or capital lease obligations; and

         (3) a collateral assignment of the Authority's rights in the Letter of Credit Drawdown Agreement, the Cash Accumulation Account Contribution Agreement and certain other agreements relating to the development, construction, operation and management of the Chukchansi Gold Resort & Casino.

         The Collateral Documents will define the terms of the security interests that will secure the new notes. These security interests will secure the payment and performance when due of all of the Obligations of the Authority under the indenture and the new notes as provided in the Collateral Documents.

          If an Event of Default occurs and is continuing, the trustee may, in addition to any rights and remedies available to it under the indenture and the Collateral Documents, take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings.

          So long as no Event of Default will have occurred and be continuing, and subject to certain terms and conditions in the indenture and the Collateral Documents, the Authority will be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by it and to exercise any voting and other consensual rights pertaining to the Collateral pledged by it. Upon the occurrence and continuation of an Event of Default:

         (1) all rights of the Authority to exercise such voting or other consensual rights will cease, and (all such rights will become vested in the trustee, which, to the extent permitted by law, will have the sole right to exercise such rights;

         (2) all rights of the Authority to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the trustee; and

         (3) the trustee may sell the Collateral or any part of the Collateral in accordance with the terms of the Collateral Documents.

         Under the terms of the indenture and the Collateral Documents, so long as an Event of Default is continuing, the trustee will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Authority under the indenture and the notes, the Collateral Documents will terminate and the Collateral will be released.

   Certain Bankruptcy Limitations

         If the Authority or the Tribe are subject to federal bankruptcy laws, the right of the trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Authority prior to the trustee having repossessed and disposed of the Collateral. See "Risk Factors--Risks Relating to this Offering--We may not be subject to federal bankruptcy laws." Under bankruptcy law, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided, that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the lien of the trustee in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the holders of the new notes may not have any consent rights with respect to the use of those funds by the Authority during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the new notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral or whether or to what extent holders of the new notes would be compensated for any delay in payment or loss of value of the Collateral.

Special Provisions Regarding Unlicensed and Non-Exempt Holders

         The Compact requires that any person or entity that directly or indirectly extends financing to an Indian tribe's gaming facility or gaming operation must apply to the California Gambling Control Commission for a finding of suitability, unless such person or entity is purchasing less than ten percent of a tribal bond financing. California Gambling Control Commission regulation CGCC-2, which was approved on July 2, 2002, authorizes certain entities that are actual or prospective holders of any bond issued by a compacted tribe to register with the California Gambling Control Commission as a Financial Source. Entities eligible to register must own, for their own account or the accounts of other specified entities, at least $100.0 million of securities of issuers that are not affiliated with the entities, and also must be (i) a federally-regulated or state-regulated bank, savings association or lending institution, (ii) a state-regulated insurance company whose primary and predominant business activity is writing of insurance or reinsuring risks underwritten by insurance companies, (iii) an investment company registered under the Federal Investment Company Act of 1940, as amended (iv) a retirement plan established and maintained by the United States, an agency or instrumentality thereof, or by a state, its political subdivisions, or any agency or instrumentality thereof, (v) an employee benefit plan within the meaning of Title I of the Federal Employee Retirement Income Security Act of 1974, (vi) a securities dealer registered pursuant to the Exchange Act, or
(vii) an entity all of whose equity owners individually meet one or more of the foregoing criteria. If an entity is properly registered Financial Source, under regulation CGCC-2, it will by its registration be deemed suitable by the California Gambling Control Commission under the Compact, and can purchase properly registered bonds of a tribe. Under the regulation, a tribe can register its bonds, making them eligible for purchase by a Financial Source, by providing the Gambling Control Commission with prior written notice of the bond issue, which notice was made in connection with the issuance of the old notes.

         If any new notes are transferred to a holder (or Beneficial Owner) that is not licensed or exempted from licensing by the Tribal Gaming Commission in accordance with the Compact, then neither the transferee holder (or Beneficial Owner) nor any person acting on behalf of that transferee holder (or Beneficial Owner), including the trustee, will have any right to enforce any payment obligation relating to the new notes against any revenues, property or rights of the Authority or the Tribe, or any branch, department, agency, instrumentality, division, subsidiary, enterprise, authority or wholly-owned corporation or business of the Tribe (whether through the exercise of voting rights or otherwise), until such time as the transferee holder is licensed or exempted from licensing by the Tribal Gaming Commission in accordance with the Compact. Notwithstanding any other provision of the indenture, the trustee, the Authority and the Tribe are prohibited from making any payment on the new notes (1) as a result of any enforcement action commenced by or on behalf of the trustee or any holder or (2) after payment of the new notes has been accelerated because of a default under the indenture, except in each case to a holder that is licensed or exempted from licensing by the Tribal Gaming Commission in accordance with the Compact.

Optional Redemption

         Subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-Exempt Holders," at any time on or after October 1, 2006, the Authority may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon and Liquidated Damages, if any, on the notes redeemed through and including the applicable redemption date, if redeemed during the periods indicated below:

           Year                                                  Percentage
           ----                                                  ----------
           October 1, 2006 to September 30, 2007..............    113.000%
           October 1, 2007 to September 30, 2008..............    108.667%
           October 1, 2008 to June 14, 2009...................    104.333%

provided, that after any such redemption there is at least the Required Accumulation Amount in cash and Cash Equivalents remaining in the Cash Accumulation Account.

Mandatory Redemption

         The Authority is not required to make mandatory redemption or sinking fund payments with respect to the new notes.

Repurchase at the Option of Holders

   Change of Control

         Subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-Exempt Holders," if a Change of Control occurs, each holder of notes will have the right to require the Authority to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Authority will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to and including the date of purchase.

          Within ten business days following any Change of Control, the Authority will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

          Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, compliance with such laws and regulations will not in and of itself cause a breach of the Authority's obligations under this covenant.

          On the Change of Control Payment Date, the Authority will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' (Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Authority.

         The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Authority will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          The provisions described above that require the Authority to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that the Authority repurchase or redeem notes in the event of a takeover, recapitalization or similar transaction.

         The Authority will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Authority and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

          The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Authority or the Manager. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Authority to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Authority or the Manager to another Person or group may be uncertain.

   Excess Cash Offers

         If, at any time after the Initial Operating Date and prior to October 1, 2006, the amount of the Authority's Restricted Funds exceeds the Excess Cash Flow Threshold by $10.0 million (such excess will constitute "Excess Cash Flow"), the Chukchansi Gold Resort & Casino is Operating and has not ceased Operating for more than five days during the Mandatory Operating Period or for more than five days during the Stub Period and no Default or Event of Default has occurred and is continuing under the indenture (i) the Authority may, subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-Exempt Holders," make an offer (an "Optional Excess Cash Offer") to holders of the notes to purchase the outstanding principal amount of notes, in whole or in part, with up to 100% of the

Authority's Excess Cash Flow at a purchase price equal to the greater of (a) 100% of the principal amount thereof and (b) the Make-Whole Price, in each case together with accrued and unpaid interest thereon and Liquidated Damages, if any, through and including the applicable purchase date or (ii) if the Authority does not make an Optional Excess Cash Offer, it must, subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-Exempt Holders," make an offer (a "Mandatory Excess Cash Offer") to holders of the notes to purchase the outstanding principal amount of notes, in whole or in part, with up to 100% of the Authority's Excess Cash Flow at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase; provided, that, in either case, after any such purchase there is at least the Required Accumulation Amount in cash and Cash Equivalents remaining in the Cash Accumulation Account. Any Excess Cash Flow remaining after consummation of an Optional Excess Cash Offer may be used to make Restricted Payments in accordance with the covenant entitled "Restricted Payments" or used for any purpose not prohibited by the indenture and the Collateral Documents and will no longer be deemed to be Restricted Funds. Any Excess Cash Flow remaining after consummation of a Mandatory Excess Cash Offer may be used for any purpose not prohibited by the indenture and the Collateral Documents and will no longer be deemed to be Restricted Funds. Upon completion of any Optional Excess Cash Offer or Mandatory Excess Cash Offer, the amount of Excess Cash Flow will be reset at zero.

          The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Cash Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Cash Offer provisions of the indenture, the Authority will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Cash Offer provisions of the indenture by virtue of such conflict.

       Asset Sales

         The Authority will not consummate an Asset Sale unless:

         (1)  the Chukchansi Gold Resort & Casino is Operating;

         (2) the Authority receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

         (3) such fair market value is determined by the Authority's Management Board and evidenced by a resolution of that Management Board set forth in an Officers' Certificate delivered to the trustee; and

         (4) at least 85% of the consideration therefor received by the Authority is in the form of cash. For purposes of this provision and not for purposes of the definition of "Net Proceeds" except to (the extent set forth in that definition with respect to the conversion of non-cash proceeds to cash), each of the following will be deemed to be cash:

              (a) any liabilities (as shown on the Authority's most recent balance sheet) of the Authority other than contingent liabilities and liabilities that are by their terms subordinated to (the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority from further liability with respect thereto;

              (b) any securities, notes or other obligations received by the Authority from such transferee that are (subject to ordinary settlement periods) converted by the Authority into cash to (the extent of the cash received in that conversion) within 30 days of the receipt thereof; and

              (c) any assets the Authority would be permitted to acquire with the Net Proceeds of an Asset Sale pursuant to the terms of this covenant.

          In addition, the Authority may not consummate an Asset Sale with respect to Key Project Assets.

          Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds, at its option, to make a capital expenditure with respect to the Chukchansi Gold Resort & Casino or acquire long-term assets used or useful in connection with the operation of the Chukchansi Gold Resort & Casino; provided, however, that the Authority promptly grants to the trustee, on behalf of the holders of notes, a first priority perfected security interest, subject to any Permitted Liens, on such property or assets on the terms set forth in, and to the extent required by, the indenture and the Collateral Documents. Pending the final application of any such Net Proceeds, the Authority will temporarily invest such Net Proceeds in Cash Equivalents which will be held in an account in which the trustee will have a first priority perfected security interest, subject to Permitted Liens, for the benefit of the holders of notes in accordance with the indenture and the Collateral Documents.

          Any Net Proceeds from Asset Sales that are not applied as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Authority will, subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-Exempt Holders," make an Asset Sale Offer to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such other Indebtedness with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Authority may use those Excess Proceeds for any purposes not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

          The Authority will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Authority will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

   Events of Loss

         Within 365 days after any Event of Loss with respect to all or any portion of the Chukchansi Gold Resort & Casino with a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Authority may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Chukchansi Gold Resort & Casino, with no concurrent obligation to make any purchase of any notes; provided, that:

         (1) the Authority delivers to the trustee within 60 days of such Event of Loss a written opinion from a reputable contractor that the Chukchansi Gold Resort & Casino with at least the Minimum Facilities can be rebuilt, repaired, replaced or constructed, and in a condition to be Operating, within 360 days of the Event of Loss;

         (2) the Authority delivers to the trustee an Officers' Certificate certifying that the Authority has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above; and

         (3)  the Net Loss Proceeds are less than $40.0 million.

         Any Net Loss Proceeds that are not reinvested or are not permitted to be reinvested as provided in the first sentence of this covenant will be deemed "Excess Loss Proceeds." Within ten days following the date that the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Authority will, subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-Exempt

Holders," make an offer (an "Event of Loss Offer") to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such other Indebtedness with the proceeds of events of loss, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Authority may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Excess Loss Offer exceeds the amount of Excess Loss Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

          Any Event of Loss Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, compliance with such laws and regulations will not in and of itself cause a breach of the Authority's obligations under this covenant.

          Pending the final application of any Net Loss Proceeds, the Authority will deposit such Net Loss Proceeds into an account in which the trustee will have a first priority perfected security interest, subject to Permitted Liens, and may invest such Net Loss Proceeds only in Cash Equivalents; provided that such Cash Equivalents are held in such account. These pledged funds will be released to the Authority to pay for or reimburse the Authority for the actual cost of a permitted use of the Net Loss Proceeds as provided above, or the Event of Loss Offer, in each case pursuant to the terms of the Collateral Documents.

          In the event of an Event of Loss pursuant to clause (3) of the definition of "Event of Loss" with respect to any assets that have a fair market value (or replacement cost, if greater) in excess of $1.0 million, the Authority will be required to receive consideration (1) at least equal to the fair market value (evidenced by a resolution of the Authority's Management Board set forth in an Officers' Certificate delivered to the trustee) of the property or assets subject to the Event of Loss and (2) with respect to any "Event of Loss" of any portion of the Chukchansi Gold Resort & Casino, at least 85% of which is in the form of Cash Equivalents.

Mandatory Disposition Pursuant to Gaming Laws

         Each holder, by accepting a new note, will be deemed to have agreed that if any Gaming Authority determines, and a holder or the Beneficial Owner of the new notes is notified, that:

         (1) the holder or Beneficial Owner must obtain a license, qualification or finding of suitability under any applicable Gaming Law and the holder or Beneficial Owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by such Gaming Authority; or

         (2) the holder or Beneficial Owner will not be licensed, qualified or found suitable under an applicable Gaming Law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

         (3) the holder or Beneficial Owner has been found to be unsuitable for licensing then, the Authority, at its option, may:

         (1) require that the holder or Beneficial Owner dispose of the holder's or Beneficial Owner's new notes within 30 days, or any earlier date as may be required by the Gaming Authority, of (A) the termination of the 30-day period described above for the holder or Beneficial Owner to apply for a license, qualification or finding of suitability, or (B) the receipt of the notice from the Gaming Authority that the holder or Beneficial Owner will not be licensed, qualified or found suitable; or

         (2) subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-Exempt Holders," redeem the holder's or Beneficial Owner's new notes at a price equal to the least of (A) 100% of the principal amount thereof, (B) the price at which the holder or Beneficial Owner acquired the new notes and (C) the fair market value of the new notes, together with, in each case, to the extent permitted by the Compact, accrued and unpaid interest and Liquidated Damages, if any, thereon to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by the Gaming Authority.

         Immediately upon a determination that a holder or Beneficial Owner will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, the holder or Beneficial Owner will, to the extent required by applicable law, have no further rights:

         (1) to exercise any right conferred by the new notes, directly or indirectly, through any trustee, nominee or any other person or entity; or

         (2) to receive any interest, dividends, economic interests or any other distributions or payments with respect to the new notes or any remuneration in any form from the Authority for services rendered or otherwise, except the redemption price of the notes.

         Any holder or Beneficial Owner of new notes that is required to apply for a license, qualification or finding of suitability may be required to pay all fees and costs of the licenses and any investigation for the qualification or finding of suitability by the applicable Gaming Authorities. The Authority is not required to pay or reimburse any holder or Beneficial Owner of new notes who is required to apply for any license, qualification or finding of suitability.

          The Authority will notify the trustee in writing of any disposition pursuant to this section as soon as is practicable. The trustee will be required to report the names of the record holders of notes to any Gaming Authority when required by law.

Selection and Notice

         The notes will not be listed on any national securities exchange. If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis.

          No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption if the notice is issued in connection with a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

          If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

   Restricted Payments

         Except as provided in the next two paragraphs, the Authority will not, directly or indirectly:

         (1) make any payment or distribution to the Tribe, any agency, instrumentality or political subunit of the Tribe, any member of the Tribe (other than customary salaries, benefits, loans, commissions, fees, expense reimbursements and travel and other advances, in each case, made in the ordinary course of business), Holdings, any direct or indirect holders of Holdings' Equity Interests in their capacity as such, the Manager, any direct or indirect holder of the Manager's Equity Interests in their capacity as such, the L/C Provider, any Affiliate of the Tribe, any Affiliate of a member of the Tribe (other than payments made in the ordinary course of business at customary rates with respect to goods or services provided to the Authority) or any Affiliate of the Manager, other than payments to the Manager of amounts due under the Management Agreement, the Development Agreement, the Manager Agreement and the Cash Accumulation Account Contribution Agreement, payments to the L/C Provider of the Commitment Fee and payments on the date of the indenture to Holdings with respect to deferred interest earned prior to the date of the indenture; provided, however, this provision will not prohibit, within five days following each applicable Quarterly Payment Date if on such date the Authority's Fixed Charge Coverage Ratio is at least 1.5 to 1.0, the payment of Tax Amounts to holders of the Senior Subordinated PIK Notes, the Subordinated PIK Notes, the Manager Repayment Note, the Cash Accumulation Account Contribution Agreement or the Letter of Credit Note (collectively, the "Tax Amount Recipients"), as the case may be, with respect to any period beginning on or after the date of the indenture; provided, further, that Tax Amounts that are permitted to be paid to Tax Amount Recipients during any particular taxable year will be the lesser of (i) Tax Amounts that are required to be paid to such recipients pursuant to the terms of the Senior Subordinated PIK Notes, the Subordinated PIK Notes, the Manager Repayment Note, the Cash Accumulation Account Contribution Agreement and the Letter of Credit Note as the case may be and (ii) $2.1 million per year;

         (2) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

         (3) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (3) being collectively referred to as "Restricted Payments");

provided, however, that if (i) no Default or Event of Default has occurred and is continuing and (ii) no amounts are outstanding under the Manager Repayment Note, the Authority may, within two Business Days after the completion of any Optional Excess Cash Offer made pursuant to the section entitled "--Repurchase at the Option of Holders--Excess Cash Offers," make Restricted Payments with any Excess Cash Flow not utilized to make payments on the notes in connection with such Optional Excess Cash Offer.

         So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

         (1) the making of a Restricted Payment described in clauses (1) through (3) of the first paragraph of this covenant if, at the time thereof, (a) the Chukchansi Gold Resort & Casino is Operating, (b) the Authority's Fixed Charge Coverage Ratio was at least 2.5 to 1.0 during the Mandatory Operating Period and, if the Chukchansi Gold Resort & Casino was closed for an aggregate of more than five days during the Mandatory
              Operating Period, the Authority's Fixed Charge Coverage Ratio was at least 2.5 to 1.0 for the last full fiscal quarter of the Mandatory Operating Period, (c) the aggregate amount of cash and Cash Equivalents in the Cash Accumulation Account is at least equal to the Required Accumulation Amount and (d) the Chukchansi Gold Resort & Casino will not have ceased Operating for more than five days during the Stub Period;

         (2) the making of any payment pursuant to and consistent with the terms of any development agreement between the Authority and the Manager executed after the date of the indenture which agreement: (i) relates to the expansion of the Chukchansi Gold Resort & Casino or any additions thereto; (ii) provides for payments and/or fees to the Manager that are consistent with the Development Agreement, relative to the size of the proposed expansion or addition to the Chukchansi Gold Resort & Casino as measured by projected gaming positions; and (iii) is on terms that are no less favorable to the Authority than the terms of the Development Agreement; provided, that (A) the Authority delivers to the trustee a resolution of the Management Board set forth in an Officers' Certificate certifying that the terms of such agreement are, taken as a whole, no less favorable to the Authority than the terms of the Development Agreement and that the agreement has been approved by a majority of the disinterested members of the Management Board and (B) if such agreement provides for payments and/or fees to the Manager in excess of $5.0 million, the Authority delivers to the trustee an opinion as to the fairness to the Authority of such agreement from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and 3) the making of any payments to Holdings, any direct or indirect holders of Holdings' Equity Interests in their capacity as such, the Manager, any direct or indirect holder of the Manager's ( Equity Interests in their capacity as such, the L/C Provider, or any Affiliate of the Manager if such payments are made in the ordinary course of business at customary rates with respect to goods or services provided to the Authority.

      Beginning with the end of the Authority's first full fiscal quarter commencing after the Initial Operating Date (provided, that solely for purposes of this paragraph, Minimum Facilities will not include the hotel, restaurants or parking area), the Authority will, to the extent available, distribute all Available Funds in cash within 40 days after the end of each of its full fiscal quarters (except with respect to the Minimum Monthly Guaranteed Payment to the Tribe, which will be paid in monthly installments as and when required by the terms of the Management Agreement) as follows:

         (1) first, the Authority will distribute the Minimum Monthly Guaranteed Payment (in an amount equal to $100,000 per month) to the Tribe;

         (2) second, the Authority will deposit 100% of the remaining Available Funds for such fiscal quarter or other cash held by the Authority into the Capital Replacement Reserve Account until the amount in the Capital Replacement Reserve Account equals the amount required to be on deposit in the Capital Replacement Reserve (as defined in the Management Agreement) if the Manager, as of such date, had fully complied with its obligations under the Management Agreement with respect to the Capital Replacement Reserve;

         (3) third, the Authority will deposit 100% of the remaining Available Funds for such fiscal quarter or other cash held by the Authority into the Cash Accumulation Account until the amount in the Cash Accumulation Account equals the Required Accumulation Amount, excluding the fiscal quarter with respect to which such distribution is being made;

         (4) fourth, the Authority will distribute 25% of the remaining Available Funds for such fiscal quarter to the Tribe and deposit 75% of such funds into the Cash Accumulation Account until the amount in the Cash Accumulation Account equals the Required Accumulation Amount;

         (5) fifth, of the next $3.0 million of Available Funds for such fiscal quarter, the Authority will distribute 50% to the Tribe; and

         (6) sixth, of any remaining Available Funds for such fiscal quarter, the Authority will distribute 75% to the Tribe.

Notwithstanding the foregoing, (i) if any Default or Event of Default has occurred and is continuing, (ii) if the Authority is not able to incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under the caption "Incurrence of Indebtedness" at the time the Available Funds are required to be distributed with respect to any fiscal quarter under this paragraph or (iii) if at the time of such distribution there is any amount outstanding under the Manager Repayment Note, no Restricted Payment may be made to the Tribe pursuant to clauses (4) through (6) of this paragraph; provided, however, that in the event the Authority would be permitted to make a distribution under any of clauses (4) through (6) of this paragraph but for the existence of amounts outstanding under the Manager Repayment Note, the Authority will be permitted to repay the Manager Repayment Note from the Available Funds that would have otherwise been distributed to the Tribe pursuant to clauses (4) through (6) of this paragraph; provided, further, that any Available Funds used to repay such Manager Repayment Note will be deemed to have been distributed to the Tribe pursuant to this paragraph.

      The Authority may use the Restricted Funds for any purpose not otherwise prohibited by the indenture.

      Funds in the Cash Accumulation Account may be invested only in Cash Equivalents. Funds in the Cash Accumulation Account may be used by the Authority to make payments on the notes in accordance with the Cash Accumulation Account Contribution Agreement. Distributions to the Tribe will be deposited by the Authority in a Tribal bank account designated by the Authority. IN NO EVENT SHALL THE MINIMUM MONTHLY GUARANTEED PAYMENT BE RESTRICTED BY THIS COVENANT.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Authority pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Management Board whose resolution with respect thereto will be delivered to the trustee. The Management Board's determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment in excess of $5.0 million, the Authority will deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

   Incurrence of Indebtedness

      The Authority will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness; provided, however, that the Authority may incur Indebtedness if:

         (1) the Fixed Charge Coverage Ratio for the Authority's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; and

         (2) the Indebtedness is expressly subordinated in right of payment to the notes; provided, however, that this clause (2) will apply only to Indebtedness to be incurred under this paragraph to the extent that such incurrence will cause the aggregate amount of Indebtedness incurred and still outstanding under this paragraph immediately after such incurrence to be in excess of $25.0 million; and

         (3) the Weighted Average Life to Maturity of the Indebtedness is greater than the remaining Weighted Average Life to Maturity of this Note.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (1) the incurrence by the Authority of (a) Indebtedness represented by (i) the notes to be issued on the date of the indenture and the notes to be issued in exchange for the notes pursuant to the Registration Rights Agreement and (ii) the Senior Subordinated PIK Notes, (b) its obligations arising under the Collateral Documents to the extent such obligations would represent Indebtedness and (c) Indebtedness incurred from time to time pursuant to the Subordinated PIK Notes, the Manager Repayment Note, the Manager Agreement or the Letter of Credit Note;

         (2) the incurrence by the Authority of letters of credit and related reimbursement agreements, bankers acceptances and performance completion bonds (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority under the related reimbursement or other similar agreement) in an aggregate principal amount not to exceed $2.0 million at any one time outstanding under this clause (2);

         (3) the incurrence by the Authority of Indebtedness represented by Purchase Money Indebtedness or

              Capital Lease Obligations incurred in connection with the purchase or capital lease of furniture, fixtures and equipment in an aggregate principal amount or accreted value, as applicable, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (3), not to exceed $25.0 million at any time outstanding under this clause
              (3); provided, that such incurrence does not cause the aggregate amount of Indebtedness outstanding pursuant to this clause (3) and clause (4) of this paragraph to exceed $25.0 million;

         (4) the incurrence by the Authority of any Indebtedness in an aggregate principal amount, or accreted value, as applicable, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding under this clause
              (4); provided, that such incurrence does not cause the aggregate amount of Indebtedness outstanding pursuant to this clause (4) and clause (3) of this paragraph to exceed $25.0 million;

         (5) the incurrence by the Authority of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted to be incurred under the first paragraph of this covenant, clause (1), (3) or (4) of this paragraph or this clause (5); and

         (6) the incurrence by the Authority of Indebtedness represented by loans from Holdings other than the Subordinated PIK Notes; provided, that (A) the payment of principal, interest and premium, if any, on such Indebtedness is expressly subordinate in right of payment to the notes, the Senior Subordinated PIK Notes and the Manager Repayment Note, (B) the maturity date of such (Indebtedness occurs after September 14, 2009 and (C) Holdings is not entitled to receive any payment on such Indebtedness until all of the Authority's obligations to the holders of the notes, the Senior Subordinated PIK Notes and the Manager Repayment Note will have been paid in full.

      The Authority will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Authority unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, no Indebtedness of the Authority will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Authority solely by virtue of its being unsecured.

      For purposes of determining compliance with this Incurrence of Indebtedness covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (6) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Authority will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

   Liens

      The Authority will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any assets now owned or hereafter acquired by the Authority, or any proceeds, income or profits therefrom, or collaterally assign the income therefrom, except Permitted Liens.

   Merger, Consolidation or Sale of Assets

      The Authority will not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more transactions. The Authority will not consolidate or merge with or into any other Person.

   Transactions with Affiliates

      The Authority will not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, the

Tribe, any agency, instrumentality or political subunit of the Tribe, any member of the Tribe, Holdings or any direct holder or Beneficial Owner of five percent or more of Holdings' Equity Interests, the Manager or any direct holder or Beneficial Owner of five percent or more of any of the Manager's Equity Interests, the L/C Provider or any Affiliate of the Tribe, any Affiliate of any member of the Tribe, any Affiliate of the Manager or any Affiliate of the L/C Provider (each, an "Affiliate Transaction"), unless:

         (1) such Affiliate Transaction is on terms that are no less favorable to the Authority than those that would have been obtained in a comparable transaction by the Authority with an unrelated Person; and

         (2)  the Authority delivers to the trustee:

              (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Management Board set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; provided, that if there are no disinterested members of the Management Board, such Affiliate Transaction must be approved unanimously by the members of the Management Board; and

              (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) entering into customary employee compensation arrangements that are approved by a majority of disinterested members of the Management Board; provided, that if there are no disinterested members of the Management Board, such compensation arrangements must be approved unanimously by the members of the Management Board;

         (2) the execution of, or taking actions or making payments contemplated by, the Collateral Documents, the Senior Subordinated PIK Notes, the Subordinated PIK Notes, the Manager Repayment Note, the Letter of Credit Note, the Registration Rights Agreement, the Development Agreement, the Manager Agreement or the Management Agreement;

         (3) Permitted Investments and Restricted Payments that are not prohibited by the covenant entitled "Restricted Payments"; and

         (4) the making of any payments to Holdings or any direct or indirect holders of Holdings' Equity Interests, the Manager or any direct or indirect holder of the Manager's Equity Interests, the L/C Provider, or any Affiliate of the Manager if such payments are made in the ordinary course of business at customary rates with respect to goods or services provided to the Authority.

   Limitation on Subsidiaries

      The Authority will not create any instrumentality, subdivision or subunit. The Authority will not form, acquire or own any Subsidiary.

   Limitation on Status as Investment Company

      The Authority will not become an investment company (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940, as amended.

   Sale and Leaseback Transactions

      The Authority will not enter into any sale and leaseback transaction unless:

         (1) the Authority could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

         (2) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Management Board and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

         (3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at Option of Holders--Asset Sales".

   Insurance

      The Authority will maintain insurance with carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty. Customary insurance coverage will be deemed to include, without limitation, the following:

         (1) workers' compensation insurance to the extent required to comply with all applicable state, territorial or United States laws and regulations, or the laws and regulations of any other applicable jurisdiction;

         (2) comprehensive general liability insurance with minimum limits of $1.0 million;

         (3) umbrella or excess liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $25.0 million;

         (4) business interruption insurance at all times for a period of at least 365 days; and

         (5) property insurance protecting the property against losses or damages as is customarily covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than the lesser of (a) 120% of the outstanding principal amount of the notes plus accrued and unpaid interest and (b) 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means of any improvements customarily insured consistent with industry standards and, in each case, with a deductible no greater than 2% of the insured value of the Chukchansi Gold Resort & Casino or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 10% of such replacement value).

      All insurance required by this covenant (except worker's compensation) will name the trustee as additional insured or loss payee, as the case may be, with losses in excess of $1.0 million payable jointly to the Authority and the trustee (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the trustee), with no recourse against the trustee for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker. The Authority will deliver to the trustee on the date of the indenture and each anniversary of the indenture a certificate of an insurance agent describing the insurance policies obtained by the

Authority
together with an Officer's Certificate stating that such policies comply with this covenant and the related applicable provisions of the Collateral Documents.

   Line of Business

      The Authority will not engage in any business, development or investment activity, other than a Permitted Business.

   Governmental Existence

      The Authority will do or cause to be done all things necessary to preserve and keep in full force and effect (1) its existence in accordance with the respective organizational, statutory, constitutional or legal documents, in each case as amended from time to time, of the Authority and the Tribe and (2) all material rights (charter and statutory), licenses and franchises of the Authority.

   Construction

      The Authority will construct the Chukchansi Gold Resort & Casino, including the furnishing, fixturing and equipping thereof, with diligence and continuity in a good and workmanlike manner substantially in accordance with the Plans and within the Authority Budget. If on any of January 15, February 15, or March 15, 2003, any of the Manager, the Construction Manager or the Independent Construction Consultant has not delivered an officers' certificate to the trustee certifying that construction of the Chukchansi Gold Resort & Casino is proceeding substantially in accordance with the Plans and within the Authority Budget and that, as of such date, it reasonably believes that the Chukchansi Gold Resort & Casino will be Operating by the Gaming Device Operating Deadline, the Authority will use its reasonable efforts to cause the Construction Manager to accelerate construction of the casino and the buffet or, if the Authority determines that with such acceleration it would still be unable to open the casino and the buffet by the Gaming Device Operating Deadline, the Authority will direct the Construction Manager to accelerate construction of the Events Center, such that 1,250 of the Tribe's gaming devices can be placed in commercial operation by the Gaming Device Operating Deadline.

   Use of Proceeds

      The Authority deposited approximately $111.4 million into the Construction Disbursement Account and approximately $32.6 million into the Interest Reserve Account. Funds in the Interest Reserve Account will be used only to pay the first three interest payments on the notes. The funds in the Construction Disbursement Account and the Interest Reserve Account may be invested only in Cash Equivalents. All funds in the Construction Disbursement Account and the Interest Reserve Account will be disbursed only in accordance with the Cash Collateral and Disbursement Agreement.

   Gaming Licenses and Other Permits

      The Authority will use its best efforts to obtain and retain in full force and effect at all times all Gaming Licenses and all other authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registrations from or with any governmental authority that are necessary for the operation of the Chukchansi Gold Resort & Casino; provided, that if in the course of the exercise of its governmental or regulatory functions the Tribal Gaming Commission is required to suspend or revoke any consent, permit or license or close or suspend any operation of any part of the Chukchansi Gold Resort & Casino as a result of any noncompliance with law, the Authority will use its best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Chukchansi Gold Resort & Casino will be opened and fully operating as promptly as practicable.

      The Authority will provide the trustee, promptly after receipt by the Authority, with any notice of non-compliance, violation, temporary closure order or assessment of civil fines from the NIGC (pursuant to IGRA) and any notice of non-compliance, violation of any Gaming Laws by any other Gaming Authority, including the State Gaming Agency and the Tribal Gaming Commission.

   Modification or Transfer of Certain Agreements

      The Authority will not amend, waive or modify, or take or refrain from taking any action that has the effect of amending, waiving or modifying, any provision of the Development Agreement or the Management Agreement; provided, however, that either agreement may be amended or modified so long as the payments to be made to the Manager thereunder as so amended or modified are no greater in the aggregate than the payments provided for the Manager pursuant to the terms of such agreements on the date of the indenture.

   Ownership Interests in the Authority

      The Authority will not permit any Person other than the Tribe to acquire any right to elect or appoint any members of the Management Board or any executive officer of the Authority.

   Further Assurances

      The Authority will execute and deliver such additional instruments, certificates or documents, and use commercially reasonable efforts to take all such actions as may be reasonably required from time to time in order to:

         (1)  carry out more effectively the purposes of the Collateral
              Documents;

         (2) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;

         (3) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens created, or intended to be created, by the Collateral Documents; and

         (4) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the trustee any of the rights granted or intended to be granted to the trustee under any other instrument executed in connection therewith or granted to the Authority under the Collateral Documents or under any other instrument executed in connection therewith.

      Upon the exercise by the trustee or any holder of any power, right, privilege or remedy under the indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including, without limitation, any Gaming Authority), the Authority will execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Authority for such governmental consent, approval, recording, qualification or authorization.

   No Payments for Consent

      The Authority will not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes or any Collateral Document unless such consideration is offered to be paid and is paid to all holders of notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

   Reports

      Whether or not required by the Commission, so long as any notes are outstanding, the Authority will have its annual financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations for such filings:

         (1) all quarterly and annual financial information of the Authority and the Manager that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Authority and the Manager were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information of the Authority and the Manager only, a report on the annual financial statements by their respective certified independent accountants; and

         (2) all current reports that would be required to be filed by the Authority and the Manager with the Commission on Form 8-K if the Authority and the Manager were required to file such reports.

      In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the Authority will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Authority has agreed that, for so long as any notes remain outstanding, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act with respect to the Authority and the Manager if not obtainable from the Commission. The Authority has also agreed that on or prior to the fifth Business Day of each calendar month during the Construction Period, beginning November 1, 2002, it will issue a press release generally describing the progress of construction on the Chukchansi Gold Resort & Casino and whether, during the prior month, the construction had proceeded substantially in accordance with the Construction Schedule.

   Covenants of the Tribe

      Except as required by federal, state or local law, the Tribe will not, and will not permit any of its representatives, political subunits or councils, agencies or instrumentalities, to, directly or indirectly:

         (1) increase or impose any tax, levy or other similar monetary payment or reimbursement obligation on the Authority or on any patrons of the Chukchansi Gold Resort & Casino or on any activity at the Chukchansi Gold Resort & Casino (gaming or otherwise), other than:

              (a) any payments due under any agreement in effect on the date of the indenture or any such payments that are not materially adverse to the economic interests of holders pursuant to the notes or any of the Collateral Documents or the ability of the Authority to timely perform in full all of its obligations under the indenture, the notes or the Collateral Documents; or

              (b) those which are reasonable nondiscriminatory charges for utilities or other governmental services supplied by the Tribe and used by the Authority in an amount not to exceed the reasonable cost of such services and a reasonable allowance for administrative costs;

         (2) subject to the following three paragraphs, amend the Tribal Gaming Ordinance, the Authority Ordinance, the arbitration code or uniform commercial code in effect on the date of the indenture in any manner that would be materially adverse to the interests or rights of holders under the notes or any of the Collateral Documents, restrict or eliminate the exclusive right of the Authority to conduct gaming operations on behalf of the Tribe, conduct or permit any other entity to conduct gaming operations on any property owned, directly or beneficially, or controlled by the Tribe or materially and adversely alter, modify or amend any regulation relating to the holder's rights under the notes or any of the Collateral Documents;

         (3) take any other action, enter into any agreement, amend its Constitution or enact any ordinance, law, rule or regulation that would adversely prejudice or have a material adverse effect on any of the rights of the holders under the indenture, the notes or any of the Collateral Documents;

         (4) assert that any waiver of the Authority or the Tribe, any choice of judicial forum, designation of governing law or any remedy expressly authorized in the indenture or in any Collateral Document is void or unenforceable; or

         (5) fail to timely pay or cause to be paid any tax, imposition, judgment, award or charge of any nature which, if not paid, would permit enforcement of a lien on the Site or the Chukchansi Gold Resort & Casino, other than any such payment that is being contested in good faith and, during the time such payment is being contested, does not create any risk of foreclosure or forfeiture of the Site or the Chukchansi Gold Resort & Casino.

         In addition, except as specifically provided in the indenture, the Tribe will not, and will not permit the Authority or any of the Tribe's representatives, political subunits, councils, agencies or instrumentalities to, directly or indirectly impose, levy, tax or otherwise make any charge on the indenture, the notes, the Collateral Documents or any payments or deposits to be made thereunder, including without limitation upon the payment of any principal, premium, interest or Liquidated Damages, if any. Notwithstanding the foregoing, or any other provision of the indenture, the Tribal Gaming Commission will be permitted to reasonably exercise in good faith its governmental and regulatory functions authorized or required under the Compact or the Tribal Gaming Ordinance.

          Any action taken by the Tribe to comply with federal or state law that would otherwise violate the first paragraph of this covenant will be taken only after prior written notice to the trustee accompanied with an Officers' Certificate and opinion of counsel that such action is required by federal or state law.

          The Tribe agrees that any amendments made to the Tribal Gaming Ordinance will be a legitimate effort to comply with the Compact or IGRA or to ensure that the Authority conducts its gaming operations in a manner that adequately protects the environment, the public health and safety or the integrity of the Authority or operation of the Chukchansi Gold Resort & Casino and not with the purpose of delaying or hindering the repayment of the notes. The Tribe and the Authority agree that any licensure or investigation of any holder of notes, in its capacity as such holder or otherwise, will be conducted in good faith and with a reasonable basis therefor.

          To the extent within its lawful power, the Tribe will take all such action and will refrain from taking such action as is necessary to cause the Authority at all times to be a wholly-owned or wholly-controlled entity created under the laws of the Tribe, permitted under all other applicable laws, including IGRA, to have access to the Site and to operate the business of the Authority (including such gaming as permitted under IGRA and the Compact) and to timely perform all of the Authority's obligations under the indenture, the notes and the Collateral Documents. The Tribe will not convey or encumber, or permit to be conveyed or encumbered, any interest in land constituting all or a portion of the Site, other than a transfer of fee title in the land to the U.S. government to be held in trust for the benefit of the Tribe, and except for the creation of Permitted Liens.

          The Tribe will not permit or incur any consensual liability of the Tribe (or of any other instrumentality or subunit of the Tribe) that is a legal obligation of the Authority, or for which the Authority's assets may be bound, other than a liability that the Authority is permitted or not prohibited from incurring on its own behalf under the indenture.

          In the event that the Tribe receives any payment from the Authority at a time when such payment is prohibited by the terms of the indenture, such payment will be held by the Tribe in trust for the benefit of, and will be paid forthwith over and delivered to, the Authority promptly, and in any event immediately upon receipt of a written request from the trustee or the Authority.

          The Tribe will not, pursuant to or within the meaning of any Bankruptcy Law, appoint or consent to the appointment of a custodian of the Authority or for all or substantially all of the property of the Authority.

          The Tribe agrees that it will not enact any Bankruptcy Law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the holders provided for in the indenture or the Collateral Documents.

          The Tribe will not and will not permit the Authority or any of the Tribe's representatives, political subunits, councils, agencies or instrumentalities to, exercise any power of eminent domain over any property that is used or useful in connection with the operations of the Chukchansi Gold Resort & Casino. Except as required by federal or state law, the Tribe will not enact any statute, law, ordinance or rule that would have a material adverse effect on the rights of the holders under the indenture or any of the Collateral Documents.

          The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Authority or the Chukchansi Gold Resort & Casino, the holders shall be entitled to receive payment in full with respect to all principal, premium, interest, Liquidated Damages, if any, and other amounts owing in respect of each of the notes before any payment or any distribution to the Tribe.

          The Tribe agrees that the Authority will have sole and exclusive jurisdiction to operate any Gaming enterprise on behalf of the Tribe or any political subunit thereof and the Tribe will not permit any Person other than the Tribe to acquire any right to elect or appoint any members of the Management Board or any executive office of the Authority.

          The Tribe hereby consents, agrees and acknowledges to the creation of the Liens securing the Obligations under the notes, the indenture and the Collateral Documents created under the notes, the indenture or the Collateral Documents.

          The Tribal Gaming Commission will at all times provide a complete exclusion from the licensing requirements of Section 6.4.6 of the Compact for
(1) all federally-regulated or state-regulated banks, savings and loans or other federally- or state- regulated lending institutions, (2) any agency or federal, state or local government or (3) any investor, who, alone or in conjunction with another, holds less than 10% of any outstanding indebtedness evidenced by bonds issued by the Tribe or the Authority.

Events of Default and Remedies

         Each of the following is an Event of Default under the indenture:

         (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

         (2) default in payment when due of the principal of, or premium, if any, on the notes;

         (3) failure to perform or comply with the provisions described under "--Repurchase at Option of Holders --Change of Control," "--Repurchase at Option or Holders--Asset Sales," "--Repurchase at the Option of Holders--Events of Loss," "--Certain Covenants--Merger, Consolidation or Sale of Assets," "--Certain Covenants--Use of Proceeds," and "Governmental Existence";

         (4) failure by the Authority for 30 days after notice thereof to perform or comply with the provisions described under "Certain Covenants--Restricted Payments" or "Certain
              Covenants--Incurrence of Indebtedness," or any of the covenants set forth in the Collateral Documents;

         (5) failure by the Authority or the Tribe (with respect to its obligations under the indenture) for 60 days after notice thereof to observe or perform any covenant, representation, warranty or other agreement in the indenture not set forth in clause (3) or (4) above;

         (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority (or the payment of which is guaranteed by the Authority), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture (other than a default under the Senior Subordinated PIK Notes, the Subordinated PIK Notes, the Manager Repayment Note or the Letter of Credit Note resulting from the Authority's failure to make a change of control offer or an asset sale offer, as applicable, to the holders of such notes), if that default:

              (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

              (b) results in the acceleration of such Indebtedness prior to its express maturity,

           and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, as applicable, aggregates to $5.0 million or more;

         (7) failure by the Authority to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

         (8) any of the Collateral Documents will cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Authority will so assert, or any security interest created, or purported to be created, by any of the Collateral Documents will cease to be enforceable and of the same effect and priority purported to be created thereby;

         (9) any representation or warranty made by the Authority in any Collateral Document or that is contained in any certificate, document or financial or other statement furnished by the Authority at any time under or in connection with any such Collateral Document will prove to have been inaccurate in any material respect on or as of the date made or deemed made;

         (10) default by the L/C Provider in the performance of its obligations set forth in, or repudiation of its obligations under, the Letter of Credit Drawdown Agreement and such default is not cured within 30 days;

         (11) an Event of Default occurs and is continuing under the Manager Agreement;

         (12) the Manager (A) defaults in the performance of its obligations set forth in, or repudiates its obligations under, the Development Agreement, Management Agreement or Cash Accumulation Account Contribution Agreement and either (1) such default is not cured within 30 days or (2) a new manager meeting the requirements of a Permitted Replacement Manager has not assumed and complied with the Manager's obligations under such agreements as required by the definition of Permitted Replacement Manager within 30 days thereof, unless in any such event, either (x) the Manager continues in all material respects to provide services to the Authority in compliance with the Management Agreement, or (y) such transaction constitutes a Change of Control or (B) is terminated or resigns as manager of the Chukchansi Gold Resort & Casino or otherwise ceases to be the manager other than as set forth in clause (A) above of the Chukchansi Gold Resort & Casino and either (1) a Permitted Replacement Manager has not assumed and complied with the Manager's obligations under the Development Agreement, Management Agreement and Cash Accumulation Account Contribution Agreement as required by the definition of Permitted Replacement Manager within 30 days thereof, or (2) such termination or withdrawal constitutes a Change of Control;

         (13) the Initial Operating Date does not occur by the Operating Deadline or any Gaming License is lost, revoked or suspended and, as a result, the Chukchansi Gold Resort & Casino ceases Operating for a period of more than 90 consecutive days; and

         (14) certain events of bankruptcy or insolvency with respect to the Authority.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Authority, all outstanding notes will become due and payable immediately without further action or notice, subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-exempt Holders." If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may, subject to the second sentence under the caption "Special Provisions Regarding Unlicensed and Non-Exempt Holders," declare all the notes to be due and payable immediately.

         Following an Event of Default (other than an Event of Default described in clause (14) of the definition of Event of Default), and only until the holders of at least 25% in principal amount of the then outstanding notes direct the trustee to cease the disbursement of funds in the Deposit Accounts to pay Operating Expenses, the trustee will not prohibit funds in the Deposit Account to be disbursed to the Authority for the payment of Operating Expenses if the Authority delivers to the trustee (a) a certificate executed by at least two officers of the Authority that states that such funds will be used to pay Operating Expenses and identifies the payees of such funds and the basis for such payments and (b) a certificate executed by at least two officers of the Manager confirming the information provided in the Authority's certificate.

         Holders of notes may not enforce the indenture or the notes, except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

          The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

          In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding payment of the premium that the Authority would have had to pay if the Authority then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to October 1, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding the prohibition on redemption of the notes prior to October 1, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes, subject to second sentence under the caption "Special Provisions Regarding Unlicensed and Non-exempt Holders."

          The Authority is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Authority is required to deliver to the trustee a statement specifying such Default or Event of Default.

          As promptly as practicable following any acceleration of the notes, the trustee will send a written notice to all holders advising the holders of the following:

         (1)  an acceleration of the notes has occurred; and

         (2) under the terms of the indenture and the notes, neither the trustee nor the Authority may make any payments of principal or interest on the notes (i) as a result of any enforcement action commenced by or on behalf of the trustee or any holder or (ii) after payment of the notes has been accelerated because of a default under the indenture, except, in each case, to a holder that is licensed or exempted from licensing by the Tribal Gaming Commission in accordance with the Compact.

No Personal Liability of the Tribe, Directors, Officers, Employees and Members

      Neither the Tribe nor any director, member, officer, officeholder, employee, agent, representative or member of the Authority or the Tribe, as such, will have any liability for any obligations of the Authority under the notes, the indenture, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Amendment, Supplement and Waiver

         Except as provided in the next three succeeding paragraphs, the indenture, the notes or the Collateral Documents may be amended or supplemented by the Authority and the trustee with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or the Collateral Documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

         (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

         (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

         (8) release all or substantially all of the Collateral from the Lien of the indenture or the Collateral Documents (except in accordance with the provisions thereof); or

         (9) make any change in the preceding amendment and waiver provisions.

         Any amendment to, or waiver of, the provisions of any of the Collateral Documents relating to the covenant entitled "Liens" or the security provisions of the indenture will require the consent of the holders of at least 662/3% in principal amount of the notes then outstanding.

         Notwithstanding the preceding, without the consent of any holder of notes, the Authority and the trustee may amend or supplement the indenture, the notes or the Collateral Documents:

         (1)  to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of the Authority's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Authority's assets;

         (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

         (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

         (6)  to enter into additional or supplemental Collateral Documents;

         (7) to comply with applicable rules and orders of the NIGC, the BIA or any governmental authority; or

         (8) to comply with the provisions of DTC, Euroclear or Clearstream or the trustee with respect to the provisions of the indenture or the notes relating to the transfers and exchanges of notes or beneficial interests therein.

Legal Defeasance and Covenant Defeasance

         The Authority may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

         (2) the Authority's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustee, and the Authority's obligations in connection therewith; and

         (4)  the Legal Defeasance provisions of the indenture.

         In addition, the Authority may, at its option and at any time, elect to have the obligations of the Authority released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes. In addition, the Liens securing the Collateral will be released upon Covenant Defeasance or Legal Defeasance.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) the Authority must irrevocably deposit with the trustee, in trust, for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Authority must specify whether the notes are being defeased to maturity or to a particular redemption date;

         (2) in the case of Legal Defeasance, the Authority will have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

              (a) the Authority has received from, or there has been published by, the Internal Revenue Service a ruling; or

              (b) since the date of the indenture, there has been a change in the applicable Federal income tax law,

            in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, the Authority has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default has occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

         (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Authority is a party or by which the Authority is bound;

         (6) the Authority must deliver to the trustee an Officers' Certificate stating that the deposit was not made by the Authority with the intent of preferring the holders of notes over the other creditors of either of the Authority with the intent of defeating, hindering, delaying or defrauding creditors of the Authority or others; and

         (7) the Authority must deliver to the trustee an Officers' Certificate confirming satisfaction of the conditions in clauses
              (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to validity and perfection of the security interest), (2), (3) and
              (5) above.

         Notwithstanding the above, the trustee will pay to the Authority from time to time at the Authority's request any cash or Government Securities held by it that, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, are in excess of the amount thereof that would then be required to be deposited to effect a Legal Defeasance or Covenant Defeasance.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

         (1)  either:

              (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Authority) have been delivered to the trustee for cancellation; or

              (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Authority has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, interest, premium and Liquidated Damages, if any, to the date of maturity or redemption;

         (2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Authority is a party or by which the Authority is bound;

         (3) the Authority has paid or caused to be paid all other sums due by it under the indenture; and

         (4) the Authority has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, the Authority must deliver an Officers' Certificate and an opinion of counsel to the trustee confirming the satisfaction of the conditions in clause (2).

      Notwithstanding the above, the trustee will pay to the Authority from time to time upon the request of the Authority any cash or Government Securities held by it as provided in this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge.

Concerning the Trustee

      If the trustee becomes a creditor of the Authority, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default will occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

      The indenture will provide that it and the notes will be governed and construed in accordance with the laws of the State of New York, provided, that with respect to the creation, attachment, perfection or priority of the security interest in any collateral securing the notes, the governing law will be the Uniform Commercial Code of New York, unless no perfected security interest is recognized under that law, in which case the Uniform Commercial Code of the State of California, as adopted and modified by the Tribe as its law, will apply. The Tribe and the Authority agree that the transactions under the indenture, including the execution of the indenture, the lending of money and the issuance of the notes, occurred outside the Tribe's rancheria in the State of New York.

Waiver of Sovereign Immunity; Waiver of Tribal Courts and Forums

         Each of the Authority and the Tribe have agreed to unconditionally and irrevocably waive their sovereign immunity and all defenses based thereon with respect to Permitted Claims. This waiver will permit (a) the interpretation, enforcement and the seeking of legal or equitable relief and remedies (whether through an award or granting of specific performance, injunction, mandamus, damages or otherwise) through arbitration proceedings as described below and (b) judicial actions to compel, enter judgment upon, enforce, modify or vacate any award or interim injunctive relief related to the arbitration proceedings in any of the courts described below. This waiver will commence on the date the notes are issued and continue until one year after all obligations of the Authority and the Tribe under the indenture, the notes and the Collateral Documents have been completely performed and amounts, if any, owed hereunder from the Authority have been indefeasibly paid in full. The only assets or rights against which any award, judgment or other order for relief arising from this waiver may be enforced are Authority Assets (as defined in the Authority Ordinance), whether held in the name of the Authority, the Tribe or any branch, department, agency, instrumentality, division, subsidiary, authority, enterprise, corporation, business or other entity directly or indirectly owned or controlled in whole or in part by either the Authority or the Tribe. Notwithstanding the foregoing, any revenues or other property transferred by the Authority to any other tribal party in compliance with the notes, the indenture and the Collateral Documents will upon such transfer no longer constitute Authority Assets.

        Each of the Authority and the Tribe will unconditionally and irrevocably waive the jurisdiction of any tribal courts or other tribal forums for the resolution of disputes now or hereafter existing or created with respect to any Permitted Claim, except as provided below in connection with the enforcement of an arbitration award. Each of the Authority and the Tribe will unconditionally and irrevocably waive the application of any judicial rule or doctrine relating to the exhaustion of tribal remedies, abstention or comity that might otherwise require that a Permitted Claim be heard in a tribal court.

Mandatory Arbitration of Permitted Claims; Permitted Court Actions

      All Permitted Claims must be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA"), as modified by the arbitration provisions of the indenture, except as provided below. The arbitration will be conducted before a single arbitrator who must be an attorney admitted to practice and in good standing before the highest court of a state, who is experienced in advising clients in connection with commercial borrowings or the issuance of debt securities. Any party will be permitted to engage in any discovery permitted under the rules of the AAA, but all discovery must be completed within 90 days after commencement of the arbitration process. The hearing on the arbitration must be held in the City of Los Angeles, California, and be completed no more than 30 days after the close of discovery. The arbitrator must render an award in writing within 30 days of the completion of the hearing. No arbitrator will have the power to award punitive damages.

      Proceedings to enter judgment upon, enforce, modify or vacate any award or interim injunctive relief may be commenced in (a) the United States District Court for the Southern District of New York, and all courts to which any appeal therefrom may be available; (b) any court of the State of New York, and all courts to which any appeal therefrom may be available; (c) if none of the foregoing courts will have or accept jurisdiction, then any other federal or state court, and all courts to which any appeal therefrom may be available,
(d) if none of the foregoing courts will have or accept jurisdiction, any court of the Tribe (in the case of any Permitted Claim to which the Tribe or Authority is a party). An arbitration proceeding may be commenced only by the Tribe, the Authority, the trustee, or, to the extent remedies may be enforced directly by a holder under the indenture, the holder. Notwithstanding the foregoing, if any foregoing court should determine that an issue or matter that is otherwise a Permitted Claim is nevertheless not a proper subject for arbitration, then suit in any of the foregoing courts with respect to such issue or matter is allowed.

Additional Information

     Anyone who receives this prospectus may obtain a copy of the indenture, the Registration Rights Agreement and each of the Collateral Documents without charge by writing to the Manager at 7915 Folsom Boulevard, Sacramento, California 95826-2611, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

     The old notes are, and the new notes will be, issued in the form of one or more global certificates, known as "Global Notes." Except as described below, the new notes will be initially represented by one or more Global Notes in fully registered form without interest coupons. The Global Notes will be deposited with, or on behalf of DTC, and registered in the name of DTC or its nominee.

     Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC ("Direct Participants") or persons who hold interests through Direct Participants. We expect that under procedures established by DTC, ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only though records maintained by DTC (with respect to interests of Direct Participants) and the records of Direct Participants (with respect to other owners of beneficial interests in the Global Note).

   Depositary Procedures

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Authority takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Authority that DTC is a limited-purpose trust company created to hold securities for its Direct Participants and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of its Direct Participants. The Direct Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Direct Participants may beneficially own securities held by or on behalf of DTC only through the Direct Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Direct Participants and Indirect Participants.

         DTC has also advised the Authority that, pursuant to procedures established by it:

         (1) upon deposit of the Global Notes, DTC will credit the accounts of Direct Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

         (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Direct Participants) or by the Direct Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

         All interests in a Global Note may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

          Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

         Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Authority and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Authority, the trustee or any agent of the Authority or the trustee has or will have any responsibility or liability for:

         (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

         (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

         DTC has advised the Authority that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Direct Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Direct Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Direct Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Direct Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Authority. Neither the Authority nor the trustee will be liable for any delay by DTC or any of its Direct Participants in identifying the beneficial owners of the notes, and the Authority and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

         Cross-market transfers between the Direct Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         DTC has advised the Authority that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Direct Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Direct Participant or Direct Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Direct Participants.

          Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Authority, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

          The information in this section concerning DTC, Euroclear and Clearstream and the book-entry system has been obtained from sources that the Authority believes to be reliable, but the Authority takes no responsibility for the accuracy thereof.

   Certificated Notes

     A Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated Notes") if:

         (1) DTC (a) notifies the Authority and the Authority delivers DTC's notice to the trustee, that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Authority fails to appoint a successor depositary within 120 days;

         (2) the Authority, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

         (3) there will have occurred and be continuing a Default or Event of Default with respect to the notes.

              In any such case, the Authority will notify the trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct or Indirect Participants and DTC identify as being the beneficial owner of the related notes.

     In addition, beneficial interests in a Global Note held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request through DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the trustee in accordance with customary DTC procedures and the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

  Same Day Settlement and Payment

     The indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, if requested by a holder of at least $1.0 million in aggregate principal amount of notes, the Authority will make all payments of principal, premium, if any and interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Authority expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Authority that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Direct Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registration Rights; Liquidated Damages

      The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of notes. See "--Additional Information."

      The Authority, the Tribe and the initial purchasers entered into a registration rights agreement. Pursuant to the Registration Rights Agreement, the Authority agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Authority will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

      If:

         (1) the Authority is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

         (2) any holder of Transfer Restricted Securities notifies the Authority prior to the 20th day following consummation of the Exchange Offer that:

              (a) it is prohibited by law or Commission policy from participating in the Exchange Offer;

              (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

              (c) that it is a broker-dealer and owns notes acquired directly from the Authority or an affiliate of the Authority;

the Authority will file with the Commission a Shelf Registration Statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

      The Authority will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

      For purposes of the preceding, "Transfer Restricted Securities" means each note until the earliest of:

         (1) the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

         (2) following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange
              Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

         (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; and

         (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The Registration Rights Agreement will provide that:

         (1) the Authority will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of this offering;

         (2) the Authority will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 210 days after the closing of this offering;

         (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy the Authority will:

              (a) commence the Exchange Offer; and

              (b) use its reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

         (4) if obligated to file the Shelf Registration Statement, the Authority will use its reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises.

      If:

         (1) the Authority fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

         (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified above for such effectiveness (the "Effectiveness Target Date");

         (3) the Authority fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date, or longer, if required by the federal securities laws, with respect to the Exchange Offer Registration Statement; or

         (4) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default");

then the Authority will pay Liquidated Damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

         The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of notes. The Authority will not be required to pay Liquidated Damages for more than one Registration Default at any given time.


         We did not comply with our obligation to have the registration statement declared effective as described in item (2) above and are currently paying holders of the notes Liquidated Damages pursuant to the Registration Rights Agreement. The rate is currently $7650 per week in the aggregate.


          All accrued Liquidated Damages will be paid by the Authority on each interest Payment Date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

          Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

          Holders of notes will be required to make certain representations to the Authority (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder of notes will be deemed to have agreed to indemnify the Authority against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Authority.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "Adjustment Event" means any adjustment by the Internal Revenue Service (or state or local tax authority) in respect of any income inclusion arising from or attributable to the Senior Subordinated PIK Notes, the Subordinated PIK Notes, the Manager Repayment Note or the Letter of Credit Note held by a Tax Amounts Recipient which adjustment becomes a final "determination" under section 1313 of the Code (or similar state or local tax law).

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" will have correlative meanings; provided, further, that the Manager, on the one hand, and the Authority and the Tribe, on the other hand, will not be deemed to be Affiliates of each other.

      "Applicable Income Tax Rate" means an amount equal to the sum of (a) the highest marginal Federal income tax rate applicable to an individual, plus (b) an amount equal to the sum of the highest marginal state and local income tax rates applicable to any individual resident in New York, New York multiplied by a factor equal to 1 minus such highest marginal Federal income tax rate.

      "Asset Sale" means the sale, lease, conveyance or other disposition of any assets or rights of the Authority; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of the Authority will be governed by the provisions of the indenture described above under the caption "--Certain Covenants --Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant.

      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

         (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

         (2)  the sale or other disposition of cash or Cash Equivalents;

         (3) the sale, conveyance, exchange or other disposition of equipment, inventory, accounts receivable or other assets or rights in the ordinary course of business, including, without limitation, sales and exchanges of gaming equipment;

         (4) sales, conveyances or other dispositions of property in the ordinary course of business pursuant to an established program for the maintenance and upgrading of such property;

         (5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

         (6) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business;

         (7) any sale or transfer of land to the U.S. federal government to hold in trust for the Tribe; and

         (8)  the grant of Permitted Liens.

      "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      "Authority Assets" means all right, title and interest of the Authority or the Tribe in and to the Chukchansi Gold Resort & Casino and all assets, rights and revenues related to or arising therefrom, other than Authority Assets permitted to be distributed to the Tribe under the indenture and the Collateral Documents.

      "Authority Budget" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Authority Ordinance" means the ordinance adopted by the Tribal Council creating the Authority, as amended through the date of the indenture.

      "Available Funds" means, with respect to any full fiscal quarter of the Authority, the sum of:

         (1)  the Authority's Net Revenues for such period; plus

         (2) depreciation, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period), accrued and unpaid interest (other than contingent interest) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Authority for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Net Revenues; plus

         (3) interest income on cash and Cash Equivalents received during such period (other than cash or Cash Equivalents contained in the Cash Accumulation Account, the Interest Reserve Account and the Contingent Interest Account); plus

         (4)  decreases in Working Capital during such period; less

         (5) all amounts payable pursuant to the Management Agreement with respect to such period; less

         (6) capital expenditures made by the Authority during such period (only to the extent such amount is not paid from the Capital Replacement Reserve Account) to maintain the condition of the Chukchansi Gold Resort & Casino; less

         (7) contingent interest paid in cash during such period on the Senior Subordinated PIK Notes (as defined therein), contingent interest paid in cash during such period on the Subordinated PIK Notes (as defined therein) and contingent interest paid in cash during such period on the Letter of Credit Note (as defined therein), in each case, for such period to the extent that such contingent interest was not deducted in computing Net Revenues; less

         (8)  increases in Working Capital during such period; less

         (9) any prepayment of principal made during such period on Indebtedness that was permitted to be incurred pursuant to the covenant entitled "Certain Covenants--Incurrence of
              Indebtedness" other than any prepayment made with the proceeds from Permitted Refinancing Indebtedness.

      "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

      "BIA" means the Bureau of Indian Affairs of the Department of the Interior.
      "Board of Directors" means:

         (1) with respect to a corporation, the board of directors of the corporation;

         (2) with respect to a partnership, the board of directors of the general partner of the partnership;

         (3)  with respect to the Authority, the Management Board; and

         (4) with respect to any other Person, the board or committee of such Person serving a similar function.

      "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

      "Capital Replacement Reserve Account" has the meaning ascribed thereto in the Cash Collateral and Disbursement Agreement.

      "Capital Stock" means:

         (1)  in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests; and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "Cash Accumulation Account" means a cash accumulation account maintained and held by an Eligible Institution into which Available Funds will be deposited by the Authority pursuant to the provisions of the covenant described under the caption "--Restricted Payments."

      "Cash Accumulation Account Contribution Agreement" means the Cash Accumulation Account Contribution Agreement dated as of the date of the indenture, among the Authority, the trustee, the Manager, the Tribe and the Disbursement Agent, as in effect on the date of the indenture or as amended in accordance with the section entitled "Amendment, Supplement and Waiver."

      "Cash Collateral and Disbursement Agreement" means the Cash Collateral and Disbursement Agreement dated as of the date of the indenture, among the Authority, the trustee, the Tribe and the Disbursement Agent, as in effect on the date of the indenture or as amended in accordance with the section entitled "--Amendment, Supplement and Waiver."

      "Cash Equivalents" means:

         (1)  United States dollars;

         (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

         (3) securities issued by any state of the United States of America or any political subdivision thereof having the highest rating obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services and having maturities of not more than one year from the date of acquisition;

         (4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

         (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

         (6) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing not more than one year after the date of acquisition; and

         (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
              (1) through (6) of this definition.

      "Cash Flow" means, with respect to any specified Person for any period, the Net Income of such Person for such period plus:

         (1) an amount equal to any extraordinary loss plus any net loss realized by such Person in connection with an Asset Sale, to the extent such losses were deducted in computing such Net Income; plus

         (2) the interest expense of such Person for such period, whether paid or accrued and whether or not capitalized (excluding the Commitment Fee, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings other than the Commitment Fee, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Net Income; plus

         (3) any preopening expenses to the extent that such preopening expenses were deducted in computing Net Income and determined in accordance with GAAP; plus

         (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense, other than pre-opening expenses, that was paid in a prior period) of such Person for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Net Income; plus

         (5) Management Fees to the extent that such Management Fees were deducted in computing Net Income; minus

         (6) non-cash items increasing such Net Income for such period other than the accrual of revenue in the ordinary course of business, in each case as determined in accordance with GAAP; plus

         (7)  taxes deducted for the purposes of determining Net Income.

      "Change of Control" means the occurrence of any of the following:

         (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Manager relating to the Chukchansi Gold Resort & Casino, other than pursuant to a Permitted Change of Control Transaction;

         (2) the Authority ceases to be a wholly-owned unit, instrumentality, enterprise or subdivision of the government of the Tribe;

         (3) the Authority ceases to have the exclusive legal right to operate the Chukchansi Gold Resort & Casino;

         (4) the Principals and their Related Parties cease to collectively Beneficially Own more than 50% of the Voting Stock of Cascade Entertainment Group, LLC, measured by voting power rather than number of shares, or more than 50% of the outstanding Equity Interests of Cascade Entertainment Group, LLC, in either case, other than as a result of a Permitted Change of Control Transaction;

         (5) the adoption of a plan relating to the liquidation or dissolution of the Authority or the Manager, other than pursuant to a Permitted Change of Control Transaction; or

         (6) the first day on which a majority of the members of Management Committee of Cascade Entertainment Group, LLC are not Continuing Members.

      "Chukchansi Gold Resort & Casino" means the project to design, develop, construct, equip and operate a casino, hotel and related amenities on the Tribe's rancheria near Coarsegold, California, as generally described in this prospectus.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Collateral" means all "collateral" referred to in the Collateral
Documents.

      "Collateral Accounts" means the Construction Period Accounts, the Operating Period Accounts, the Deposit Account, the Collateral Reserve Account, the Interest Payment Account, the Principal Payment Account and the Manager Security Account.

      "Collateral Documents" means, collectively, the Pledge and Security Agreement, the Pledge and Security Agreement (Tribal UCC), the Intercreditor Agreement, the Letter of Credit Drawdown Agreement, the Letter of Credit, the Letter of Credit Note, the Cash Accumulation Account Contribution Agreement, the Manager Repayment Note, the Cash Collateral and Disbursement Agreement, each Deposit Account Control Agreement executed pursuant to the Cash Collateral and Disbursement Agreement, all UCC filings related to the security interests granted by any of the foregoing documents and any other document or instrument providing for a lien on or security interest in any real or personal tangible or intangible property as security for any or all of the obligations of the Authority and the Tribe under the indenture and the notes or any of the foregoing documents.

      "Collateral Reserve Account" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Commitment Fee" has the meaning set forth in the Letter of Credit Drawdown Agreement.

      "Compact" means the Tribal State Gaming Compact dated as of September 10, 1999, between the Tribe and the State of California, as amended from time to time.

      "Constitution" means the Constitution of the Tribe duly and validly adopted by the Tribe on November 7, 1988.

      "Construction Disbursement Account" means the construction disbursement account to be maintained by the Disbursement Agent and pledged to the trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement.

      "Construction Period" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Construction Period Accounts" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Construction Schedule" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Contingent Interest Account" means the contingent interest account to be maintained by the Authority pursuant to the Cash Collateral and Disbursement Agreement containing all unpaid contingent interest on the Senior Subordinated PIK Notes, the Subordinated PIK Notes and the Letter of Credit Note, the payment of which is deferred until the Release Conditions are met.

      "Continuing Members" means, as of any date of determination, any member of the Management Committee of Cascade Entertainment Group, LLC, as applicable, who (1) was a member of such Management Committee on the date of the indenture or (2) was nominated for election or elected to such Management Committee with the approval of a majority of the members of Cascade Entertainment Group, LLC.

      "Current Assets" means all amounts (other than cash and Cash Equivalents) which would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Authority.

      "Current Liabilities" means all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Authority.

      "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      "Deposit Account" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Deposit Account Control Agreement" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Development Agreement" means the Amended and Restated Development Agreement dated June 15, 2001, among the Authority, the Tribe and the Manager, as amended from time to time in accordance with the indenture.

      "Disbursement Agent" means U.S. Bank, N.A. or the then acting Disbursement Agent under the Cash Collateral and Disbursement Agreement.

      "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500 million, and whose debt is rated "A" or higher by Standard & Poor's Rating Service or Moody's Investors Service, Inc. at the time any investment or rollover therein is made.

      "Equity Interests" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and will in any event include any Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) issued by, or partnership, participation or membership interests in, such Person.

      "Event of Loss" means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

      "Excess Cash Flow Threshold" means $15.0 million.

      "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Authority incurs, assumes, Guarantees, repays, repurchases or redeems or otherwise retires any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption or retirement of Indebtedness and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

         In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

      (1) acquisitions that have been made by the Authority, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

      (2) the Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, will be excluded; and

      (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Authority following the Calculation Date.

      "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

      (1) the consolidated interest expense (excluding interest and contingent interest, if any, whether paid or accrued, on the Senior Subordinated PIK Notes, the Subordinated PIK Notes or the Letter of Credit Note) of such Person for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings (excluding the Commitment Fee), and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

      (2) the consolidated interest of such Person that was capitalized during such period; plus

      (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or secured by a Lien on assets of such Person, whether or not such Guarantee or Lien is called upon.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      "Gaming" means any and all activities defined as class II and class III Gaming (as defined in IGRA).

      "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any applicable tribal government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the NIGC and the BIA, any division of the Tribe or any other agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Authority or the Tribe.

      "Gaming Device Operating Deadline" means June 25, 2003, or such later date that the Authority is required to have 1,250 of its gaming devices in commercial operation pursuant to Section 4.3.2.2 of the Compact, as set forth in an opinion of counsel.

      "Gaming Law" means the provisions of the Compact and gaming laws or regulations of any jurisdiction or jurisdictions to which the Authority or the Tribe is, or may at any time after the date of the indenture, be subject.

      "Gaming License" means any license, permit, franchise or other authorization required to own, lease, or operate or otherwise conduct gaming activities of the Authority or the Tribe, other than gaming device licenses.

      "Government Securities" means securities that are:

         (1) direct obligations of the United States of America, the timely payment of which its full faith and credit is pledged; or

         (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

      "Gross Gaming Revenue (Win)" means the net win from Gaming which is the difference between Gaming wins and losses before deducting costs and expenses.

      "Gross Revenues" means all revenues of any nature derived directly or indirectly from the Chukchansi Gold Resort & Casino including, without limitation, Gross Gaming Revenue (Win), food and beverage sales, and other rental payments or other receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, provided that such lessees, sublessees, licensees and concessionaires are not subsidiaries or Affiliates of the Manager), and revenue recorded for Promotional Allowances, but excluding any taxes the Tribe is allowed to assess pursuant to Section 7 of the Management Agreement.

      "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      "Hedging Obligations" means, with respect to any specified Person, the net obligations of such Person under:

         (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

         (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      "Holdings" means Cascade Holdings, LLC, a Delaware limited liability company.

      "IGRA" means the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. 2701 et seq., as amended from time to time.

      "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

         (1)  borrowed money;

         (2) obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3)  banker's acceptances;

         (4)  Capital Lease Obligations;

         (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

         (6)  net obligations under Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any assets of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

         (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

              and

         (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

      "Independent Construction Consultant" means Professional Associates Construction Services, Inc. and its successors or replacements as provided in the Cash Collateral and Disbursement Agreement.

      "Initial Operating Date" means, with respect to the Chukchansi Gold Resort & Casino, the first time that:

         (1) all Gaming Licenses have been granted and have not been revoked or suspended;

         (2) all Liens (other than Permitted Liens), if any, related to the development, construction and equipping of, and beginning operations at, the Chukchansi Gold Resort & Casino have been discharged or, if payment is not yet due or if such payment is contested in good faith by the Authority, sufficient funds remain in the Construction Period Account (as defined in the Cash Collateral and Disbursement Agreement) to discharge such Liens;

         (3) the Independent Construction Consultant will have delivered a certificate to the trustee certifying that the Chukchansi Gold Resort & Casino is substantially complete in all material respects in accordance with the Plans and all applicable building laws, ordinances and regulations;

         (4) the Chukchansi Gold Resort & Casino is in a condition (including the installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business;

         (5) the Chukchansi Gold Resort & Casino is open to the general public and operating with the Minimum Facilities;

         (6) the Chukchansi Gold Resort & Casino is open to the general public and operating in accordance with applicable law in all material respects; and

         (7) a permanent or temporary certificate of occupancy has been issued for the Chukchansi Gold Resort & Casino by the appropriate governmental authorities.

      "Intercreditor Agreement" means the Intercreditor Agreement dated as of the date of the indenture among the trustee, the Senior Subordinated PIK Notes Trustee, the Subordinated PIK Notes Trustee, the L/C Provider, the Manager, the Authority and the Tribe, as in effect on the date of the indenture, or as amended in accordance with the section entitled "Amendment, Supplement and Waiver."

      "Interest Payment Account" means the interest reserve account to be maintained by the Disbursement Agent and pledged to the trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement.

      "Interest Reserve Account" means the interest reserve account to be maintained by and pledged to the trustee pursuant to the Cash Collateral and Disbursement Agreement into which an amount, together with interest earned on such amount, sufficient to pay the first three interest payments on the notes will be deposited on the date of the indenture.

      "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and advances to directors, officers and employees and prepayment of expenses, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The acquisition by the Authority of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Authority in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant entitled "Certain Covenants--Restricted Payments", without duplication.

      "Key Project Assets" means (1) any tribal gaming land or land necessary for access to or the operation of the Chukchansi Gold Resort & Casino and (2) any improvements (including buildings, but excluding personal property, fixtures and improvements determined by the Authority to no longer be useful or necessary to the operations or support of the Chukchansi Gold Resort & Casino) on any tribal gaming land or land necessary for the Chukchansi Gold Resort & Casino.

      "L/C Provider" means Credit Provider Group, LLC, a Delaware limited liability company.

      "L/C Provider Tax Amounts" means an amount equal to the excess of (x) the Minimum Tax Payment Amount (as defined in Exhibit B of the Letter of Credit Drawdown Agreement) with respect to the Letter of Credit Note over (y) the cumulative amount of interest payments previously made with respect to the Letter of Credit Note, to be paid to the holder of the Letter of Credit Note.

      "Letter of Credit" means the irrevocable $15.0 million letter of credit provided by the L/C Provider to the Authority in accordance with the Letter of Credit Drawdown Agreement and any replacement thereof pursuant to the provisions of the Letter of Credit Drawdown Agreement; provided, that any such replacement does not have a drawdown limit in excess of $15.0 million.

      "Letter of Credit Drawdown Agreement" means the Letter of Credit Drawdown Agreement dated as of the date of the indenture, among the L/C Provider, the Authority, the Manager, the Tribe and the trustee, as in effect on the date of the indenture or as amended in accordance with the section entitled "Amendment, Supplement and Waiver."

      "Letter of Credit Note" means the Promissory Note executed by the Authority in favor of the L/C Provider pursuant to the terms of the Letter of Credit Drawdown Agreement.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      "Liquidated Damages" has the meaning ascribed thereto in the Registration Rights Agreement.

      "Make-Whole Price" means, with respect to any note at any purchase date or redemption date, the sum of the present values of (1) the principal and premium, if any, that would be payable on such note on October 1, 2006, if such note were purchased or redeemed on such date, and (2) all remaining interest payments (not including any portion of such interest payments accrued as of the purchase date or redemption date, as applicable) to and including October 1, 2006, in each case discounted on a semiannual bond equivalent basis from October 1, 2006 to the purchase date or redemption date, as applicable, at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the purchase date or redemption date, as applicable), plus 50 basis points.

       "Management Agreement" means the Second Amended and Restated Management Agreement dated July 16, 2002, among the Authority, the Tribe and the Manager, as amended from time to time in accordance with the indenture.

      "Management Board" means the Board of Directors created under the tribal ordinance establishing the Authority.

      "Management Committee" means (a) for so long as Cascade Entertainment Group, LLC is a limited liability company, the management committee or managing member of such entity and (b) otherwise the Board of Directors of Cascade Entertainment Group, LLC, as applicable.

      "Management Fees" means any fees payable by the Authority to the Manager pursuant to the Management Agreement.

      "Manager" means Cascade Entertainment Group, LLC, a California limited liability company in its capacity as manager of the Chukchansi Gold Resort & Casino, or any Permitted Replacement Manager in its capacity as manager of the Chukchansi Gold Resort & Casino.

      "Manager Agreement" means the Manager Agreement as in effect on the date of the indenture by and between the Manager and the trustee.

      "Manager Repayment Note" means the Promissory Note executed by the Authority in favor of the Manager pursuant to the terms of the Cash Accumulation Account Contribution Agreement.

      "Manager Repayment Note Tax Amounts" means an amount equal to the excess of (x) the Minimum Tax Payment Amount (as defined in Exhibit E of the Cash Accumulation Account Contribution Agreement) over (y) the cumulative amount of interest payments previously made with respect to the Manager Repayment Note, to be paid to the holder of the Manager Repayment Note.

      "Manager Security Account" has the meaning set forth in the Cash Accumulation Account Contribution Agreement.

      "Manager Tax Amounts" means an amount equal to the excess of (x) the Manager Minimum Tax Payment Amount (as defined in the Cash Accumulation Account Contribution Agreement) over (y) the cumulative amount of cash payments previously made pursuant to Section 3.1 of the Cash Accumulation Account Contribution Agreement.

      "Mandatory Operating Period" means, as of any date of determination, the four consecutive fiscal quarters of the Authority ended immediately prior thereto; provided, that such period will not commence prior to the Initial Operating Date.

      "Minimum Facilities" means a casino which has in operation at least 1,500 slot machines, 25 table games, a hotel with at least 180 rooms, restaurants with seating for at least 734 people and parking area for at least 1,700 vehicles.

      "Minimum Monthly Guaranteed Payment" means a guaranteed monthly payment to the Tribe as required by Section 2711(b)(3) of IGRA, which will be $100,000 per month as set forth in the Management Agreement as in effect on the date of the indenture.

      "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain (but not loss) realized in connection with (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

         (2)  any extraordinary gain (but not loss).

      "Net Loss Proceeds" means the aggregate cash proceeds received by the Authority in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation award or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), Tax Amounts paid or payable as a result thereof, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss.

      "Net Proceeds" means the aggregate cash proceeds received by the Authority in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), Tax Amounts paid or payable as a result thereof and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      "Net Revenues" means the sum of Net Revenues (Gaming) and Net Revenues (Other).

      "Net Revenues (Gaming)" means Gross Gaming Revenue (Win) of the Authority from Gaming less all Gaming related operating expenses (including interest expense, depreciation, amortization and the other operating expenses set forth in the Management Agreement), excluding the Management Fee, and less the retail value of any Promotional Allowances, and less the following revenues actually received by the Authority and included in Gross Revenues:

         (1)  any gratuities or service charges added to a customer's bill;

         (2)  any credits or refunds made to customers, guests or patrons;

         (3) any sums and credits received by the Authority for lost or damaged merchandise;

         (4) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi governmental entity;

         (5) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

         (6) any fire and extended coverage insurance proceeds other than for business interruption;

         (7)  any condemnation awards other than for temporary condemnation;

         (8)  any proceeds of financing or refinancing; and

         (9)  any interest on bank account(s).

      It is intended that this definition be consistent with 25 U.S.C.
ss.2703(9).

      "Net Revenues (Other)" means all Gross Revenues of the Authority from all other sources in support of Gaming not included in Net Revenues (Gaming), such as food and beverage, entertainment and retail, less all other non-Gaming related operating expenses (including interest expense, depreciation, amortization and other operating expenses set forth in the Management Agreement), excluding the Management Fee, and less the retail value of Promotional Allowances, if any, and less the following revenues actually received by the Authority and included in Gross Revenues:

         (1)  any gratuities or service charges added to a customer's bill;

         (2)  any credits or refunds made to customers, guests or patrons;

         (3) any sums and credits received by the Authority for lost or damaged merchandise;

         (4) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi governmental entity;

         (5) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

         (6) any fire and extended coverage insurance proceeds other than for business interruption;

         (7)  any condemnation awards other than for temporary condemnation;

         (8)  any proceeds of financing or refinancing; and

         (9)  any interest on bank account(s).

      It is intended that this definition be consistent with 25 U.S.C.
ss.2703(9).

      "NIGC" means the National Indian Gaming Commission.

      "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Operating" means that:

         (1)  no Gaming License has been revoked or suspended;

         (2) all Liens (other than Permitted Liens), if any, related to the development, construction and equipping of, and beginning operations at, the Chukchansi Gold Resort & Casino have been discharged or, if payment is not yet due or if such payment is contested in good faith by the Authority, sufficient funds remain in the Construction Period Accounts (as defined in the Cash Collateral and Disbursement Agreement) to discharge such Liens;

         (3) the Chukchansi Gold Resort & Casino is in a condition (including the installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business;

         (4) the Chukchansi Gold Resort & Casino is open to the general public and operating with the Minimum Facilities in accordance with applicable law; and

         (5) the Chukchansi Gold Resort & Casino is open to the general public and operating in accordance with applicable law in all material respects.

      "Operating Deadline" means 21 months from the date of the indenture.

      "Operating Expenses" means the current expenses of operation, maintenance and repair of the Chukchansi Gold Resort & Casino. "Operating Expenses" will include wages, salaries, benefits and bonuses to personnel, the cost of materials and supplies used for current operation and maintenance, security costs, utility expenses, trash removal, cost of goods sold and advertising and marketing expenses and insurance premiums. "Operating Expenses" will not include any of the following: interest expense or any other payment in respect of any Indebtedness, capital lease payments (excluding capital lease payments with respect to gaming devices and other equipment required for the regular operations of the Chukchansi Gold Resort & Casino), any allowance for depreciation, renewals or replacement of capital assets and any other non-cash charges.

      "Operating Period Accounts" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Permitted Business" means Gaming at or in connection with the Chukchansi Gold Resort & Casino and any other businesses, necessary for, incident to, connected with, arising out of, that is a reasonable extension of or developed or operated to permit, facilitate or enhance the conduct or pursuit of such activities, including, but not limited to lodging, entertainment and related transportation; provided that the Authority will not conduct any gaming operations other than at the Chukchansi Gold Resort & Casino.

      "Permitted Change of Control Transaction" means, with respect to any Person (other than Cascade Entertainment Group, LLC), (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of its assets to a Qualified Gaming Company or a wholly-owned subsidiary of a Qualified Gaming Company or (2) any transaction pursuant to which a Qualified Gaming Company becomes the Beneficial Owner of 50% or more of such Person's Voting Stock, measured by voting power rather than number of shares; provided, that with respect to clause (1) above, such Qualified Gaming Company (a) has been licensed, qualified and found suitable by all appropriate Gaming Authorities and (b) has assumed all of such Person's obligations under the Development Agreement, Management Agreement, Intercreditor Agreement and Cash Accumulation Account Contribution Agreement.

      "Permitted Claims" mean any claim, demand, dispute, action or cause of action or defense arising under or in any way connected with or related or incidental to the indenture, the notes or the Collateral Documents, as the same may be amended or modified from time to time, whether now existing or hereafter arising and whether sounding in tort, contract or otherwise that is asserted by any party to the indenture, the notes or the Collateral Documents, and their successors and assigns.

      "Permitted Investments" means:

      (1) any Investment in Cash Equivalents, other than with respect to funds held in the Interest Reserve Account, which will be invested solely in non-callable Government Securities that mature prior to April 1, 2004;

      (2) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Repurchase at the Option of Holders--Asset Sales";

      (3) any Investment made in settlement of gambling debts incurred by patrons to the Chukchansi Gold Resort & Casino which settlements have been entered into in the ordinary course of business;

      (4) if permitted pursuant to Gaming Laws, the extension of credit to customers of the Chukchansi Gold Resort & Casino consistent with industry practice in the ordinary course of business; and

      (5) accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms.

      "Permitted Liens" means:

      (1) Liens on the assets of the Authority created by the indenture and the Collateral Documents securing the notes;

      (2)  Liens in favor of the Authority;

      (3)  Liens existing on the date of the indenture;

      (4) Liens on property existing at the time of acquisition thereof by the Authority; provided, however, that such Liens were not incurred in contemplation of such acquisition;

      (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (6) Liens to secure Indebtedness permitted by clause (3) of the second paragraph of covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness" covering only the assets acquired with such Indebtedness and any refinancing thereof; provided, that any Liens incurred to secure such refinancing debt are no broader than the Liens incurred to secure the Indebtedness being refinanced;

      (7) Liens for taxes, assessments or governmental charges, claims or judgments that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefore;

      (8) easements, rights of way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business, consistent with industry practices that do not in any case materially detract from the value of the property subject thereto (as such property is used by the Authority) or interfere with the ordinary conduct of the business of the Authority;

      (9) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

      (10) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Authority or materially detracting from the value of the relative assets of the Authority;

      (11) Liens in favor of carriers, warehousemen, mechanics, materialmen, repairmen, contractors or landlords or other similar Liens arising in the ordinary course of business that are not yet delinquent or that are being contested in good faith by appropriate proceedings; and

      (12) title to land (or improvements or structures thereon) held in trust in the name of the United States federal government for the benefit of the Tribe.

      "Permitted Refinancing Indebtedness" means any Indebtedness of the Authority issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Authority; provided, however, that:

      (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

      (2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

      (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (4)  such Indebtedness is incurred by the Authority.

      "Permitted Replacement Manager" means (1) a Person that (a) has equity securities listed on the New York Stock Exchange, the American Stock Exchange or quoted on the Nasdaq National Market, (b) has a market capitalization of at least $250.0 million and (c) derived at least $100.0 million of operating income (as defined by GAAP but excluding depreciation and amortization) for each of its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming, or (2) a privately held entity that (a) derived at least $100.0 million of operating income (as defined by GAAP but excluding depreciation and amortization) for each of its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming, and (b) is actively engaged in the management of one or more casinos located in the United States; provided, that a Person meeting the requirements of clauses (1) or (2) above will not be deemed to be a Permitted Replacement Manager unless and until such Person (x) is licensed, qualified and found suitable by all appropriate Gaming Authorities and (y) has assumed all of the Manager's obligations under the Development Agreement, Management Agreement, Intercreditor Agreement and Cash Accumulation Account Contribution Agreement.

      "Permitted Tax Distributions" means, in the case of the Senior Subordinated PIK Notes and the Subordinated PIK Notes, with respect to any taxable year, the product of (A) the taxable income arising from or attributable to the Senior Subordinated PIK Notes and the Subordinated PIK Notes for such year and (B) the Applicable Income Tax Rate. For purposes of calculating "Permitted Tax Distributions," the taxable income described in clause (A) of the immediately preceding sentence that is attributable to any particular taxable year will be multiplied by the Applicable Income Tax Rate prevailing for such year. For purposes of this definition of "Permitted Tax Distributions," the calculation of taxable income will (i) take into account any applicable True-up Amounts and (ii) amounts of taxable income will be determined by the Tax Amounts CPA.

      Estimated tax distributions are permitted to be made within five days following each Quarterly Payment Date based upon an estimate of the excess of
(x) the Permitted Tax Distributions that would be payable for the period beginning on January 1 of such year (or the date of the indenture in the first year) and ending on March 31, May 31, August 31 and December 31 if such period were a taxable year over (y) distributions attributable to all prior periods during such taxable year.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or other entity.

      "Plans" means the Final Plans (as defined in the Cash Collateral and Disbursement Agreement).

      "Pledge and Security Agreement" means the Pledge and Security Agreement dated as of the date of the indenture among the Authority, the Tribe and the trustee as in effect on the date of the indenture or as amended in accordance with the section entitled "Amendment, Supplement and Waiver."

      "Pledge and Security Agreement (Tribal UCC)" means the Pledge and Security Agreement dated as of the date of the indenture among the Authority, the Tribe and the trustee whereby the Tribal UCC is the sole controlling uniform commercial code, as in effect on the date of the indenture or as amended in accordance with the section entitled "Amendment, Supplement and Waiver."

      "Principal Payment Account" has the meaning set forth in the Cash Collateral and Disbursement Agreement.

      "Principals" means Clarion Cascade, LLC and its Related Parties, James
H. Simons and his Related Parties, M. Mark Silber and his Related Parties and Russell S. Pratt and his Related Parties.

      "Promotional Allowances" means the retail value of complimentary food, beverages, merchandise and tokens for gaming provided to patrons as promotional items.

      "Purchase Money Indebtedness" means Indebtedness of the Authority incurred for the purpose of financing all or any part of the purchase price or cost of the installation, construction or improvement of any property.

      "Qualified Gaming Company" means either (A) a company that (1) has equity securities listed on the New York Stock Exchange, the American Stock Exchange or quoted on the Nasdaq National Market, (2) has a market capitalization of at least $250.0 million and (3) derived at least $100.0 million of operating income (as defined by GAAP, but excluding depreciation and amortization) for each of its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming, or (B) a privately held entity that derived at least $100.0 million of operating income (as defined by GAAP, but excluding depreciation and amortization) for each of its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming.

      "Quarterly Payment Date" means each March 31, May 31, August 31 and December 15.

      "Registration Rights Agreement" means the Registration Rights Agreement dated as of the date of the indenture among the Authority, the Tribe and the initial purchasers of the notes set forth on the signature pages thereto.

      "Related Party" means:

      (1) any controlling stockholder, 80% (or more) owned subsidiary, or immediate family member or heirs (in the case of an individual) of any Principal; or

      (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

      "Required Accumulation Amount" means at the time of determination (1) an amount in cash equal to $3.0 million, multiplied by the number of completed full fiscal quarters since the Initial Operating Date, less (2) any amounts contained in the Cash Accumulation Account that are used to prepay the notes in accordance with the terms of the Cash Accumulation Account Contribution Agreement.

      "Restricted Funds" means any Available Funds that are not (1) distributable to the Tribe pursuant to clauses (4), (5) and (6) of the third paragraph of the covenant entitled "Restricted Payments", (2) required to be deposited into the Cash Accumulation Account and (3) used to purchase notes in connection with an Optional Excess Cash Offer or a Mandatory Excess Cash Offer, as adjusted in accordance with the last two sentences of the first paragraph of the covenant entitled "Excess Cash Offers".

      "Restricted Investment" means an Investment other than a Permitted Investment.

      "Senior Subordinated PIK Notes" means the Senior Subordinated Pay-In-Kind Notes due 2009 with contingent interest, issued on the date of the indenture by the Authority, as in effect on the date of the indenture.

      "Senior Subordinated PIK Notes Indenture" means the indenture with respect to the Senior Subordinated PIK Notes, dated as of the date of the indenture, among the Authority, the Tribe and U.S. Bank, N.A., as trustee, as in effect on the date of the indenture.

      "Senior Subordinated PIK Notes Trustee" means the then acting trustee under the Senior Subordinated PIK Notes Indenture.

      "Site" means each parcel of land on which all or any portion of the Chukchansi Gold Resort & Casino is to be located, from time to time.

      "State Gaming Agency" has the meaning ascribed thereto in the Compact. "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      "Stub Period" will mean, on any date of determination, the period from the end of the Mandatory Operating Period through and including such date of determination.

      "Subordinated PIK Notes" means the Subordinated Pay-in-Kind Notes due 2009 with contingent interest, issued on the date of indenture, executed by the Authority, as in effect on the date of the indenture.

      "Subordinated PIK Notes Indenture" means the indenture with respect to the Subordinated PIK Notes, dated as of the date of the indenture, among the Authority, the Tribe and U.S. Bank, N.A., as trustee, as in effect on the date of the indenture.

      "Subordinated PIK Notes Trustee" means the then acting trustee under the Subordinated PIK Notes Indenture.

      "Subsidiary" means:

      (1) any instrumentality, subdivision or subunit of the Authority that has a separate legal existence or status; or

      (2) with respect to any specified Person:

           (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

           (b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are that Person or one or more Subsidiaries of such Person (or any combination thereof).

      "Tax Amounts" means (1) Manager Tax Amounts, (2) Manager Repayment Note Tax Amounts, (3) L/C Provider Tax Amounts and (4) Permitted Tax Distributions.

      "Tax Amounts CPA" means any nationally recognized independent accounting firm jointly selected by the Manager and the Authority.

      "Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15
(519) which has become publicly available at least two business days prior to the purchase date or redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes measured from the prepayment date to October 1, 2006, provided, that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

      "Tribal Council" means the governing body of the Tribe established pursuant to Article IV Section 2 of the Constitution.

      "Tribal Gaming Commission" means the Tribal Gaming Commission established pursuant to Section 4 of the Tribal Gaming Ordinance.

      "Tribal Gaming Ordinance" means the duly and validly adopted Tribal Gaming Ordinance of the Tribe adopted by the Tribal Council on October 5, 2001, as amended on December 27, 2001 and approved by the NIGC on February 15, 2002, as required by IGRA.

      "Tribe" means the Picayune Rancheria of the Chukchansi Indians, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. Part 83.

      "True-up Amount" means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (1) the aggregate Tax Amounts actually distributed in respect of such taxable year for the note in respect of which the True-up Amount is being determined and
(2) the aggregate Tax Amounts permitted to be distributed in respect of such year for the note in respect of which the True-up Amount is being determined; provided, however, that if there is an Adjustment Event, clause (1) will mean the aggregate Tax Amounts as adjusted by the aggregate True-up Amounts actually distributed in respect of such taxable year and clause (2) will mean the aggregate amount permitted to be distributed in respect of such year, as adjusted to take into account the results of the Adjustment Event.

         Within 45 days following the immediately preceding calendar year or within ten days following an Adjustment Event, the Tax Amounts CPA will file with the trustee a written statement indicating in reasonable detail the calculation of the True-up Amount. In the case of a True-up Amount due to the Tax Amount Recipients, the Tax Amounts payable on the immediately following Quarterly Payment Date will be increased by such True-up Amount. If the available cash is not sufficient to pay the Tax Amounts payable on a Quarterly Payment Date, the amount unpaid will be carried over and increase the Tax Amounts payable on the following Quarterly Payment Date. In the case of a True-up Amount due to the Authority, the Tax Amounts payable on the immediately following Quarterly Payment Date will be reduced by such True-up Amount and the excess, if any, of the True-up Amount over such Tax Amounts will be applied to reduce the immediately following Tax Amounts until such True-up Amount is entirely offset.

      "True-up Amount due to the Authority" means an amount equal to the excess, if any, of the amount described in clause (1) of the definition of True-up Amount over the amount described in clause (2) of the definition of True-up Amount.

      "True-up Amount due to the Tax Amount Recipients" means an amount equal to the excess, if any, of the amount described in clause (2) of the definition of True-up Amount over the amount described in clause (1) of the definition of True-up Amount.

      "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or management committee of such Person.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

      (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

      (2)  the then outstanding principal amount of such Indebtedness.

      "Working Capital" means, on any date, the excess of Current Assets on such date less Current Liabilities on such date.

           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of the anticipated material United States federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and persons who are members or affiliates of the Tribe or the Authority) or to persons that hold the old notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any foreign, state, or local tax considerations. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations of the acquisition, ownership, and disposition of the new notes.

Exchange of Old Notes for New Notes

         An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes, assuming, as expected, that the terms of the new notes are substantially identical to the terms of the old notes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange.

                             PLAN OF DISTRIBUTION

         Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

         We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

         o    in the over-the-counter market,

         o    in negotiated transactions,

         o    through the writing of options on the new notes, or

         o a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices.

         Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be considered an underwriter within the meaning of the Securities Act and any profit of any resale of new notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those new notes may be considered an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

         Furthermore, any broker-dealer that acquired any of the old notes directly from us:

         o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley Co. Inc., SEC no-action letter (June 5, 1991) and Shearman Sterling, SEC no-action letter (July 2, 1993); and

         o must also be named as a selling noteholder in connection with the registration and prospectus and delivery requirements of the Securities Act relating to any resale transaction.

         For a period of one year after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

         Certain legal matters relating to this offering, including the validity and enforceability of the new notes will be passed upon for the Authority by Monteau & Peebles, L.L.P., Sacramento, California, and by counsel for Cascade Entertainment, Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS


         The financial statements of the Chukchansi Economic Development Authority as of December 31, 2001, and for the period from June 15, 2001 (commencement of operations) through December 31, 2001, have been included herein in reliance upon the report of Burnett + Company LLP, independent certified public accountants, appearing elsewhere herein, which includes an explanatory paragraph about the Chukchansi Economic Development Authority's ability to continue as a going concern and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of the Chukchansi Economic Development Authority as of December 31, 2002, for the year ended December 31, 2002 and for the cumulative period from June 15, 2001 (commencement of operations) through December 31, 2002, except for the period from June 15, 2001 through December 31, 2001 which was audited by Burnett + Company, LLP, independent certified public accountants, and was covered by their report included herein, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, (which includes explanatory paragraphs emphasizing that the financial statements reflect the financial position of the Chukchansi Economic Development Authority and do not purport to represent the financial position and activities of the Tribe and referring to the Chukchansi Economic Development Authority's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.


         The financial statements of Cascade Entertainment Group, LLC as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, which includes an explanatory paragraph about Cascade Entertainment Group, LLC's ability to continue as a going concern and upon the authority of said firm as experts in accounting and auditing.


         The financial statements of the Cascade Entertainment Group, LLC as of December 31, 2002, and for the year ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, (which includes an explanatory paragraph referring to Cascade Entertainment Group's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The indenture governing the notes requires that we file reports under the Exchange Act with the SEC and furnish information to the trustee and holders of the notes. See "Description of the New Notes--Certain Covenants--Reports." Information may be obtained from the Manager at Cascade Entertainment Group, LLC, 7915 Folsom Boulevard, Sacramento, California, 95826-2611, Attention: Chief Financial Officer. To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

         Upon the effectiveness of the registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file periodic reports and other information with the SEC. Such periodic reports and other information will be available for inspection and copying at the SEC's public reference room and through the SEC's Internet site at http://www.sec.gov.

         You may read and copy any document we file with the SEC at the following SEC public reference room: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

                         INDEX TO FINANCIAL STATEMENTS

Chukchansi Economic Development Authority

                                                                           Page
                                                                           ----
Financial Statements

      Independent Auditors' Reports........................................ F-2

      Balance Sheets at December 31, 2002 and 2001......................... F-4

      Statements of Operations and Accumulated Deficit for the year ended December 31, 2002, the period from June 15, 2001
         (commencement of operations) to December 31, 2001 and for
         the cumulative period from June 15, 2001 (commencement
         of operations) through December 31, 2002.......................... F-5

      Statements of Cash Flows for the year ended December 31, 2002, the period from June 15, 2001 (commencement of operations)
         through December 31, 2001 and for the cumulative period
         from June 15, 2001 through December 31, 2002.....................  F-6

      Notes to Financial Statements.......................................  F-8

Unaudited Financial Statements

      Balance Sheets at March 31, 2003 and December 31, 2002...............F-21

      Statements of Operations and Accumulated Deficit for the
         three months ended March 31, 2003 and 2002 and for the
         cumulative period from June 15, 2001 (commencement of
         operations) through March 31, 2003............................... F-22

      Statements of Cash Flows for the three months ended
         March 31, 2003 and 2002 and for the cumulative period
         from June 15, 2001 (commencement of operations)
         through March 31, 2003............................................F-23

      Notes to Financial Statements....................................... F-24


Cascade Entertainment Group, LLC

                                                                          Page
                                                                          ----
Financial Statements

      Independent Auditors' Reports........................................F-37

      Balance Sheets at December 31, 2002 and 2001.........................F-39

      Statements of Operations for the years ended December 31,
         2002, 2001, and 2000..............................................F-40

      Statements of Members' Deficit for the years ended December 31,
         2002, 2001, and 2000 ............................................ F-41

      Statements of Cash Flows for the years ended December 31,
         2002, 2001 and  2000............................................. F-42

      Notes to Financial Statements........................................F-43

Unaudited Financial Statements

      Condensed Balance Sheets at March 31, 2003 and December 31, 2002.....F-55

      Condensed Statements of Operations for the three months
        ended March 31, 2003 and 2002..................................... F-56

      Condensed Statements of Members' Deficit for the three
        months ended March 31, 2003........................................F-57

      Condensed Statements of Cash Flows for the three months
        ended March 31, 2003 and 2002......................................F-58

      Notes to Financial Statements........................................F-59

INDEPENDENT AUDITORS' REPORT


Board of Directors
Chukchansi Economic Development Authority


We have audited the accompanying balance sheet of Chukchansi Economic Development Authority (an unincorporated enterprise of the Picayune Rancheria of Chukchansi Indians) (a development stage enterprise) (the "Authority") as of December 31, 2002 and the related statement of operations and accumulated deficit, and of cash flows for the year then ended and for the period from June 15, 2001 (commencement of operations) through December 31, 2002. These financial statements are the responsibility of the Authority's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Authority for the period from June 15, 2001 (commencement of operations) through December 31, 2001 were audited by other auditors whose report, dated July 17, 2002, expressed an unqualified opinion with a going concern uncertainty explanatory paragraph on those statements. The financial statements for the period from June 15, 2001 (commencement of operations) through December 31, 2001 reflect a net loss of $3,197,759. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

The Authority is an unincorporated enterprise of the Picayune Rancheria of Chukchansi Indians (the "Tribe") and is not a separate legal entity. These financial statements reflect the financial position and activities of only the Authority and do not purport to represent the financial position and activities of the Tribe.

In our opinion, based on our audit and the report of other auditors, such financial statements present fairly, in all material respects, the financial position of the Authority at December 31, 2002 and the results of its operations and its cash flows for the year then ended, and for the period from June 15, 2001 (commencement of operations) through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Authority will continue as a going concern. As discussed in Note 1 to the financial statements, the Authority's recurring losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Notes 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



April 8, 2003, except for Note 9, as to which date is June 20, 2003

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Chukchansi Economic Development Authority:

      We have audited the accompanying balance sheet of the Chukchansi Economic Development Authority as of December 31, 2001, and the related statement of operations and accumulated deficit, and cash flows for the period from June 15, 2001 (commencement of operations) through December 31, 2001. These financial statements are the responsibility of the Authority's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      As discussed in Note 1, the accompanying financial statements present the financial position, results of operations, and cash flows of Chukchansi Economic Development Authority and are not intended to present fairly the financial position of the Picayune Rancheria of Chukchansi Indians and the results of its operations and the cash flows of its proprietary fund types in conformity with accounting principles generally accepted in the United States of America.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chukchansi Economic Development Authority as of December 31, 2001, and the results of its operations and its cash flows for the period from June 15, 2001 (commencement of operations) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


      The accompanying financial statements have been prepared assuming that Chukchansi Economic Development Authority will continue as a going concern. As discussed in Note 1 to the financial statements, Chukchansi Economic Development Authority has incurred substantial losses and has not raised the necessary capital to complete its casino project. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Burnett + Company LLP
Rancho Cordova, CA
July 17, 2002


                                  CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY
                (An Unincorporated Enterprise of the Picayune Rancheria of Chukchansi Indians)
                                       (A Development Stage Enterprise)

                                               BALANCE SHEETS

                                         DECEMBER 31, 2002 AND 2001

                                                   ASSETS                            2002           2001
                                                   ------                            ----           ----
Current Assets
    Cash.......................................................................   $    579,065     $     --
      Restricted cash (Note 2)..................................................    38,516,987           --
      Accounts receivable.......................................................        26,024           --
                                                                                  ------------     ----------
            Total current assets................................................    39,122,076           --

Restricted cash (Note 2) .......................................................    90,652,147           --
                                                                                  ------------     ----------

Property
      Land......................................................................     2,178,518           --
      Construction in progress (Note 3) ........................................    25,960,419      6,980,659
                                                                                  ------------     ----------
                                                                                    28,138,937      6,980,659
                                                                                  ------------     ----------
Debt issuance costs--net (Note 4) ..............................................     8,022,992        667,264
                                                                                  ------------     ----------
Total...........................................................................  $165,936,152     $7,647,923
                                                                                  ============     ==========

                                    LIABILITIES AND ACCUMULATED DEFICIT
                                    -----------------------------------

Current Liabilities
      Accounts payable..........................................................    $4,153,734     $1,706,267
      Interest payable (Note 6).................................................     5,114,874        946,714
                                                                                  ------------     ----------
            Total current liabilities...........................................     9,268,608      2,652,981
                                                                                  ------------     ----------
Long term liabilities
      Loans payable to Cascade (Note 6).........................................          --        8,192,701
      Notes payable (Note 6) ...................................................   168,104,538            --
                                                                                  ------------     ----------
            Total long-term liabilities.........................................   168,104,538      8,192,701
                                                                                  ------------     ----------
            Total liabilities...................................................   177,373,146     10,845,682
                                                                                  ------------     ----------
Commitments and contingencies (Note 8)
Deficit accumulated during the development stage ...............................   (11,436,994)    (3,197,759)
                                                                                  ------------     ----------
Total liabilities and accumulated deficit.......................................  $165,936,152     $7,647,923
                                                                                  ============     ==========


               See accompanying notes to financial statements.

                   CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY
 (An Unincorporated Enterprise of the Picayune Rancheria of Chukchansi Indians)
                       (A Development Stage Enterprise)


               STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT



                                                                            Period from June   Cumulative Period
                                                                                 15, 2001      from June 15, 2001
                                                                            (commencement of   (commencement of
                                                                               operations)        operations)
                                                             Year ended         through             through
                                                             December 31,     December 31,        December 31,
                                                                2002              2002                2002
                                                             ------------    ----------------   -----------------

Operating expenses
      Gaming device license fees........................      $ 1,614,473        $ 2,177,497         $ 3,791,970
      General and administrative........................          627,181            721,220           1,348,401
                                                             ------------        -----------        ------------
            Total operating expenses....................        2,241,654          2,898,717           5,140,371
                                                             ------------        -----------        ------------
Loss from operations....................................       (2,241,654)        (2,898,717)         (5,140,371)
Other income (expense)
      Interest income...................................          218,960                 --             218,960
      Interest expense..................................       (6,216,541)          (299,042)         (6,515,583)
                                                             ------------        -----------        ------------
            Total other expense.........................       (5,997,581)          (299,042)         (6,296,623)
                                                             ------------        -----------        ------------
Net loss................................................       (8,239,235)        (3,197,759)        (11,436,994)
Accumulated deficit, beginning of period................       (3,197,759)                --                  --
                                                             ------------        -----------        ------------
Accumulated deficit, end of period......................     $(11,436,994)       ($3,197,759)       $(11,436,994)
                                                             ============        ===========        ============


                     See accompanying notes to financial statements.


                   CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY
 (An Unincorporated Enterprise of the Picayune Rancheria of Chukchansi Indians)
                       (A Development Stage Enterprise)

                           STATEMENTS OF CASH FLOWS

                                                                                                                       Cumulative
                                                                                                     Period from      Period from
                                                                                                    June 15, 2001     June 15, 2001
                                                                                                    (commencement      (commencement
                                                                                                    of operations)   of operations)
                                                                                    Year Ended         through          through
                                                                                   December 31,      December 31,     December 31,
                                                                                       2002              2001            2002
                                                                                   -----------      --------------    -------------

Cash flows from operating activities
Net loss..........................................................................  $(8,239,235)     $(3,197,759)    $(11,436,994)
Adjustments to reconcile net loss to net cash used in operating activities:
      Accumulated expenses transferred in.........................................          --         2,263,040        2,263,040
      Amortization of debt issuance costs.........................................      298,415               --          298,415
      Amortization of original issue discount.....................................      275,706               --          275,706
      Accrued interest............................................................    5,920,126               --        5,920,126
      (Decrease) Increase in cash resulting from changes in:
            Accounts receivable...................................................      (26,024)              --          (26,024)
            Prepaid expenses......................................................                       118,688          118,688
            Accounts payable and accrued  expenses................................     (951,551)         524,385         (427,166)
            Interest payable......................................................      699,366          291,646          991,012
                                                                                   ------------       ----------      ------------
                 Net cash used in operating activities..........................     (2,023,197)              --       (2,023,197)
                                                                                   ------------       ----------      ------------
Cash flows from capital and related financing activities
      Proceeds from senior notes payable..........................................  139,958,280               --      139,958,280
      Proceeds from PIK notes payable.............................................   11,000,000               --       11,000,000
      Cash paid for debt issuance costs...........................................   (7,654,143)              --       (7,654,143)
                                                                                   ------------       ----------      ------------
                  Net cash provided by capital and related financing
                    activities.                                                     143,304,137               --      143,304,137
                                                                                   ------------       ----------      ------------
Cash flows from investing activities:
       Purchases of construction in progress......................................  (11,528,704)              --      (11,528,704)
       Purchase of land...........................................................       (4,037)              --           (4,037)
       Amounts placed in restricted cash in escrow............................. .. (129,169,134)              --     (129,169,134)
                 Net cash used in investing activities............................ (140,701,875)              --     (140,701,875)
Increase in cash and cash equivalents.............................................      579,065               --          579,065
Cash and cash equivalents at beginning of period..................................           --               --               --
                                                                                   ------------       ----------      ------------
Cash and cash equivalents at end of period........................................   $  579,065          $    --       $  579,065
                                                                                   ============       ==========      ============

Supplemental disclosure of noncash financing activities
      Issuance of senior PIK notes................................................  $14,420,000               --      $14,420,000
      Issuance of subordinated PIK notes..........................................    1,407,605               --        1,407,605
      Interest....................................................................   (1,407,605)              --       (1,407,605)
      Loan payable to Cascade.....................................................   (8,193,481)              --       (8,193,481)

Supplemental disclosure of noncash investing activities
      Purchase of construction in progress through proceeds of notes payable......   (4,052,038)              --       (4,052,038)
      Purchase of construction in progress through accounts payable...............    3,399,018               --        3,399,018
      Interest expense capitalized................................................      977,072          647,673        1,624,745
      Purchase of land............................................................   (2,174,481)              --       (2,174,481)


See Note 6 related to the issuance of PIK Notes.



As discussed in Note 1, the Authority received, from the Tribe, assets under construction totaling $5,178,826 and assumed loans payable of $6,786,798 and interest payable of $655,068 upon commencement of operations (June 15, 2001.) Non-cash investing and financing activities consisted of purchasing construction in progress through loans payable totaling $7,647,923 during the period from June 15, 2001 (commencement of operations) through December 31, 2001.

                See accompanying notes to financial statements.

                   CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY
 (An Unincorporated Enterprise of the Picayune Rancheria of Chukchansi Indians)
                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS


                              DECEMBER 31, 2002

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES AND PRACTICES

         Form of Organization, Basis of Accounting and Description of Business--Chukchansi Economic Development Authority (the "Authority") is a development stage enterprise established by ordinance of the Picayune Rancheria of Chukchansi Indians (the "Tribe"), a federally recognized Indian tribe, on June 15, 2001 as a body corporate and politic and instrumentality of the Tribe. The Tribe amended the ordinance to define the Authority as a wholly owned unincorporated enterprise of the Tribe. The Authority was formed solely to own certain casino gaming property, the Chukchansi Gold Resort & Casino (the "Property" or the "Project"), currently under development. In connection with the establishment of the Authority on June 15, 2001, the Tribe transferred certain assets totaling $5,178,826, liabilities totaling $7,441,866 and expenses totaling $2,263,040 to the Authority.

         The Tribe and the Authority have engaged Cascade Entertainment Group, LLC ("Cascade") to manage all aspects of the development process of the Property, which includes: obtaining regulatory approvals; obtaining funding; master planning; design and engineering; construction; interior and exterior decor; furniture, fixtures and equipment procurement; staffing and training; and all other pre-opening activities. Cascade is also to prepare all necessary budgets, financial projections, schedules, design concepts, final plans, staffing and training strategies, and any other required components of the development process for the Tribe's review and approval.

         Cascade has also been hired as the manager of the Property once opened. Upon commencement of operations of the Property, Cascade shall conduct and direct all business affairs in connection with the day-to-day operation, management and maintenance of the Property.

         Going Concern Matters--As of December 31, 2002, the Authority has expended $28.1 million on land and construction in progress. These funds were obtained from Cascade through proceeds from a private placement offering and issuance of subordinated pay-in-kind ("PIK") notes (see Note 6). The Authority plans to use the net proceeds received from the issuance of the senior notes, together with the net proceeds from the issuance of the senior subordinated PIK notes, approximately $20.0 million in financing to acquire furniture, fixtures and equipment, including gaming devices, and a letter of credit (see Note 6) to provide the remaining funds that the Authority estimates is needed to design, develop, construct, equip and open the Property, including financing costs, the costs of constructing a temporary facility for gaming devices, if necessary, and certain legal and other advisory fees. Construction of the casino portion of the Property is scheduled to be completed in June 2003.

         The funds provided by the sources described above are expected to be, but there can be no assurance that they will be, sufficient to design, develop, construct and commence operations of the Property, assuming there are no unexpected delay costs or construction cost overruns (see Note 9).

         Following the commencement of operations of the Property, the Authority expects to fund operations, capital requirements and required cash collateral reserve amounts from operating cash flows. Cascade will manage the operations of the Property pursuant to a management agreement. Under the terms of the management agreement, the Authority will pay Cascade a management fee pursuant to the Second Amended and Restated Management Agreement dated July 16, 2002 (the "Management Agreement"). In addition, the Authority will reimburse Cascade for certain out-of-pocket expenses incurred in connection with services provided under the Management Agreement. The Authority intends to establish initial working capital reserves to provide for reasonably anticipated short-term liquidity needs. Additionally, in order to support the obligations under the notes, Cascade has agreed to deposit a portion of its management fees (after deducting certain expenses and tax liabilities) in a separate collateral account until the Property meets certain financial tests and performance criteria (see
Note 8). Other than with respect to these management fees, Cascade has not agreed to support or be liable for the Authority's obligations under the notes.

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Authority has, at December 31, 2002, incurred substantial losses, and although management believes it has raised capital to construct its casino project, the fast-track nature of the project and construction risks inherent in same may make it unable to complete the project on time and on budget. Once open, the Project must generate sufficient revenue to cover operating expenses and debt service costs. These factors raise substantial doubt about the ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Authority be unable to continue in existence.

         Significant Accounting Policies--The Authority prepares its financial statements in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"). Significant accounting policies are as follows:

         Basis of Presentation --The financial statements presented are prepared on the accrual basis of accounting from the accounts and financial transactions of the Authority. Accordingly, they do not present the financial position or results of operations of the Tribe as a whole.

         As a component unit of a governmental entity, the Authority follows applicable pronouncements of the Governmental Accounting Standards Board ("GASB"). As allowed by GASB Statement No. 20, Accounting and Financial Reporting for Proprietary Funds and other Governmental Entities That Use Proprietary Fund Accounting, the Authority has elected to apply the provisions of all relevant pronouncements of the Financial Accounting Standards Board ("FASB"), including those issued after November 30, 1989, unless they conflict with GASB pronouncements.

         Cash and Cash Equivalents--The Authority considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents. These include institutional money market funds.

         Restricted Cash--Restricted cash represents investments in money market accounts and treasury securities. These investments are accounted for under GASB Statement 31, Accounting and Financial Reporting for Certain Investments and for External Investment Pools, ("GASB No. 31"). Under GASB No. 31, investments with maturities in excess of one year are recorded at fair value while investments with maturities of less than one year may be recorded at fair value or amortized cost. Management believes that amortized cost approximates fair value.

         Construction in Progress--Construction in progress is stated at cost and represents (i) pre-development costs consisting of legal, architectural, engineering fees, interest and related costs for environmental and regulatory approvals and (ii) construction and equipment costs incurred to date. During the period of development and construction necessary to prepare the property for its intended use, interest will be capitalized on all qualifying expenditures. These assets will be placed in service when the Project opens. Depreciation will commence at that time and will be provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives expected to range from three to forty years using the straight-line method.

         Income Taxes--The Authority is a wholly owned unincorporated enterprise of the Picayune Rancheria of Chukchansi Indians, a federally recognized sovereign Indian tribe, which is exempt from federal and state income taxes. Therefore, no provision for income taxes has been made in the accompanying financial statements.

         Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. The most significant accounting estimates inherent in the preparation of Authority's financial statements include estimates associated with management's evaluation of the recoverability of certain assets. On an ongoing basis, the Authority evaluates its estimates and assumptions based upon historical experience and other factors and circumstances. Management believes that its estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates under different conditions.

         Impairment of Long-Lived Assets--The Authority reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset, undiscounted and without interest. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

         Recently Issued Accounting Standards--In June 1999, GASB issued Statement No. 34, Basic Financial Statements - and Management's Discussion and Analysis - for State and Local Governments, which becomes effective for fiscal year ending December 31, 2004. The statement modifies the reporting requirements for basic financial statements and the required supplementary information for general purpose governments. In June 2001, GASB also issued Statement No. 37, Basic Financial Statements - and Management's Discussion and Analysis - for State and Local Governments: Omnibus and Statement No. 38, Certain Financial Statement Note Disclosures. These also become effective for the fiscal year ending December 31, 2004. The impact of adoption of these statements on the financial statements of the Tribe has not yet been determined.

         In June 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 143 Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation, except for certain obligations of lessees. This Statement is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material effect on the Authority's financial statements.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 is effective for transactions occurring after May 15, 2002. This Statement also amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 did not have a material effect on the Authority's financial statements.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on the Authority's financial statements.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, and interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Authority's financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 31, 2002.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in these financial statements. The adoption of SFAS No. 148 did not have a material effect on the Authority's financial statements.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. The requirements of this standard are effective for financial statements of interim or annual periods beginning after June 15, 2003. The adoption of Interpretation No. 46 is not expected to have a material effect on the Authority's financial statements.

         In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 is not expected to have a material effect on the Authority's financial statements.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on the Authority's financial statements.


2.       CASH AND RESTRICTED CASH

         The Authority maintains its operating and money market cash in two financial institutions located in California. The cash held by each financial institution is insured up to the Federal Deposit Insurance Corporation ("FDIC") insurance limit of $100,000. Although cash balances are usually in excess of the FDIC insurance limit, the Authority has not experienced any losses on uninsured balances.

         The following amounts were classified as restricted cash as of December 31, 2002:

Escrow account                                              $   1,705,265

Manager security account                                        2,425,255
Construction disbursement account                              92,466,246
Interest reserve account                                       32,572,368
                                                            -------------

Total restricted cash                                       $ 129,169,134
                                                            =============


Restricted cash:
  Current                                                   $  38,516,987
  Non-current                                                  90,652,147
                                                            -------------
                                                            $ 129,169,134
                                                            =============


      Amounts classified as non-current include funds restricted to pay for future construction and interest on principal due after one year.

      Escrow Account--Restricted cash includes funds restricted in an escrow account for the benefit of Walton Construction ("Walton"), construction manager of the Project, and Kiewit Pacific ("Kiewit"), site work sub-contractor for the Project. Initially, the funds were deposited in order for Walton & Kiewit to start construction of the Project prior to the closing of the private placement offering (see Note 6). Under the terms of the escrow agreement, a minimum of $1.7 million is required to be held in the escrow until Kiewit's outstanding contract value is less than this amount. As soon as that event occurs, the funds in the escrow account may be used to pay Kiewit's remaining applications for payment or, under certain circumstances, may be transferred to unrestricted cash.

      Trust Accounts--Under the terms of each of the bond indentures and the cash collateral and disbursement agreement, among others, the proceeds from the private placement offering and the senior subordinated PIK notes offering were placed into restricted trust accounts subject to various requirements for disbursement. The manager security and construction disbursement accounts accrue interest at money market rates. The interest reserve account consists of purchased securities with maturity dates that coincide with the first three semiannual interest payment dates for the senior notes. These securities are recorded at amortized cost, which approximates fair market value.

      Manager Security Account--Pursuant to the Cash Accumulation Account Contribution Agreement, Cascade has agreed to deposit its development and management fees into the manager security account. These funds, less any amounts utilized to pay the taxes and expenses of Cascade, will be available to fund any shortfalls in the $3.0 million per quarter that the Authority is required to contribute to the cash accumulation account for the benefit of the holders of the notes following the opening of the Project. There is $2.3 million in this account which belongs in the construction disbursement account and will be transferred in 2003.

      Construction Disbursement Account--The net proceeds from the private placement offering and the senior subordinated PIK notes offering were deposited into a construction disbursement account and are being used to fund the development, construction and opening of the Project. All such funds are held in the construction disbursement account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed in accordance with the Cash Collateral and Disbursement Agreement.

         Interest Reserve Account--Approximately $32.6 million of the net proceeds from the private placement offering and the senior subordinated
PIK notes offering were deposited into an interest reserve account. Funds in this account are invested in treasury securities by the disbursement agent, as directed by the trustee, from time to time. Funds and other assets held in the interest reserve account have been pledged to the trustee for the benefit of itself and the holders of notes. These funds will be used for first three semiannual interest payments on the senior notes.

           The Authority's restricted cash investments are categorized by level of credit risk assumed by the Authority at year end. Category 1 includes investments that are insured or registered or for which the securities are held by the Authority or its agent in the Authority's name. Category 2 includes uninsured and unregistered investments for which the securities are held by the counterparty's trust department or agent in the Authority's name. Category 3 includes uninsured and unregistered investments for which the securities are held by the counterparty's agent but not in the Authority's name. Due to their nature, money market funds are not required to be categorized. At December 31, 2002, all treasury securities are Category 1 investments. The Authority has no investments in Categories 2 or 3.

           The amortized cost and fair value of restricted cash investments at December 31, 2002 was as follows:

                                                  Cost              Fair Value
                                               ------------       ------------
U.S. Treasury funds..........................   $94,891,501        $94,891,501
U.S.  Treasury obligations...................    32,572,368         32,609,342
Money market funds...........................     1,705,265          1,705,265
                                               ------------       ------------
                                               $129,169,134       $129,206,108
                                               ============       ============

3.    PROPERTY

      Construction in progress consists of various types of expenditures relating to (i) obtaining requisite licenses and approvals for the Tribe to conduct gaming, (ii) developing the necessary tribal procedures to regulate and govern the gaming operation and (iii) designing, engineering, constructing and equipping of the Project.

      Construction in progress consist of the following at December 31, 2002:


Design, engineering and administration                             $ 5,770,815
Environmental impact costs                                           1,008,888
Construction costs                                                   9,838,069
Development management fees                                          2,350,507
Legal and insurance                                                  5,367,395
Capitalized interest                                                 1,624,745
                                                                   -----------
Total construction in progress                                     $25,960,419
                                                                   ===========



4.    DEBT ISSUANCE COSTS

         Debt issuance costs consist of various types of expenditures relating to (i) putting together the financing package, including legal fees, printing and road show expenses, and (ii) placement and accounting fees related to the sale and/or exchange of the senior notes. Debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the bonds sold and are recorded as interest expense. Accumulated amortization of debt issuance costs amounted to $298,415 as of December 31, 2002.

5.    Related Party Transactions

         Transfers from Affiliates--Because the Authority was not established until June 15, 2001, all Project expenditures made prior to that date were recorded by the Tribe, and were subsequently transferred to the Authority. Additionally, accumulated expenses through June 14, 2001 were also transferred to the Authority on June 15, 2001 (commencement of operations) and primarily represent expenses relating to licenses and other administrative and legal costs. The amounts transferred to the Authority by the Tribe were initially financed with a loan payable to Cascade.

      At June 15, 2001 (commencement of operations), the amounts that comprised the accumulated expenses included in the statement of operations and transferred from the Tribe were as follows:


Gaming device license fees                                           $1,450,562
Accounting fees                                                          21,583
Tribal administration costs                                             367,502
Legal and lobbying fees                                                 102,148
Office expenses                                                          54,539
Travel and other expenses                                                21,615
Property taxes expense                                                   27,586
Interest expense                                                        217,505
                                                                     ----------
Total accumulated expenses at June 15, 2001                          $2,263,040
                                                                     ==========

         Payments to Affiliates--Because the Authority is an enterprise of the Tribe and certain payments due to the Tribe have been funded through proceeds that the Authority has obtained via the private placement offering as well as other notes, there are payments made to the Tribe related to its gaming administration responsibilities, among other things. These payments are recorded as expenses of the Authority because they directly relate to the regulatory and administration costs of the Tribe's ownership of the Authority. These payments are expensed as a tribal gaming administration cost and amounted to $468,666 for the year ended December 31, 2002.

6.    LOANS PAYABLE TO CASCADE AND NOTES PAYABLE

         Under the Pre-Construction Development Credit and Reimbursement Agreement and subsequent amendments ("Funding Agreements"), Cascade is required to provide the funding to the Tribe and Authority for the development of the Project. As of December 31, 2001, all funds to the Authority have been subject to the Funding Agreements that are governed by different interest rates. The initial loan bears annual interest at rates equal to the prime rate plus 2%, not to exceed 10% (7% at December 31, 2001). The subsequent loans bear annual interest at rates equal to the prime rate plus 1%, not to exceed 10% (6% at December 31, 2001). At December 31, 2001, a total of $8,192,701 in loans was payable to Cascade.

         In October of 2002, the Authority made a private placement offering of $153.0 million of 14 1/2% senior notes due June 15, 2009. Concurrent with this offering, an additional $26.8 million of subordinated PIK notes due September 15, 2009 were issued with varying rates but similar interest payment dates. Interest on all notes is payable semiannually on April 1 and October 1. Until certain release conditions are met, the interest on the PIK notes shall accrete and be added to the principal balance of those notes. PIK notes were issued to retire the loan payable to Cascade. The Authority is using the net proceeds to construct the Project and to pay the first three interest payments on the senior notes.

         The total balance in notes payable at December 31, 2002 is comprised of:



14 1/2% Senior Notes
  Senior notes payable, face value of $153,000,000, with semi-annual fixed interest due on April 1 and October 1, at the rate of 14 1/2%, issued at a discount with a yield to maturity of 16.7%, principal due June 15, 2009, secured by a letter of credit, certain cash collateral accounts, a pledge by
  Cascade of a portion of its management fees (until certain financial tests are met) and a pledge of certain of our other existing and future assets
  (subject to significant exceptions for furniture, fixtures, equipment
  and real property), net of unamortized discount of $12,766,014                         $140,233,986

16.75% Senior Subordinated Pay-In-Kind Notes with Contingent Interest
  Senior subordinated PIK notes payable to various lenders, with semi-annual fixed interest due on April 1 and October 1, at the rate of 16.75% due on principal, and contingent interest on up to $50 million of net revenues at a rate of 3.0% of net revenues per annum, due September 15, 2009, general
  unsecured obligations                                                                   14,827,605

17% Subordinated Pay-In-Kind Notes with Contingent Interest:
  Subordinated PIK notes payable to various lenders, with semi-annual fixed interest due on April 1 and October 1, at the rate of 17% due on principal, and contingent interest on up to $50 million of net revenues at a rate of 11.0% of net revenues per annum, due September 15, 2009,
  general unsecured obligations                                                           12,000,000

  Accrued PIK interest                                                                     1,042,947
                                                                                        ------------
Total notes payable                                                                     $168,104,538
                                                                                        ============


         In management's opinion, the fair market value of debt at December 31, 2002 approximates recorded amounts.

         At December 31, 2002, accrued interest payable on the 14 1/2% Senior Notes amounted to $5,114,874.

         14 1/2% Senior Notes--On October 8, 2002, the Authority issued $153.0 million of 14 1/2% Senior Notes due 2009 (the "14 1/2% Senior Notes"). The 14 1/2% Senior Notes are secured by future revenues of the Property and inventory, equipment and accounts receivable related to the Property. The 14 1/2%
Senior Notes are general obligations and rank senior in right of payment to all existing and future subordinated indebtedness and equal in right of payment with all existing and future senior indebtedness. As of December 31, 2002, the Authority's senior indebtedness consisted solely of these notes. However, the Authority intends to incur senior secured indebtedness to finance the acquisition of furniture, fixtures and equipment, including gaming devices. The 14 1/2% Senior Notes are redeemable, in whole or in part, at the Authority's option at any time on or after October 1, 2006 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:


Year                                                               Percentage

2006                                                               113.000 %
2007                                                               108.667 %
2008                                                               104.333 %
2009 and thereafter                                                100.000 %


         The Authority issued the 14 1/2% Senior Notes under an indenture between the Authority, the Tribe and a trustee. The indenture, among other things, restricts the ability of the Authority to incur or refinance debt, distribute funds to the Tribe, make investments, loans or advances, engage in other businesses, make restricted payments, use assets as security in other transactions, or enter into transactions with affiliates. The Authority is using a substantial part of the proceeds from the 14 1/2% Senior Notes to construct the Project and to pay the first three interest payments on the 14 1/2% Senior Notes. The proceeds were also used to pay other transaction fees and costs.

         16.75% Senior Subordinated Pay-In-Kind Notes with Contingent Interest--On October 8, 2002, the Authority issued $14.8 million of 16.75% Senior Subordinated Pay-In-Kind Notes due 2009 (the "16.75% Senior Sub PIK Notes"). The 16.75% Senior Sub PIK Notes are general unsecured obligations of the Authority and are subordinated in right of payment to all existing and future senior debt, including the 14 1/2% Senior Notes, and rank senior in right of payment to all existing and future subordinated debt, including the subordinated PIK notes. The 16.75% Senior Sub PIK Notes will accrue fixed interest at the rate of 16.75% per annum, will accrue contingent interest on up to $50.0 million of net revenues at a rate of 3.0% of net revenues per annum, and will mature on September 15, 2009. Contingent interest shall accrue following the opening of the Project and will be based upon net revenues. The Authority will not pay interest in cash on the 16.75% Senior Sub PIK Notes (except with respect to certain tax amounts) until certain financial tests have been met. Fixed interest on the 16.75% Senior Sub PIK Notes is payable semiannually on each April 1 and October 1 through maturity. The 16.75% Senior Sub PIK Notes are redeemable, in whole or in part, at the Authority's option at any time on or after October 1, 2006 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:


Year                                                               Percentage

2006                                                                108.375 %
2007                                                                104.188 %
2008 and thereafter                                                 100.000 %


         The Authority issued the 16.75% Senior Sub PIK Notes under an indenture between the Authority, the Tribe and a trustee. The indenture contains covenants which restricts the Authority's ability to, among other things, incur or refinance debt, make distributions to the Tribe, its members or related parties, make investments, loans or advances, engage in other businesses, make restricted payments, use assets as security in other transactions with affiliates. The Authority is using a substantial part of the proceeds from the 16.75% Senior Sub PIK Notes to construct the Project. The remaining portion of the proceeds were used to repay a portion of principal and all interest accrued and payable on the Cascade loans.

         17% Subordinated Pay-In-Kind Notes with Contingent Interest--On October 8, 2002, the Authority issued $12.0 million of 17% Subordinated Pay-In-Kind Notes due 2009 (the "17% Sub PIK Notes"). The 17% Sub PIK Notes are general unsecured obligations of the Authority and are subordinated in right of payment to all existing and future senior debt, including the 14 1/2% Senior Notes, and are subordinated in right of payment to all existing and future senior subordinated debt, including the 16.75% Senior Sub PIK Notes. The 17% Sub PIK Notes will accrue fixed interest at the rate of 17% per annum, will accrue contingent interest on up to $50.0 million of net revenues at a rate of 11.0% of net revenues per annum in the same manner as the 16.75% Senior Sub PIK Notes and will mature on September 15, 2009. The Authority will not pay interest in cash on the 17% Sub PIK Notes (except with respect to certain tax amounts) until certain financial tests have been met. Fixed interest on the 17% Sub PIK Notes is payable semiannually on each April 1 and October 1 through maturity. The 17% Sub PIK Notes are redeemable, in whole or in part, at the Authority's option at any time on or after October 1, 2006 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:


Year                                                               Percentage

2006                                                                108.500 %
2007                                                                104.250 %
2008 and thereafter                                                 100.000 %


         The Authority issued the 17% Sub PIK Notes under an indenture between the Authority, the Tribe and a trustee. The indenture contains covenants which restricts the Authority's ability to, among other things, incur or refinance debt, make distributions to the Tribe, its members or related parties, make investments, loans or advances, engage in other businesses, make restricted payments, use assets as security in other transactions, or enter into transactions with affiliates. The Authority used the proceeds from the 17% Sub PIK Notes to repay the loans payable to Cascade.

         Other--Pursuant to a letter of credit drawdown agreement, Credit Provider Group, LLC has agreed to lend the Authority up to $15.0 million under an irrevocable letter of credit, which may be drawn on from time to time, in order to facilitate the opening of the Project on or prior to 21 months from the issue date of the notes. Following the opening of the Project, the amount of the letter of credit will be reduced to the lesser of (i) the amount available on the letter of credit on the opening date and (ii) $10.0 million available to draw on via a letter of credit. As of December 31, 2002, there were no amounts drawn down under the letter of credit.


7.    GAMING DEVICE LICENSE FEES

         The tribal-state gaming compacts created the Revenue Sharing Trust Fund, which requires that tribes that acquire licenses to operate more than 350 gaming devices after September 1, 1999 pay gaming device fees to the State of California. The State of California then deposits those fees into a revenue sharing trust fund and allocates the fees in an equal distribution among all California tribes operating fewer than 350 gaming devices. While the compacts expect this fund will provide for annual distributions to California tribes that operate fewer than 350 gaming devices, the revenue sharing funds are not guaranteed, and there is no requirement that any tribe or other party compensate for any shortfall in distributions.

         The tribal-state gaming compacts require tribes operating 350 or more gaming devices to pay two fees into the Revenue Sharing Trust Fund: (1) a one-time pre-payment license fee for each gaming device licensed over 350; and
(2) a fee assessed each calendar quarter to maintain each gaming device license over 350. The Tribe has obtained licenses to operate a total of 1,800 gaming devices. Because the Tribe did not have any existing gaming devices when the compact was signed, it is permitted to operate 350 gaming devices, which are not subject to the licensing process. Therefore, in order to permit the Tribe to operate 1,600 gaming devices, the Tribe was required to make the one-time pre-payment fee for an additional 1,250 gaming device licenses. The one-time pre-payment fee of $1,250 per license ($1,562,500 in aggrega]te) was paid on May 8, 2000.

         On September 5, 2002, the Tribe was awarded an additional 200 gaming device licenses in a draw conducted by the California Gambling Control Commission. The Tribe paid a one-time pre-payment fee of $1,250 per license ($250,000 in aggregate) on September 5, 2002.

         The Tribe must also pay an annual fee (on a quarterly basis) into the Revenue Sharing Trust Fund to maintain its 1,450 gaming device licenses. The quarterly fee is based on a graduated scale and equals $2.2 million annually.

8.    COMMITMENTS AND CONTINGENCIES

         Gaming Device Licenses--Under the Tribe's tribal-state gaming compact (the "Compact"), the Tribe must receive a gaming license for each gaming device it operates. The Compact permits the Tribe to receive licenses for up to 2,000 gaming devices and automatically permits the Tribe to operate up to 350 gaming devices. The Compact establishes a complex system under which drawings for licenses are to be held and license fees are to be paid into a revenue sharing trust fund established by the State of California. The Compact also provides that a license shall be canceled if the gaming device authorized by the license is not in commercial operation within 12 months of issuance of the license. However, the Compact does not state which entity is to conduct the gaming device license drawings, which entity is empowered to issue or to cancel licenses, when the licenses are deemed issued, what constitutes commercial operation of gaming devices or what procedure, if any, is involved in cancellation.

         In May 2000, the California Nations Indian Gaming Association organized a procedure to allocate the pool of gaming device licenses among California tribes that had executed compacts. The Tribe participated in the first drawing conducted by a certified public accounting firm on May 15, 2000. At the conclusion of that drawing, the Tribe was notified that it had received the number of licenses it sought: 1,250 additional licenses for gaming devices in excess of the automatically authorized 350 gaming devices.

         Following the May 15, 2000 drawing, the California Attorney General asserted that only the California Gambling Control Commission has the authority to issue gaming device licenses under the compacts. The California Gaming Commission has informed the Authority that its gaming device licenses became effective on June 26, 2002 for these purposes and therefore its gaming devices must be in commercial operation by June 25, 2003. However, certain officials of other tribes that have signed similar compacts with the State of California have questioned whether licenses drawn on May 15, 2000 remain valid after May 14, 2001 if the tribes to which they were issued (which includes the Tribe) did not have the gaming devices in commercial operation at that time. In addition, certain California tribes have disputed the assertion that the California Gambling Control Commission is the proper entity to issue gaming device licenses under the compacts.

         In the event the licenses issued by the California Gambling Control Commission are held invalid, or if the date of issuance of such licenses is deemed to be earlier than the date of the notice to the Authority, the Authority could be prevented from operating gaming devices. Failure to complete the casino on schedule could cause the Authority to have its gaming device licenses canceled because the tribal-state gaming compact requires that licensed gaming devices be in commercial operation within one year from the date of the grant of such licenses. The California Gambling Control Commission has informed the Authority that 1,250 of the Tribe's gaming device licenses became effective on June 26, 2002 for this purpose, and therefore, those gaming devices must be in commercial operation by June 25, 2003. An additional 200 gaming devices must be in commercial operation by September 4, 2003. Due to the time of the financing of the construction and the conditions on the gaming device licenses established by the tribal-state gaming compact, the Authority will likely be required to place 1,250 gaming devices in commercial operation prior to the date construction of the facility as a whole is completed. The Authority will have the ability to prioritize the construction of the Events Center, which will be designed to house those gaming devices if it becomes necessary to place them in commercial operation prior to opening the facility. However, the Authority cannot ensure that such use of the Events Center will satisfy the commercial operation condition of the tribal-state gaming compact. The Authority's gaming device licenses may not be valid, or if valid and the Authority does not commence gaming operations by June 25, 2003, a significant number of its licenses may be canceled and the Authority may not be able to obtain replacement licenses. Under certain circumstances, the Authority has agreed to delay certain non-gaming elements of the project and to accelerate construction of the casino. Although the Authority allocated $2.5 million of the proceeds of the notes to cover the cost of accelerating the construction of the casino or constructing a temporary facility, the Authority may incur additional construction and other unbudgeted costs.

         Development and Management Agreements--The Authority has entered into a development agreement and a management agreement with Cascade. Cascade is responsible for managing the design, development, construction, staffing, pre-opening and ongoing operations of the Project, as well as assisting in the regulatory approval process for the facility.

         The Tribe, the Authority and Cascade entered into an Amended and Restated Development Agreement, dated June 19, 2001, as amended, providing for the management of the development, design, furnishing, equipping and construction of the Project by Cascade on behalf of the Tribe and the Authority. In connection with services rendered under the development agreement, Cascade shall receive a development fee in the amount of 4% of the total cost of developing the Project, not to exceed $4,500,000, which cost shall be defined in budgets approved by the Authority pursuant to the terms of the development agreement.

         To provide for the management of the Project, the Tribe, the Authority and Cascade have entered into a Second Amended and Restated Management Agreement, dated July 16, 2002, pursuant to which the Tribe and the Authority have retained and engaged Cascade, and granted Cascade the exclusive right and obligation, to develop, operate, manage and maintain the Project and to train members of the Tribe and others in the operation and maintenance of the Project. The term of the management agreement is seven years commencing upon the date that the Project opens to the public.

         The management agreement provides that there are a number of conditions precedent to its effectiveness, all of which have been met, including:

         o approval by the Chairperson of the National Indian Gaming Commission ("NIGC") of the management agreement (which was received on July 25, 2002);

         o the satisfactory completion of all necessary feasibility studies necessary for the development, construction and operation of the Property;

         o receipt of all applicable licenses for or related to the development, construction or management of the Property;

         o approval by the Tribe, the State of California and the NIGC with respect to the background investigations of Cascade and its officers; and

         o receipt by Cascade of the Authority's approval of all plans and specifications related to the Property.

         The management agreement provides that Cascade is entitled to a management fee equal to 30% of the net revenues (as defined in 25 CFR 502.16) of the Project, less any interest on bank accounts, less 70% of all contingent interest payable under the notes, provided that the aggregate amount of all past and present management fees and the development fee to be paid to Cascade may not exceed in total 30% of the aggregate net revenues (as defined in 25 CFR 502.16) of the Project plus all contingent interest payable under the notes.

         Construction Manager Agreement--The Authority has entered into a construction management agreement with Walton, dated July 26, 2002, providing for the construction of a portion of the Property by Walton. Under the construction manager agreement, Walton will act as the construction manager and be responsible for various pre-construction and construction requirements with respect to completion of the Property. All work other than the general conditions work (as defined below) will be performed under subcontracts or by other appropriate agreements with Walton except to the extent Walton submits a bid for such work and Cascade approves such bid.

         Walton has agreed to substantially complete construction of the Property (except for certain portions of the hotel) on or before June 25, 2003 and to perform its work in accordance with an approved schedule, including various milestone dates set forth therein. If substantial completion of the casino is not achieved by June 25, 2003, Walton will pay $17,500 to the Authority as liquidated damages for each day substantial completion is delayed beyond such date. If substantial completion of the hotel is not achieved by August 22, 2003, Walton will pay $5,000 for each day substantial completion is delayed beyond such date. In addition, the Authority has the right to terminate the construction manager agreement with Walton at that time. If substantial completion is achieved on or before June 25, 2003, the Authority will pay $10,000 to Walton for each day of early delivery as an early completion bonus. The date for achieving substantial completion will be extended by a reasonable time if Walton's performance of its obligations is materially delayed by any act or neglect on the Authority's part, or the architect, or an employee of either the Authority or the architect, or of a separate contractor employed by the Authority, or by changes ordered in Walton's obligations or by certain other events that are beyond the control of Walton or any of its subcontractors.

         Subject to a "guaranteed maximum price" of $71.0 million, Walton has agreed to complete its portion of the work for the "contract sum," which equals the sum of (1) the reasonable and necessary costs of all material and labor properly incurred by Walton, in good faith, in the proper performance of the work, collectively referred to as the "cost of the work," and (2) $5.2 million referred to as the "construction manager's fees," which compensates Walton for its profit and overhead and for all costs of performing certain administrative and support services ("general condition work"). Upon final completion, if the contract sum is less than the guaranteed maximum price (excluding amounts reserved as a contingency), then 80% of such savings will be retained by us, with the remainder payable to Walton concurrently with receipt of final payment.

         The guaranteed maximum price is subject to adjustment in the event changes approved by the Authority and Cascade are made to the construction plans or specifications. As the construction plans and specifications are not complete, some modifications to the guaranteed maximum price may be required as such plans and specifications are completed. In addition, if a change order represents (1) a material increase in the scope of the Property, (2) an increase in the construction budget that directly results in additional supervisory expense to Walton in excess of 6% of the total budgeted amount or
(3) an increase in the square footage of the Property by more than 3%, then the guaranteed maximum price may also be adjusted in the manner provided for in the construction manager agreement to account for additional overhead and costs of Walton in lieu of an increase in the construction manager's fees. In addition, if the Authority, the architect or any of the Authority's separate contractors suspends, delays or interrupts work that is later recommenced, then the guaranteed maximum price will be adjusted for increases in the cost and time of performing such obligations that is caused by such circumstances.

         The Authority may terminate the construction manager agreement for cause if Walton substantially breaches its obligations under the construction manager agreement or certain other events occur. Walton may stop its work if certain events occur, including our failure to pay amounts owing to Walton when due. Walton may terminate the construction manager agreement if the work is stopped for a period of 60 consecutive days through no act or fault of its own or its subcontractors.

         Cascade has express authority to bind the Authority under the contract documents with respect to all matters requiring its approval or authorization (other than change orders and amendments or modifications to the construction manager agreement itself).

         On September 23, 2002, Cascade and Walton entered into a letter agreement pursuant to which they agreed and the Authority approved, among other things, to cause a change order to be executed in order to extend the completion date of the hotel portion of the Property only to August 22, 2003; provided that the lobby and lower level of the hotel and all exteriors visible to the public must be completed no later than June 25, 2003 and that at least one floor of the hotel must be delivered by July 21, 2003. In addition, Cascade and Walton agreed that if delays are the result of the failure of Cascade or the Authority to fulfill certain obligations under the letter agreement, Walton shall be entitled to $10,000 for each day of such delay. Finally, Walton shall be entitled to receive a bonus of $250,000 should all portions of the Property required to be substantially completed before June 25, 2003 are substantially completed on or before June 25, 2003.

         Cash Accumulation Account Contribution Agreement--The Authority has entered into a Cash Accumulation Account Contribution Agreement with Cascade, the Tribe, the disbursement agent and the trustee. Pursuant to this agreement, Cascade has agreed to deposit a portion of its management fees and development fees that are payable to it pursuant to the management agreement and the development agreement, respectively, into a manager security account for the benefit of the holders of the notes. These funds, less any amounts utilized to pay the taxes and expenses of Cascade, will be available to fund any shortfalls in the $3.0 million per quarter that the Authority is required to contribute to the cash accumulation account for the benefit of the holders of the notes following the opening of the Property. Such funds will be released once certain conditions relating to financial performance of the casino, among others, are met.

         Cash Collateral and Disbursement Agreement--Pursuant to the Cash Collateral and Disbursement Agreement entered into among the disbursement agent, the trustee, the independent construction consultant, the Authority and the Tribe, the net proceeds of the financing transactions were placed into a construction disbursement account and an interest reserve account, to be disbursed by a disbursement agent pursuant to the Cash Collateral and Disbursement Agreement.

         Approximately $32.6 million of the net proceeds of the financing transactions were deposited into an interest reserve account. Funds in this account will be invested in securities by the disbursement agent as directed by the trustee from time to time. Funds and other assets held in the interest reserve account have been pledged to the trustee for the benefit of itself and the holders of notes. These funds will be used for payments of interest on the notes during the construction period in accordance with the indenture.

         Approximately $111.4 million of the net proceeds of the Financing Transactions were deposited into a construction disbursement account and will be used to fund the development, construction and opening of the Property. All such funds are held in the construction disbursement account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed in accordance with the Cash Collateral and Disbursement Agreement.

         Subject to certain exceptions, the disbursement agent will disburse funds from the construction disbursement account only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement. The Cash Collateral and Disbursement Agreement will permit advance disbursements from the construction disbursement account up to $2.5 million in the aggregate outstanding at any time, subject to certain conditions.

         The Cash Collateral and Disbursement Agreement provides that the construction budget may be amended only upon the satisfaction of certain conditions set forth in the Cash Collateral and Disbursement Agreement. In addition, construction line items in the construction budget may only be increased if the funds for such increase are made available in the construction budget from certain specified sources, provided that the line item established for "finishes" in the construction budget may not be reduced by more than 35%. The Authority has also agreed to cure any anticipated cost overrun during the construction of the Project using funds from certain specified sources and to provide certain certifications from time to time regarding project costs.

         Pursuant to the Cash Collateral and Disbursement Agreement, once the disbursement agent receives an officer's certificate from the Authority, Cascade and the independent construction consultant confirming that (1) the Project has been operating uninterrupted for at least 30 days prior to the date of certification, (2) all amounts required to be paid to the contractors in connection with the Project have been paid, and (3) that there are no mechanic's liens or other liens filed against the Project, then the disbursement agent will disburse all remaining funds in the interest reserve account and the construction disbursement account, if any, to the account specified by the Authority.

         Minimum Guaranteed Monthly Payment--Within 21 days after the end of each calendar month, Cascade is required to calculate and report to the Authority the gross revenues, operating expenses and net revenues of the Property for the previous month's operations and the year's operations to date. Payment is required to be made to the Tribe from net revenues of the Property, or, if insufficient, from Cascade's own funds, a minimum guaranteed monthly payment of not less than $100,000 per month during the term of the management agreement, which minimum guaranteed monthly payment has priority over the management fee to be paid to Cascade and payment due on the notes. In the event that net revenues for any given month are less than the minimum guaranteed monthly payment of

$100,000 Cascade will be required to fund any deficiency from its own funds. Minimum guaranteed monthly payments shall be made for any month during which any gaming is conducted, even if only for part of a month but will be reduced pro rata in proportion to the portion of the month in which gaming does not occur. No minimum guaranteed monthly payment will be required to be made for any month during which gaming at the Property is suspended or terminated for the full month.

9.       SUBSEQUENT EVENTS

         On March 25, 2003, the Authority executed an engagement letter with PDS Gaming Corporation in connection with obtaining the furniture, fixtures and equipment financing. The Authority and Cascade are presently negotiating the terms of the final financing agreement.

         Pursuant to the terms of the Development Agreement, Cascade is responsible for managing the design, development, construction, staffing, equipping, opening and ongoing operation of the Chukchansi Gold Resort & Casino, subject, in certain cases, to the approval of the Authority, as well as assisting in the regulatory approval process for the facility. Further, Cascade is responsible for construction administration during the construction phase of the project. In this capacity, Cascade, on behalf of the Authority, and Walton negotiated a "guaranteed maximum price" contract of $71 million, which is subject to the terms and conditions of that agreement.

         Walton has recently advised Cascade that construction expenses payable in connection with the construction manager agreement have increased by approximately $13 million over the guaranteed maximum price and the Authority Budget. The construction manager agreement contained a "guaranteed maximum price," but Walton has asserted that the Authority is responsible for a portion, if not all, of the construction cost overruns. Walton has requested a change order, which would eliminate or modify the guaranteed maximum price under the construction manager agreement in exchange for a reduction in the fees payable to Walton and other concessions.

         Cascade, on behalf of the Authority, is currently in discussions with Walton to evaluate the claims made by Walton and to determine an appropriate course of action to resolve this problem. Cascade has advised the Authority, however, that in order to ensure that the gaming operations are open by June 25, 2003, the Authority will probably need to reduce costs in other aspects of development and to draw upon funds set aside for contingencies and the Letter of Credit to cover these costs overruns, rather than rely on Walton to cover these costs. Currently there is $5 million remaining available from funds set aside for contingencies and $15 million available under the Letter of Credit. Cost reductions will be accomplished, in part, by leasing certain equipment under operating leases, rather than purchasing such equipment. Cascade, in its capacity as development manager, has advised the Authority that it believes that there are sufficient funds available to complete construction of the Chukchansi Gold Resort & Casino and that the casino will be open to the public by June 25, 2003. To the extent these changes result in an increase in the construction budget for the Chukchansi Gold Resort & Casino, an increase in operating costs of the casino and/or a delay in construction it could have a material adverse effect on the Authority's ability to fulfill its payment obligations under the notes.

         A dispute has arisen between the Authority and Cascade with respect to a proposed operating budget and annual plan which is required to be prepared by Cascade and approved by the Authority. The Authority and its board of directors expect to incur expenses related to the performance of the Authority's oversight duties in connection with the Authority's ownership of the Chukchansi Gold Resort & Casino. These duties include due diligence responsibilities in connection with SEC filings, investor reporting, review and execution of all documentation and all management and oversight duties normally reserved to a board of directors. The Authority submitted a proposed budget for the costs which the Authority's board of directors expects to incur on an ongoing basis. Cascade has maintained that, although funds are available to pay for all of these expenses pursuant to the indenture, these expenses would not be properly characterized as "operating expenses" under the management agreement, and as such would not reduce the amount of management fees payable to Cascade. This characterization would result in the need to create a separate calculation of "net income" for purposes of the management agreement, and another calculation of "net income" for purposes of the indenture. The Authority intends to vigorously pursue its claim to have these items included as operating expenses. It is possible that the Tribal Gaming Commission will independently review this matter. If the Tribal Gaming Commission imposes any fine on or withholds any license from Cascade, such action may adversely effect Cascade's ability or willingness to continue to manage the project, which in turn would have a materially adverse effect on the operation of the Chukchansi Gold Resort & Casino. This dispute and the actions taken may, in some cases result in a default under the senior notes and litigation between the Authority and Cascade.



                   CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY
 (An Unincorporated Enterprise of the Picayune Rancheria of Chukchansi Indians)
                       (A Development Stage Enterprise)

                                BALANCE SHEETS

                     MARCH 31, 2003 AND DECEMBER 31, 2002
                                 (unaudited)

                                                                            March 31,     December 31,
                                       ASSETS                                  2003           2002
                                       ------                             ------------   ------------
Current Assets
      Cash and cash equivalents.......................................... $  2,129,625    $   579,065
      Restricted cash (Note 2)...........................................   37,047,750     38,516,987
      Accounts receivable................................................        1,091         26,024
                                                                          ------------   ------------
            Total current assets.........................................   39,178,466     39,122,076
                                                                          ------------   ------------
Restricted cash (Note 2) ................................................   64,905,653     90,652,147
                                                                          ------------   ------------

Property
      Land...............................................................    2,178,518      2,178,518
      Construction in progress...........................................   66,407,245     25,960,419
                                                                          ------------   ------------
                                                                            68,585,763     28,138,937
                                                                          ------------   ------------
Debt issuance costs--Net (Note 3) .......................................    7,960,489      8,022,992
Deposit..................................................................       39,701             --
                                                                          ------------   ------------
Total.................................................................... $180,670,072   $165,936,152
                                                                          ============   ============

                          LIABILITIES AND ACCUMULATED DEFICIT
                          -----------------------------------

Current Liabilities
      Accounts payable.................................................... $17,939,307     $4,153,734
      Interest payable (Note 5)...........................................  10,661,125      5,114,874
                                                                          ------------   ------------
            Total current liabilities.....................................  28,600,432      9,268,608
                                                                          ------------   ------------
Long-term liabilities:
      Senior notes payable (Note 5)....................................... 140,509,691    140,233,986
      Pay-in-kind notes (Note 5) .........................................  29,001,457     27,870,552
                                                                          ------------   ------------
            Total long-term liabilities................................... 169,511,148    168,104,538
                                                                          ------------   ------------
            Total liabilities............................................. 198,111,580    177,373,146
                                                                          ------------   ------------
Commitments and contingencies (Note 7)

Deficit accumulated during the development stage (Note 4)................. (17,441,508)    (11,436,994)
                                                                          ------------   -------------
Total liabilities and accumulated deficit................................ $180,670,072   $ 165,936,152
                                                                          ============   =============




                See accompanying notes to financial statements.



                   CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY
 (An Unincorporated Enterprise of the Picayune Rancheria of Chukchansi Indians)
                       (A Development Stage Enterprise)

               STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                  (unaudited)

                                                                                    Cumulative Period
                                                                                   from June 15, 2001
                                                                                    (commencement of
                                                    THREE MONTHS ENDED MARCH 31,   operations) through
                                                     2003                2002         March 31, 2003
                                                     ----                ----      -------------------

Operating expenses
      Gaming device license fees ................ $   551,250      $   333,750          $ 4,343,220
      General and administrative ................     680,795           53,385            2,029,196
                                                   ----------         ---------         -----------
            Total operating expenses ............   1,232,045          387,135            6,372,416
                                                   ----------         ---------         -----------
Loss from operations                               (1,232,045)        (387,135)          (6,372,416)
Other income (expense) ..........................
      Interest income, other ....................     534,546               --              753,506
      Interest expense ..........................  (5,307,015)         (32,182)         (11,822,598)
                                                   ----------         ---------         ------------
            Total other expense .................  (4,772,469)         (32,182)         (11,069,092)
                                                   ----------         ---------         ------------
Net loss ........................................  (6,004,514)        (419,317)         (17,441,508)
                                                   ----------         ---------         ------------
Accumulated deficit, beginning of period ........ (11,436,994)      (3,197,759)                   --
                                                   ----------        ----------         ------------
Accumulated deficit, end of period ............. $(17,441,508)     $(3,617,076)        $(17,441,508)
                                                 ============      ============        =============



                See accompanying notes to financial statements.



                   CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY
 (An Unincorporated Enterprise of the Picayune Rancheria of Chukchansi Indians)
                       (A Development Stage Enterprise)

                           STATEMENTS OF CASH FLOWS

                                  (unaudited)


                                                                                                                 Cumulative Period
                                                                                      THREE MONTHS ENDED        from June 15, 2001
                                                                                            MARCH 31,            (commencement of
                                                                                                                operations) through
                                                                                     2003             2002       March 31, 2003
                                                                                     ----             ----       --------------
Cash flows from operating activities
Net loss.......................................................................   $(6,004,514)      $(419,317)    $(17,441,508)
Adjustments to reconcile net loss to net cash used in operating activities:
       Accumulated expenses transferred in.....................................            --              --        2,263,040
       Amortization of debt issuance costs.....................................        62,503              --          360,918
       Amortization of original issue discount.................................       275,706              --          551,412
       Accrued interest........................................................     6,677,156              --       12,597,282
       (Decrease) Increase in cash resulting from changes in:
              Accounts receivable..............................................        24,933              --           (1,091)
              Prepaid expenses.................................................            --              --          118,688
              Accounts payable and accrued expenses............................       118,927         292,918         (308,239)
              Interest payable.................................................            --         126,399          991,012
                                                                                  ------------       ---------     ------------
                    Net cash provided by (used in) operating activities........     1,154,711              --         (868,486)
                                                                                  ------------       ---------     ------------
Cash flows from non-capital financing activities
Cash flows from capital and related financing activities
Proceeds from senior notes payable.............................................            --              --       139,958,280
Proceeds from PIK notes payable................................................            --              --        11,000,000
Cash paid for debt issuance costs..............................................            --              --        (7,654,143)
                                                                                  ------------       ---------     ------------
                  Net cash provided by capital and related financing
                      activities...............................................            --              --       143,304,137
                                                                                  ------------       ---------     ------------
Cash flows from investing activities
Purchase of construction in progress...........................................   (26,780,181)             --       (38,308,885)
Purchase of land...............................................................            --              --            (4,037)
Amounts (placed in) withdrawn from restricted cash in escrow...................    27,176,030              --      (101,993,104)
                                                                                  ------------       ---------     ------------
                  Net cash provided by (used in) investing activities..........       395,849             --       (140,306,026)
                                                                                  ------------       ---------     ------------
Increase in cash and cash equivalents..........................................     1,550,560              --         2,129,625
Cash and cash equivalents, beginning of period.................................       579,065              --                --
                                                                                  ------------       ---------     ------------
Cash and cash equivalents, end of period.......................................   $ 2,129,625          $   --       $ 2,129,625
                                                                                  ============       =========     ============

                                      See accompanying notes to financial statements.

                   CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY
 (An Unincorporated Enterprise of the Picayune Rancheria of Chukchansi Indians)
                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS
                                  (unaudited)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES AND PRACTICES

         Basis of Presentation--The accompanying unaudited financial statements of the Authority have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information from the accounts and financial transactions of the Authority. Accordingly, they do not present the financial position or the results of operations of the Tribe as a whole. In the opinion of management, all adjustments and normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. The interim financial statements and notes thereto should be read in conjunction with the Authority's audited financial statements and notes thereto for the year ended December 31, 2002.

         As a component unit of a governmental entity, the Authority follows applicable pronouncements of the Governmental Accounting Standards Board ("GASB"). As allowed by GASB Statement No. 20, Accounting and Financial Reporting for Proprietary Funds and other Governmental Entities That Use Proprietary Fund Accounting, the Authority has elected to apply the provisions of all relevant pronouncements of the Financial Accounting Standards Board ("FASB"), including those issued after November 30, 1989, unless they conflict with GASB pronouncements.

         Form of Organization, Basis of Accounting and Description of Business--Chukchansi Economic Development Authority (the "Authority") is a development stage enterprise established by ordinance of the Picayune Rancheria of Chukchansi Indians (the "Tribe"), a federally recognized Indian tribe, on June 15, 2001 as a body corporate and politic and instrumentality of the Tribe. The Tribe amended the ordinance to define the Authority as a wholly owned unincorporated enterprise of the Tribe. The Authority was formed solely to own certain casino gaming property, the Chukchansi Gold Resort & Casino (the "Property" or the "Project"), currently under development. In connection with the establishment of the Authority on June 15, 2001, the Tribe transferred certain assets totaling $5,178,826, liabilities totaling $7,441,866 and expenses totaling $2,263,040 to the Authority.

         The Tribe and the Authority have engaged Cascade Entertainment Group, LLC ("Cascade") to manage all aspects of the development process of the Property, which includes: obtaining regulatory approvals; obtaining funding; master planning; design and engineering; construction; interior and exterior decor; furniture, fixtures and equipment procurement; staffing and training; and all other pre-opening activities. Cascade is also to prepare all necessary budgets, financial projections, schedules, design concepts, final plans, staffing and training strategies, and any other required components of the development process for the Tribe's review and approval.

         Cascade has also been hired as the manager of the Project once opened. Upon commencement of operations of the Property, Cascade shall conduct and direct all business affairs in connection with the day-to-day operation, management and maintenance of the Property.

         Going Concern Matters--As of March 31, 2003, the Authority has expended $68.6 million on land and construction in progress. These funds were obtained from Cascade through proceeds from a private placement offering and issuance of subordinated pay-in-kind ("PIK") notes (see Note 5). The Authority plans to use the net proceeds received from the issuance of the senior notes, together with the net proceeds from the issuance of the senior subordinated PIK notes, approximately $20.0 million in financing to acquire furniture, fixtures and equipment, including gaming devices, and a letter of credit (see Note 5) to provide the remaining funds that the Authority estimates is needed to design, develop, construct, equip and open the Property, including financing costs, the costs of constructing a temporary facility for gaming devices, if necessary, and certain legal and other advisory fees. Construction of the casino portion of the Property is scheduled to be completed in June 2003.

         The funds provided by the sources described above are expected to be, but there can be no assurance that they will be, sufficient to design, develop, construct and commence operations of the Property, assuming there are no unexpected delay costs or construction cost overruns (see Note 7).

         Following the commencement of operations of the Property, the Authority expects to fund operations, capital requirements and required cash collateral reserve amounts from operating cash flows. Cascade will manage the operations of the Property pursuant to a management agreement. Under the terms of the management agreement, the Authority will pay Cascade a management fee pursuant to the Second Amended and Restated Management Agreement dated July 16, 2002 (the "Management Agreement"). In addition, the Authority will reimburse Cascade for certain out-of-pocket expenses incurred in connection with services provided under the Management Agreement. The Authority intends to establish initial working capital reserves to provide for reasonably anticipated short-term liquidity needs. Additionally, in order to support the obligations under the notes, Cascade has agreed to deposit a portion of its management fees (after deducting certain expenses and tax liabilities) in a separate collateral account until the Project meets certain financial tests and performance criteria (see
Note 7). Other than with respect to these management fees, Cascade has not agreed to support or be liable for the Authority's obligations under the notes.

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Authority has, at March 31, 2003, incurred substantial losses, and although management believes it has raised capital to construct its casino project, the fast-track nature of the project and construction risks inherent in same may make it unable to complete the project on time and on budget. Once open, the Project must generate sufficient revenue to cover operating expenses and debt service costs. These factors raise substantial doubt about the ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Authority be unable to continue in existence.

         Significant Accounting Policies--The Authority prepares its financial statements in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"). Significant accounting policies are as follows:

       Cash and Cash Equivalents--The Authority considers all highly liquid financial instruments with a maturity of three months or less at the time of purchase to be cash equivalents. These include institutional money market funds.

       Restricted Cash--Restricted cash represents investments in money market accounts and treasury securities. These investments are accounted for under GASB Statement 31, Accounting and Financial Reporting for Certain Investments and for External Investment Pools, ("GASB No. 31"). Under GASB No. 31, investments with maturities in excess of one year are recorded at fair value while investments with maturities of less than one year may be recorded at fair value or amortized cost. Management believes that amortized cost approximates fair value.

         Construction in Progress--Construction in progress is stated at cost and represents (i) pre-development costs consisting of legal, architectural, engineering fees, interest and related costs for environmental and regulatory approvals and (ii) construction and equipment costs incurred to date. During the period of development and construction necessary to prepare the property for its intended use, interest will be capitalized on all qualifying expenditures. These assets will be placed in service when the Project opens. Depreciation will commence at that time and will be provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives expected to range from three to forty years using the straight-line method.

         Income Taxes--The Authority is a wholly owned unincorporated enterprise of the Picayune Rancheria of Chukchansi Indians, a federally recognized sovereign Indian tribe, which is exempt from federal and state income taxes. Therefore, no provision for income taxes has been made in the accompanying financial statements.

         Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. The most significant accounting estimates inherent in the preparation of Authority's financial statements include estimates associated with management's evaluation of the recoverability of certain assets. On an ongoing basis, the Authority evaluates its estimates and assumptions based upon historical experience and other factors and circumstances. Management believes that its estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates under different conditions.

         Impairment of Long-Lived Assets--The Authority reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset, undiscounted and without interest. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

         Recently Issued Accounting Standards--In June 1999, GASB issued Statement No. 34, Basic Financial Statements - and Management's Discussion and Analysis - for State and Local Governments, which becomes effective for fiscal year ending December 31, 2004. The statement modifies the reporting requirements for basic financial statements and the required supplementary information for general purpose governments. In June 2001, GASB also issued Statement No. 37, Basic Financial Statements - and Management's Discussion and Analysis - for State and Local Governments: Omnibus and Statement No. 38, Certain Financial Statement Note Disclosures. These also become effective for the fiscal year ending December 31, 2004. The impact of adoption of these statements on the financial statements of the Tribe has not yet been determined.

         In June 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 143 Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation, except for certain obligations of lessees. This Statement is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material effect on the Authority's financial statements.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 is effective for transactions occurring after May 15, 2002. This Statement also amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 did not have a material effect on the Authority's financial statements.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on the Authority's financial statements.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, and interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Authority's financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 31, 2002.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in these financial statements. The adoption of SFAS No. 148 did not have a material effect on the Authority's financial statements.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. The requirements of this standard are effective for financial statements of interim or annual periods beginning after June 15, 2003. The adoption of Interpretation No. 46 is not expected to have a material effect on the Authority's financial statements.

         In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 is not expected to have a material effect on the Authority's financial statements.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on the Authority's financial statements.


2.       CASH AND RESTRICTED CASH

         The Authority maintains its operating and money market cash in two financial institutions located in California. The cash held by each financial institution is insured up to the Federal Deposit Insurance Corporation ("FDIC") insurance limit of $100,000. Although cash balances are usually in excess of the FDIC insurance limit, the Authority has not experienced any losses on uninsured balances.

         The following amounts were classified as restricted cash:

                                          March 31, 2003       December 31, 2002
                                          --------------       -----------------

Escrow account..........................   $  1,710,527           $  1,705,265
Manager security account................      3,035,391              2,425,255
Construction disbursement account.......     64,217,780             92,466,246
Interest reserve account................     32,989,705             32,572,368
                                          --------------       -----------------
   Total restricted cash................   $101,953,403           $129,169,134
                                          --------------       -----------------

Restricted cash:
   Current..............................   $ 37,047,750           $ 38,516,987
   Non-current..........................     64,905,653             90,652,147
                                          --------------       -----------------
                                           $101,953,403           $129,169,134
                                          ==============       =================


         Amounts classified as non-current include funds restricted to pay for future construction and interest on principal due after one year.

         Escrow Account--Restricted cash includes funds restricted in an escrow account for the benefit of Walton Construction ("Walton"), construction manager of the Project, and Kiewit Pacific ("Kiewit"), site work sub-contractor for the Project. Initially, the funds were deposited in order for Walton & Kiewit to start construction of the Project prior to the closing of the private placement offering (see Note 5). Under the terms of the escrow agreement, a minimum of $1.7 million is required to be held in the escrow until Kiewit's outstanding contract value is less than this amount. As soon as that event occurs, the funds in the escrow account may be used to pay Kiewit's remaining applications for payment or, under certain circumstances, may be transferred to unrestricted cash.

         Trust Accounts--Under the terms of each of the bond indentures and the cash collateral and disbursement agreement, among others, the proceeds from the private placement offering and the senior subordinated PIK notes offering were placed into restricted trust accounts subject to various requirements for disbursement. The manager security and construction disbursement accounts accrue interest at money market rates. The interest reserve account consists of purchased securities with maturity dates that coincide with the first three semiannual interest payment dates for the senior notes. These securities are recorded at amortized cost, which approximates fair market value.

         Manager Security Account--Pursuant to the Cash Accumulation Account Contribution Agreement, Cascade has agreed to deposit its development and management fees into the manager security account. These funds, less any amounts utilized to pay the taxes and expenses of Cascade, will be available to fund any shortfalls in the $3.0 million per quarter that the Authority is required to contribute to the cash accumulation account for the benefit of the holders of the notes following the opening of the Project. There is $2.3 million in this account which belongs in the construction disbursement account and will be transferred in 2003.

         Construction Disbursement Account--The net proceeds from the private placement offering and the senior subordinated PIK notes offering were deposited into a construction disbursement account and are being used to fund the development, construction and opening of the Project. All such funds are held in the construction disbursement account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed in accordance with the Cash Collateral and Disbursement Agreement.

         Interest Reserve Account--Approximately $32.6 million of the net proceeds from the private placement offering and the senior subordinated PIK notes offering were deposited into an interest reserve account. Funds in this account are invested in treasury securities by the disbursement agent, as directed by the trustee, from time to time. Funds and other assets held in the interest reserve account have been pledged to the trustee for the benefit of itself and the holders of notes. These funds will be used for first three semiannual interest payments on the senior notes.

           The Authority's restricted cash investments are categorized by level of credit risk assumed by the Authority at year end. Category 1 includes investments that are insured or registered or for which the securities are held by the Authority or its agent in the Authority's name. Category 2 includes uninsured and unregistered investments for which the securities are held by the counterparty's trust department or agent in the Authority's name. Category 3 includes uninsured and unregistered investments for which the securities are held by the counterparty's agent but not in the Authority's name. Due to their nature, money market funds are not required to be categorized. At March 31, 2003 and December 31, 2002, all treasury securities are Category 1 investments. The Authority has no investments in Categories 2 or 3.

           The amortized cost and fair value of restricted cash investments was as follows:

                                                   March 31, 2003                December 31, 2002
                                                   --------------                -----------------
                                             Cost         Fair Value           Cost           Fair Value
                                          -----------     -----------       -----------     -------------
U.S. Treasury funds...................    $78,331,453    $ 78,331,453       $94,891,501      $94,891,501
U.S.  Treasury obligations............     21,911,423      21,818,542        32,572,368       32,609,342
Money market funds....................      1,710,527       1,710,527         1,705,265        1,705,265
                                         ------------    ------------      ------------     ------------
                                         $101,953,403    $101,860,522      $129,169,134     $129,206,108
                                         ============    ============      ============     ============


3.       DEBT ISSUANCE COSTS

         Debt issuance costs consist of various types of expenditures relating to (i) putting together the financing package, including legal fees, printing and road show expenses, and (ii) placement and accounting fees related to the sale and/or exchange of the senior notes. Debt issuance costs are amortized on a straight-line basis, which approximates the interest method, over the term of the bonds sold and are recorded as interest expense. Accumulated amortization of debt issuance costs amounted to $411,538 and $298,415 as of March 31, 2003 and December 31, 2002, respectively.

4.       RELATED PARTY TRANSACTIONS

         Transfers from Affiliates--Because the Authority was not established until June 15, 2001, all Project expenditures made prior to that date were recorded by the Tribe, and were subsequently transferred to the Authority. Additionally, accumulated expenses through June 14, 2001 were also transferred to the Authority on June 15, 2001 (commencement of operations) and primarily represent expenses relating to licenses and other administrative and legal costs. The amounts transferred to the Authority by the Tribe were initially financed with a loan payable to Cascade.

         At June 15, 2001 (commencement of operations), the amounts that comprised the accumulated expenses included in the statement of operations and transferred from the Tribe were as follows:

Gaming device license fees                                       $1,450,562
Accounting fees                                                      21,583
Tribal administration costs                                         367,502
Legal and lobbying fees                                             102,148
Office expenses                                                      54,539
Travel and other expenses                                            21,615
Property taxes expense                                               27,586
Interest expense                                                    217,505
                                                                 ----------
Total accumulated expenses at June 15, 2001                      $2,263,040
                                                                 ==========

         Payments to Affiliates--Because the Authority is an enterprise of the Tribe and certain payments due to the Tribe have been funded through proceeds that the Authority has obtained via the private placement offering as well as other notes, there are payments made to the Tribe related to its gaming administration responsibilities, among other things. These payments are recorded as expenses of the Authority because they directly relate to the regulatory and administration costs of the Tribe's ownership of the Authority. These payments are expensed as a tribal gaming administration cost and amounted to $139,456 for the three months ended March 31, 2003 and with no such expense for the three months ended March 31, 2002.

5.       LOANS PAYABLE TO CASCADE AND NOTES PAYABLE

         Under the Pre-Construction Development Credit and Reimbursement Agreement and subsequent amendments ("Funding Agreements"), Cascade is required to provide the funding to the Tribe and Authority for the development of the Project. As of December 31, 2001, all funds to the Authority have been subject to the Funding Agreements that are governed by different interest rates. The initial loan bears annual interest at rates equal to the prime rate plus 2%, not to exceed 10% (7% at December 31, 2001). The subsequent loans bear annual interest at rates equal to the prime rate plus 1%, not to exceed 10% (6% at December 31, 2001).

         In October of 2002, the Authority made a private placement offering of $153.0 million of 14 1/2% senior notes due June 15, 2009. Concurrent with this offering, an additional $26.8 million of subordinated PIK notes due September 15, 2009 were issued with varying rates but similar interest payment dates. Interest on all notes is payable semiannually on April 1 and October 1. Until certain release conditions are met, the interest on the PIK notes shall accrete and be added to the principal balance of those notes. PIK notes were issued to retire the loan payable to Cascade. The Authority is using the net proceeds to construct the Project and to pay the first three interest payments on the senior notes.

         The total balance in notes payable is comprised of:

                                                                                      March 31, 2003    December 31, 2002
                                                                                      --------------    -----------------
14 1/2% Senior Notes-
  Senior notes payable, face value of $153,000,000, with semi-annual fixed interest due on April 1 and October 1, at the rate of 14 1/2%, issued at a discount with a yield to maturity of 16.7%, principal due June 15, 2009, secured by a letter of credit, certain cash collateral accounts, a pledge by
  Cascade of a portion of its management fees (until certain financial tests are met) and a pledge of certain of our other existing and future assets
  (subject to significant exceptions for furniture, fixtures, equipment and real property), net of unamortized discount of $12,490,309 and $12,766,014,
  respectively                                                                           $ 140,509,691     $ 140,233,986

16.75% Senior Subordinated Pay-In-Kind Notes with Contingent Interest-
  Senior subordinated PIK notes payable to various lenders, with semiannual fixed interest due on April 1 and October 1, at the rate of 16.75% due on principal, and contingent interest on up to $50 million of net revenues at a rate of 3.0% of net revenues per annum, due September 15, 2009, general
  unsecured obligations                                                                     14,827,605        14,827,605

17% Subordinated Pay-In-Kind Notes with Contingent Interest-Subordinated
  PIK notes payable to various lenders, with semiannual fixed  interest due on April 1 and October 1, at the rate of 17% due on principal, and contingent interest on up to $50 million of net revenues at a rate of
  11.0% of net revenues per annum, due September 15, 2009, general unsecured
  obligations                                                                               12,000,000        12,000,000

  Accrued PIK interest                                                                       2,173,852         1,042,947
                                                                                         -------------     -------------
Total notes payable                                                                      $ 169,511,148     $ 168,104,538
                                                                                         =============     =============


      14 1/2% Senior Notes--On October 8, 2002, the Authority issued $153.0 million of 14 1/2% Senior Notes due 2009 (the "14 1/2% Senior Notes"). The 14 1/2% Senior Notes are secured by future revenues of the Property and inventory, equipment and accounts receivable related to the Project. The 14 1/2% Senior Notes are general obligations and rank senior in right of payment to all existing and future subordinated indebtedness and equal in right of payment with all existing and future senior indebtedness. As of December 31, 2002, the Authority's senior indebtedness consisted solely of these notes. However, the Authority intends to incur senior secured indebtedness to finance the acquisition of furniture, fixtures and equipment, including gaming devices. The 14 1/2% Senior Notes are redeemable, in whole or in part, at the Authority's option at any time on or after October 1, 2006 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:

Year                                                       Percentage

2006                                                       113.000 %
2007                                                       108.667 %
2008                                                       104.333 %
2009 and thereafter                                        100.000 %

    The Authority issued the 14 1/2% Senior Notes under an indenture between the Authority, the Tribe and a trustee. The indenture, among other things, restricts the ability of the Authority to incur or refinance debt, distribute funds to the Tribe, make investments, loans or advances, engage in other businesses, make restricted payments, use assets as security in other transactions, or enter into transactions with affiliates. The Authority is using a substantial part of the proceeds from the 14 1/2% Senior Notes to construct the Project and to pay the first three interest payments on the 14 1/2% Senior Notes. The proceeds were also used to pay other transaction fees and costs.

      16.75% Senior Subordinated Pay-In-Kind Notes with Contingent Interest--On October 8, 2002, the Authority issued $14.8 million of 16.75% Senior Subordinated Pay-In-Kind Notes due 2009 (the "16.75% Senior Sub PIK Notes"). The 16.75% Senior Sub PIK Notes are general unsecured obligations of the Authority and are subordinated in right of payment to all existing and future senior debt, including the 14 1/2% Senior Notes, and rank senior in right of payment to all existing and future subordinated debt, including the subordinated PIK notes. The 16.75% Senior Sub PIK Notes will accrue fixed interest at the rate of 16.75% per annum, will accrue contingent interest on up to $50.0 million of net revenues at a rate of 3.0% of net revenues per annum, and will mature on September 15, 2009. Contingent interest shall accrue following the opening of the Project and will be based upon net revenues. The Authority will not pay interest in cash on the 16.75% Senior Sub PIK Notes (except with respect to certain tax amounts) until certain financial tests have been met. Fixed interest on the 16.75% Senior Sub PIK Notes is payable semiannually on each April 1 and October 1 through maturity. The 16.75% Senior Sub PIK Notes are redeemable, in whole or in part, at the Authority's option at any time on or after October 1, 2006 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:

Year                                                             Percentage
2006                                                             108.375%
2007                                                             104.188%
2008 and thereafter                                              100.000%


      The Authority issued the 16.75% Senior Sub PIK Notes under an indenture between the Authority, the Tribe and a trustee. The indenture contains covenants which restricts the Authority's ability to, among other things, incur or refinance debt, make distributions to the Tribe, its members or related parties, make investments, loans or advances, engage in other businesses, make restricted payments, use assets as security in other transactions with affiliates. The Authority is using a substantial part of the proceeds from the 16.75% Senior Sub PIK Notes to construct the Project. The remaining portion of the proceeds were used to repay a portion of principal and all interest accrued and payable on the Cascade loans.

      17% Subordinated Pay-In-Kind Notes with Contingent Interest--On
October 8, 2002, the Authority issued $12.0 million of 17% Subordinated Pay-In-Kind Notes due 2009 (the "17% Sub PIK Notes"). The 17% Sub PIK Notes are general unsecured obligations of the Authority and are subordinated in right of payment to all existing and future senior debt, including the 14 1/2% Senior Notes, and are subordinated in right of payment to all existing and future senior subordinated debt, including the 16.75% Senior Sub PIK Notes. The 17% Sub PIK Notes will accrue fixed interest at the rate of 17% per annum, will accrue contingent interest on up to $50.0 million of net revenues at a rate of 11.0% of net revenues per annum in the same manner as the 16.75% Senior Sub PIK Notes and will mature on September 15, 2009. The Authority will not pay interest in cash on the 17% Sub PIK Notes (except with respect to certain tax amounts) until certain financial tests have been met. Fixed interest on the 17% Sub PIK Notes is payable semiannually on each April 1 and October 1 through maturity. The 17% Sub PIK Notes are redeemable, in whole or in part, at the Authority's option at any time on or after October 1, 2006 at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:


Year                                                             Percentage

2006                                                             108.500 %
2007                                                             104.250 %
2008 and thereafter                                              100.000 %


      The Authority issued the 17% Sub PIK Notes under an indenture between the Authority, the Tribe and a trustee. The indenture contains covenants which restricts the Authority's ability to, among other things, incur or refinance debt, make distributions to the Tribe, its members or related parties, make investments, loans or advances, engage in other businesses, make restricted payments, use assets as security in other transactions, or enter into transactions with affiliates. The Authority used the proceeds from the 17% Sub PIK Notes to repay the loans payable to Cascade.

      Other--Pursuant to a letter of credit drawdown agreement, Credit Provider Group, LLC has agreed to lend the Authority up to $15.0 million under an irrevocable letter of credit, which may be drawn on from time to time, in order to facilitate the opening of the Project on or prior to 21 months from the issue date of the notes. Following the opening of the Project, the amount of the letter of credit will be reduced to the lesser of (i) the amount available on the letter of credit on the opening date and (ii) $10.0 million available to draw on via a letter of credit. As of December 31, 2002, there were no amounts drawn down under the letter of credit.

6.    GAMING DEVICE LICENSE FEES

      The tribal-state gaming compacts created the Revenue Sharing Trust Fund, which requires that tribes that acquire licenses to operate more than 350 gaming devices after September 1, 1999 pay gaming device fees to the State of California. The State of California then deposits those fees into a revenue sharing trust fund and allocates the fees in an equal distribution among all California tribes operating fewer than 350 gaming devices. While the compacts expect this fund will provide for annual distributions to California tribes that operate fewer than 350 gaming devices, the revenue sharing funds are not guaranteed, and there is no requirement that any tribe or other party compensate for any shortfall in distributions.

      The tribal-state gaming compacts require tribes operating 350 or more gaming devices to pay two fees into the Revenue Sharing Trust Fund: (1) a one-time pre-payment license fee for each gaming device licensed over 350; and
(2) a fee assessed each calendar quarter to maintain each gaming device license over 350. The Tribe has obtained licenses to operate a total of 1,800 gaming devices. Because the Tribe did not have any existing gaming devices when the compact was signed, it is permitted to operate 350 gaming devices, which are not subject to the licensing process. Therefore, in order to permit the Tribe to operate 1,600 gaming devices, the Tribe was required to make the one-time pre-payment fee for an additional 1,250 gaming device licenses. The one-time pre-payment fee of $1,250 per license ($1,562,500 in aggregate) was paid on May 8, 2000.

      On September 5, 2002, the Tribe was awarded an additional 200 gaming device licenses in a draw conducted by the California Gambling Control Commission. The Tribe paid a one-time pre-payment fee of $1,250 per license ($250,000 in aggregate) on September 5, 2002.

      The Tribe must also pay an annual fee (on a quarterly basis) into the Revenue Sharing Trust Fund to maintain its 1,450 gaming device licenses. The quarterly fee is based on a graduated scale and equals $2.2 million annually.

7.    COMMITMENTS AND CONTINGENCIES

      Gaming Device Licenses--Under the Tribe's tribal-state gaming compact (the "Compact"), the Tribe must receive a gaming license for each gaming device it operates. The Compact permits the Tribe to receive licenses for up to 2,000 gaming devices and automatically permits the Tribe to operate up to 350 gaming devices. The Compact establishes a complex system under which drawings for licenses are to be held and license fees are to be paid into a revenue sharing trust fund established by the State of California. The Compact also provides that a license shall be canceled if the gaming device authorized by the license is not in commercial operation within 12 months of issuance of the license. However, the Compact does not state which entity is to conduct the gaming device license drawings, which entity is empowered to issue or to cancel licenses, when the licenses are deemed issued, what constitutes commercial operation of gaming devices or what procedure, if any, is involved in cancellation.


      In May 2000, the California Nations Indian Gaming Association organized a procedure to allocate the pool of gaming device licenses among California tribes that had executed compacts. The Tribe participated in the first drawing conducted by a certified public accounting firm on May 15, 2000. At the conclusion of that drawing, the Tribe was notified that it had received the number of licenses it sought: 1,250 additional licenses for gaming devices in excess of the automatically authorized 350 gaming devices.


      Following the May 15, 2000 drawing, the California Attorney General asserted that only the California Gambling Control Commission has the authority to issue gaming device licenses under the compacts. The California Gaming Commission has informed the Authority that its gaming device licenses became effective on June 26, 2002 for these purposes and therefore its gaming devices must be in commercial operation by June 25, 2003. However, certain officials of other tribes that have signed similar compacts with the State of California have questioned whether licenses drawn on May 15, 2000 remain valid after May 14, 2001 if the tribes to which they were issued (which includes the Tribe) did not have the gaming devices in commercial operation at that time. In addition, certain California tribes have disputed the assertion that the California Gambling Control Commission is the proper entity to issue gaming device licenses under the compacts.

      In the event the licenses issued by the California Gambling Control Commission are held invalid, or if the date of issuance of such licenses is deemed to be earlier than the date of the notice to us, the Authority could be prevented from operating gaming devices. Failure to complete the casino on schedule could cause the Authority to have its gaming device licenses canceled because the tribal-state gaming compact requires that licensed gaming devices be in commercial operation within one year from the date of the grant of such licenses. The California Gambling Control Commission has informed the Authority that 1,250 of the Tribe's gaming device licenses became effective on June 26, 2002 for this purpose, and therefore, those gaming devices must be in commercial operation by June 25, 2003. An additional 200 gaming devices must be in commercial operation by September 4, 2003. Due to the time of the financing of the construction and the conditions on the gaming device licenses established by the tribal-state gaming compact, the Authority will likely be required to place 1,250 gaming devices in commercial operation prior to the date construction of the facility as a whole is completed. The Authority will have the ability to prioritize the construction of the Events Center, which will be designed to house those gaming devices if it becomes necessary to place them in commercial operation prior to opening the facility. However, the Authority cannot ensure that such use of the Events Center will satisfy the commercial operation condition of the tribal-state gaming compact. The Authority's gaming device licenses may not be valid, or if valid and the Authority does not commence gaming operations by June 25, 2003, a significant number of its licenses may be canceled and the Authority may not be able to obtain replacement licenses. Under certain circumstances, the Authority has agreed to delay certain non-gaming elements of the project and to accelerate construction of the casino. Although the Authority allocated $2.5 million of the proceeds of the notes to cover the cost of accelerating the construction of the casino or constructing a temporary facility, the Authority may incur additional construction and other unbudgeted costs.


      Development and Management Agreements--The Authority has entered into a development agreement and a management agreement with Cascade. Cascade is responsible for managing the design, development, construction, staffing, pre-opening and ongoing operations of the Project, as well as assisting in the regulatory approval process for the facility.

      The Tribe, the Authority and Cascade entered into an Amended and Restated Development Agreement, dated June 19, 2001, as amended, providing for the management of the development, design, furnishing, equipping and construction of the Project by Cascade on behalf of the Tribe and the Authority. In connection with services rendered under the development agreement, Cascade shall receive a development fee in the amount of 4% of the total cost of developing the Project, not to exceed $4,500,000, which cost shall be defined in budgets approved by the Authority pursuant to the terms of the development agreement.

      To provide for the management of the Project, the Tribe, the Authority and Cascade have entered into a Second Amended and Restated Management Agreement, dated July 16, 2002, pursuant to which the Tribe and the Authority have retained and engaged Cascade, and granted Cascade the exclusive right and obligation, to develop, operate, manage and maintain the Project and to train members of the Tribe and others in the operation and maintenance of the Project. The term of the management agreement is seven years commencing upon the date that the Project opens to the public.

      The management agreement provides that there are a number of conditions precedent to its effectiveness, all of which have been met, including:

         o approval by the Chairperson of the National Indian Gaming Commission ("NIGC") of the management agreement (which was received on July 25, 2002);

         o the satisfactory completion of all necessary feasibility studies necessary for the development, construction and operation of the Property;

         o receipt of all applicable licenses for or related to the development, construction or management of the Property;

         o approval by the Tribe, the State of California and the NIGC with respect to the background investigations of Cascade and its officers; and

         o receipt by Cascade of the Authority's approval of all plans and specifications related to the Property.

      The management agreement provides that Cascade is entitled to a management fee equal to 30% of the net revenues (as defined in 25 CFR 502.16) of the Project, less any interest on bank accounts, less 70% of all contingent interest payable under the notes, provided that the aggregate amount of all past and present management fees and the development fee to be paid to Cascade may not exceed in total 30% of the aggregate net revenues (as defined in 25
CFR 502.16) of the Project plus all contingent interest payable under the notes.





      Construction Manager Agreement--The Authority has entered into a construction management agreement with Walton, dated July 26, 2002, providing for the construction of a portion of the Project by Walton. Under the construction manager agreement, Walton will act as the construction manager and be responsible for various pre-construction and construction requirements with respect to completion of the Project. All work other than the general conditions work (as defined below) will be performed under subcontracts or by other appropriate agreements with Walton except to the extent Walton submits a bid for such work and Cascade approves such bid.

      Walton has agreed to substantially complete construction of the Project (except for certain portions of the hotel) on or before June 25, 2003 and to perform its work in accordance with an approved schedule, including various milestone dates set forth therein. If substantial completion of the casino is not achieved by June 25, 2003, Walton will pay $17,500 to the Authority as liquidated damages for each day substantial completion is delayed beyond such date. If substantial completion of the hotel is not achieved by August 22, 2003, Walton will pay $5,000 for each day substantial completion is delayed beyond such date. In addition, the Authority has the right to terminate the construction manager agreement with Walton at that time. If substantial completion is achieved on or before June 25, 2003, the Authority will pay $10,000 to Walton for each day of early delivery as an early completion bonus. The date for achieving substantial completion will be extended by a reasonable time if Walton's performance of its obligations is materially delayed by any act or neglect on the Authority's part, or the architect, or an employee of either the Authority or the architect, or of a separate contractor employed by the Authority, or by changes ordered in Walton's obligations or by certain other events that are beyond the control of Walton or any of its subcontractors.

      Subject to a "guaranteed maximum price" of $71.0 million, Walton has agreed to complete its portion of the work for the "contract sum," which equals the sum of (1) the reasonable and necessary costs of all material and labor properly incurred by Walton, in good faith, in the proper performance of the work, collectively referred to as the

"cost of the work," and (2) $5.2 million referred to as the "construction manager's fees," which compensates Walton for its profit and overhead and for all costs of performing certain administrative and support services ("general condition work"). Upon final completion, if the contract sum is less than the guaranteed maximum price (excluding amounts reserved as a contingency), then 80% of such savings will be retained by us, with the remainder payable to Walton concurrently with receipt of final payment.

      The guaranteed maximum price is subject to adjustment in the event changes approved by the Authority and Cascade are made to the construction plans or specifications. As the construction plans and specifications are not complete, some modifications to the guaranteed maximum price may be required as such plans and specifications are completed. In addition, if a change order represents (1) a material increase in the scope of the project, (2) an increase in the construction budget that directly results in additional supervisory expense to Walton in excess of 6% of the total budgeted amount or
(3) an increase in the square footage of the project by more than 3%, then the guaranteed maximum price may also be adjusted in the manner provided for in the construction manager agreement to account for additional overhead and costs of Walton in lieu of an increase in the construction manager's fees. In addition, if the Authority, the architect or any of the Authority's separate contractors suspends, delays or interrupts work that is later recommenced, then the guaranteed maximum price will be adjusted for increases in the cost and time of performing such obligations that is caused by such circumstances.

      The Authority may terminate the construction manager agreement for cause if Walton substantially breaches its obligations under the construction manager agreement or certain other events occur. Walton may stop its work if certain events occur, including our failure to pay amounts owing to Walton when due. Walton may terminate the construction manager agreement if the work is stopped for a period of 60 consecutive days through no act or fault of its own or its subcontractors.

      Cascade has express authority to bind the Authority under the contract documents with respect to all matters requiring its approval or authorization (other than change orders and amendments or modifications to the construction manager agreement itself).

      On September 23, 2002, Cascade and Walton entered into a letter agreement pursuant to which they agreed and the Authority approved, among other things, to cause a change order to be executed in order to extend the completion date of the hotel portion of the Project only to August 22, 2003; provided that the lobby and lower level of the hotel and all exteriors visible to the public must be completed no later than June 25, 2003 and that at least one floor of the hotel must be delivered by July 21, 2003. In addition, Cascade and Walton agreed that if delays are the result of the failure of Cascade or the Authority to fulfill certain obligations under the letter agreement, Walton shall be entitled to $10,000 for each day of such delay. Finally, Walton shall be entitled to receive a bonus of $250,000 should all portions of the Property required to be substantially completed before June 25, 2003 are substantially completed on or before June 25, 2003.

      Cash Accumulation Account Contribution Agreement--The Authority has entered into a Cash Accumulation Account Contribution Agreement with Cascade, the Tribe, the disbursement agent and the trustee. Pursuant to this agreement, Cascade has agreed to deposit a portion of its management fees and development fees that are payable to it pursuant to the management agreement and the development agreement, respectively, into a manager security account for the benefit of the holders of the notes. These funds, less any amounts utilized to pay the taxes and expenses of Cascade, will be available to fund any shortfalls in the $3.0 million per quarter that the Authority is required to contribute to the cash accumulation account for the benefit of the holders of the notes following the opening of the Property. Such funds will be released once certain conditions relating to financial performance of the casino, among others, are met.

      Cash Collateral and Disbursement Agreement--Pursuant to the Cash Collateral and Disbursement Agreement entered into among the disbursement agent, the trustee, the independent construction consultant, the Authority and the Tribe, the net proceeds of the financing transactions were placed into a construction disbursement account and an interest reserve account, to be disbursed by a disbursement agent pursuant to the Cash Collateral and Disbursement Agreement.

      Approximately $32.6 million of the net proceeds of the financing transactions were deposited into an interest reserve account. Funds in this account will be invested in securities by the disbursement agent as directed by the trustee from time to time. Funds and other assets held in the interest reserve account have been pledged to the trustee for the benefit of itself and the holders of notes. These funds will be used for payments of interest on the notes during the construction period in accordance with the indenture.

      Approximately $111.4 million of the net proceeds of the financing transactions were deposited into a construction disbursement account and will be used to fund the development, construction and opening of the Property. All such funds are held in the construction disbursement account and pledged to the trustee for the benefit of itself and the holders of the notes until disbursed in accordance with the Cash Collateral and Disbursement Agreement.

      Subject to certain exceptions, the disbursement agent will disburse funds from the construction disbursement account only upon the satisfaction of the disbursement conditions set forth in the Cash Collateral and Disbursement Agreement. The Cash Collateral and Disbursement Agreement will permit advance disbursements from the construction disbursement account up to $2.5 million in the aggregate outstanding at any time, subject to certain conditions.

      The Cash Collateral and Disbursement Agreement provides that the construction budget may be amended only upon the satisfaction of certain conditions set forth in the Cash Collateral and Disbursement Agreement. In addition, construction line items in the construction budget may only be increased if the funds for such increase are made available in the construction budget from certain specified sources, provided that the line item established for "finishes" in the construction budget may not be reduced by more than 35%. The Authority has also agreed to cure any anticipated cost overrun during the construction of the Project using funds from certain specified sources and to provide certain certifications from time to time regarding project costs.

      Pursuant to the Cash Collateral and Disbursement Agreement, once the disbursement agent receives an officer's certificate from the Authority, Cascade and the independent construction consultant confirming that (1) the Property has been operating uninterrupted for at least 30 days prior to the date of certification, (2) all amounts required to be paid to the contractors in connection with the Property have been paid, and (3) that there are no mechanic's liens or other liens filed against the Property, then the disbursement agent will disburse all remaining funds in the interest reserve account and the construction disbursement account, if any, to the account specified by the Authority.

         Minimum Guaranteed Monthly Payment--Within 21 days after the end of each calendar month, Cascade is required to calculate and report to the Authority the gross revenues, operating expenses and net revenues of the Property for the previous month's operations and the year's operations to date. Payment is required to be made to the Tribe from net revenues of the Property, or, if insufficient, from Cascade's own funds, a minimum guaranteed monthly payment of not less than $100,000 per month during the term of the management agreement, which minimum guaranteed monthly payment has priority over the management fee to be paid to Cascade and payment due on the notes. In the event that net revenues for any given month are less than the minimum guaranteed monthly payment of $100,000, Cascade will be required to fund any deficiency from its own funds. Minimum guaranteed monthly payments shall be made for any month during which any gaming is conducted, even if only for part of a month but will be reduced pro rata in proportion to the portion of the month in which gaming does not occur. No minimum guaranteed monthly payment will be required to be made for any month during which gaming at the Property is suspended or terminated for the full month.

      On March 25, 2003, the Authority executed an engagement letter with PDS Gaming Corporation in connection with obtaining the furniture, fixtures and equipment financing. The Authority and Cascade are presently negotiating the terms of the final financing agreement.

      Pursuant to the terms of the Development Agreement, Cascade is responsible for managing the design, development, construction, staffing, equipping, opening and ongoing operation of the Chukchansi Gold Resort & Casino, subject, in certain cases, to the approval of the Authority, as well as assisting in the regulatory approval process for the facility. Further, Cascade is responsible for construction administration during the construction phase of the project. In this capacity, Cascade, on behalf of the Authority, and Walton negotiated a "guaranteed maximum price" contract of $71 million, which is subject to the terms and conditions of that agreement.

      Walton has recently advised Cascade that construction expenses payable in connection with the construction manager agreement have increased by approximately $13 million over the guaranteed maximum price and the Authority Budget. The construction manager agreement contained a "guaranteed maximum price," but Walton has asserted that the Authority is responsible for a portion, if not all, of the construction cost overruns. Walton has requested a change order, which would eliminate or modify the guaranteed maximum price under the construction manager agreement in exchange for a reduction in the fees payable to Walton and other concessions.

      Cascade, on behalf of the Authority, is currently in discussions with Walton to evaluate the claims made by Walton and to determine an appropriate course of action to resolve this problem. Cascade has advised the Authority, however, that in order to ensure that the gaming operations are open by June 25, 2003, the Authority will probably need to reduce costs in other aspects of development and to draw upon funds set aside for contingencies and the Letter of Credit to cover these cost overruns, rather than rely on Walton to cover these costs. Currently there is $5 million remaining available form funds set aside for contingencies and $15 million available under the Letter of Credit. Cost reductions will be accomplished, in part, by leasing certain equipment under operating leases rather than purchasing such equipment. Cascade, in its capacity as development manager, has advised the Authority that it believes that there are sufficient funds available to complete construction of the Chukchansi Gold Resort & Casino and that the casino will be open to the public by June 25, 2003. To the extent these changes result in an increase in the construction budget for the Chukchansi Gold Resort & Casino, an increase in operating costs of the casino and/or a delay in construction it could have a material adverse effect on the Authority's ability to fulfill its payment obligations under the notes.

8.   SUBSEQUENT EVENTS

         A dispute has arisen between the Authority and Cascade with respect to a proposed operating budget and annual plan which is required to be prepared by Cascade and approved by the Authority. The Authority and its board of directors expect to incur expenses related to the performance of the Authority's oversight duties in connection with the Authority's ownership of the Chukchansi Gold Resort & Casino. These duties include due diligence responsibilities in connection with SEC filings, investor reporting, review and execution of all documentation and all management and oversight duties normally reserved to a board of directors. The Authority submitted a proposed budget for the costs which the Authority's board of directors expects to incur on an ongoing basis. Cascade has maintained that, although funds are available to pay for all of these expenses pursuant to the indenture, these expenses would not be properly characterized as "operating expenses" under the management agreement, and as such would not reduce the amount of management fees payable to Cascade. This characterization would result in the need to create a separate calculation of "net income" for purposes of the management agreement, and another calculation of "net income" for purposes of the indenture. The Authority intends to vigorously pursue its claim to have these items included as operating expenses. It is possible that the Tribal Gaming Commission will independently review this matter. If the Tribal Gaming Commission imposes any fine on or withholds any license from Cascade, such action may adversely effect Cascade's ability or willingness to continue to manage the project, which in turn would have a materially adverse effect on the operation of the Chukchansi Gold Resort & Casino. This dispute and the actions taken may, in some cases result in a default under the senior notes and litigation between the Authority and Cascade.

INDEPENDENT AUDITORS' REPORT


To the Members of
Cascade Entertainment Group, LLC

We have audited the accompanying balance sheet of Cascade Entertainment Group, LLC (the "Company") as of December 31, 2002 and the related statements of operations, members' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2002 financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring net cash used in operating activities, losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


April 8, 2003, except for Note 9, as to which the date is June 20, 2003

                          INDEPENDENT AUDITORS' REPORT

The Managing Member
Cascade Entertainment Group, LLC:

      We have audited the accompanying balance sheet of Cascade Entertainment Group, LLC as of December 31, 2001 and the related statements of operations, members' deficit, and cash flows for each of the years in the two-year period ended December 31, 2001. These financial statements are the responsibility of Cascade's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cascade Entertainment Group, LLC as of December 31, 2001, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


      The accompanying financial statements have been prepared assuming that Cascade will continue as a going concern. As discussed in note 1 to the financial statements, Cascade has suffered recurring net losses from operations, and has a net members' deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans with regards to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                           /s/  KPMG LLP



Phoenix, Arizona
May 1, 2002

                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                                 BALANCE SHEETS

                           DECEMBER 31, 2002 AND 2001

                                      ASSETS                                                     2002               2001
                                      ------                                                     ----               ----

Current assets:
      Cash and cash equivalents..........................................................     $  427,385         $  480,798
      Accounts receivable................................................................        527,053                 --
      Tribal loans receivable, net of allowance for uncollectible receivables (Note 2)...             --                 --
      Member receivable (Note 6).........................................................         37,131             21,876
      Prepaid expenses and other current assets..........................................        113,439             93,886
                                                                                             -----------        -----------
            Total current assets.........................................................      1,105,008            596,560

Property and equipment, net of accumulated depreciation (Note 3).........................        245,804            213,660
Land held for sale.......................................................................            --           1,745,490
Contract value...........................................................................        600,000            600,000
Engagement fees..........................................................................        250,000            175,000
                                                                                             -----------        -----------
Total....................................................................................    $ 2,200,812        $ 3,330,710
                                                                                             ===========        ===========

                            LIABILITIES AND MEMBERS' DEFICIT
                            --------------------------------
Current liabilities:
      Accounts payable and accrued expenses..............................................      $ 348,601        $ 2,288,058
      Current portion of capital lease and loan obligations (Notes 4 and 5)..............         30,696             10,988
                                                                                             -----------        -----------
            Total current liabilities....................................................        379,297          2,299,046

Long-term Liabilities
       Capital lease and loan obligations, less current portion (Notes 4 and 5)..........         91,056             25,889
       Member loans payable (Note 5).....................................................      5,433,773          6,500,100
       Loans payable (Note 5)............................................................      8,638,827         14,550,000
       Interest payable (Note 5).........................................................      1,604,654          2,193,948
                                                                                             -----------        -----------
            Total liabilities............................................................     16,147,607         25,568,983
                                                                                             -----------        -----------
Commitments, contingencies and subsequent events
   (Notes 2, 4, 6, 7 and 8) Members' deficit:
      Members shares, no par value, 103,000 authorized,
          100,000 issued and outstanding.................................................      2,500,000          2,475,000
      Accumulated deficit................................................................    (16,446,795)       (24,713,273)
                                                                                             -----------        -----------
            Total members' deficit.......................................................    (13,946,795)       (22,238,273)
                                                                                             -----------        -----------
Total....................................................................................     $2,200,812        $ 3,330,710
                                                                                             ===========        ===========



                 See accompanying notes to financial statements.




                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                               2002           2001            2000
                                                               ----           ----            ----

Revenues--development fees (Note 1).....................   $  2,285,000.    $     --        $      --
                                                             ----------     ----------      -----------

Operating expenses:
      Compensation and benefits (Note 6)................      1,806,000      1,385,796        1,137,545
      Professional fees.................................        200,075        872,624           94,017
      Gaming licensing costs............................          7,203        106,088           60,493
      Promotion and marketing (Note 7)..................          5,557         47,090           55,090
      General and administrative (Note 4)...............        452,808        459,806          342,708
      Depreciation and amortization.....................         84,591         53,729           13,035
      Provision for uncollectible receivables (Note 2)..      7,796,223      5,874,237       10,381,978

      Recovery of provision of uncollectible
      receivables (Note 2) .............................    (15,739,850)            --               --
                                                             ----------     ----------      -----------

            Total  .....................................     (5,387,393)     8,799,370       12,084,866
                                                             ----------     ----------      -----------



Operating Income (loss)                                       7,672,393     (8,799,370)     (12,084,866)
                                                             ----------     ----------      -----------

Other Income (expense)
      Interest income from Tribal loans (Note 2)........      1,408,385             --               --
      Gain on sale of fixed assets, net.................        414,941             --               --
      Interest income, other............................          9,068         23,977           46,547
      Interest expense (Note 5).........................     (1,238,309)    (1,296,862)        (798,187)
                                                             ----------     ----------      -----------
            Total other income (expense)................        594,085     (1,272,885)        (751,640)
                                                             ----------     ----------      -----------
            Net income (loss)...........................     $8,266,478   $(10,072,255)    $(12,836,506)
                                                             ==========   ============     ============



                 See accompanying notes to financial statements.


                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                         STATEMENTS OF MEMBERS' DEFICIT


                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                            Contributed     Accumulated
                                                                              Capital         Deficit            Totals
                                                                              -------         -------            ------

Balances at December 31, 1999...........................................     $1,447,525      $(1,804,512)        $ (356,987)
      Capital contributions.............................................        851,250               --            851,250
      Net loss..........................................................             --      (12,836,506)       (12,836,506)
                                                                              ---------      -----------        -----------
Balances at December 31, 2000...........................................      2,298,775      (14,641,018)       (12,342,243)
      Capital contributions.............................................        176,225               --            176,225
      Net loss..........................................................             --      (10,072,255)       (10,072,255)
                                                                              ---------      -----------        -----------
Balances at December 31, 2001...........................................     $2,475,000     $(24,713,273)      $(22,238,273)
      Capital contributions.............................................         25,000               --             25,000
      Net income........................................................             --        8,266,478          8,266,478
                                                                              ---------      -----------        -----------
Balances at December 31, 2002...........................................     $2,500,000      $(16,446,795)      $(13,946,795)
                                                                             ==========      ============       ============




                 See accompanying notes to financial statements.


                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                            STATEMENTS OF CASH FLOWS


                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                                          2002           2001            2000
                                                                          ----           ----            ----
Cash flows from operating activities:
Net income (loss)...............................................      $  8,266,478    $(10,072,255)   $(12,836,506)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Provision for uncollectible receivables...................         7,796,223       5,874,237      10,381,978
      Recovery of bad debt expenses.............................       (15,739,850)             --              --
      Depreciation and amortization.............................            84,591          53,729          13,035
      Accrual of interest on member loans.......................         1,238,310       1,296,862         798,187
      Development fees..........................................        (1,545,000)
      Interest Income...........................................        (1,408,385)
      Gain on sale of land......................................          (419,219)             --              --
      Increase (decrease) in cash resulting from changes in:
        Receivables.............................................          (172,308)        (16,061)          7,027
        Prepaid expenses and other current assets...............           (19,552)         49,372        (100,899)
        Accounts payable and accrued expenses...................           111,398       2,048,866         212,839
        Engagement fees.........................................                --              --         (50,000)
        Other...................................................            29,279              --              --
                                                                        ----------      ----------      ----------
Net cash used in operating activities...........................        (1,778,035)       (765,250)     (1,574,339)
                                                                        ----------      ----------      ----------

Cash flows from investing activities:
Purchases of land held for sale.................................            (8,990)        (27,962)       (903,962)
Decrease in funds held in escrow................................                --              --         685,147
Purchases of property and equipment.............................           (20,513)       (105,566)       (101,298)
Amounts extended on tribal loans receivable.....................        (9,177,749)     (5,874,237)    (10,381,978)
Other...........................................................           (75,000)             --              --
                                                                        ----------      ----------      ----------
Net cash used in investing activities...........................        (9,282,252)     (6,007,765)    (10,702,091)
                                                                        ----------       ---------      ----------
Cash flows from financing activities:
Proceeds from member capital contributions......................                --         176,225         851,250
Proceeds from member loans......................................                --       1,403,775       2,553,750
Proceeds from loans payable.....................................        12,970,000       4,812,500       9,737,500
Payments under capital lease obligations........................           (15,626)         (3,712)         (1,045)
Repayment of member loans and loans payable ....................        (1,947,500)             --               --
                                                                        ----------      ----------      ----------
Net Cash provided by financing activities                               11,006,874       6,388,788      13,141,455
                                                                        ----------      ----------      ----------
(Decrease) Increase in cash and cash equivalents................           (53,413)       (384,227)        865,025
Cash and cash equivalents at beginning of year..................           480,798         865,025             --
                                                                        ----------      ----------      ----------
Cash and cash equivalents at end of year........................      $    427,385      $  480,798      $  865,025
                                                                        ==========      ==========      ==========




   SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

         During the years ended December 31, 2001 and 2000, Cascade entered into capital lease obligations for certain equipment in the amounts of $32,235 and $9,399, respectively. No new capital leases originated in 2002. Three additional automobile loans, totaling $100,501, originated in October 2002 in connection with the Project.

         During 2002, Cascade received payment for $1,175,000 in management fees, $1,408,375 in interest income, $2,173,710 for land and $15,070,520 in previously written-off receivables from Chukchansi Economic Development Authority, ("CEDA") in the form of notes payable by CEDA issued directly to debtholders of Cascade in 2002. The total of these amounts was $18,000,000 relating to loans payable and $1,827,605 relating to accrued interest payable to noteholders discussed in Note 5.

                 See accompanying notes to financial statements.

                        CASCADE ENTERTAINMENT GROUP, LLC

                    (A California Limited Liability Company)

                          NOTES TO FINANCIAL STATEMENTS


                                DECEMBER 31, 2002

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

      Form of Organization--Cascade Entertainment Group, LLC ("Cascade") commenced operations on October 14, 1998 as a Connecticut limited liability company. On February 23, 1999, Cascade was merged into a California limited liability company of the same name, whereupon the Connecticut limited liability company was dissolved (the "Merger"). The operation of Cascade is subject to an operating agreement by and between its members, which among other things, governs the following:


        o Capitalization, including initial contributions, commitments, additional contributions and loans.

        o Distributions of cash, allocations of taxable income and loss and other distributions and allocations.


        o Management duties and responsibilities, including appointment of a manager, designation of officers, approval requirements and the establishment of business plans.


        o Member interests, including the admission, withdrawal, transfer or expulsion of a member or a member's interests.


      Description of Business--On March 7, 2000, California voters passed Proposition 1A to amend the California constitution to legalize the scope and nature of the gaming operations allowed in state compacts with Native American tribes. Cascade is engaged primarily in the development and management of Native American gaming and resort facilities and related operations. Cascade is subject to regulation by various federal, state and tribal authorities. In jurisdictions where gaming has been recently legalized, gaming cannot begin until a licensing and regulatory framework is promulgated and regulatory commissions are appointed, staffed and funded. Cascade must obtain the requisite gaming licenses for each location where it intends to manage a gaming facility, and each of Cascade's members, officers, directors and managers are subject to strict scrutiny and approval. In addition, gaming on Native American lands is extensively regulated, and the terms and conditions of management contracts must be approved by the respective Tribes and Federal regulatory agencies, including the National Indian Gaming Commission ("NIGC") and the Bureau of Indian Affairs ("BIA").

      Cascade entered into pre-construction, development, credit and management agreements (collectively, the "Agreements") with two federally recognized California Native American tribes: the Buena Vista Rancheria of the Me-Wuk Indians ("Buena Vista") and the Picayune Rancheria of the Chukchansi Indians (the "PRCI") (collectively, the "Tribes"). Cascade has been engaged by the Tribes to develop and manage Class II and Class III (as defined) gaming facilities (the "Projects") on land that Cascade believes qualifies for the conduct of gaming operations on Indian Lands (as defined). Each tribe has established an Economic Development Authority (collectively, the "Authorities") that has been given sole responsibility and authority to develop and operate the Projects on behalf of the Tribes. PRCI has formed the Chukchansi Economic Development Authority ("CEDA"). Cascade submitted the original Agreements and licensing applications to the NIGC for approval, which were subsequently amended. On July 25, 2002, the Tribe and Cascade received management contract approval from the NIGC. The approvals of the management contract for Buena Vista are still pending approval and await the outcome of certain legal issues (see
Note 8). Additionally, in accordance with the Indian Gaming Regulatory Act ("IGRA"), the Tribes have executed Tribal-State Gaming Compacts (the "Compacts") with the state of California, which outline the scope and nature of gaming operations that will be allowed. The BIA has approved the Compacts.

      Under the Agreements, Cascade is responsible for and manages on behalf of the respective Tribes and Authorities, the development process which includes: regulatory approval; funding; land acquisition; master planning; design and engineering; construction; interior and exterior decor; furniture, fixtures and equipment procurement; staffing and training; and all other pre-opening activities. Cascade also prepares all necessary budgets, financial projections, schedules, design concepts, final plans, staffing and training strategies, and any other required components of the development process for the

Authorities' review and approval. Upon commencement of operations of the Projects, Cascade will conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Projects.


      Going Concern Matters--Cascade's operations and pre-development activities relating to the Projects had been funded primarily from loans obtained from Cascade's members, affiliates and third parties. Cascade has required cash for use in operating activities, and has incurred an aggregate net loss of $14,682,283 in the three years ended December 31, 2002, and has an accumulated deficit of $16,446,795 at December, 31 2002. On October 8, 2002, Cascade assisted CEDA in closing a $153,000,000 private placement offering for the Chukchansi Gold Resort & Casino. Cascade will earn approximately $3,300,000 in development management fee revenue during the construction period of the Chukchansi Gold Resort & Casino, currently expected to be completed in June 2003. Approximately $1,100,000 was recorded in 2002.

      Parts of the Chukchansi Gold Resort & Casino are scheduled to open in June 2003. Completion of the project is subject to a number of risks, including building the project within available financial resources and an on-time opening. Management is working toward the opening. Subsequent to opening, management fee income will be subject to profitable operation of Chukchansi Gold Resort & Casino. In addition, Cascade has agreed to cause its management fees, less a maximum of $3,400,000 annually for Cascade's operating expenses, to be deposited in a secured account as further collateral for the private placement notes. Following the attainment of certain financial ratios, such funds would be released to Cascade and will cease to be subject to the claims of noteholders. The inability to complete the project on time and within financial resources and to receive management fees will adversely impact Cascade's ability to continue as a going concern. Additionally, if Cascade is unable to move forward on the Buena Vista project, the development costs related to the project would be unrecoverable and may adversely impact Cascade's ability to continue as a going concern. In the event that Cascade is unable to move forward with the Buena Vista project, management's plans include researching other viable Indian gaming projects within California and the western region of the United States to utilize Cascade's expertise at project development and gaming operations management.

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These factors raise substantial doubt about Cascade's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should Cascade be unable to continue in existence.

      Cash Equivalents--Cascade considers all highly liquid financial instruments with a purchased maturity of three months or less to be cash equivalents.

      Tribal Loans Receivable--Tribal loans receivable are recorded at cost, less the related allowance for uncollectible loans receivable. Management, considering current information and events regarding the Tribes' ability to repay their obligations, considers a loan to be impaired when it is probable that Cascade will be unable to collect all amounts due according to the contractual terms of the loan agreement, or when circumstances surrounding the collectibility of the receivable are contingent on future uncertain events. Impairment losses are included in the allowance for doubtful accounts through a charge to the provision for uncollectible receivables. Cash receipts on impaired loans receivable will be applied to reduce the principal amount of such loans until the principal has been recovered and, thereafter, are recognized as interest income.

      Land Held for Sale--Land held for sale consists of various parcels of undeveloped land purchased on behalf of the PRCI tribe for the development of the Chukchansi Gold Resort & Casino project. Under the terms of the PRCI development agreement, Cascade completed the transfer of the land to the PRCI tribe in October 2002, just prior to the closing of the $153,000,000 bond offering. Upon the transfer of the land to the PRCI tribe and the payoff of tribal loans receivable in October, Cascade recorded an approximately $415,000 gain on sale of the land, representing the land interest receivable to the transfer date. While no financing costs had been recorded by Cascade on the land held for sale prior to the transfer to the PRCI tribe, the computed financing costs under the terms of the PRCI development agreement for the years ended December 31, 2002, 2001 and 2000 amounted to $91,074, $154,258 and $156,385, respectively, and the total due as of December 31, 2002 and 2001 was $0 and $328,145, respectively.

      Property and Equipment--Property and equipment is stated at cost and consists of office furniture and equipment, automobiles, computer equipment and leasehold improvements used in the operation of Cascade. Property and equipment is depreciated using the straight-line method over the estimated useful lives of related assets which range from three to five years. Property purchased under capital leases is amortized over the shorter of the useful life or lease term.

      Revenue Recognition--Cascade expects to generate revenues primarily from development fees during the pre-construction, construction and pre-opening phases of the Projects and from management fees upon the commencement of operations of the Projects. Revenues are recognized as development management fees and management fees from operations, are earned, subject to collectibility considerations discussed above. The nine-month construction period commenced in October 2002 and will conclude with the opening of the Chukchansi Gold Resort & Casino in June 2003. In 2002, Cascade recognized approximately three months of development fees.

      Development Fees--Under the terms of the amended and restated development agreements ("Development Agreements"), Cascade is responsible for developing the Projects. For fulfilling its obligations in developing the Projects, Cascade shall receive a development fee equal to 4% of the total cost of development (as defined in the development budget and agreed to by the Authorities), not to exceed $4,500,000 for each project. Development fees are payable in fixed monthly amounts of $20,000 for Buena Vista and $25,000 for the Tribe until the commencement of construction, whereupon the remaining fee will be paid in accordance with a construction draw schedule agreed to by the Authorities. Prior to the commencement of construction, the development fees are to be advanced to the Tribes by Cascade and added to the balance of tribal loans receivable. No development fee revenues were recognized during the pre-construction phase, as the collectibility of such amounts was contingent upon the ability of Cascade to secure construction financing. Under the terms of the Development Agreements, the development management fees Cascade is entitled to amounted to $465,000 for 2002 and $540,000 for each of the years ended December 31, 2001 and 2000. The cumulative amounts due as of December 31, 2002 and 2001 were $1,000,000 and $1,710,000, respectively.

      Cascade assisted CEDA in closing a $153,000,000 private placement offering for the Chukchansi Gold Resort & Casino on October 8, 2002. Cascade recognized $1,175,000 of pre-construction development fees for the year ended December 31, 2002. CEDA paid the fees to Cascade by issuing to Cascade noteholders pay-in-kind ("PIK") notes in exchange for debt owed by Cascade to the noteholder (see Note 5). Cascade will earn the remainder of the originally agreed- upon development fee of $4,500,000 (approximately $3,300,000), during the construction period (approximately nine months) of the Chukchansi Gold Resort & Casino. For the year ended December 31, 2002, Cascade recognized $1,100,000 of development fees for the construction phase of the Chukchansi Gold Resort & Casino.

      Management Fees--Under the terms of the amended and restated management agreements ("Management Agreements"), upon commencement of operations of the Projects and continuing for a term of seven years, Cascade will be responsible for all business and affairs in connection with the day-to-day operation, management and maintenance of the Projects. For fulfilling its obligations in managing the Projects, Cascade will receive a management fee of up to 30% of the net revenues (as defined) of Class III and Class II gaming and all other operations of the Projects, less any payments made under a revenue-based noteholder participation clause in the promissory notes to be executed in connection with each tribe's anticipated private placement offering. The promissory notes issued by CEDA require contingent interest accrual of 14% of net revenues (as defined). In connection with the $153,000,000 private placement offering, Cascade has also entered into certain agreements to pledge a portion of its management fees as security for the notes issued in the private placement offering.

      The payment of net revenues (as defined) to Cascade and the Tribes will be made within 21 days after the previous month of operations from the then available cash of the Projects. As a priority payment over the management fees, the Tribes are to receive minimum guaranteed monthly payments (as defined) of at least $100,000 per tribe, which shall be charged against the Tribes' distribution of net revenues for each month provided. However, where the net revenues in a given month are less than the minimum guaranteed monthly payments, Cascade shall pay the funds necessary to compensate for the deficiency from its own funds on a noncumulative and nonrecoverable basis. No management fees were recorded in 2002, 2001 or 2000, as the Projects had not commenced operations.

      Engagement Fees--Concurrent with the signing of the Buena Vista and PRCI, Cascade agreed to pay nonrefundable engagement fees to the Tribes totaling $325,000 for the exclusive right to enter into definitive agreements with the Tribes for the funding, development and management of the gaming operations. The fees are payable based on certain milestones outlined in the agreements. Engagement fees are capitalized as incurred and will be amortized over the term of the management agreement (seven years). In conjunction with this arrangement, the total amount of engagement fees Cascade capitalized is $250,000 and $175,000 at December 31, 2002 and 2001.

         Income Taxes--Cascade is a limited-liability company, which is treated as a pass-through entity for federal and state income tax reporting purposes. As such, the liability for taxes arising from the transactions of Cascade is the responsibility of the individual members. Therefore, no provision for income taxes has been made in the accompanying financial statements.

         Member Loan/Capital Accounts--The initial members of Cascade consisted of Russell Pratt ("Pratt"), Warren Novick ("Novick") and S7 Associates ("S7"). On February 23, 1999, upon the effective date of the Merger, Novick and S7 contributed their member interests to Samoset Partners, LLC, a Delaware LLC ("Samoset").

         On November 1, 1999, an operating agreement ("Operating Agreement") was established between Pratt, Mayer and Samoset. Pratt received 24,000 shares of Cascade in exchange for his assignment of the agreements he had previously entered into with the Tribes. These agreements were valued at $600,000 based on the fair value of the shares received and recorded as Contract Value. This amount will be amortized over the term of the management agreement (seven years). Samoset received 75,000 shares of Cascade in exchange for contributing capital in the amount of $1,875,000 to Cascade. On November 1, 1999, Susan Mayer ("Mayer") was admitted as a member and received 1,000 shares. Mayer received 1,000 shares from Pratt upon signing of the Compacts and development and management agreements and funding of CEDA. There are 103,000 shares of authorized member interests, of which 100,000 shares were outstanding at December 31, 2002, 2001 and 2000. Cascade has reserved the remaining 3,000 shares for certain employees of Cascade as incentive compensation as described in Note 7. Any shares issued in excess of 3,000 as incentive compensation are to be deducted from Pratt's shares. None of the remaining shares have been distributed as of December 31, 2002.

         Under the terms of the Operating Agreement, members may not sell, transfer, pledge, encumber or otherwise dispose of all or any part of its shares, unless certain conditions have been met. Any assignment that otherwise meets the conditions may not be made until the proposed assignee has obtained any and all licenses and/or findings of suitability that may be required under the Indian Gaming Regulatory Act or other applicable laws.

         Under the terms of the Operating Agreement, initial capitalization funds contributed to Cascade by Samoset are to be allocated (i) 25% to member capital accounts and (ii) 75% to member loan accounts. Samoset's maximum commitment was $7,500,000, which has been allocated $1,875,000 to member capital and $5,625,000 to loans. The Samoset loan balance was reduced to $5,433,773 as of December 31, 2002 through the receipt by it of PIK notes issued by Chukchansi Economic Development Authority (see Note 5). Any additional amounts contributed by Samoset, beyond the $7,500,000 discussed in the Operating Agreement, are to be allocated 100% to loans, of which $875,100 was received in fiscal 2001. The members' liability is limited to the balance of the respective member's capital account and no further contributions are required. Samoset member contributions total $1,875,000 at December 31, 2002 and 2001.

         Also, under the terms of the Operating Agreement, Cascade is required to distribute all distributable cash, as defined, not less than quarterly. No distributions were made in 2002, 2001 or 2000. Income is to be distributed to the members in proportion to their respective membership interest percentage. Losses are allocated first to Samoset up to the amount of its capital contributions, and then any remaining losses are allocated to the members based on their proportionate ownership interests.

         Employment Agreements, Compensation and Benefits--Cascade has employment agreements with each of its key executives and officers. Each of these employment agreements provides for a fixed term of employment with medical and dental benefits, vacation and sick time benefits, and incentive plan participation as well as an increase in base salary upon the completion of specified targets within the development of the Projects.

         Additionally, the executive officers of Cascade (excluding those that are Members) are entitled to equity participation in the form of Stock Profit Participation Rights. Cascade has adopted SFAS No. 123, "Accounting for Awards of Stock-Based Compensation" which establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions where equity securities are issued for goods and services. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Cascade continues to apply APB Opinion No. 25 and related Interpretations to its stock based compensation awards to employees. The difference between reported net income and required pro forma net income is not material.

         The employment agreements contemplate future benefits such as performance and incentive bonuses, life and disability insurance, 401(k), retirement plan and other benefits. Cascade intends to implement these additional benefits in fiscal 2003. As defined in the individual employment agreements, Cascade offers vacation time to all employees based on agreed-upon accrual rates. To record the liability of vacation time accrued at year-end, but not yet paid, Cascade has accrued $141,556, $49,738 and $0 for the years ended December 31, 2002, 2001 and 2000, respectively. Future minimum payments due under the terms of the employment agreements as of December 31, 2002 are as follows:

Year Ending
December 31

2003                                                    $1,250,000
2004                                                     1,365,000
2005                                                     1,365,000
2006                                                       863,750
2007                                                       555,000
Thereafter                                                 231,250
                                                        ----------

Total minimum payments                                  $5,630,000
                                                        ==========

         Use of Estimates--Management of Cascade has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and the reporting of revenues and expenses, to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates. The most significant accounting estimates inherent in the preparation of Cascade's financial statements include estimates associated with management's evaluation of the recoverability of receivables and certain other assets.

         Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of--Cascade reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used and intangibles subject to amortization is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset, undiscounted and without interest. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of and intangibles not subject to amortization are reported at the lower of the carrying amount or fair value.

         Recent Accounting Pronouncements--In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143 Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation, except for certain obligations of lessees. This statement is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material effect on Cascade's financial statements.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 is effective for transactions occurring after May 15, 2002. This statement also amends existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The adoption of SFAS no. 145 did not have a material effect on Cascade's financial statements.

         In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on Cascade's financial statements

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements
No. 5, 57
and 107 and a rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and the impact on Cascade's financial statements is not known at this time. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 31, 2002.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure-- an amendment of FASB Statement No. 123. This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in these consolidated financial statements. The adoption of SFAS No. 148 is not expected to have a material effect on Cascade's financial statements.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements addresses consolidation by business enterprises of variable interest entities, which have certain characteristics. The requirements of this standard are effective for financial statements of interim or annual periods beginning after June 15, 2003. The adoption of Interpretation No. 46 is not expected to have a material effect on Cascade's financial statements.

         In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 is not expected to have a material effect on Cascade's financial statements.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on Cascade's financial statements.


2.       TRIBAL LOANS RECEIVABLE

         Under the amended credit and reimbursement agreement ("Funding Agreement"), Cascade is required to provide the funding for the development of the Buena Vista Project, which shall be used to (i) obtain requisite approvals for Buena Vista to conduct gaming, (ii) develop the necessary tribal infrastructure and organization to regulate and govern the gaming operations,
(iii) acquire land necessary for the development of the Project, (iv) acquire gaming licenses and related costs and expenses, and (v) design and construct the Project. The Funding Agreement also requires Cascade to provide monthly advances to Buena Vista for internal tribal administration costs. The tribal loans are collateralized generally by (a) the Buena Vistas' right to receive disbursements of any project loan, (b) revenues of the Project and (c) inventory, equipment and accounts receivable related to the Project. The Funding Agreement currently provides for a funding commitment of $9,829,267 for Buena Vista, which was completely funded by December 31, 2002.

         Funds advanced to Buena Vista bear interest at various rates. The initial $4,000,000 in funds advanced to Buena Vista bears annual interest at rates equal to the prime rate plus 2%, not to exceed 10% (6.25%, 7% and 10% at December 31, 2002, 2001 and 2000, respectively). The subsequent funds advanced to Buena Vista bear annual interest at rates equal to the prime rate plus one percentage point, not to exceed 10% (5.25%, 6.00% and 10.00% at December 31, 2002, 2001 and 2000, respectively).

         Funds are not considered advanced to Buena Vista until they are actually paid to the various project-related vendors. As such, until paid, project-related liabilities are recorded in tribal loan receivable--unbilled within tribal loans receivable and in Cascade's accounts payable account. All principal and accrued interest is payable on the maturity date, which is defined as the first to occur of (i) the earliest date on which funds first become available to Buena Vista under any project loan, (ii) the date on which Buena Vista, through any means, opens a revenue-generating gaming operation, and (iii) May 15, 2008.

          Tribal loans receivable (including unbilled amounts) at December 31, 2002 and 2001 are comprised of the following:

                                                   2002               2001
                                                 ---------          ----------

PRCI loan receivable:
  Billed                                       $       --          $ 7,242,701
  Unbilled                                             --            1,101,687
BV loan receivable:
  Billed                                         9,897,887           7,629,476
  Unbilled                                          81,518             949,168
                                                ----------         -----------

                                                 9,979,405          16,923,032
Less allowance for uncollectible receivables    (9,979,405)        (16,923,032)
                                                ----------         -----------

Tribal loans receivable-net                    $      --          $        --
                                                ==========         ===========

         The enforceability of contracts with sovereign Indian tribes, especially those involving the development and operation of gaming facilities, requires the approval of the BIA, the NIGC, or both. However, the collectibility of tribal loans receivable is largely contingent upon the successful financing of the Projects. As a result, management has reserved 100% of the tribal loans receivable.

         The PRCI loan receivable was paid on October 8, 2002 in conjunction with the successful funding of the Chukchansi Gold Resort & Casino. CEDA issued PIK notes to Cascade debt holders, which both paid the previously written-off receivable due Cascade and extinguished Cascade's debt to the noteholder (see
Note 5). A recovery of previous provisions of uncollectible receivables in the amount of $15,739,850 was recorded in October 2002.

         No interest income relating to tribal loans receivable was recorded in the years ended December 31, 2001 or 2000, as the collectibility of such amounts was contingent on the ability of Cascade to secure construction financing and receive payment. Under the terms of the Funding Agreements, contractual interest accrued on the outstanding tribal loans receivable was $1,137,529 and $684,891 for the years ended December 31, 2001 and 2000, respectively. During 2002, in conjunction with the October 8, 2002 CEDA financing, Cascade received $1,408,385 in cumulative interest in the form of PIK notes issued to Cascade noteholders. Contractual interest accrued, but not recorded, relating to Buena Vista amounted to $590,748 for the year ended December 31, 2002. Total unrecorded interest receivable as of December 31, 2002 and 2001 was $1,526,922 and $1,882,888,
respectively.

3.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following at December 31:


                                                        2002            2001
                                                        ----            ----

Office furniture and equipment                       $ 143,505       $ 141,896
Computer equipment                                     114,716         106,873
Automobiles                                            100,501              --
Leasehold improvements                                  35,466          35,466
                                                     ---------       ---------

                                                       394,188         284,235
Less allowance depreciation and amortization          (148,384)        (70,575)
                                                     ---------       ---------

                                                     $ 245,804       $ 213,660
                                                     =========       =========


      Property and equipment include $41,634 of assets under capital leases at December 31, 2002 and 2001. Amortization expense related to assets under capital leases was $18,444 and $4,566 for the years ended December 31, 2002 and 2001, respectively. New loans related to automobiles were entered into in October 2002, in the amount of $100,501.

4. LEASES

      Cascade has various noncancelable operating leases relating to office space, equipment, company automobiles and executive housing with terms ranging from one to five years. Cascade also has two capital leases for certain office and computer equipment in the amounts of $5,004 (office equipment) and $20,605 (computer equipment) at December 31, 2002. Rental expense for operating leases amounted to approximately $117,443, $131,136 and $108,250 for the years ended December 31, 2002, 2001 and 2000, respectively, which is included in general and administrative expense in the accompanying statements of operations.

      The following summarizes future minimum lease payments required under both capital and operating leases with remaining noncancelable terms of one year or more at December 31, 2002:

Year Ending                                            Capital        Operating
December 31                                             Leases         Leases
-----------                                            -------        ---------
2003                                                   $ 16,129        $123,200
2004                                                     12,743         127,200
2005                                                        647         131,200
                                                      ---------        --------
Total minimum lease payments                             29,519        $381,600
Less amounts representing interest (13.35%-15.7%)        (3,910)       ========
                                                      ---------
Present value of net minimum lease payments              25,609
Less current portion                                    (13,123)
                                                      ----------
                                                      $  12,486
                                                      ==========

5.    LOANS PAYABLE

      Under the Operating Agreement, Samoset is required to provide cash necessary to meet costs and expenses required during the pre-construction phase in the form of capital and loan contributions up to a maximum of $7,500,000, all of which had been funded as of December 31, 2001. Of this amount, 75% or $5,625,000 was allocated to loans and the remaining 25% or $1,875,000 was allocated to contributed capital. In 2001, additional loans totaling $875,100 were made from Samoset to Cascade under the same terms of the loan made under the Operating Agreement, except that none were allocated to contributed capital. During the year ended December 31, 2002, Cascade has paid $135,000 of the additional loan back to Samoset. The Samoset loan balance had been reduced to $5,433,773 by December 31, 2002 through the receipt of PIK notes issued by CEDA on October 8, 2002. The member loans bear annual interest at the prime rate plus one percentage point, not to exceed 10%.

      In addition, Cascade has entered into a credit and reimbursement agreement with Samoset and other various lenders, some of whom are related through their interests in Samoset. The credit and reimbursement agreement provides for loan advances to be made to Cascade of up to $26,700,000, all of which had been advanced as of December 31, 2002. Advances outstanding pursuant to the credit and reimbursement agreement were $9,378,927 and $15,425,101 as of December 31, 2002 and 2001, respectively. The use of such proceeds is to be used solely to fund the tribal loans receivable and for Cascade operations related to the tribal Projects. The loans bear annual interest at the prime rate plus one percentage point, not to exceed 10%. However, the credit and reimbursement agreement provides for an interest-free period from the date the advance is initially provided from the lenders through the date that such funds are used to fund the tribal loan receivable balance.

      CEDA's private placement financing closed on October 8, 2002. Concurrent with the closing, CEDA issued PIK notes directly to certain noteholders of Cascade. The effect of the issuance and acceptance by Cascade's noteholders was the receipt by Cascade of its receivable from PRCI and concurrent extinguishment of a like amount of debt owed to its noteholders. Receivables collected and debt extinguished was $18,000,000 relating to loans payable and $1,827,605 relating to accrued interest payable to noteholders.

      Loans payable consisted of the following at December 31:

                                                                             2002               2001
                                                                             ----               ----

Loans payable to Samoset Partners, LLC, with annual interest at the prime rate plus 1% point, not to exceed 10.00% (5.25%
  and 6.00% at December 31, 2002 and 2001, respectively),
  a portion of which is secured by Cascade security interest
  in tribal loan receivables                                              $ 5,433,773        $ 6,500,100

Loans payable to various individuals, with annual interest at the prime rate plus 1% point, not to exceed 10.00% (5.25%
  and 6.00% at December 31, 2002 and 2001, respectively)
  principal and accrued interest payable due upon
  collection of all amounts due under the tribal loans receivable,
  secured by Cascade security interest in tribal loan receivables           8,638,827         14,550,000
                                                                            ---------         ----------

                                                                          $14,072,600        $21,050,100
                                                                          ===========        ===========


      The lenders sole source of recovery and repayment relating to loans payable to individuals is limited to Cascade's collection of tribal receivables. At December 31, 2002, all loans payable to individuals relate to Buena Vista tribal receivables.

      Interest accrued and expensed under the loan payable arrangements during the years ended December 31, 2002, 2001 and 2000 amounted to $1,238,309, $1,296,862 and $798,187, respectively.

      Cascade also has several loans collateralized by automobiles totaling less than $100,000 at December 31, 2002.

6.    RELATED PARTY TRANSACTIONS

      Member receivable consists of amounts due from Samoset for the reimbursement of certain operating expenses of Samoset that were incurred by the managing partner and paid for by Cascade. These expenses are primarily health and dental insurance premiums for the managing partner. Member receivable amounted to approximately $37,131 and $21,876 as of December 31, 2002 and 2001, respectively.

      Member guaranteed payments represent compensation paid to members under individual employment agreements. Compensation, as described in the employment agreements, includes guaranteed payments, incentive compensation payments, distributions for insurance benefit coverage and member housing payments. These payments are expensed as compensation and benefits cost and amounted to $667,179, $540,736 and $594,356 for the years ended December 31, 2002, 2001 and
2000, respectively.

7.    STOCK PROFIT PARTICIPATION RIGHTS

       Cascade has issued Stock Participation Rights to a number of executive employees. The plan has two basic components. Vesting of any rights is subject to approval by tribal and state regulatory agencies. State applications have been filed by employees, but approval for licensing has not occurred. Once an employee vests in the plan, they have the right to an annual distribution on their right equivalent to the annual distribution of Cascade profits for an owned share of Cascade stock. This right is conditioned upon continued employment. These Stock Profit Participation Rights may be converted at the option of the holder (subject to terms and conditions) into shares of Cascade at a conversion price of $291 per Stock Profit Participation Right. The employee also forgoes the annual profits distribution discussed above. As of December 31, 2002 and 2001, there were 3,075 Stock Profit Participation Rights outstanding of which 1,052 and 333 were vested, respectively. None were outstanding as of December 31, 2000. As noted in Note 1, Cascade accounts for the Stock Profit Participation Rights in accordance with APB Opinion No. 25 and related Interpretations. Accordingly, no compensation cost has been recognized for Cascade's fixed Stock Profit Participation Rights plan. Had compensation cost for this plan been determined based on the fair value at the grant dates for awards under this plan, consistent with the fair value method of SFAS No. 123, Cascade's net income (loss) as of December 31, 2002, 2001 and 2000, would not have been materially different.

8. COMMITMENTS AND CONTINGENCIES

         Consulting Agreement--Buena Vista--Cascade had entered into a consulting agreement relating to the Buena Vista project. The consulting agreement provides for the payment of a "facility opening bonus" to the consultant in the amount of $25,000 and a "facility operating bonus" in the amount of $750,000 (or $900,000 depending on the length of the contract), payable in quarterly installments over the term of the contract. Beginning in 2000, payments began under this consulting agreement. These payments were expensed as a promotion and marketing cost and amounted to approximately $39,840 and $39,940 for the years ended December 31, 2001 and 2000, respectively. As a result of the uncertainty of the Buena Vista project (see Note 8), effective January 1, 2002, these payments have ceased.

         Cash Accumulation Account Contribution Agreement--On October 8, 2002, CEDA entered into a Cash Accumulation Account Contribution Agreement with Cascade, PRCI, the disbursement agent and the trustee. Pursuant to this agreement, Cascade has agreed to defer receipt of a portion of its management fees and development fees that are paid to it pursuant to the management agreement and the development agreement, respectively, and place such fees into a security account for the benefit of the holders of the notes. Amounts deferred and included in accounts receivable at December 31, 2002 were $125,255. These funds, less any amounts utilized to pay the taxes and expenses of Cascade, will be available to fund any shortfalls in the $3,000,000 per quarter that CEDA is required to contribute to a cash accumulation account for the benefit of the holders of the notes following the opening of the Chukchansi Gold Resort & Casino. Additionally, if any offer to repurchase or redeem outstanding notes is made, CEDA is permitted to use a percentage of the funds deposited into the cash accumulation account for such repurchase or redemption in an amount equal to the percentage of notes being repurchased or redeemed. All amounts drawn on the Manager security account to fund shortfalls in CEDA's required cash accumulation amount will be added to the balance of the note payable to Cascade. At such time as the cash accumulation account has been fully funded, CEDA may repay amounts due to Cascade pursuant to Cascade repayment note.

      All funds remaining in the security account will be released to Cascade without any continuing interest in such funds by holders of the notes and Cascade will cease to be directly responsible for shortfalls in the required cash accumulation amount on the first date that the following conditions, referred to as the Release Conditions, are satisfied:

        o  the Chukchansi Gold Resort & Casino is operating;

        o the Chukchansi Gold Resort & Casino fixed charge coverage ratio (as defined in the indenture) has been at least 2.5 to 1.0 for the immediately preceding four fiscal quarters, and, if the Chukchansi Gold Resort & Casino was closed for more than five days during such period, our fixed charge coverage ratio for the most recent fiscal quarter was at least 2.5 to 1.0;

        o the cash accumulation account contains at least the minimum required cash accumulation amount;

        o  no event of default has occurred and is continuing; and

        o the Chukchansi Gold Resort & Casino has not ceased operating for more than five days since the end of the last fiscal quarter.

         Prior to the final release of funds described above, funds deposited into the Cascade security account will be released to Cascade to:

        o under certain circumstances, fund the Cascade's members' tax liability attributable to the management fees and development fees in an amount not to exceed, together with other tax amounts, $2,100,000 per year; and

        o reimburse specified expenses incurred by Cascade in connection with its performance of its obligations under the management agreement and the development agreement in amounts of up to $3,400,000 per year.

         The Cash Accumulation Account Contribution Agreement also provides for a pledge in favor of the trustee of the security account, certain related assets and the Cascade repayment note to secure performance of Cascade's obligations under certain agreements and CEDA's obligations to make payments on the notes.

         Manager Agreement--Cascade has entered into an Agreement with the trustee of CEDA'S $153,000,000 senior notes payable. The agreement contains covenants that restrict the Manager's ("Cascade's") ability to incur indebtedness, incur liens on its property, merge, consolidate or sell assets, enter into sale and leaseback transactions or create subsidiaries. In addition, the agreement limits Cascade's ability to engage in businesses other than pursuant to the development agreement and management agreement, and the development and management of one additional gaming facility, which is not materially larger in size and scope in terms of development costs than the Chukchansi Gold Resort & Casino until the Chukchansi Gold Resort & Casino has opened and certain financial tests have been satisfied.

         Pursuant to this agreement, Cascade has also agreed to furnish to CEDA all quarterly and annual financial information that would be required to be filed with the SEC if Cascade were a reporting company, including a "Management's Discussion and Analysis of Financial Results and Operations."

         Minimum Guaranteed Monthly Payment--Within 21 days after the end of each calendar month, Cascade is required to calculate and report to CEDA the gross revenues, operating expenses and net revenues of the Chukchansi Gold Resort & Casino for the previous month's operations and the year's operations to date. Payment is required to be made to the PRCI from net revenues of the Chukchansi Gold Resort & Casino, or, if insufficient, from Cascade's own funds, a minimum guaranteed monthly payment of not less than $100,000 per month during the term of the management agreement, which minimum guaranteed monthly payment has priority over the management fee to be paid to Cascade Entertainment and payment due on the notes. In the event that net revenues for any given month are less than the minimum guaranteed monthly payment, Cascade will be required to fund any deficiency from its own funds. Minimum guaranteed monthly payments shall be made for any month during which any gaming is conducted, even if only for part of a month but will be reduced pro rata in proportion to the portion of the month in which gaming does not occur. No minimum guaranteed monthly payment will be required to be made for any month during which gaming at the Chukchansi Gold Resort & Casino is suspended or terminated for the full month.

         Legal Matters--On December 27, 2001, the Superintendent of the Central California Agency of the BIA determined that the leadership of the Buena Vista tribe, with which the BIA had dealt for more than six years, in fact was not legally entitled to govern the Buena Vista tribe, and that the Buena Vista tribe had not been properly organized when its first constitution was adopted in 1994. There are two levels of appeal within the BIA for this decision plus a Federal Court appeal, and the BIA's regulations provide that the decision is not legally effective until all appeals are exhausted.

         The validity of the Buena Vista tribe's leadership and organization was also challenged in Federal Court in December 2001. In January 2002, the Court entered a preliminary injunction that forbids the current leadership from entering into future loans or other commitments, or encumbering or distributing any assets of the Buena Vista tribe, pending the BIA's resolution of the dispute.

         The Buena Vista tribe appealed both the administrative decision and the Federal Court's injunction. The Federal Court appeal was denied; however, another motion in that case has been filed to dismiss the injunction. The appeal to IBIA (appeals board within the BIA) is pending. A mediation hearing was requested by the IBIA in an attempt to settle the matter prior to a full hearing.

         The BIA and the Court have not ruled that the contractual obligations incurred by the Buena Vista tribe's leadership prior to the BIA's ruling are invalid. However, if the administrative ruling ultimately is upheld after all appeals, including court appeals, Cascade may be unable to recover the funds advanced to the Buena Vista tribe for project development costs.

9.    SUBSEQUENT EVENT

         Furniture, Fixtures and Equipment Financing--On March 25, 2003, CEDA executed an engagement letter with PDS Gaming Corporation in connection with obtaining the furniture, fixtures and equipment financing. CEDA and Cascade are presently negotiating the terms of the final financing agreement.

         CEDA Construction Dispute-- Pursuant to the terms of the Development Agreement, Cascade is responsible for managing the design, development, construction, staffing, equipping, opening and ongoing operation of the Chukchansi Gold Resort & Casino, subject, in certain cases, to the approval of CEDA, as well as assisting in the regulatory approval process for the facility. Further, Cascade is responsible for construction administration during the construction phase of the project. In this capacity, Cascade, on behalf of CEDA, and Walton negotiated a "guaranteed maximum price" contract of $71 million, which is subject to the terms and conditions of that agreement.

         Walton has recently advised Cascade that construction expenses payable in connection with the construction manager agreement have increased by approximately $13 million over the guaranteed maximum price and CEDA
Budget. The construction manager agreement contained a "guaranteed maximum price," but Walton has asserted that CEDA is responsible for a portion, if not all, of the construction cost overruns. Walton has requested a change order, which would eliminate or modify the guaranteed maximum price under the construction manager agreement in exchange for a reduction in the fees payable to Walton and other concessions.

         Cascade, on behalf of CEDA, is currently in discussions with Walton to evaluate the claims made by Walton and to determine an appropriate course of action to resolve this problem. Cascade has advised CEDA, however, that in order to ensure that the gaming operations are open by June 25, 2003, CEDA will probably need to reduce costs in other aspects of development and to draw upon funds set aside for contingencies and the Letter of Credit to cover these costs overruns, rather than rely on Walton to cover these costs. Currently there is $5 million remaining available from funds set aside for contingencies and $15 million available under the Letter of Credit. Cost reductions will be accomplished, in part, by leasing certain equipment under operating leases rather than purchasing such equipment. Cascade, in its capacity as development manager, has advised CEDA that it believes that there are sufficient funds available to complete construction of the Chukchansi Gold Resort & Casino and that the casino will be open to the public by June 25, 2003. To the extent these changes result in an increase in the construction budget for the Chukchansi Gold Resort & Casino, an increase in operating costs of the casino and/or a delay in construction it could have a material adverse effect on CEDA's ability to fulfill their payment obligations under the notes.

           A dispute has arisen between CEDA and Cascade with respect to a proposed operating budget and annual plan which is required to be prepared by Cascade and approved by CEDA. CEDA and its board of directors expect to incur expenses related to the performance of CEDA's oversight duties in connection with CEDA's ownership of the Chukchansi Gold Resort & Casino. These duties include due diligence responsibilities in connection with SEC filings, investor reporting, review and execution of all documentation and all management and oversight duties normally reserved to a board of directors. CEDA submitted a proposed budget for the costs which CEDA's board of directors expects to incur on an ongoing basis. Cascade has maintained that, although funds are available to pay for all of these expenses pursuant to the indenture, these expenses would not be properly characterized as "operating expenses" under the management agreement, and as such would not reduce the amount of management fees payable to Cascade. This characterization would result in the need to create a separate calculation of "net income" for purposes of the management agreement, and another calculation of "net income" for purposes of the indenture. CEDA intends to vigorously pursue its claim to have these items included as operating expenses. It is possible that the Tribal Gaming Commission will independently review this matter. If the Tribal Gaming Commission imposes any fine on or withholds any license from Cascade, such action may adversely effect Cascade's ability or willingness to continue to manage the project, which in turn would have a materially adverse effect on the operation of the Chukchansi Gold Resort & Casino. This dispute and the actions taken may, in some cases result in a default under the senior notes and litigation between CEDA and Cascade.

                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                            CONDENSED BALANCE SHEETS

                      March 31, 2003 and December 31, 2002
                                 (Unaudited)
                                                                                          March 31     December 31
                                        ASSETS                                              2003          2002
                                        ------                                              ----          ----
Current assets:
        Cash and cash equivalents                                                       $   168,922    $   427,385
        Accounts receivable, net (Note 2)                                                 1,497,161        527,053
        Member receivable (Note 4)                                                           39,622         37,131
        Prepaid expenses and other current assets                                            73,203        113,439
                                                                                        -----------     ----------
               Total current assets                                                       1,778,908      1,105,008
                                                                                        -----------     ----------
Property and equipment, net of accumulated depreciation                                     222,590        245,804
Contract value (Note 1)                                                                     600,000        600,000
Engagement fees (Note 1)                                                                    250,000        250,000
                                                                                        -----------     ----------
               Total                                                                    $ 2,851,498    $ 2,200,812
                                                                                        ===========     ==========

                           LIABILITIES AND MEMBERS' DEFICIT
                           --------------------------------
Current liabilities:
        Accounts payable and accrued expenses                                           $   709,886    $   348,601
        Current portion of capital lease obligations and loans                               31,483         30,696
               Total current liabilities                                                    741,369        379,297
Capital lease obligations and loans, less current portion                                    82,883         91,056
Member loans payable (Note 3)                                                             5,433,773      5,433,773
Loans payable (Note 3)                                                                    8,638,827      8,638,827
Interest payable                                                                          1,786,685      1,604,654
                                                                                        -----------    -----------
Total liabilities                                                                        16,683,537     16,147,607
                                                                                        -----------    -----------
Commitments and contingencies (notes 2 and 5)
       Members' deficit:
       Members shares, no par value, 103,000 authorized, 100,000 issued
       and outstanding                                                                  $ 2,500,000    $ 2,500,000
        Accumulated deficit                                                             (16,332,039)   (16,446,795)
                                                                                        -----------    -----------
               Total members' deficit                                                   (13,832,039)   (13,946,795)
                                                                                       ------------   ------------

               Total liabilities and members' deficit                                   $ 2,851,498    $ 2,200,812
                                                                                       ============    ===========



           See accompanying notes to condensed financial statements.


                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                       CONDENSED STATEMENTS OF OPERATIONS

               For the Three Months ended March 31, 2003 and 2002
                                 (Unaudited)

                                                                                          2003            2002
                                                                                          ----            ----

Revenues-development fees (Note 1)                                                   $ 1,113,079     $        --
        Operating expenses:
        Compensation and benefits (Note 4)                                               420,427         389,778
        Professional fees                                                                 67,931          28,507
        General and administrative                                                       132,701         108,836
        Depreciation and amortization                                                     26,342          19,256
        Provision for uncollectible receivables (Note 2)                                 170,117       1,775,466
                                                                                     -----------     ------------
                Total operating expenses                                                 817,518       2,321,843
                                                                                     -----------     ------------

Operating income (loss)                                                                  295,561      (2,321,843)
                                                                                     -----------     ------------

Other income (expense):
        Interest income, other                                                             1,226             815
        Interest expense                                                                (182,031)       (287,769)
                                                                                     -----------     ------------
                Total other expense                                                     (180,805)       (286,954)
                                                                                     -----------     ------------
                Net income (loss)                                                    $   114,756     $(2,608,797)
                                                                                     ===========     ============


               See accompanying notes to condensed financial statements.

                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                     CONDENSED STATEMENT OF MEMBERS' DEFICIT

                    For the Three Months ended March 31, 2003
                                  (Unaudited)



                                  Contributed      Accumulated
                                    Capital          Deficit          Totals
                                  ------------     -------------   -------------
Balances at December 31, 2002      $2,500,000      $(16,446,795)   $(13,946,795)
        Net Income                         --           114,756         114,756
                                  ------------     -------------   -------------
Balances at March 31, 2003         $2,500,000      $(16,332,039)   $(13,832,039)
                                  ============     =============   =============



           See accompanying notes to condensed financial statements.

         For the Three Months ended March 31, 2003 and 2002 (Unaudited)
                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                       CONDENSED STATEMENTS OF CASH FLOWS



                                                                                      2003          2002
                                                                                      ----          ----
Cash flows from operating activities:
        Net income (loss)                                                            $ 114,756     $(2,608,797)
        Adjustments to reconcile net income (loss) to net cash used in operating activities:
               Provision for uncollectible receivables                                      --       1,775,466
               Accrual of interest on member loans                                     182,031         287,770
               Depreciation and amortization                                            26,342          19,256
        Increase (decrease) in cash resulting from changes in:
                       Receivables                                                    (972,599)             --
                       Member receivable                                                    --          (2,721)
                       Prepaid expenses and other current assets                        40,236         (10,843)
                       Accounts payable and accrued expenses                           361,285        (823,227)
                                                                                      --------      ----------
                              Net cash used in operating activities                   (247,949)     (1,363,096)
                                                                                      --------      ----------
Cash flows from investing activities:
        Purchases of land held for sale                                                 (3,128)         (8,991)
        Purchases of property and equipment                                                 --            (646)
        Amounts extended on tribal loans receivable                                         --      (1,775,466)
                                                                                  -----------------------------
                              Net cash used in investing activities                     (3,128)     (1,785,103)
                                                                                  -----------------------------
Cash flows from financing activities:
        Proceeds from loans payable                                                         --       3,340,000
        Payments under capital lease and loan obligations                               (7,386)         (3,708)
                                                                                  -----------------------------
                              Net cash provided by financing activities                 (7,386)      3,336,292
                                                                                  -----------------------------
(Decrease) Increase  in cash and cash equivalents                                     (258,463)        188,093
Cash and cash equivalents at beginning of period                                       427,385         480,798
                                                                                     ---------      ----------
Cash and cash equivalents at end of period                                           $ 168,922     $   668,891
                                                                                     =========      ==========



Supplemental disclosure of non-cash investing and financing activities:


      On January 20, 2002, Cascade Entertainment entered into a capital lease arrangement for $25,060 for the purchase of a vehicle.



           See accompanying notes to condensed financial statements.

                        CASCADE ENTERTAINMENT GROUP, LLC
                    (A California Limited Liability Company)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                                 March 31, 2003
                                   (Unaudited)

   1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

        (a)    Basis of Presentation

         The accompanying unaudited financial statements of Cascade Entertainment Group, LLC ("Cascade") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments and normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. The interim financial statements and notes thereto should be read in conjunction with Cascade's audited financial statements and notes thereto for the year ended December 31, 2002.

        (b)    Liquidity

         Until October 8, 2002, Cascade's operations and pre-development activities relating to the Projects have been funded solely from loans obtained from Cascade's members, affiliates and third parties. On October 8, 2002, Cascade assisted CEDA in closing on a $153 million private placement offering for the Chukchansi Gold Resort & Casino. As a result of the closing, Cascade will earn approximately $3.3 million in development management fee revenue during the construction period of the Chukchansi Gold Resort & Casino, currently expected to be completed in June 2003. Cascade has agreed to cause its management fees, less a maximum of $3.4 million annually for Cascade's operating expenses, to be deposited, following the opening of the Chukchansi Gold Resort & Casino, in a secured account as further collateral for the notes. Following the attainment of certain financial ratios, such funds would be released to Cascade and will cease to be subject to the claims of noteholders. Other than with respect to these management fees, Cascade has not agreed to support or be liable for CEDA's obligations under the notes.

         The audit report on the December 31, 2002 financial statements for Cascade includes an explanatory paragraph about its ability to continue as a going concern. Due to the closing of CEDA's offering on October 8, 2002, Cascade Entertainment secured the necessary revenue sources to fund continuing development activities of the Chukchansi Gold Resort & Casino project, however, Cascade Entertainment will seek to raise additional funding in a private placement offering for the Buena Vista project once the pending tribal leadership issues have been resolved.

         If Cascade is unable to move forward on the Buena Vista project, the development costs related to the project would be unrecoverable and may adversely impact Cascade Entertainment's ability to continue as a going concern. In the event that Cascade is unable to move forward with the Buena Vista project, management's plans include researching other viable Indian gaming projects within California and the western region of the United States to utilize their expertise at project development and gaming operations management.

       (c)    Revenue Recognition

         Cascade expects to generate revenues primarily from development fees during the pre-construction, construction and pre-opening phases of the Projects and from management fees upon the commencement of operations of the Projects.

       (d)    Development Fees

         Under the terms of the amended and restated development agreements ("Development Agreements"), Cascade is responsible for developing the Projects which includes: regulatory approval; funding; land acquisition; master planning; design and engineering; construction; interior and exterior decor; furniture, fixtures and equipment; staffing and training; and all other pre-opening activities. For fulfilling its obligations in developing the Projects, Cascade shall receive a development fee equal to 4% of the total cost of development (as defined in the development budget and agreed to by the Authorities), not to exceed $4,500,000 for each project. Development fees are payable in fixed monthly amounts of $20,000 for Buena Vista.

and $25,000 for Picayune Rancheria of Chukchansi Indians ("PRCI") until the commencement of construction, whereupon the fee will be paid in accordance with a construction draw schedule agreed to by the Authorities. Prior to the commencement of construction, the development fees are to be advanced to the Tribes by Cascade and added to the balance of tribal loans receivable. Development fee revenues have not been recognized as income during the pre-funding phase, as the collectibility of such amounts is contingent on the ability of Cascade to secure construction financing. Under the terms of the Development Agreements, the development management fees Cascade is entitled to amounted to $60,000 for first quarter 2003, $465,000 for 2002 and $540,000 for each of the years ended December 31, 2001 and 2000. The cumulative amounts due as of March 31, 2003, December 31, 2002 and 2001 were $1,060,000, $1,000,000 and $1,710,000, respectively. Cascade will earn approximately $3,300,000 in development management fee revenue during the construction period of the Chukchansi Gold Resort & Casino, currently expected to be completed in June 2003. Approximately $1,113,079 and $1,100,000 was recorded for the three months ended March 31, 2003 and in the year ended December 31, 2002, respectively.

          (e) Engagement Fees

         Concurrent with the signing of the Buena Vista and PRCI, Cascade agreed to pay nonrefundable engagement fees to the Tribes totaling $325,000 for the exclusive right to enter into definitive agreements with the Tribes for the funding, development and management of the gaming operations. The fees are payable based on certain milestones outlined in the agreements. Engagement fees are capitalized as incurred and will be amortized over the term of the management agreement (seven years). In conjunction with this arrangement, the total amount of engagement fees Cascade capitalized is $250,000, at March 31, 2003 and December 31, 2002.

         (f) Contract Value

         On November 1, 1999, an operating agreement ("Operating Agreement") was established between Pratt, Mayer and Samoset. Pratt received 24,000 shares of Cascade in exchange for his assignment of the agreements he had previously entered into with the Tribes. These agreements were valued at $600,000 based on the fair value of the shares received and recorded as Contract value on the Balance Sheet. This amount will be amortized over the term of the management agreement (seven years).

      2. TRIBAL LOANS RECEIVABLE

         Under the amended credit and reimbursement agreement ("Funding Agreement"), Cascade is required to provide the funding for the development of the Buena Vista Project, which shall be used to (i) obtain requisite approvals for Buena Vista to conduct gaming, (ii) develop the necessary tribal infrastructure and organization to regulate and govern the gaming operations,
(iii) acquire land necessary for the development of the Project, (iv) acquire gaming licenses and related costs and expenses, and (v) design and construct the Project. The Funding Agreement also requires Cascade to provide monthly advances to Buena Vista for internal tribal administration costs. The tribal loans are collateralized generally by (a) the Buena Vistas' right to receive disbursements of any project loan, (b) revenues of the Project and (c) inventory, equipment and accounts receivable related to the Project. The Funding Agreement currently provides for a funding commitment of $9,829,267 for Buena Vista, which was completely funded by December 31, 2002.

         Funds advanced to Buena Vista bear interest at various rates. The initial $4,000,000 in funds advanced to Buena Vista bears annual interest at rates equal to the prime rate plus 2%, not to exceed 10% (6.25%, 6.25%, 7% and 10% at March 31, 2003, December 31, 2002, 2001 and 2000, respectively). The subsequent funds advanced to Buena Vista bear annual interest at rates equal to the prime rate plus one percentage point, not to exceed 10% (5.25%, 5.25%, 6.00% and 10.00% at March 31, 2003, December 31, 2002, 2001 and 2000, respectively).

         Funds are not considered advanced to Buena Vista until they are actually paid to the various project-related vendors. As such, until paid, project-related liabilities are recorded in tribal loan receivable--unbilled within tribal loans receivable and in Cascade's accounts payable account. All principal and accrued interest is payable on the maturity date, which is defined as the first to occur of (i) the earliest date on which funds first become available to Buena Vista under any project loan, (ii) the date on which Buena Vista, through any means, opens a revenue-generating gaming operation, and (iii) May 15, 2008.

         Tribal loans receivable (including unbilled amounts) was comprised of the following:

                                                    March 31,       December 31,
                                                      2003             2002
                                                    ---------       ------------
BV loan receivable:
  Billed                                           $ 8,999,937      $ 8,897,887
  Unbilled                                             149,585           81,518
                                                   -----------      -----------

                                                     9,149,522        8,979,405
Less allowance for uncollectible receivables        (9,149,522)      (8,979,405)
                                                   -----------      -----------

Tribal loans receivable-net                        $        --       $       --
                                                   ===========      ===========


         The enforceability of contracts with sovereign Indian tribes, especially those involving the development and operation of gaming facilities, requires the approval of the Bureau of Indian Affairs ("BIA"), the National Indian Gaming Commission ("NIGC") NIGC, or both. However, the collectibility of tribal loans receivable is largely contingent upon the successful financing of the Projects. As a result, management has reserved 100% of the tribal loans receivable.

         No interest income relating to tribal loans receivable was recorded in the quarter ended March 31, 2003 and the year ended December 31, 2002, as the collectibility of such amounts was contingent on the ability of Cascade to secure construction financing and receive payment. During 2002, in conjunction with the October 8, 2002 CEDA financing, Cascade received $1,408,385 in cumulative interest in the form of PIK notes issued to Cascade noteholders. Contractual interest accrued, but not recorded, relating to Buena Vista amounted to $128,932 for the three months ended March 31, 2003 and $590,748 the year ended December 31, 2002, respectively. Total unrecorded interest receivable as of March 31, 2003 and December 31, 2002 was $1,651,707 and $1,526,922,
respectively.

   3.    LOANS PAYABLE

         Under the Operating Agreement, Samoset is required to provide cash necessary to meet costs and expenses required during the pre-construction phase in the form of capital and loan contributions up to a maximum of $7,500,000, all of which had been funded as of December 31, 2001. Of this amount, 75% or $5,625,000 was allocated to loans and the remaining 25% or $1,875,000 was allocated to contributed capital. In 2001, additional loans totaling $875,100 were made from Samoset to Cascade under the same terms of the loan made under the Operating Agreement, except that none were allocated to contributed capital. During the year ended December 31, 2002, Cascade has paid $135,000 of the additional loan back to Samoset. The Samoset loan balance had been reduced to $5,433,773 by March 31, 2003 through the receipt of pay-in-kind ("PIK") notes issued by Chukchansi Economic Development Authority ("CEDA") on October 8, 2002. The member loans bear annual interest at the prime rate plus one percentage point, not to exceed 10%.

         In addition, Cascade has entered into a credit and reimbursement agreement with Samoset and other various lenders, some of whom are related through their interests in Samoset. The credit and reimbursement agreement provides for loan advances to be made to Cascade of up to $26,700,000, all of which had been advanced as of December 31, 2002. Advances outstanding pursuant to the credit and reimbursement agreement were $9,378,927 as of March 31, 2003 and December 31, 2002. The use of such proceeds is to be used solely to fund the tribal loans receivable and for Cascade operations related to the tribal Projects. The loans bear annual interest at the prime rate plus one percentage point, not to exceed 10%. However, the credit and reimbursement agreement provides for an interest-free period from the date the advance is initially provided from the lenders through the date that such funds are used to fund the tribal loan receivable balance.

         CEDA's private placement financing closed on October 8, 2002. Concurrent with the closing, CEDA issued PIK notes directly to certain noteholders of Cascade. The effect of the issuance and acceptance by Cascade's noteholders was the receipt by Cascade of its receivable from PRCI and concurrent extinguishment of a like amount of debt owed to its noteholders. Receivables collected and debt extinguished was $18,000,000 relating to loans payable and $1,827,605 relating to accrued interest payable to noteholders.

      Loans payable consisted of the following:

                                                                          March 31,            December 31,
                                                                             2003                 2002
                                                                        ------------           ------------
Loans payable to Samoset Partners, LLC, with annual interest at the prime rate plus 1% point, not to exceed 10.00%
  (5.25% at March 31, 2003 and December 31, 2002),
  a portion of which is secured by Cascade security
  interest in tribal loan receivables                                    $  5,433,773          $  5,433,773

Loans payable to various individuals, with annual interest at the prime rate plus 1% point, not to exceed 10.00%
  (5.25% at March 31, 2003 and December 31, 2002),
  principal and accrued interest payable due upon
  collection of all amounts due under the tribal loans receivable,
  secured by Cascade security interest in tribal loan receivables           8,638,827             8,638,827
                                                                         ------------          ------------

                                                                         $ 14,072,600          $ 14,072,600
                                                                         ============          ============


      The lenders sole source of recovery and repayment relating to loans payable to individuals is limited to Cascade's collection of tribal receivables. At March 31, 2003, all loans payable to individuals relate to Buena Vista tribal receivables.

   4.    RELATED PARTY TRANSACTIONS

         Member receivable consists of amounts due from Samoset for the reimbursement of certain operating expenses of Samoset that were incurred by the managing partner and paid for by Cascade. These expenses are primarily health and dental insurance premiums for the managing partner. Member receivable amounted to approximately $39,622 and $37,131 as of March 31, 2003 and December 31, 2002, respectively.

         Member guaranteed payments represent compensation paid to members under individual employment agreements. Compensation, as described in the employment agreements, includes guaranteed payments, incentive compensation payments, distributions for insurance benefit coverage and member housing payments. These payments are expensed as compensation and benefits cost and amounted to $195,909 and $136,866 for the three months ended March 31, 2003 and 2002, respectively.

     5.  COMMITMENTS AND CONTINGENCIES

         Cash Accumulation Account Contribution Agreement--CEDA has entered into a cash accumulation account contribution agreement with Cascade, PRCI, the disbursement agent and the trustee. Pursuant to this agreement, Cascade has agreed to defer receipt of a portion of its management fees and development fees that are paid to it pursuant to the management agreement and the development agreement, respectively, and place such fees into a security account for the benefit of the holders of the notes. Amounts deferred and included in accounts receivable at March 31, 2003 and December 31, 2002 were $1,096,995 and $490,234, respectively. These funds, less any amounts utilized to pay the taxes and expenses of Cascade, will be available to fund any shortfalls in the $3,000,000 per quarter that CEDA is required to contribute to a cash accumulation account for the benefit of the holders of the notes following the opening of the Chukchansi Gold Resort & Casino. Additionally, if any offer to repurchase or redeem outstanding notes is made, CEDA is permitted to use a percentage of the funds deposited into the cash accumulation account for such repurchase or redemption in an amount equal to the percentage of notes being repurchased or redeemed. All amounts drawn on the Manager security account to fund shortfalls in CEDA's required cash accumulation amount will be added to the balance of the note payable to Cascade. At such time as the cash accumulation account has been fully funded, CEDA may repay amounts due to Cascade pursuant to Cascade repayment note.

         All funds remaining in the security account will be released to Cascade without any continuing interest in such funds by holders of the notes and Cascade will cease to be directly responsible for shortfalls in the required cash accumulation amount on the first date that the following conditions, referred to as the Release Conditions, are satisfied:

        o  the Chukchansi Gold Resort & Casino is operating;

        o the Chukchansi Gold Resort & Casino fixed charge coverage ratio (as defined in the indenture) has been at least 2.5 to 1.0 for the immediately preceding four fiscal quarters, and, if the Chukchansi Gold Resort & Casino was closed for more than five days during such period, our fixed charge coverage ratio for the most recent fiscal quarter was at least 2.5 to 1.0;

        o the cash accumulation account contains at least the minimum required cash accumulation amount;

        o  no event of default has occurred and is continuing; and

        o the Chukchansi Gold Resort & Casino has not ceased operating for more than five days since the end of the last fiscal quarter.

         Prior to the final release of funds described above, funds deposited into the Cascade security account will be released to Cascade to:

        o under certain circumstances, fund the Cascade's members' tax liability attributable to the management fees and development fees in an amount not to exceed, together with other tax amounts, $2,100,000 per year; and

        o reimburse specified expenses incurred by Cascade in connection with its performance of its obligations under the management agreement and the development agreement in amounts of up to $3,400,000 per year.

         The Cash Accumulation Account Contribution Agreement also provides for a pledge in favor of the trustee of the security account, certain related assets and the Cascade repayment note to secure performance of Cascade's obligations under certain agreements and CEDA's obligations to make payments on the notes.

         Manager Agreement--Cascade has entered into an Agreement with the trustee of CEDA'S $153,000,000 senior notes payable. The agreement contains covenants that restrict the Manager's (Cascade's) ability to incur indebtedness, incur liens on its property, merge, consolidate or sell assets, enter into sale and leaseback transactions or create subsidiaries. In addition, the agreement limits Cascade's ability to engage in businesses other than pursuant to the development agreement and management agreement, and the development and management of one additional gaming facility, which is not materially larger in size and scope in terms of development costs than the Chukchansi Gold Resort & Casino until the Chukchansi Gold Resort & Casino has opened and certain financial tests have been satisfied.

         Pursuant to this agreement, Cascade has also agreed to furnish to CEDA all quarterly and annual financial information that would be required to be filed with the Securities and Exchange Commission ("SEC") if Cascade were a reporting company, including a "Management's Discussion and Analysis of Financial Results and Operations."

         Minimum Guaranteed Monthly Payment--Within 21 days after the end of each calendar month, Cascade is required to calculate and report to CEDA the gross revenues, operating expenses and net revenues of the Chukchansi Gold Resort & Casino for the previous month's operations and the year's operations to date. Payment is required to be made to the PRCI from net revenues of the Chukchansi Gold Resort & Casino, or, if insufficient, from Cascade's own funds, a minimum guaranteed monthly payment of not less than $100,000 per month during the term of the management agreement, which minimum guaranteed monthly payment has priority over the management fee to be paid to Cascade Entertainment and payment due on the notes. In the event that net revenues for any given month are less than the minimum guaranteed monthly payment, Cascade will be required to fund any deficiency from its own funds. Minimum guaranteed monthly payments shall be made for any month during which any gaming is conducted, even if only for part of a month but will be reduced pro rata in proportion to the portion of the month in which gaming does not occur. No minimum guaranteed monthly payment will be required to be made for any month during which gaming at the Chukchansi Gold Resort & Casino is suspended or terminated for the full month.

         Legal Matters--On December 27, 2001, the Superintendent of the Central California Agency of the BIA determined that the leadership of the Buena Vista tribe, with which the BIA had dealt for more than six years, in fact was not legally entitled to govern the Buena Vista tribe, and that the Buena Vista tribe had not been properly organized when its first constitution was adopted in 1994. There are two levels of appeal within the BIA for this decision plus a Federal Court appeal, and the BIA's regulations provide that the decision is not legally effective until all appeals are exhausted.

         The validity of the Buena Vista tribe's leadership and organization was also challenged in Federal Court in December 2001. In January 2002, the Court entered a preliminary injunction that forbids the current leadership from entering into future loans or other commitments, or encumbering or distributing any assets of the Buena Vista tribe, pending the BIA's resolution of the dispute.

         The Buena Vista tribe appealed both the administrative decision and the Federal Court's injunction. The Federal Court appeal was denied; however, another motion in that case has been filed to dismiss the injunction. The appeal to IBIA (appeals board within the BIA) is pending. A mediation hearing was requested by the IBIA in an attempt to settle the matter prior to a full hearing.

         The BIA and the Court have not ruled that the contractual obligations incurred by the Buena Vista tribe's leadership prior to the BIA's ruling are invalid. However, if the administrative ruling ultimately is upheld after all appeals, including court appeals, Cascade may be unable to recover the funds advanced to the Buena Vista tribe for project development costs.

         CEDA Construction Dispute--Pursuant to the terms of the Development Agreement, Cascade is responsible for managing the design, development, construction, staffing, equipping, opening and ongoing operation of the Chukchansi Gold Resort & Casino, subject, in certain cases, to the approval of CEDA, as well as assisting in the regulatory approval process for the facility. Further, Cascade is responsible for construction administration during the construction phase of the project. In this capacity, Cascade, on behalf of CEDA, and Walton negotiated a "guaranteed maximum price" contract of $71 million, which is subject to the terms and conditions of that agreement.

         Walton has recently advised Cascade that construction expenses payable in connection with the construction manager agreement have increased by approximately $13.4 million over the guaranteed maximum price and the Authority Budget. The construction manager agreement contained a "guaranteed maximum price," but Walton has asserted that CEDA is responsible for a portion, if not all, of the construction cost overruns. Walton has requested a change order, which would eliminate or modify the guaranteed maximum price under the construction management agreement in exchange for a reduction in the fees payable to Walton and other concessions.

         Cascade, on behalf of CEDA, is currently in discussions with Walton to evaluate the claims made by Walton and to determine an appropriate course of action to resolve this problem. Cascade has advised CEDA, however, that in order to ensure that the gaming operations are open by June 25, 2003, CEDA will probably need to reduce costs in other aspects of development and to draw upon funds set aside for contingencies and the Letter of Credit to cover these costs overruns, rather than rely on Walton to cover these costs. Currently there is $5 million remaining available from funds set aside for contingencies and $15 million available under the Letter of Credit. Cost reductions will be accomplished, in part, by leasing certain equipment under operating leases rather than purchasing such equipment. Cascade, in its capacity as development manager, has advised CEDA that it believes that there are sufficient funds available to complete construction of the Chukchansi Gold Resort & Casino and that the casino will be open to the public by June 25, 2003. To the extent these changes result in an increase in the construction budget for the Chukchansi Gold Resort & Casino, an increase in operating costs of the casino and/or a delay in construction it could have a material adverse effect on CEDA's ability to fulfill its payment obligations under the notes.

6.    SUBSEQUENT EVENTS

         A dispute has arisen between CEDA and Cascade with respect to a proposed operating budget and annual plan which is required to prepared by Cascade and approved by CEDA. CEDA and its board of directors expect to incur expenses related to the performance of CEDA's oversight duties in connection with CEDA's ownership of the Chukchansi Gold Resort & Casino. These duties include due diligence responsibilities in connection with SEC filings, investor reporting, review and execution of all documentation and all management and oversight duties normally reserved to a board of directors. CEDA submitted a proposed budget for the costs which CEDA's board of directors expects to incur on an ongoing basis. Cascade has maintained that, although funds are available to pay for all of these expenses pursuant to the indenture, these expenses would not be properly characterized as "operating expenses" under the management agreement, and as such would not reduce the amount of management fees payable to Cascade. This characterization would result in the need to create a separate calculation of "net income" for purposes of the management agreement, and another calculation of "net income" for purposes of the indenture. CEDA intends to vigorously pursue its claim to have these items included as operating expenses. It is possible that the Tribal Gaming Commission will independently review this matter. If the Tribal Gaming Commission imposes any fine on or withholds any license from Cascade, such action may adversely effect Cascade's ability or willingness to continue to manage the project, which in turn would have a materially adverse effect on the operation of the Chukchansi Gold Resort & Casino. This dispute and the actions taken may, in some cases result in a default under the senior notes and litigation between CEDA and Cascade.

================================================================================

                                  $153,000,000








                    CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY




                          14 1/2% Senior Notes due 2009

                         -----------------------------

                                   PROSPECTUS

                                  Dated , 2003

                         -----------------------------












Until ______, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

                                      PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Under Section 13 of the Ordinance of the Picayune Rancheria Establishing and Governing the Chukchansi Economic Development Authority, members of the Board of Directors may be indemnified by the Authority if such member was or is a party to an action by reason of the fact of their membership on the Authority's Board of Directors. To the extent that the member has been successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that they were a member of the Board of Directors, the Authority shall indemnify the member against expenses, including attorneys' fees, actually and reasonably incurred by the member in connection with the defense to the extent that the member has been successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that they were a member of the Board of Directors.

Item 21.  Exhibits and Financial Statement Schedules
(a) Exhibits

Exhibit No.      Exhibit

1.1* Purchase Agreement, dated as of September 24, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians, Dresdner Kleinwort Wasserstein -- Grantchester, Inc. and Banc of America Securities LLC, as the Initial Purchasers.

3.1*             Constitution of the Picayune Rancheria of Chukchansi Indians.

3.2* Ordinance of the Picayune Rancheria Establishing and Governing the Chukchansi Economic Development Authority, enacted June 15, 2001, as amended on July 13, 2002 and July 30, 2002.

3.3*             Tribal Gaming Ordinance of the Picayune Rancheria of
                 Chukchansi Indians.


3.4              Bylaws of the Chukchansi Economic Development Authority.


4.1* Indenture dated October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A., as trustee, relating to the 14 1/2% Senior Notes due 2009.

4.2*             Form of Global 14 1/2% Senior Note due 2009 (included in
                 Exhibit 4.1).

4.3* Registration Rights Agreement, dated October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians, Dresdner Kleinwort Wasserstein-- Grantchester, Inc. and Banc of America Securities LLC.

4.4*             Intercreditor Agreement, dated October 8, 2002, among U.S.
                 Bank, N.A., as senior notes trustee, U.S. Bank, N.A., as senior subordinated notes trustee, U.S. Bank, N.A., as subordinated notes trustee, Credit Provider Group, LLC, Cascade Entertainment Group, LLC, the Chukchansi Economic Development Authority and the Picayune Rancheria of Chukchansi Indians.

4.5* Indenture dated October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A., as trustee, relating to the 16.75% Senior Subordinated Pay-In-Kind Notes due 2009.

4.6* Form of 16.75% Senior Subordinated Pay-In-Kind Note due 2009 (included in Exhibit 4.5).

4.7* Indenture dated October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A., as trustee, relating to the 17.0% Subordinated Pay-In-Kind Notes due 2009.

4.8* Form of 16.75% Senior Subordinated Pay-In-Kind Note due 2009 (included in Exhibit 4.7).


5.1 Form of opinion of Monteau & Peebles, L.L.P. with respect to the new notes.


5.2* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the new notes.

10.1* The Tribal-State Compact between the Picayune Rancheria of Chukchansi Indians and the State of California.

10.2*            Second Amended and Restated Management Agreement dated as of
                 July 16, 2002.

10.3* First Amended and Restated Chukchansi Development Agreement dated as of June 15, 2001, as amended.

10.4* Cash Accumulation Account Contribution Agreement, dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians, Cascade Entertainment Group, LLC and U.S. Bank, N.A.

10.5* Cash Collateral and Disbursement Agreement, dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians, Professional Associates Construction Services, Inc. and U.S. Bank, N.A.

10.6* Pledge and Security Agreement, dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A.

10.7* Pledge and Security Agreement (Tribal UCC), dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A.

10.8* Letter of Credit Drawdown Agreement, dated as of October 8, 2002, among Credit Provider Group, LLC, the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A.

10.9* Agreement Between the Owner and Construction Manager Where the Construction Manager is also the Constructor, dated as of July 26, 2002, between the Chukchansi Economic Development Authority and Walton Construction Company, Inc.


10.10* Amendment No. 1 to Agreement Between Owner and Construction Manager, dated as of July 26, 2002.


10.11* Letter Agreement with Walton Construction Company, Inc., dated as of September 23, 2002.

10.12* Indemnification Agreement, dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and Cascade Entertainment Group, LLC.

10.13 Agreement Between Owner and Architect With Descriptions of Designated Services and Terms and Conditions, dated as of January 17, 2000.

10.14 Employment Agreement, dated March 31, 2003, between the Chukchansi Economic Development Authority and Virginia L. Perkins.

10.15 Services Agreement, effective date January 10, 2003, between the Chukchansi Economic Development Authority and
                 William R. Jackson.


12.1 Computation of Ratio of Earnings to Fixed Charges for the Chukchansi Economic Development Authority.

12.2 Computation of Ratio of Earnings to Fixed Charges for Cascade Entertainment Group, LLC.

16.1             Letter from Burnett + Company.

16.2             Letter from KPMG LLP.


23.1             Consent of Monteau & Peebles, L.L.P. (included in Exhibit 5.1).

23.2             Consent of KPMG LLP.

23.3             Consent of Burnett + Company.

23.4* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).

23.5 Consent of Deloitte & Touche LLP (regarding the Authority's financial statements).

23.6 Consent of Deloitte & Touche LLP (regarding Cascade Entertainment's financial statements).

23.7 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (regarding the reliance of Monteau & Peebles, L.L.P. on its opinion).


24.1*            Power of Attorney.

25.1*            Statement of Eligibility of Trustee on Form T-1.

99.1*            Form of Letter of Transmittal.

99.2*            Form of Notice of Guaranteed Delivery.

99.3*            Form of Letter to Clients.

99.4* Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

*  Previously filed.


Item 22.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrants hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coarsegold, State of California, on June 24, 2003.


                                    CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY


                                    By:  /s/ Dixie Jackson
                                        -------------------------------------
                                    Name:  Dixie Jackson
                                    Title: Chairperson


                                    By:  /s/ Herbert Punkin
                                        -------------------------------------
                                    Name:   Herbert Punkin
                                    Title:  Treasurer



                                    By:  /s/ William R. Jackson
                                        -------------------------------------
                                    Name:   William R. Jackson
                                    Title:  Chief Financial Officer

                                  Exhibit Index

Exhibit No.      Exhibit

1.1* Purchase Agreement, dated as of September 24, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians, Dresdner Kleinwort Wasserstein -- Grantchester, Inc. and Banc of America Securities LLC, as the Initial Purchasers.

3.1*             Constitution of the Picayune Rancheria of Chukchansi Indians.

3.2* Ordinance of the Picayune Rancheria Establishing and Governing the Chukchansi Economic Development Authority, enacted June 15, 2001, as amended on July 13, 2002 and July 30, 2002.

3.3*             Tribal Gaming Ordinance of the Picayune Rancheria of
                 Chukchansi Indians.


3.4              Bylaws of the Chukchansi Economic Development Authority.


4.1* Indenture dated October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A., as trustee, relating to the 14 1/2% Senior Notes due 2009.

4.2*             Form of Global 141/2% Senior Note due 2009 (included in
                 Exhibit 4.1)

4.3* Registration Rights Agreement, dated October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians, Dresdner Kleinwort Wasserstein-- Grantchester, Inc. and Banc of America Securities LLC.

4.4*             Intercreditor Agreement, dated October 8, 2002, among U.S.
                 Bank, N.A., as senior notes trustee, U.S. Bank, N.A., as senior subordinated notes trustee, U.S. Bank, N.A., as subordinated notes trustee, Credit Provider Group, LLC, Cascade Entertainment Group, LLC, the Chukchansi Economic Development Authority and the Picayune Rancheria of Chukchansi Indians.

4.5* Indenture dated October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A., as trustee, relating to the 16.75% Senior Subordinated Pay-In-Kind Notes due 2009.

4.6* Form of 16.75% Senior Subordinated Pay-In-Kind Note due 2009 (included in Exhibit 4.5).

4.7* Indenture dated October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A., as trustee, relating to the 17.0% Subordinated Pay-In-Kind Notes due 2009.

4.8* Form of 16.75% Senior Subordinated Pay-In-Kind Note due 2009 (included in Exhibit 4.7).


5.1 Form of opinion of Monteau & Peebles, L.L.P. with respect to the new notes.


5.2* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the new notes.

10.1* The Tribal-State Compact between the Picayune Rancheria of Chukchansi Indians and the State of California.

10.2*            Second Amended and Restated Management Agreement dated as of
                 July 16, 2002.

10.3* First Amended and Restated Chukchansi Development Agreement dated as of June 15, 2001, as amended.

10.4* Cash Accumulation Account Contribution Agreement, dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians, Cascade Entertainment Group, LLC and U.S. Bank, N.A.

10.5* Cash Collateral and Disbursement Agreement, dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians, Professional Associates Construction Services, Inc. and U.S. Bank, N.A.

10.6* Pledge and Security Agreement, dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A.

10.7* Pledge and Security Agreement (Tribal UCC), dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A.

10.8* Letter of Credit Drawdown Agreement, dated as of October 8, 2002, among Credit Provider Group, LLC, the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and U.S. Bank, N.A.

10.9* Agreement Between the Owner and Construction Manager Where the Construction Manager is also the Constructor, dated as of July 26, 2002, between the Chukchansi Economic Development Authority and Walton Construction Company, Inc.


10.10* Amendment No. 1 to Agreement Between Owner and Construction Manager, dated as of July 26, 2002.


10.11* Letter Agreement with Walton Construction Company, Inc., dated as of September 23, 2002.

10.12* Indemnification Agreement, dated as of October 8, 2002, among the Chukchansi Economic Development Authority, the Picayune Rancheria of Chukchansi Indians and Cascade Entertainment Group, LLC.

10.13 Agreement Between Owner and Architect With Descriptions of Designated Services and Terms and Conditions, dated as of January 17, 2000.

10.14 Employment Agreement, dated March 31, 2003, between the Chukchansi Economic Development Authority and Virginia L. Perkins.


10.15 Services Agreement, effective date January 10, 2003, Chukchansi Economic Development Authority and William R. Jackson.

12.1 Computation of Ratio of Earnings to Fixed Charges for the Chukchansi Economic Development Authority.

12.2 Computation of Ratio of Earnings to Fixed Charges for Cascade Entertainment Group, LLC.


16.1             Letter from Burnett + Company.

16.2             Letter from KPMG LLP.


23.1             Consent of Monteau & Peebles, L.L.P. (included in Exhibit 5.1)

23.2             Consent of KPMG LLP.

23.3             Consent of Burnett + Company.

23.4* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).

23.5 Consent of Deloitte & Touche LLP (regarding the Authority's financial statements).

23.6 Consent of Deloitte & Touche LLP (regarding Cascade Entertainment's financial statements)

23.7 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (regarding the reliance of Monteau & Peebles, L.L.P. on its opinion).


24.1*            Power of Attorney.

25.1*            Statement of Eligibility of Trustee on Form T-1.

99.1*            Form of Letter of Transmittal.

99.2*            Form of Notice of Guaranteed Delivery.

99.3*            Form of Letter to Clients.

99.4* Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

*  Previously filed.